Exhibit 99.1

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
HALCÓN RESOURCES	:	Case No. 16- ( )
CORPORATION, et al.,	:
	:	Joint Administration Requested
Debtors.[1]	:
x

PROPOSED DISCLOSURE STATEMENT FOR JOINT PREPACKAGED PLAN OF REORGANIZATION OF HALCÓN RESOURCES CORPORATION, ET AL.
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP	YOUNG CONAWAY STARGATT
Gary T. Holtzer	& TAYLOR, LLP
Joseph H. Smolinsky	Robert S. Brady
767 Fifth Avenue	Rodney Square
New York, New York 10153	100 North King Street
Telephone: (212) 310-8000	Wilmington, Delaware 19801
Facsimile: (212) 310-8007	Telephone: (302) 571-6600
Facsimile: (302) 571-1253

Attorneys for Debtors and	Attorneys for Debtors and
Debtors in Possession	Debtors in Possession

Dated:                                June 20, 2016

Wilmington, Delaware

1  The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Halcón Resources Corporation (0684); Halcón Holdings, Inc. (5102); HK Resources, LLC (9194); The 7711 Corporation (4003); Halcón Gulf States, LLC (2976); Halcón Louisiana Operating, L.P. (9727); Halcón Field Services, LLC (0280); Halcón Energy Properties, Inc. (5292); Halcón Operating Co., Inc. (3588); Halcón Williston I, LLC (9550); Halcón Williston II, LLC (9676); Halcón Resources Operating, Inc. (4856); HRC Energy Louisiana, LLC (1433); HRC Energy Resources (WV), Inc. (2713); HRC Production Company (3501); Halcón Energy Holdings, LLC (0538); HRC Energy, LLC (5010); HK Energy, LLC (8956); HK Louisiana Operating, LLC (4549); HK Oil & Gas, LLC (0502); HK Energy Operating, LLC (8107); HRC Operating, LLC (5129).  The Debtors’ mailing address is 1000 Louisiana Street, Suite 6700, Houston, Texas 77002.

THIS SOLICITATION OF VOTES (THE “SOLICITATION”) IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE PLAN (AS DEFINED HEREIN) BEFORE THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”).  BECAUSE THE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE.  FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT (I) APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION, (II) APPROVING THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE, AND (III) CONFIRMING THE PLAN.

DISCLOSURE STATEMENT, DATED JUNE 20, 2016

Solicitation of Votes on the
Prepackaged Plan of Reorganization of

HALCÓN RESOURCES CORPORATION, ET AL.,

from the holders of outstanding

THIRD LIEN NOTE CLAIMS
UNSECURED NOTE CLAIMS
CONVERTIBLE NOTE CLAIMS
PREFERRED STOCK INTERESTS

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., EASTERN TIME, ON JULY 20, 2016, UNLESS EXTENDED BY THE DEBTORS AND THE REQUISITE CREDITORS (AS DEFINED HEREIN). THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS OR INTERESTS MAY VOTE ON THE PLAN IS JUNE 13, 2016 (THE “VOTING RECORD DATE”).

RECOMMENDATION BY THE DEBTORS

The Board of Directors of Halcón Resources Corporation (“Holdings”) and the board of directors, managers, members, or partners, as applicable, of each of its affiliated Debtors (as of the date hereof) have unanimously approved the transactions contemplated by the Solicitation and the Plan and recommend that all creditors and interest holders whose votes are being solicited submit ballots to accept the Plan.  Holders of approximately 80% in outstanding principal amount of the Third Lien Note Claims (as defined herein), approximately 57% in outstanding principal amount of the Unsecured Note Claims (as defined herein), the holder of 100% in outstanding principal amount of the Convertible Note Claims (as defined herein), and approximately 63% of the Preferred Stock Interests (as defined herein) have already agreed to vote in favor of the Plan.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE VOTING ON THE PLAN.

THE ISSUANCE OF AND THE DISTRIBUTION UNDER THE PLAN OF (I) NEW COMMON SHARES TO HOLDERS OF ALLOWED THIRD LIEN NOTE CLAIMS, ALLOWED UNSECURED NOTE CLAIMS, ALLOWED CONVERTIBLE NOTE CLAIMS AND ALLOWED EXISTING EQUITY INTERESTS AND (II) NEW WARRANTS TO HOLDERS OF ALLOWED UNSECURED NOTE CLAIMS AND ALLOWED CONVERTIBLE NOTE CLAIMS AND THE NEW COMMON SHARES ISSUABLE UPON EXERCISE THEREOF SHALL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE.  THE AVAILABIILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR ANY OTHER APPLICABLE SECURITIES LAWS SHALL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE.

THE SOLICITATION OF VOTES ON THE PLAN WITH RESPECT TO THIRD LIEN NOTE CLAIMS AND UNSECURED NOTE CLAIMS IS BEING MADE PURSUANT TO SECTION 4(A)(2) AND REGULATION D OF THE SECURITIES ACT AND ONLY HOLDERS OF SUCH CLAIMS WHO ARE ELIGIBLE THIRD LIEN NOTEHOLDERS OR ELIGIBLE UNSECURED NOTEHOLDERS (I.E., ACCREDITED INVESTORS AS DEFINED IN RULE 501 OF THE SECURITIES ACT); PROVIDED, HOWEVER, THAT ALL HOLDERS OF ALLOWED THIRD LIEN NOTE CLAIMS AND ALLOWED UNSECURED NOTE CLAIMS WILL BE ENTITLED TO RECEIVE DISTRIBUTIONS UNDER THE PLAN.

THE NEW COMMON SHARES AND NEW WARRANTS TO BE ISSUED ON THE EFFECTIVE DATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS.  THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.  FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT.  DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT.  THE

DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

HOLDERS OF ALLOWED REVOLVING CREDIT AGREEMENT CLAIMS, ALLOWED SECOND LIEN NOTE CLAIMS, AND ALLOWED GENERAL UNSECURED CLAIMS WILL NOT BE IMPAIRED BY THE PLAN AND, AS A RESULT, THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS OR INTERESTS IS NOT ALTERED BY THE PLAN.  DURING THE CHAPTER 11 CASES, THE DEBTORS INTEND TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL TRADE CREDITORS, CUSTOMERS, AND EMPLOYEES OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASES.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.  THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION.  NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

TABLE OF CONTENTS

I. INTRODUCTION		1

II. OVERVIEW OF THE DEBTORS’ OPERATIONS		12

A.	The Debtors’ Business	12

B.	The Debtors’ Organizational Structure	12

C.	Directors and Officers	13

D.	Regulation of the Debtors’ Business	13

E.	The Debtors’ Capital Structure	13

III. KEY EVENTS LEADING TO THE COMMENCEMENT OF CHAPTER 11 CASES		18

A.	Collapse in Oil Prices	18

B.	2015 Restructuring Transactions	19

C.	Prepetition Negotiations with the Consenting Creditors and the Restructuring Support Agreement	20

IV. ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES		21

A.	Commencement of Chapter 11 Cases and First Day Motions	21

B.	Other Procedural Motions and Retention of Professionals	23

C.	Timetable for the Chapter 11 Cases	23

V. PENDING LITIGATION		24

VI. SUMMARY OF THE PLAN		24

A.	Administrative Expense and Priority Claims	24

B.	Classification of Claims and Interests	25

C.	Treatment of Claims and Interests	27

D.	Means for Implementation	31

E.	Distributions	36

F.	Procedures for Disputed Claims and Interests	38

G.	Executory Contracts and Unexpired Leases	39

H.	Conditions Precedent to the Effective Date	42

I.	Effect of Confirmation of the Plan	43

J.	Retention of Jurisdiction	47

K.	Miscellaneous Provisions	49

VII. FINANCIAL INFORMATION AND PROJECTIONS		54

VIII. VALUATION ANALYSIS		62

IX. TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS		65

X. CERTAIN TAX CONSEQUENCES OF THE PLAN		66

XI. CERTAIN RISK FACTORS TO BE CONSIDERED		78

A.	Certain Bankruptcy Law Considerations	78

B.	Additional Factors Affecting the Value of the Reorganized Debtors	79

C.	Risks Relating to the Debtors’ Business and Financial Condition	80

D.	Factors Relating to Securities to Be Issued Under the Plan, Generally	81

E.	Risks Related to an Investment in the New Common Shares	82

F.	Additional Factors	83

XII. VOTING PROCEDURES AND REQUIREMENTS		83

A.	Parties Entitled to Vote	83

B.	Voting Deadline	84

C.	Voting Procedures	85

D.	Waivers of Defects, Irregularities, etc.	89

XIII. CONFIRMATION OF THE PLAN		89

A.	Confirmation Hearing	89

B.	Requirements for Confirmation of the Plan	90

XIV. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		96

A.	Alternative Plan of Reorganization	96

B.	Sale Under Section 363 of the Bankruptcy Code	96

C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law	96

XV. CONCLUSION AND RECOMMENDATION		97

Exhibit A	Plan
Exhibit B	Organizational Structure Chart
Exhibit C	Liquidation Analysis

ii

I.
INTRODUCTION

The Debtors submit this Disclosure Statement in connection with the Solicitation of votes on the Joint Prepackaged Plan of Reorganization of Halcón Resources Corporation, et al., Under Chapter 11 of the Bankruptcy Code, dated June 20, 2016 (the “Plan,” attached hereto as Exhibit A).  The Debtors under the Plan are Holdings, Halcón Holdings, Inc., HK Resources, LLC, The 7711 Corporation, Halcón Gulf States, LLC, Halcón Louisiana Operating, L.P., Halcón Field Services, LLC, Halcón Energy Properties, Inc., Halcón Operating Co., Inc., Halcón Williston I, LLC, Halcón Williston II, LLC, Halcón Resources Operating, Inc., HRC Energy Louisiana, LLC, HRC Energy Resources (WV), Inc., HRC Production Company, Halcón Energy Holdings, LLC, HRC Energy, LLC, HK Energy, LLC, HK Louisiana Operating, LLC, HK Oil & Gas, LLC, HK Energy Operating, LLC, and HRC Operating, LLC (collectively, the “Debtors” and the Debtors other than Holdings, the “Debtor Affiliates”).  Capitalized terms used in this Disclosure Statement, but not herein defined, have the meanings ascribed to such terms in the Plan.  To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan governs.

The Debtors are commencing this Solicitation after extensive discussions over the past several months with certain of their key creditor constituencies.  As a result of these negotiations, the Debtors entered into that certain Restructuring Support Agreement, dated as of June 9, 2016 (the “Restructuring Support Agreement”), with certain creditors and interest holders holding (i) approximately 80% of the outstanding principal amount of the Debtors’ 13.0% Senior Secured Notes due 2022 (the “Consenting Third Lien Noteholders”), (ii) approximately 57% of the outstanding principal amount of the Debtors’ Unsecured Notes (the “Consenting Unsecured Noteholders”), (iii) 100% of the outstanding principal amount of the Debtors’ 8.0% Senior Unsecured Convertible Note due 2020 (the “Convertible Noteholder”), and (iv) approximately 63% of the Debtors’ perpetual convertible Series A preferred stock (the “Consenting Preferred Holders” and, together with the Consenting Third Lien Noteholders, the Consenting Unsecured Noteholders, the Convertible Noteholder, the “Consenting Creditors”).  A copy of the Restructuring Support Agreement, with individual holdings redacted from the signature pages, is annexed as an exhibit to the Plan.  Under the terms of the Restructuring Support Agreement, the Consenting Creditors agreed to a deleveraging transaction that would restructure the existing debt obligations and outstanding preferred equity of the Debtors in chapter 11 through the Plan and Definitive Documents (the “Restructuring”).

The Debtors are proposing a Restructuring that, pursuant to the Plan, will provide substantial benefits to the Debtors and all of their stakeholders, including, without limitation, the following:

•                  The Restructuring will leave the Debtors’ business intact and substantially de-levered, providing for the reduction of approximately $1.8 billion of the Debtors’ existing net debt and approximately $200.0 million of the Debtors’ annual cash interest expense upon the completion of the Restructuring.  This deleveraging will enhance the Debtors’ long-term growth prospects and competitive position and allow the Debtors to emerge from their chapter 11 cases (the “Chapter 11 Cases”) as reorganized entities better positioned to withstand depressed oil and natural gas prices.

•                  In addition, the Restructuring will allow the Debtors’ management team to focus on operational performance and value creation. A significantly-improved balance sheet will enable the Reorganized Debtors to pursue value-creating acquisitions in a depressed commodity price environment.  Post-Restructuring, the Debtors anticipate having access to capital markets that are not available to them today.  Furthermore, by enhancing their capital structure, the Debtors will have the ability to accelerate drilling activity if prices recover.

•                  Moreover, the Restructuring proposed under the Plan provides recoveries to all of the Debtors’ stakeholders.  As set forth below, if each of the Voting Classes of Creditors and Interest holders votes to accept the Plan, the Plan provides for a recovery to each class of Creditors and Interest Holders under the Plan in the form of New Common Shares, Cash, New Warrants or a combination thereof.  Distributions of equity in the Reorganized Debtors will allow certain stakeholders to participate in potential future upside in the Reorganized Debtors.  The proposed Restructuring has the additional benefit of ensuring that management remains highly committed to the future of the Reorganized Debtors.

Executing the Restructuring in a timely manner, however, is of critical importance.  The accelerated pre-packaged bankruptcy process contemplated under the Plan preserves value for all stakeholders while minimizing restructuring costs and delays.  Management focus can then turn from balance sheet management and towards operational performance and value creation.  Failure to timely consummate the Plan, however, will likely result in many creditors and interest holders of the Debtors receiving little or no value on account of their Claims or Interests.  The Debtors anticipate commencing the Chapter 11 Cases no later than August 2, 2016, and emerging approximately 45-60 days later.  A discussion of key dates and deadlines is set forth below.

THE DEBTORS, THE CONSENTING THIRD LIEN NOTEHOLDERS, THE CONSENTING UNSECURED NOTEHOLDERS, THE CONVERTIBLE NOTEHOLDER AND THE CONSENTING PREFERRED HOLDERS (COLLECTIVELY, THE “PLAN SUPPORT PARTIES”) SUPPORT CONFIRMATION OF THE PLAN AND URGE ALL HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THE PLAN TO VOTE TO ACCEPT THE PLAN. THE PLAN SUPPORT PARTIES BELIEVE THAT THE PLAN PROVIDES THE HIGHEST AND BEST RECOVERY FOR ALL CREDITORS AND INTEREST HOLDERS.

There are four primary creditor and interest groups whose acceptances of the Plan are being solicited:

1.              Holders of Third Lien Note Claims (Class 5);

2.              Holders of Unsecured Note Claims (Class 6);

3.              The Holder of the Convertible Note Claims (Class 7); and

4.              Holders of Preferred Stock Interests (Class 11).

Below is a short summary of the treatment of the various groups of creditors and interest holders under the Plan.  Greater detail on such treatment is provided later in this Disclosure Statement.

Other Priority Claims (Class 1) / Other Secured Claims (Class 2):  The holders of Allowed Other Priority Claims in Class 1 and Allowed Other Secured Claims in Class 2 are unimpaired and, except to the extent that a holder of an Allowed Other Priority Claim or Allowed Other Secured Claim against any of the Debtors agrees to less favorable treatment, each such holder will receive payment in full on account of its Claim as provided in the Plan.

Revolving Credit Agreement Claims (Class 3):  Holders of Allowed Class 3 Revolving Credit Agreement Claims are unimpaired and will receive, on the Effective Date, in full and final satisfaction of such Allowed Revolving Credit Agreement Claims, their pro rata share of the commitments and/or loans of a credit facility made pursuant to an amendment or an amendment and restatement of the Revolving Credit

Agreement (or any replacement financing) with aggregate revolving loan commitments of not less than $600,000,000 thereunder (the “Amended Revolving Credit Agreement”).  The Amended Revolving Credit Agreement will be in form and substance (a) reasonably satisfactory to the Requisite Unsecured Noteholders, and (b) satisfactory to the Requisite Third Lien Noteholders.  The proceeds from the Amended Revolving Credit Agreement, plus cash on hand, will be used by the Debtors to (1) provide additional liquidity for working capital and general corporate purposes; (2) pay all reasonable and documented Restructuring Expenses; (3) fund distributions to be made under the Plan (“Plan Distributions”); and (4) fund the administration of the Chapter 11 Cases.  The Debtors may elect to seek funding for the Chapter 11 Cases by means of debtor-in-possession financing (“DIP Financing”), which DIP Financing may include a “roll-up” of some or all of the Amended Revolving Credit Agreement Claims, but, for the avoidance of doubt, no “roll-up” of any Second Lien Note Claims or Third Lien Note Claims. The terms of any DIP Financing will be (a) in form and substance reasonably satisfactory to the Requisite Unsecured Noteholders, and (b) in form and substance satisfactory to the Debtors and the Requisite Third Lien Noteholders.

Second Lien Note Claims (Class 4):  The legal, equitable, and contractual rights of the holders of Allowed Class 4 Second Lien Note Claims are unaltered by the Plan.  On the Effective Date, the holders of Allowed Second Lien Note Claims will have their Allowed Second Lien Note Claims reinstated.

Third Lien Note Claims (Class 5):  Holders of Allowed Class 5 Third Lien Note Claims will receive, on the Effective Date, in full and final satisfaction of such Allowed Third Lien Note Claims, their Pro Rata shares of: (a) common stock, par value $0.0001 per share in Reorganized Holdings (the “New Common Shares”) representing, after giving effect to the Restructuring, in the aggregate, 76.5% of the total outstanding shares of Reorganized Holdings (subject to dilution by the Management Incentive Plan and, to the extent applicable, the exercise of the New Warrants (as herein defined)) (the “Third Lien New Common Shares”); and (b) Cash in the amount of $33,825,588 (the “Third Lien Noteholder Cash Distribution”).

Unsecured Note Claims (Class 6):  Subject to the limitations set forth below, holders of Allowed Class 6 Unsecured Note Claims will receive, on the Effective Date, in full and final satisfaction of such Allowed Unsecured Note Claims, their Pro Rata share of: (a) Cash in the amount of $37,595,657 (the “Unsecured Noteholder Cash Distribution”); (b) New Common Shares, representing, after giving effect to the Restructuring, in the aggregate, 15.5% of the total outstanding shares of Reorganized Holdings (subject to dilution by the Management Incentive Plan and, to the extent applicable, the exercise of the New Warrants) (the “Unsecured Noteholder New Common Shares”); and (c) warrants to purchase 4.0% of the New Common Shares outstanding as of the Effective Date immediately upon the consummation of the Restructuring, subject to dilution by the Management Incentive Plan, exercisable for a four (4) year period commencing on the Effective Date at a per share exercise price equal to $1.33 billion divided by the total number of New Common Shares issued and outstanding as of the Effective Date (the “Unsecured Noteholder New Warrants”).

Convertible Note Claims (Class 7):  Subject to the limitations set forth below, on the Effective Date, the holder of the Allowed Class 7 Convertible Note Claims will receive: (a) Cash in the amount of $15.0 million (the “Convertible Noteholder Cash Distribution”); (b) New Common Shares, representing, after giving effect to the Restructuring, in the aggregate, 4.0% of the total outstanding shares of Reorganized Holdings (the “Convertible Noteholder New Common Shares”); and (c) warrants to purchase 1.0% of the New Common Shares outstanding as of the Effective Date immediately upon the consummation of the Restructuring, subject to dilution by the Management Incentive Plan, exercisable for a four (4) year period commencing on the Effective Date at a per share exercise price equal to $1.33 billion divided by the total number of New Common Shares issued and outstanding as of the Effective

Date (the “Convertible Noteholder New Warrants” and, together with the Unsecured Noteholder New Warrants, the “New Warrants”).

General Unsecured Claims (Class 8):  Subject to the limitations set forth below, the rights of holders of Allowed Class 8 General Unsecured Claims will be left unaltered by the Plan, and the Debtors will continue to pay or dispute each General Unsecured Claim in the ordinary course of business.

Intercompany Claims (Class 9) / Intercompany Interests (Class 10):  Intercompany Claims in Class 9 and Intercompany Interests in Class 10 are unimpaired under the Plan and will be adjusted, reinstated or discharged to the extent determined to be appropriate by the Debtors (and, with respect to Intercompany Claims, subject to the consent of the Requisite Third Lien Noteholders and Requisite Unsecured Noteholders, which consent will not be unreasonably withheld).

Preferred Stock Interests (Class 11):  Subject to the limitations set forth below, the holders of Allowed Class 11 Preferred Stock Interests will receive, on the Effective Date, their Pro Rata share of Cash in the amount of $11.1 million (the “Preferred Stock Cash Distribution”).

Existing Equity Interests (Class 12):  Subject to the limitations set forth below, on the Effective Date, all Class 12 Existing Equity Interests will be cancelled, and the holders of Existing Equity Interests will receive New Common Shares representing, in the aggregate, 4.0% of the total outstanding shares of Reorganized Holdings (subject to dilution by the Management Incentive Plan and, to the extent applicable, the exercise of the New Warrants).

Section 510(b) Claims:  The holders of Section 510(b) Claims will not receive or retain any property under the Plan on account of such Section 510(b) Claims and the obligations of the Debtors and the Reorganized Debtors on account of Section 510(b) Claims will be discharged.

The Plan provides that, in the event the classes of Unsecured Note Claims, the Convertible Note Claims, or Preferred Stock Interests vote to reject the Plan (a “Rejecting Class”) then: (i) any class of claims or interests junior in priority to such Rejecting Class will not receive or retain any value under the Plan; (ii) any New Warrants that were to be distributed to such junior classes of creditors will be cancelled and will not be issued under the Plan; (iii) the New Common Shares that were to be distributed to such junior classes of creditors or interest holders will be reallocated and distributed as set forth in the Plan, and (iv) the Cash that was to be distributed to such junior classes of creditor or interest holders will remain property of the Debtors and will vest in the Reorganized Debtors on the Effective Date.  In the event the Unsecured Note Claims Class is a Rejecting Class (a) the Convertible Noteholder New Warrants will not be issued under the Plan; (b) the New Common Shares that were to be distributed to the Convertible Noteholder and Existing Equity Interests will be reallocated and distributed Pro Rata to the Third Lien Noteholders; and (c) if the Debtors elect not to terminate the Restructuring Support Agreement, then the distributions to be received by the General Unsecured Claims will be modified so as to comply with section 1129(b) of the Bankruptcy Code, subject to the Consenting Third Lien Noteholders’ rights under Section 9 of the Restructuring Support Agreement.2  In the event the Preferred Stock Interests Class is a Rejecting Class, the Preferred Holders will not receive or retain any distributions on account of their Preferred Stock Interests.

2  In the event the Unsecured Note Claims is a Rejecting Class, and it is determined by the Debtors in consultation with the Requisite Third Lien Noteholders that the votes of the holders of General Unsecured Claims must be solicited to comply with the requirements of section 1125 of the Bankruptcy Code, then the relevant milestones set forth in the Restructuring Support Agreement with respect to the approval of the Disclosure Statement, confirmation of the Plan and the Effective Date shall be extended by 60 calendar days.

THE DEBTORS ARE NOT OBLIGATED TO COMMENCE THE CHAPTER 11 CASES UNLESS THEY RECEIVE THE REQUISITE VOTES TO SATISFY THE REQUIREMENTS FOR CLASS ACCEPTANCE UNDER SECTION 1126 OF THE BANKRUPTCY CODE FROM EACH CLASS OF CREDITORS AND INTERESTS HOLDERS ENTITLED TO VOTE ON THE PLAN.

The solicitation of votes on the Plan with respect to Third Lien Note Claims and Unsecured Note Claims is being made pursuant to Section 4(a)(2) and Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and only to holders of such claims who are Eligible Third Lien Noteholders or Eligible Unsecured Noteholders (i.e., Accredited Investors as defined in Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”)); provided, however, that all holders of Allowed Third Lien Note Claims and Allowed Unsecured Note Claims will be entitled to receive distributions under the Plan.

In accordance with the Restructuring Support Agreement, the Debtors have agreed, at least five (5) business days prior to the Petition Date, and on the same date, to pay cash interest with respect to the (i) Third Lien Noteholders through the later of May 15, 2016, and the date on which interest and/or dividends are paid on the Unsecured Notes, the Convertible Note or the Preferred Stock and (ii) Unsecured Noteholders through the later of May 15, 2016, and the date on which interest and/or dividends are paid on the Third Lien Notes, the Convertible Note or the Preferred Stock.  The Unsecured Noteholder Cash Distribution (i) accounts for the cash interest paid to holders of the 8.875% Senior Unsecured Notes on May 16, 2016, and (ii) assumes that additional cash interest shall be paid to the holders of the 9.25% Senior Unsecured Notes and 9.75% Senior Unsecured Notes prior to the Petition Date in the amount of $11,114,999, of which $4.2 million is attributable to the period from and after April 1, 2016 through May 15, 2016 (the “Unsecured Interest Payment”).  The Third Lien Noteholder Cash Distribution assumes that additional cash interest shall be paid to the Third Lien Noteholders prior to the Petition Date in the amount of $33,084,025, of which $16.2 million is attributable to the period from and after April 1, 2016 through May 15, 2016 (the “Third Lien Interest Payment”).  From and after the Support Effective Date, the Debtors shall not make any interest or dividend payments on account of the Convertible Note, Preferred Stock or otherwise, except as provided above.  The Convertible Noteholder agrees that, from and after the Support Effective Date, so long as the Restructuring Support Agreement remains in effect as to it (i) no further interest payments shall be made on the Convertible Note and (ii) the Convertible Noteholder waives any default that may arise under the Convertible Note on account of the Company failing to pay interest on any debt or obligation.  The Debtors have further agreed to accrue interest through the Petition Date on the Third Lien Notes, the Unsecured Notes, the Convertible Note and the Preferred Stock in accordance with the terms thereof, and all such interest, to the extent not paid as set forth above, shall be deemed part of the Third Lien Note Claims, Unsecured Note Claims, Convertible Note Claims, and Preferred Stock Interests, as applicable.

THE PLAN PROVIDES THAT HOLDERS OF IMPAIRED CLAIMS AND INTERESTS WHO VOTE IN FAVOR OF THE PLAN, WHO DO NOT SUBMIT A BALLOT TO ACCEPT OR REJECT THE PLAN, OR WHO REJECT THE PLAN BUT DO NOT OPT OUT OF THE RELEASE PROVISIONS OF THE PLAN ARE DEEMED TO HAVE GRANTED THE RELEASES THEREIN.

WHO IS ENTITLED TO VOTE:  Under the Bankruptcy Code, only holders of claims or interests in “impaired” Classes are entitled to vote on the Plan (unless, for reasons discussed in more detail below, such holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code).  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under the Plan unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the Plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

The following table summarizes, assuming an Effective Date of September 30, 2016, (i) the treatment of Claims and Interests under the Plan, (ii) which Classes are impaired by the Plan, (iii) which Classes are entitled to vote on the Plan, and (iv) the estimated recoveries for holders of Claims and Interests.  The table is qualified in its entirety by reference to the full text of the Plan.  For a more detailed summary of the terms and provisions of the Plan, see Section VI—Summary of the Plan below.  A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in the Valuation Analysis in Section VIII.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery[3]
1	Other Priority Claims	Except to the extent that a holder of an Allowed Other Priority Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each such holder will receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, in each case, or as soon as reasonably practical thereafter.	Unimpaired	No (Presumed to accept)	100%
2	Other Secured Claims

Except to the extent that a holder of an Allowed Other Secured Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each holder of an Allowed Other Secured Claim will receive, at the option of the Debtors or the Reorganized Debtors, with the reasonable consent of the Requisite Third Lien Noteholders, either (i) payment in full in Cash in full and final satisfaction of such Claim, payable on the later of the Effective Date and the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, or, in each case, as soon as reasonably practical thereafter, (ii) Reinstatement pursuant to section 1124 of the Bankruptcy Code or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

			Unimpaired	No (Presumed to accept)	100%
3	Revolving Credit Agreement Claims	The Revolving Credit Agreement Claims will be Allowed as Secured Claims with respect to funded loans and the face amount of undrawn letters of credit as of the Effective Date in the approximate aggregate principal (or face) amount of $450,000,000 as of the Effective Date (which amount shall be reduced by any portion of the Revolving Credit Agreement Claims that are repaid or otherwise “rolled up” into a DIP Financing, plus	Unimpaired	No (Presumed to accept)	100%

3  The ranges set forth under Approximate Percentage Recovery are based on the range of reorganized equity value of the Debtors as described in the Valuation Analysis.

any unpaid accrued interest, letter of credit fees, other fees, and unpaid reasonable fees and expenses as of the Effective Date, in each case as required under the terms of the Revolving Credit Agreement and to the extent not already paid pursuant to the Adequate Protection Order). On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Revolving Credit Agreement Claim will receive, in full and final satisfaction of such Allowed Revolving Credit Agreement Claim, its Pro Rata share of the commitments and/or loans made pursuant to the Amended Revolving Credit Agreement and will receive its benefits and be bound by the obligations therein, which will also provide for the renewal of existing letters of credit and the issuance of new letters of credit on the terms and conditions to be set forth in the Amended Revolving Credit Agreement.

4	Second Lien Note Claims

The Second Lien Note Claims will be Allowed in the amount of $824,413,181 (including accrued and unpaid interest as of the Effective Date), plus any other amounts and obligations payable under the Second Lien Note Indenture as of the Effective Date, and will not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity. The legal, equitable, and contractual rights of the holders of Allowed Second Lien Note Claims are unaltered by the Plan. On the Effective Date, the holders of Allowed Second Lien Note Claims will have their Allowed Second Lien Note Claims Reinstated.

		Unimpaired	No (Presumed to accept)	100%
5	Third Lien Note Claims

The Third Lien Note Claims will be Allowed in the amount of $1,045,907,621 (including accrued and unpaid interest as of the Petition Date), plus any other amounts and obligations payable under the Third Lien Note Indenture as of the Petition Date, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity. On the Effective Date, each holder of an Allowed Third Lien Note Claim will be entitled to receive, in full and final satisfaction of such Allowed Third Lien Note Claim, its Pro Rata share of: (i) the Third Lien New Common Shares; and (ii) the Third Lien Noteholder Cash Distribution.

		Impaired	Yes	50%

6	Unsecured Note Claims

The Unsecured Notes Claims will be Allowed in the amount of $662,711,319 (including accrued and unpaid interest as of the Petition Date), plus any other amounts and obligations payable under the Unsecured Note Indentures as of the Petition Date, and will not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity. On the Effective Date, each holder of an Allowed Unsecured Note Claim will be entitled to receive, in full and final satisfaction of such Allowed Unsecured Note Claim, its Pro Rata share of: (i) the Unsecured Noteholder Cash Distribution; (ii) the Unsecured Noteholder New Common Shares; and (iii) the Unsecured Noteholder New Warrants; provided, however, that if the Unsecured Note Claims Class is a Rejecting Class, then: (1) the Convertible Noteholder New Warrants will not be issued under the Plan; (2) the New Common Shares that were to be distributed to the holder of Allowed Convertible Note Claims and Allowed Existing Equity Interests will be reallocated and distributed pro rata to the holders of Allowed Third Lien Note Claims; and (3) if the Debtors elect not to terminate the Restructuring Support Agreement, then the distributions to be received by the holders of Allowed General Unsecured Claims will be modified so as to comply with section 1129(b) of the Bankruptcy Code, subject to the Consenting Third Lien Noteholders’ rights under Section 9 of the Restructuring Support Agreement.

		Impaired	Yes	21%
7	Convertible Note Claims

The Convertible Note Claims will be Allowed in the amount of $297,586,588 (including accrued and unpaid interest as of the Petition Date), plus any other amounts and obligations payable under the Convertible Note Purchase Agreement as of the Petition Date, and will not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity. On the Effective Date, the holder of the Allowed Convertible Note Claims will be entitled to receive, in full and final satisfaction of such Allowed Convertible Note Claims: (i) the Convertible Noteholder Cash Distribution; (ii) the Convertible Noteholder New Common Shares; and (iii) the Convertible Noteholder New Warrants; provided, however, that if the Unsecured Note Claims Class is a Rejecting Class then: (1) the Convertible

		Impaired	Yes	14%

Noteholder New Warrants will not be issued under the Plan; (2) the New Common Shares that would have been distributed on the Effective Date to the holder of Allowed Convertible Note Claims under the Plan will be reallocated and distributed Pro Rata to the holders of Allowed Third Lien Note Claims; and (3) the Cash that was to be distributed to the holder of Allowed Convertible Note Claims pursuant to the Convertible Noteholder Cash Distribution will remain property of the Debtors and will vest in the Reorganized Debtors on the Effective Date; provided, further, however, that if the Unsecured Note Claims Class accepts the Plan and the Convertible Note Claims Class is a Rejecting Class, then: (x) the Convertible Noteholder New Warrants will not be issued under the Plan; (y) the New Common Shares that would have been distributed to the holder of Allowed Convertible Note Claims under the Plan will be reallocated and distributed to the holders of Allowed Third Lien Note Claims and Allowed Unsecured Note Claims pro rata based on their respective holdings of New Common Shares to be distributed to such Classes pursuant to the Plan; and (z) the Cash that was to be distributed to the holder of Allowed Convertible Note Claims pursuant to the Convertible Noteholder Cash Distribution will remain property of the Debtors and will vest in the Reorganized Debtors on the Effective Date.

8	General Unsecured Claims

Except to the extent that a holder of an Allowed General Unsecured Claim against any of the Debtors has agreed to less favorable treatment of such Claim, the legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by the Plan. On and after the Effective Date, except to the extent that a holder of a General Unsecured Claim agrees to different treatment, the Debtors or Reorganized Debtors, as applicable, shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced; provided, however, that if the Unsecured Note Claims Class is a Rejecting Class then the distributions to be received by the General Unsecured Claims will be modified so as to comply with section 1129(b) of the Bankruptcy Code, subject to the Consenting Third Lien Noteholders’ rights under Section 9 of the Restructuring Support Agreement.

			Unimpaired	No (Presumed to accept)	100%
9	Intercompany Claims	On the Effective Date, all Intercompany Claims will be paid, adjusted, reinstated or discharged to the extent reasonably determined to be appropriate by the Debtors subject to the consent of the Requisite Third Lien Noteholders and the Requisite Unsecured Noteholders, which consent will not be	Unimpaired	No (Presumed to accept)	100%

		unreasonably withheld.
10	Intercompany Interests	The Intercompany Interests will be Unimpaired under the Plan.	Unimpaired	No (Presumed to accept)	100%
11	Preferred Stock Interests

The Preferred Stock Interests are Allowed in the amount of $222,454,000, and will not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity. On the Effective Date, each holder of an Allowed Preferred Stock Interest will be entitled to receive, in full and final satisfaction of such Allowed Preferred Stock Interest, its Pro Rata share of the Preferred Stock Cash Distribution; provided, however, that if any of the Class 6 Unsecured Note Claims, the Class 7 Convertible Note Claims or the Class 11 Preferred Stock Interests Classes is a Rejecting Class, then the Preferred Holders will not receive or retain any value under the Plan and the Cash to be distributed pursuant to the Preferred Stock Cash Distribution will remain property of the Debtors and will vest in the Reorganized Debtors on the Effective Date.

			Impaired	Yes	5%
12	Existing Equity Interests

On the Effective Date, (i) all Existing Equity Interests will be cancelled, and (ii) the holders of Existing Equity Interests will receive New Common Shares representing, in the aggregate, 4.0% of the total outstanding shares of Reorganized Holdings (subject to dilution by the Management Incentive Plan and, to the extent applicable, the exercise of the New Warrants); provided, however, that if: (i) the Unsecured Note Claims Class is a Rejecting Class, then Existing Equity Interests will not receive or retain any value under the Plan and the New Common Shares that would have been distributed to Existing Equity Interests under the Plan will be reallocated and distributed Pro Rata to the holders of Allowed Third Lien Note Claims on the Effective Date; (ii) the Unsecured Note Claims Class accepts the Plan and the Convertible Noteholder Claims is a Rejecting Class, then Existing Equity Interests will not receive or retain any value under the Plan and the New Common Shares that would have been distributed to Existing Equity Interests under the Plan will be reallocated and distributed on the Effective Date pro rata to the holders of Allowed Third Lien Note Claims and Allowed Unsecured Note Claims based on their respective holdings of New Common Shares to be distributed to such Classes pursuant to the Plan; and (iii) the Unsecured Note Claims and the Convertible Note Claims Classes accept the Plan and the Preferred Stock

			Impaired	No (Deemed to reject)	N/A

Interests Class is a Rejecting Class, then Existing Equity Interests will not receive or retain any value under the Plan and the New Common Shares that would have been distributed on the Effective Date to Existing Equity Interests under the Plan will be reallocated and distributed pro rata to the holders of Allowed Third Lien Note Claims, Allowed Unsecured Note Claims and Allowed Convertible Note Claims based on their respective holdings of New Common Shares to be distributed to such Classes pursuant to the Plan. Holders of Existing Warrants will have until the Warrant Record Date to exercise their respective rights under the Existing Warrants to purchase common stock of the Debtors and to have such common stock interests treated as Existing Equity Interests under the Plan. To the extent a holder of Existing Warrants does not exercise its Existing Warrants prior to the Warrant Record Date, such Existing Warrants will be cancelled and the holders of such Existing Warrants will not receive or retain any value under the Plan on account of such non-exercised Existing Warrants.

13	Section 510(b) Claims

The holders of Section 510(b) Claims will not receive or retain any property under the Plan on account of such Section 510(b) Claims and the obligations of the Debtors and the Reorganized Debtors on account of Section 510(b) Claims will be discharged.

		Impaired	No (Deemed to reject)	N/A

WHERE TO FIND ADDITIONAL INFORMATION:  Holdings currently files quarterly and annual reports with, and furnishes other information to, the SEC.  Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link.  Each of the following filings is incorporated as if fully set forth herein and is a part of this Disclosure Statement.  Reports filed with the SEC on or after the date of this Disclosure Statement are also incorporated by reference herein.

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 26, 2016, as amended by Form 10-K/A filed with the SEC on April 25, 2016;

•                  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, filed with the SEC on May 9, 2016; and

•                  Current Reports on Form 8-K filed with the SEC on March 1, 2016, March 10, 2016, March 14, 2016, March 17, 2016, May 9, 2016, June 2, 2016, and June 13, 2016.

PLEASE TAKE NOTE OF THE FOLLOWING KEY DATES AND DEADLINES FOR THE CHAPTER 11 CASES AS SET FORTH IN THE RESTRUCTURING SUPPORT AGREEMENT:4

Deadline to complete the Solicitation:	July 29, 2016
Deadline to commence the Chapter 11 Cases:	11:59 p.m. (Prevailing Eastern Time) on August 2, 2016
Deadline for entry of order(s) approving the Disclosure Statement and confirming the Plan:	Forty-five (45) calendar days after the Petition Date
Deadline for the Effective Date of the Plan:	Sixty (60) calendar days after the Petition Date

II.
OVERVIEW OF THE DEBTORS’ OPERATIONS

A.                        The Debtors’ Business

The Debtors are an independent energy company focused on the acquisition, production, exploration and development of onshore liquids-rich oil and natural gas assets in the United States.   The Debtors’ oil and natural gas assets consist of producing properties and undeveloped acreage positions in unconventional liquids-rich basins and fields primarily located in the Bakken and Three Forks formations in North Dakota and the Eagle Ford Formation in East Texas.  The Debtors also own oil and gas properties in Ohio and Pennsylvania, as well as additional oil and natural gas properties with varying working interests located in the Austin Chalk Trend in East Texas.

As of the date hereof, the Debtors had leasehold working interests in approximately 1,500 producing oil and gas wells, own interests in approximately 669,000 net acres, and employ approximately 260 employees. The Debtors maintain operational control over approximately 95% of their estimated proved reserves.

In addition, as of March 31, 2016, the Debtors, through their majority-owned subsidiary, HK TMS, LLC (“HK TMS”), held working interests in approximately 183,000 net acres, prospective for the Tuscaloosa Marine Shale, which is located primarily in Southwest Mississippi and the Louisiana Florida Parishes.  The Debtors also own a general partner interest in SBE Partners LP (“SBE Partners”), which they acquired as part of the Debtors’ acquisition of GeoResources, Inc. in 2012.  The partnership holds direct working interest in oil and natural gas properties.  HK TMS and SBE Partners are unrestricted subsidiaries under the Debtors’ Revolving Credit Facility (as defined herein) and the indentures governing the Debtors’ Second Lien Notes, Third Lien Notes, and Unsecured Notes (each as defined herein), and, therefore, are not guarantors of such obligations.  HK TMS and SBE Partners are not Debtors in the Chapter 11 Cases.

For the fiscal year ended December 31, 2015, the Debtors’ total operating revenues were approximately $550.3 million, representing a 52% decrease in operating revenues year over year, which was driven by the decline in the prices of crude oil and natural gas in 2015.

4  The foregoing dates and deadlines may be modified or amended with the written consent of the Requisite Creditors in accordance with the Restructuring Support Agreement.

B.                        The Debtors’ Organizational Structure.

The Debtors consist of entities organized in Delaware, Oklahoma, Texas, and Colorado.  All of the Debtor Affiliates are direct or indirect subsidiaries of Holdings, and, together, constitute the issuers and guarantors of all of the Debtors’ debt.  A chart illustrating the Debtors’ organizational structure, as of the date hereof, is annexed hereto as Exhibit B.

C.                        Directors and Officers

The following table sets forth the names of the members of Holdings’ current board of directors:

Name	Director Since	Position
Floyd C. Wilson	Feb. 2012	Chairman of the Board and Chief Executive Officer
Tucker S. Bridwell	Feb. 2012	Director
John W. Brown	Mar. 2016	Director
James W. Christmas	Feb. 2012	Lead Director
Thomas R. Fuller	Feb. 2012	Director
Kevin E. Godwin	Dec. 2012	Director
Paul P. Huffard IV	Mar. 2016	Director
David B. Miller	Feb. 2012	Director
Daniel A. Rioux	Feb. 2012	Director
Michael A. Vlasic	Aug. 2012	Director
Mark A. Welsh IV	Feb. 2012	Director

Holdings’ current senior management team is comprised of the following individuals:

Name	Position
Floyd C. Wilson	Chairman of the Board and Chief Executive Officer
Stephen W. Herod	President
Mark J. Mize	Executive Vice President, Chief Financial Officer and Treasurer
David S. Elkouri	Executive Vice President, Corporate Strategy and Chief Legal Officer
Quentin R. Hicks	Senior Vice President, Finance and Investor Relations
Leah R. Kasparek	Senior Vice President, Human Resources
Tina S. Obut	Senior Vice President, Corporate Reserves
Joseph S. Rinando, III	Senior Vice President, Chief Accounting Officer and Controller
Jon C. Wright	Senior Vice President, Operations

The composition of the board of directors of each Reorganized Debtor will be disclosed prior to the entry of the order confirming the Plan in accordance with section 1129(a)(5) of the Bankruptcy Code.

D.                        Regulation of the Debtors’ Business

The Debtors’ operations are conducted in the United States and are subject to the local, state, federal and, in some instances, tribal laws, regulations, and treaties in the jurisdictions in which they operate.  The laws, regulations, and treaties that impact the Debtors’ operations include those relating to the operation of drilling units, environmental protection, and health and safety, and restrictions on oil and natural gas exploration and development.

E.                        The Debtors’ Capital Structure

1.                          Equity Ownership

Holdings is a public company and files annual reports with, and furnishes other information to, the SEC.  The common stock of Holdings is currently traded on the New York Stock Exchange (the “NYSE”) under the symbol “HK.”  However, as a result of the commencement of the Chapter 11 Cases, Holdings may receive a notice from the NYSE informing it that Holdings’ common stock will be de-listed from the exchange.  If Holdings receives such a notice, it is anticipated that Holdings’ common stock will nevertheless be eligible to be traded as over the counter securities on the OTC Bulletin Board.  As of June 1, 2016, 1,340,000,000 shares of the Debtors’ $0.0001 par value common stock had been authorized with 122,679,250 shares of common stock issued and outstanding.

2.                          Prepetition Indebtedness

The following description is for informational purposes only and is qualified in its entirety by reference to the documents setting forth the specific terms of such obligations and their respective related agreements.

As of the date hereof, the Debtors had outstanding funded debt obligations in the aggregate amount of approximately $2.89 billion, which amount consists of (i) approximately $120.0 million in secured borrowings under the Debtors’ Revolving Credit Facility, (ii) approximately $812.8 million in principal amount of Second Lien Notes, (iii) approximately $1.02 billion in principal amount of Third Lien Notes, (iv) approximately $649.9 million in principal amount of Unsecured Notes, and (v) approximately $289.7 million in principal amount under the Convertible Note.  The Debtors further have approximately $222.0 million in liquidation preference of Preferred Stock outstanding as of the date hereof.

(a)                     Revolving Credit Facility

Holdings, as borrower, and each of the other Debtors, as guarantors, are parties to that certain Senior Revolving Credit Agreement, dated as of February 8, 2012, with the lenders and issuing banks party thereto from time to time (the “Revolving Credit Agreement Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (the “Revolving Credit Agreement Agent”), and certain other parties thereto (as amended, modified, or supplemented from time to time, the “Revolving Credit Agreement” or “Revolving Credit Facility”).  The Revolving Credit Agreement provides for a $1.5 billion facility with a current borrowing base of $700.0 million. The Revolving Credit Agreement matures August 1, 2019.

The borrowing base under the Revolving Credit Agreement is redetermined semi-annually, with the lenders and the Debtors each having the right to one interim unscheduled redetermination between any two consecutive semi-annual redeterminations.  The borrowing base takes into account the estimated value of the Debtors’ oil and natural gas reserves, total indebtedness, and other relevant factors consistent with customary oil and natural gas lending criteria.  Advances under the Revolving Credit Agreement are secured by liens on substantially all of the Debtors’ properties and assets.

On March 17, 2016, the Debtors entered into the Thirteenth Amendment to the Revolving Credit Agreement, which, among other things, reduced the borrowing base to $700.0 million and scheduled the Debtors’ next borrowing base redetermination for September 1, 2016. Additionally, the thirteenth amendment provides for amounts under the Revolving Credit Agreement to bear interest at specified margins over the base rate of 1.50% to 2.50% for ABR-based loans or at specified margins over LIBOR of 2.50% to 3.50% for Eurodollar-based loans, based on utilization of the facility.

As of the date hereof, the aggregate principal amount outstanding under the Revolving Credit Agreement is approximately $120.0 million in unpaid principal, including undrawn letters of credit, plus any applicable interest, fees, and other amounts.

The Debtors’ obligations under the Revolving Credit Agreement are secured pursuant to that certain Guarantee and Collateral Agreement, dated as of February 8, 2012 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Guarantee and Collateral Agreement”).  Pursuant to the Guarantee and Collateral Agreement, each of the Debtors granted a first-priority lien on substantially all of their property, including all accounts, chattel paper, commercial tort claims, deposit accounts (other than payroll, withholding tax and other fiduciary deposit accounts), documents, general intangibles (including, without limitation, rights in and under any swap agreements), goods (including all inventory and equipment), pledged securities, and proceeds of any collateral (the “Prepetition Collateral”), in favor of the Revolving Credit Agreement Agent and the Revolving Credit Agreement Lenders.

(b)                     The Second Lien Notes

On May 1, 2015, Holdings issued, in a private placement, $700.0 million in aggregate principal amount of 8.625% Senior Secured Notes due 2020 (the “8.625% Second Lien Notes”) pursuant to that certain indenture with each of the other Debtors as named guarantors therein, and U.S. Bank National Association (the “Second Lien Note Trustee”), as trustee (as amended, modified, or supplemented from time to time, the “8.625% Second Lien Note Indenture”).  The proceeds of the offering of 8.625% Second Lien Notes were used to repay a majority of the then outstanding borrowings under the Debtors’ Revolving Credit Agreement.  In the fourth quarter of 2015, pursuant to a separate private placement, Holdings issued $112.8 million in aggregate principal amount of 12.0% Senior Secured Notes due 2022 (the “12.0% Second Lien Notes” and together with the 8.625% Second Lien Notes, the “Second Lien Notes” and the holders of Second Lien Notes, the “Second Lien Noteholders”) to certain Second Lien Noteholders in exchange for approximately $289.6 million principal amount of Unsecured Notes.  The 12.0% Second Lien Notes were issued pursuant to that certain indenture dated December 21, 2015, with each of the other Debtors as named guarantors therein, and U.S. Bank National Association, as trustee (as amended, modified, or supplemented from time to time, the “12.0% Second Lien Note Indenture” and together with the 8.625% Second Lien Note Indenture, the “Second Lien Note Indenture”).

Pursuant to that certain Second Lien Security Agreement, dated as of May 1, 2015 (as amended, modified, or supplemented from time to time, including, without limitation, pursuant to that certain First Amendment to Second Lien Security Agreement, dated as of December 21, 2015, the “Second Lien Security Agreement”), the Second Lien Notes are secured by second-priority liens on the Prepetition Collateral.  Pursuant to the terms of that certain Intercreditor Agreement, dated as of May 1, 2015, between the Revolving Credit Agreement Agent, the Second Lien Note Trustee and the Third Lien Note Trustee (as defined herein) (as amended, modified, or supplemented from time to time, including, without limitation, pursuant to those certain Priority Confirmation Joinders dated as of September 10, 2015, and December 21, 2015, the “Intercreditor Agreement”), the security interest in those assets that secure the Second Lien Notes, the Third Lien Notes (as defined herein) and the guarantees are contractually subordinated to liens that secure the Revolving Credit Agreement and certain other permitted indebtedness.  The Second Lien Notes are jointly and severally and fully and unconditionally guaranteed on a senior basis by all of the Debtors’ wholly-owned subsidiaries, except HK TMS.

As of the date hereof, the aggregate principal amount outstanding under the Second Lien Notes is approximately $812.8 million, plus any applicable interest, fees, and other amounts.

(c)                      The Third Lien Notes

On September 10, 2015, Holdings issued approximately $1.02 billion in aggregate principal amount of 13.0% Third Lien Senior Secured Notes due 2022 (the “Third Lien Notes” and the holders of Third Lien Notes, the “Third Lien Noteholders”) to certain Unsecured Noteholders in exchange for approximately $1.57 billion principal amount of Unsecured Notes.  The Third Lien Notes were issued pursuant to that certain indenture with each of the other Debtors as named guarantors therein, and U.S. Bank National Association (the “Third Lien Note Trustee”), as trustee (as amended, modified, or supplemented from time to time, the “Third Lien Note Indenture”).

The Third Lien Notes mature on February 15, 2022.  Pursuant to that certain Third Lien Security Agreement, dated as of September 10, 2015 (the “Third Lien Security Agreement”), the Third Lien Notes are secured by third-priority liens on the Prepetition Collateral.  Under the terms of the Intercreditor Agreement, the security interest in those assets that secure the Third Lien Notes and the guarantees are contractually subordinated to liens that secure the Revolving Credit Agreement, the Second Lien Notes and certain other permitted indebtedness.  Consequently, the Third Lien Notes and the guarantees are effectively subordinated to the Revolving Credit Agreement, the Second Lien Notes and such other indebtedness to the extent of the value of such assets. The Third Lien Notes are jointly and severally and fully and unconditionally guaranteed on a senior basis by all of the Debtors’ wholly owned subsidiaries, except HK TMS.

As of the date hereof, the aggregate principal amount outstanding under the Third Lien Notes is approximately $1.02 billion, plus any applicable interest, fees, and other amounts.

(d)                     The Unsecured Notes

The 9.25% Senior Unsecured Notes

On August 13, 2013, Holdings issued approximately $400.0 million in aggregate principal amount of 9.25% Senior Unsecured Notes due 2022 (the “9.25% Senior Unsecured Notes”), pursuant to that certain indenture with each of the other Debtors as named guarantors therein, and U.S. Bank National Association (the “9.25% Senior Unsecured Note Trustee”), as trustee (as amended, modified, or supplemented from time to time, the “9.25% Senior Unsecured Note Indenture”).

The 9.25% Senior Unsecured Notes bear interest at a rate of 9.25% per annum with interest payable semiannually on February 15 and August 15.  The 9.25% Senior Unsecured Notes are senior unsecured obligations of the Debtors and are effectively subordinate to all of the Debtors’ secured debt, including secured debt under the Revolving Credit Agreement, the Second Lien Notes and the Third Lien Notes, and rank equally in right of payment with all of the Debtors’ other senior indebtedness.  The 9.25% Senior Unsecured Notes are jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by all of the Debtors’ wholly owned subsidiaries, except HK TMS.

As of the date hereof, the aggregate principal amount outstanding under the 9.25% Senior Unsecured Notes is approximately $37.2 million, plus any applicable interest, fees, and other amounts.

The 8.875% Senior Unsecured Notes

On November 6, 2012, Holdings issued approximately $750.0 million in aggregate principal amount of 8.875% Senior Unsecured Notes due 2021 (the “8.875% Senior Unsecured Notes”), pursuant to that certain indenture with each of the other Debtors as named guarantors therein, and U.S. Bank National Association (the “8.875% Senior Unsecured Note Trustee”), as trustee (as amended, modified, or supplemented from time to time, the “8.875% Senior Unsecured Note Indenture”).  On January 14, 2013, the Debtors issued an additional $600.0 million aggregate principal amount of 8.875% Senior Unsecured Notes, which are treated as a single series with, and are subject to substantially identical terms as, the 8.875% Senior Unsecured Notes issued previously.

The 8.875% Senior Unsecured Notes bear interest at a rate of 8.875% per annum with interest payable semiannually on May 15 and November 15.  The 8.875% Senior Unsecured Notes are senior unsecured obligations of the Debtors and are effectively subordinate to all of the Debtors’ secured debt, including secured debt under the Revolving Credit Agreement, the Second Lien Notes and the Third Lien Notes, and rank equally in right of payment with all of the Debtors’ other senior indebtedness.  The 8.875% Senior Unsecured Notes are jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by all of the Debtors’ wholly owned subsidiaries, except HK TMS.

As of the date hereof, the aggregate principal amount outstanding under the 8.875% Senior Unsecured Notes is approximately $297.2 million, plus any applicable interest, fees, and other amounts.

The 9.75% Senior Unsecured Notes

On July 16, 2012, Holdings  issued approximately $750.0 million in aggregate principal amount of 9.75% Senior Unsecured Notes due 2020 (the “9.75% Senior Unsecured Notes” and together with the 9.25% Senior Unsecured Notes and 8.875% Senior Unsecured Notes, the “Unsecured Notes” and the holders of Unsecured Notes, the “Unsecured Noteholders”), pursuant to that certain indenture with each of the other Debtors as named guarantors therein, and U.S. Bank National Association (the “9.75% Senior Unsecured Note Trustee” and, together with the 9.25% Senior Unsecured Note Indenture and the 8.875% Senior Unsecured Note Trustee, the “Unsecured Note Trustee”), as trustee (as amended, modified, or supplemented from time to time, the “9.75% Senior Unsecured Note Indenture” and together with the 9.25% Senior Unsecured Note Indenture and 8.875% Senior Unsecured Note Indenture, the “Unsecured Note Indentures”).  On January 14, 2013, the Debtors issued an additional $400.0 million aggregate principal amount of 9.75% Senior Unsecured Notes, which are treated as a single series with, and are subject to substantially identical terms as, the 9.75% Senior Unsecured Notes issued previously.

The 9.75% Senior Unsecured Notes bear interest at a rate of 9.75% per annum with interest payable semiannually on January 15 and July 15.  The 9.75% Senior Unsecured Notes are senior unsecured obligations of the Debtors and are effectively subordinate to all of the Debtors’ secured debt, including secured debt under the Revolving Credit Agreement, the Second Lien Notes and the Third Lien Notes, and rank equally in right of payment with all of the Debtors’ other senior indebtedness.  The 9.75% Senior Unsecured Notes are jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by all of the Debtors’ wholly owned subsidiaries, except HK TMS.

As of the date hereof, the aggregate principal amount outstanding under the 9.75% Senior Unsecured Notes is approximately $315.5 million, plus any applicable interest, fees, and other amounts.

(e)                      The Convertible Note

On February 8, 2012, Holdings issued to HALRES, LLC (formerly Halcón Resources LLC) $275.0 million in principal amount of an 8.0% senior unsecured convertible note due 2017 (the “Convertible Note”) pursuant to that certain Securities Purchase Agreement, effective December 21, 2011, by and between HALRES LLC and Halcón Resources Corporation (formerly RAM Energy Resources, Inc.) (as amended, modified or otherwise supplemented from time to time prior to the date hereof, the “Convertible Note Purchase Agreement”). The Convertible Note bears interest at a rate of

8.0% per annum, payable quarterly on March 31, June 30, September 30 and December 31 of each year.  On March 9, 2015, Holdings amended and restated the Convertible Note to, among other things, extend the maturity from 2017 to 2020.

The Convertible Note is a senior unsecured obligation of Holdings and is effectively subordinate to all of Holdings’ secured debt, including secured debt under the Revolving Credit Agreement, the Second Lien Notes and the Third Lien Notes to the extent of the value of the Prepetition Collateral, and ranks equally in right of payment with all of Holdings’ other senior indebtedness, but is structurally subordinated to the indebtedness of Holdings’ subsidiaries.

As of the date hereof, the aggregate principal amount outstanding under the Convertible Note is approximately $289.7 million, plus any applicable interest, fees, and other amounts.

(f)                       The Series A Perpetual Convertible Preferred Stock

On June 18, 2013, the Debtors completed an offering of 345,000 shares of 5.75% Series A Convertible Perpetual Preferred Stock (the “Preferred Stock” and the holders of Preferred Stock, the “Preferred Holders”) at a public offering price of $1,000 per share (the “Liquidation Preference”).  The Debtors used the net proceeds to repay a portion of the then outstanding borrowings under their Revolving Credit Agreement.

Pursuant to that certain Certificate of Designations, Preferences, Rights and Limitations of 5.75% Series A Convertible Perpetual Preferred Stock of Holdings, dated as of June 17, 2013 (the “Preferred Stock Certificate of Designation”), holders of Preferred Stock are entitled to receive, when, as and if declared by the Holdings’ board of directors, cumulative dividends at the rate of 5.75% per annum (the “Dividend Rate”) on the Liquidation Preference per share of the Preferred Stock, payable quarterly in arrears on each dividend payment date. Dividends may be paid in cash or, where freely transferable by any non-affiliate recipient thereof, in common stock of Holdings, or a combination thereof, and are payable on March 1, June 1, September 1 and December 1 of each year.  During the year ended December 31, 2015, Holdings incurred cumulative, declared dividends of $18.0 million by paying $8.2 million in cash and issuing approximately 1.4 million shares of common stock.  As of December 31, 2015, cumulative, undeclared dividends on the Preferred Stock amounted to approximately $1.2 million.  As of June 1, 2016, 222,454 shares of Preferred Stock were issued and outstanding.

III.
KEY EVENTS LEADING TO THE COMMENCEMENT OF CHAPTER 11 CASES

A.                        Collapse in Oil Prices

The prices of crude oil and natural gas have declined dramatically since mid-year 2014, having recently reached multiyear lows, as a result of robust non Organization of the Petroleum Exporting Countries’ (OPEC) supply growth led by unconventional production in the United States, weakening demand in emerging markets, and OPEC’s decision to continue to produce at high levels.  In addition, the Debtors have hedged only a limited amount of their anticipated oil and gas production beyond 2016, which will result in materially lower revenues and cash flows from operations in 2017 and beyond if commodity prices remain at current levels.

Despite efforts to undertake transactions to reduce long-term debt and reduce spending that are discussed below, the Debtors have determined that they are unable to withstand the ongoing and precipitous decline in oil and gas prices and the corresponding decline in the Debtors’ revenues and cash flows and the diminution in value of its oil and gas properties.

Based on current market conditions, the Debtors believe that a reduction in their long-term debt and cash interest obligations is needed to improve their financial position and flexibility.

B.                        2015 Restructuring Transactions

In response to deteriorating commodity prices, the Debtors, among other things, reduced their spending and completed a series of transactions in 2015 (described in more detail below) that resulted in the reduction of their long-term debt by approximately $1.0 billion and reduced their annual interest burden by approximately $53.5 million.  The Debtors also extended the maturity date and amended other provisions of certain of their debt agreements to provide more flexibility.  Specifically, during 2015, the Debtors, among other things, consummated the following transactions to reduce their spending reduce their indebtedness, extend debt maturities, and provide more financial flexibility:

•                  Issuance and Exchange of Second Lien Notes for Unsecured Notes — As set forth above, on May 1, 2015, the Debtors completed the issuance of $700.0 million in aggregate principal amount of Second Lien Notes in a private offering to repay a majority of the then outstanding borrowings under the Debtors’ Revolving Credit Agreement and thereby significantly improving the Debtors’ liquidity.  In addition, in December 2015, the Debtors issued approximately $112.8 million in aggregate principal amount of Second Lien Notes in exchange for approximately $289.6 million principal amount of Unsecured Notes.

•                  Amendments to the Revolving Credit Agreement — During 2015, the Debtors agreed to several amendments to the Revolving Credit Agreement, which, among other things, permitted the Debtors to incur the debt under their Second Lien Notes and Third Lien Notes and to grant the liens in connection therewith, provided the Debtors’ additional flexibility with respect to exchanges and repurchases of Unsecured Notes, and set or reaffirmed the borrowing base under the Revolving Credit Agreement.

•                  Repurchase of Unsecured Notes — During the fourth quarter of 2015, the Debtors repurchased approximately $44.5 million principal amount of Unsecured Notes, consisting of $6.2 million principal amount of 9.75% Senior Unsecured Notes, $28.0 million principal amount of 8.875% Senior Unsecured Notes, and $10.3 million principal amount of 9.25% Senior Unsecured Notes.  The net cash used to make these repurchases was approximately $14.8 million. During the first quarter of 2016, the Debtors repurchased approximately $91.8 million principal amount of their Unsecured Notes, consisting of $24.5 million principal amount of 9.75% Senior Unsecured Notes, $51.8 million principal amount of 8.875% Senior Unsecured Notes, and $15.5 million principal amount of 9.25% Senior Unsecured Notes for cash at prevailing market prices at the time of the transactions. The net cash used to make these repurchases was approximately $9.7 million. Upon the settlement of each repurchase, the Debtors paid all accrued and unpaid interest since the respective interest payment dates of the Unsecured Notes repurchased.

•                  Unsecured Notes Exchanged for Third Lien Notes — As set forth above, in September 2015, the Debtors issued approximately $1.02 billion in aggregate principal amount of Third Lien Notes in exchange for approximately $1.57 billion principal amount of Unsecured Notes in privately negotiated transactions with certain holders of the Debtors’ outstanding Unsecured Notes.

•                  Amendments to Convertible Note — On March 9, 2015, Holdings entered into an amendment to the Convertible Note which, among other things, extended the maturity date of the Convertible Note by three years, from February 8, 2017 to February 8, 2020. The Convertible Note originally provided for prepayment without premium or penalty at any time after February 8, 2014, at which time it also became convertible into shares of Holdings’ common stock at a conversion price of $22.50 per share. Pursuant to the amendment, these dates were extended and the conversion price was adjusted, such that at any time after March 9, 2017, Holdings would be permitted to prepay the Convertible Note without premium or penalty, and the Convertible Noteholder could elect to convert all or any portion of unpaid principal and interest outstanding under the Convertible Note to shares of common stock at a conversion price of $12.20 per share, subject to adjustments for stock splits and other customary anti-dilution provisions as set forth in the Convertible Note.

•                  Long-Term Debt Exchanged for Common Stock — During the second quarter of 2015, the Debtors entered into several exchange agreements with holders of their Unsecured Notes in which they agreed to exchange an aggregate of $258.0 million principal amount of their Unsecured Notes for approximately 29.0 million shares of the Debtors’ common stock.

•                  Equity Distribution Agreement — On March 18, 2015, the Debtors entered into an Equity Distribution Agreement with BMO Capital Markets Corp., Jefferies LLC and MLV & Co. LLC (collectively, the “Managers”), pursuant to which, the Debtors sold, from time to time during 2015 through the Managers, by means of ordinary brokers’ transactions through the facilities of the NYSE at market prices, a total of approximately 1.9 million shares of the Debtors’ common stock for net proceeds of approximately $15.0 million, after deducting offering expenses.

Despite the best efforts of the Debtors and their senior management to actively manage their capital structure to restructure and reduce their interest expense and debt obligations, the significant and sustained drop in oil prices and related decrease in the Debtors’ revenues and cash flows from operations caused uncertainty regarding the viability of the Debtors’ leveraged capital structure over the long term.  Accordingly, the Debtors determined that their enterprise could no longer sustain their capital structure and began to explore potential transactions that would allow the Debtors to deleverage their capital structure and better position the Reorganized Debtors for long-term success.

In response to this, in February 2016, the Debtors retained Weil, Gotshal & Manges LLP, as counsel, and PJT Partners LP (“PJT Partners”), as financial advisors, to assist them in developing and implementing a comprehensive restructuring plan.

C.                        Prepetition Negotiations with the Consenting
Creditors and the Restructuring Support Agreement

Having retained their own restructuring advisors, the Debtors and their advisors immediately commenced negotiations with certain of the Consenting Third Lien Noteholders regarding a comprehensive financial restructuring for the Debtors.  Recognizing the importance of swift action to preserve liquidity and enterprise value, the parties quickly entered into non-disclosure agreements to allow the Consenting Third Lien Noteholders to conduct due diligence and begin negotiations.  Shortly thereafter, the parties began exchanging initial term sheets for a potential financial restructuring of the Debtors.

After engaging in good faith and arms’ length negotiations with representatives of each of the groups comprising the Consenting Creditors, on June 9, 2016, the Debtors, the Consenting Third Lien Noteholders, the Consenting Unsecured Noteholders, the Convertible Noteholder and the Consenting Preferred Holders agreed on the terms of a financial restructuring on substantially similar terms to those set forth on that certain Restructuring Term Sheet annexed as Exhibit A to the Restructuring Support Agreement (the “Restructuring Term Sheet”).

Under the Restructuring Support Agreement, each of the Consenting Creditors agreed to, among other things: (i) vote any Claim or Interests it holds against, or in, the Debtors to accept the Plan and not (a) change or withdraw (or cause to be changed or withdrawn) its vote to accept the Plan, (b) object to, delay, impede, or take any other action to interfere with acceptance or implementation of the Plan, or (c) directly or indirectly solicit, encourage, propose, file, support, participate in the formulation of, or vote for, any restructuring, sale of assets, merger, workout or plan of reorganization for any of the Debtors other than the Plan; (ii) subject to certain exceptions, condition any transfer of its Claims against, or Interests in, the Debtors to the transferee thereof being an existing Consenting Creditor or becoming party to the Restructuring Support Agreement; and (iii) to the extent any Consenting Creditor acquires any additional Claims against, or Interests in, Holdings, vote any such additional Claims or other Claims or Interests (including Preferred Stock) entitled to vote on the Plan in a manner consistent with the Restructuring Support Agreement.

The Restructuring Support Agreement also provides for various termination events.  Depending on the termination event, Consenting Third Lien Noteholders holding at least a majority of the outstanding principal amount of the Third Lien Notes held by such holders (the “Requisite Third Lien Noteholders”), Consenting Unsecured Noteholders holding at least a majority of the outstanding principal amount of the Unsecured Notes held by such holders (the “Requisite Unsecured Noteholders”), the Convertible Noteholder, and Consenting Preferred Holders holding at least a majority of the Preferred Stock held by such holders (the “Requisite Preferred Holders” and, together with the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders, and the Convertible Noteholder, the “Requisite Creditors”), and the Debtors each have the ability to terminate the Restructuring Support Agreement.  Additionally, the Restructuring Support Agreement terminates automatically without any further required action or notice on the Effective Date.  Finally, the Restructuring Support Agreement and the obligations of all parties thereto may be terminated by mutual agreement among the Debtors and the Requisite Creditors.  As set forth above, pursuant to the Restructuring Support Agreement, the Debtors are only obligated to commence the Chapter 11 Cases if they receive the requisite votes to satisfy the requirements for class acceptance under section 1126 of the Bankruptcy Code from each class of creditors and interest holders entitled to vote on the Plan.

IV.
ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES

Subject to receiving the requisite votes under the Restructuring Support Agreement, the Debtors agreed to file voluntary petitions for relief under chapter 11 of the Bankruptcy Code on or before August 2, 2016 (the “Petition Date”) and file the Plan and this Disclosure Statement within one (1) business day of the Petition Date.  The filing of the petitions will commence the Chapter 11 Cases, at which time the Debtors will be afforded the benefits, and become subject to the limitations, of the Bankruptcy Code.

A.                        Commencement of Chapter 11 Cases and First Day Motions

The Debtors intend to continue to operate their business in the ordinary course during the pendency of the Chapter 11 Cases as they had prior to the Petition Date.  To facilitate the prompt and efficient implementation of the Plan through the Chapter 11 Cases, the Debtors intend to seek to have the Chapter

11 Cases assigned to the same bankruptcy judge and administered jointly.  The Debtors also plan to file various motions seeking relief from the Bankruptcy Court which, if granted, will ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations.  The following is a brief overview of the relief the Debtors intend to seek on the Petition Date to maintain their operations in the ordinary course.

1.                          Cash Management System

The Debtors maintain a centralized cash management system designed to receive, monitor, aggregate, and distribute cash.  On the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue the use of their existing cash management system, bank accounts, and related business forms, as well as to continue their intercompany arrangements with non-Debtors to avoid a disruption in the Debtors’ operations and facilitate the efficient administration of the Chapter 11 Cases.

2.                          Use of Cash Collateral

To address their working capital needs and fund their reorganization efforts, the Debtors require the use of cash subject to liens (the “Cash Collateral”) granted in favor of the holders of the Revolving Credit Agreement Lenders, the Second Lien Noteholders and the Third Lien Noteholders, pursuant to the Guarantee and Collateral Agreement, the Second Lien Security Agreement and the Third Lien Security Agreement.  On the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue to use the Cash Collateral in the ordinary course of business subject to certain restrictions.  The Debtors may elect to seek funding for the Chapter 11 Cases by means of DIP Financing, which may include a “roll-up” of some or all of the Revolving Credit Facility.

3.                          Taxes

Pursuant to the Plan, the Debtors intend to pay all taxes and regulatory obligations in full.  To minimize any disruption to the Debtors’ operations and ensure the efficient administration of the Chapter 11 Cases, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to pay all taxes, fees, and similar charges and assessments that arose prepetition, including any such amounts that become due and owing postpetition, to the appropriate taxing, regulatory, or other governmental authority in the ordinary course of the Debtors’ business.

4.                          Utilities

In the ordinary course of business, the Debtors incur certain expenses related to essential utility services, such as electricity, gas, water, satellite, and telecommunications.  Accordingly, on the Petition Date, the Debtors intend to seek (i) authority from the Bankruptcy Court to continue payments to such utility providers in the ordinary course and (ii) approval of procedures to provide such utility providers with adequate assurance that the Debtors will continue to honor their obligations in the ordinary course.

5.                          Insurance

The maintenance of certain insurance coverage is essential to the Debtors’ operations and is required by laws, various regulations, financing agreements, and revenue contracts.  The Debtors believe that the satisfaction of their obligations relating to their insurance policies, whether arising pre- or postpetition, is necessary to maintain the Debtors’ relationships with their insurance providers and ensure the continued availability and commercially reasonable pricing of such insurance coverage.  Accordingly, on the

Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue to honor their obligations under their existing policies in the ordinary course.

6.                          Employee Wages and Benefits

The Debtors’ business, including the operation of the Debtors’ oil and gas properties, is labor intensive and relies upon hundreds of employees and contractors.  To minimize the uncertainty and potential distractions associated with the Chapter 11 Cases and the potential disruption of the Debtors’ operations resulting therefrom, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue to honor their obligations to their workforce in the ordinary course of business, including (i) the payment of pre- and postpetition wages, salaries, reimbursable employee expenses, and accrued and unpaid employee benefits and (ii) the continuation of the Debtors’ benefit programs and policies.

7.                          Royalties and JIB Billings

The Debtors are parties to numerous joint operating agreements and other contracts governing operations on their oil and gas or leases.  In addition, the Debtors are obligated, pursuant to their oil and gas leases, to remit revenue to the lessors who own the mineral rights leased by the Debtors, which is attributable to their share of production from the producing wells located on their respective leases or leases and lands pooled or unitized therewith, free of expenses of production.  Further, certain assignments of the oil and gas leases created an interest in a share of the production from the producing wells located on the respective leases or leases and lands pooled or unitized therewith, free of expenses of production, that burden the Debtors’ working interest in the leases.  In order to preserve the status quo, avoid the incurrence of unnecessary statutory liens, and to eliminate the risk of pervasive litigation over the existence of statutory liens, lien priorities, and the amounts of claims of the various interest owners, the Debtors will request interim and final authority to (i) deliver, in the ordinary course of business, the funds owed to the holders of royalty interests and working interests as required by the leases and related agreements; and (ii) continue to satisfy the obligations incurred in connection with the operation of their oil and gas leases, including their lease operating expenses, joint interest billing and other joint operating agreement  obligations , in the ordinary course of business and without regard to whether such obligations related to pre- or post-petition periods.

8.                          Trade Payables

In the ordinary course of business, the Debtors incur various fixed, liquidated, and undisputed payment obligations (the “Trade Payables”) to various third-party providers of goods and services that facilitate the Debtors’ business operations (the “Trade Creditors”).  On the Petition Date, the Debtors intend to seek interim and final authority from the Bankruptcy Court to pay, in the ordinary course of business, Allowed prepetition claims (the “Trade Claims”) of the Trade Creditors.  The Debtors believe that satisfaction of the Trade Creditors’ claims is necessary for the ongoing business operations of Debtors.  Certain of these creditors may be entitled to assert liens against certain of the Debtors’ assets under various state or federal laws.  Additionally, nonpayment of these creditors may lead to a discontinuance of services that may create health, safety, or environmental risks or affect the Debtors’ abilities to perform under customer contracts.

B.                        Other Procedural Motions and Retention of Professionals

The Debtors intend to file several other motions that are common to chapter 11 proceedings of similar size and complexity as the Chapter 11 Cases, including applications to retain various professionals to assist the Debtors in the Chapter 11 Cases.

C.                        Timetable for the Chapter 11 Cases

In accordance with the Restructuring Support Agreement, the Debtors are obligated to proceed with the implementation of the Plan through the Chapter 11 Cases.  Among the milestones contained in the Restructuring Support Agreement are the requirements that the Debtors commence the Chapter 11 Cases no later than August 2, 2016, confirm the Plan no later than forty-five (45) calendar days after the Petition Date, and consummate the Plan no later than sixty (60) calendar days after the Petition Date.  Although the Debtors will request that the Bankruptcy Court approve the timetable set forth in the Restructuring Support Agreement, there can be no assurance that the Bankruptcy Court will grant such relief.  Achieving the various milestones under the Restructuring Support Agreement is crucial to reorganizing the Debtors successfully.

V.
PENDING LITIGATION

The Debtors are involved in a number of lawsuits and matters which have arisen in the ordinary course of business.  The Debtors do not expect any liability they may have in these matters to have a material adverse effect on their consolidated financial statements.  The Debtors, however, cannot predict with certainty the outcome or effect of pending or threatened litigation or legal proceedings, and the eventual outcome could materially differ from their current estimates.

VI.
SUMMARY OF THE PLAN

This section of the Disclosure Statement summarizes the Plan, a copy of which is annexed hereto as Exhibit A.  This summary is qualified in its entirety by reference to the Plan.

A.                        Administrative Expense and Priority Claims

1.                          Treatment of Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim and the Debtors or the Reorganized Debtors agree to different treatment, the Debtors (or the Reorganized Debtors, as the case may be) will pay to each holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, or liabilities arising under loans or advances to or other obligations incurred by the Debtors, as debtors in possession, whether or not incurred in the ordinary course of business, will be paid by the Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

2.                          Treatment of Fee Claims

All entities seeking an award by the Bankruptcy Court of Fee Claims (a) will file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is forty-five (45) days after the Effective Date, (b) will be paid in full from the Debtors’ or Reorganized Debtors’ Cash on hand in such amounts as are Allowed by the Bankruptcy Court (i) upon the later of (A) the Effective Date and (B) the date upon which the order relating to any such Allowed Fee

Claim is entered or (ii) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors or, on and after the Effective Date, the Reorganized Debtors.  The Reorganized Debtors will be authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

3.                          Treatment of Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim will receive, at the sole option of the Debtors or the Reorganized Debtors, with the reasonable consent of the Requisite Third Lien Noteholders, (a) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years after the date of assessment of such Allowed Priority Tax Claim; provided, that the Debtors reserve the right to prepay all or a portion of any such amounts at any time under this option.  All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date will be paid in the ordinary course of business or under applicable non-bankruptcy law as such obligations become due.

B.                        Classification of Claims and Interests

1.                          Classification in General

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

2.                          Formation of Debtor Groups for Convenience Only

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Plan.  Such groupings will not unfairly prejudice or harm any creditor because they will not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets, and, except as otherwise provided by or permitted under the Plan, all Debtors will continue to exist as separate legal Entities.

3.                          Summary of Classification of Claims and Interests

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code and (c) presumed to accept or deemed to reject the Plan, as the case may be.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in this Section 3.  The classification of Claims and Interests set forth in the Plan will apply separately to each of the Debtors.  All of the potential Classes for the Debtors are set forth in the Plan.  Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes will be treated as set forth in Section 3.3 of the Plan.

Class	Designation	Treatment	Entitled to Vote
1	Other Priority Claims	Unimpaired	No (presumed to accept)
2	Other Secured Claims	Unimpaired	No (presumed to accept)
3	Revolving Credit Agreement Claims	Unimpaired	No (presumed to accept)
4	Second Lien Note Claims	Unimpaired	No (presumed to accept)
5	Third Lien Note Claims	Impaired	Yes
6	Unsecured Note Claims	Impaired	Yes
7	Convertible Note Claims	Impaired	Yes
8	General Unsecured Claims	Unimpaired	No (presumed to accept)
9	Intercompany Claims	Unimpaired	No (presumed to accept)
10	Intercompany Interests	Unimpaired	No (presumed to accept)
11	Preferred Stock Interests	Impaired	Yes
12	Existing Equity Interests	Impaired	No (deemed to reject)
13	Section 510(b) Claims	Impaired	No (deemed to reject)

4.                          Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan will affect the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

5.                          Elimination of Vacant Classes

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes will be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

6.                          Voting; Presumptions; Solicitation

(a)                                 Acceptance by Certain Impaired Classes.  Only holders of Allowed Claims and Interests in Classes 5, 6, 7, and 11 are entitled to vote to accept or reject the Plan.  An Impaired Class of Claims or Interests will have accepted the Plan if (A)(i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan or (B) the holders of at least two-thirds (2/3) in amount of Allowed Interests actually voting in such Class have voted to accept the Plan.  Holders of Claims in Classes 5, 6, 7 and 11 will receive ballots containing detailed voting instructions.

(b)                                 Presumed Acceptance by Unimpaired Classes.  Holders of Claims and Interests in Classes 1, 2, 3, 4, 8, 9, and 10 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Accordingly, such holders are not entitled to vote to accept or reject the Plan.

7.                          Cramdown

If any Class of Claims entitled to vote on the Plan does not vote to accept the Plan, the Debtors may (a) seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify the Plan in accordance with the terms thereof and the Bankruptcy Code.

8.                          No Waiver

Except insofar as a Claim or Interest is Allowed under the Plan, notwithstanding Section 7.1 of the Plan nothing contained in the Plan will be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim.

C.                        Treatment of Claims and Interests

1.                          Class 1: Other Priority Claims

Class 1 is Unimpaired, and the holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Other Priority Claims are not entitled to vote to accept or reject the Plan.  Except to the extent that a holder of an Allowed Other Priority Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each such holder will receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Claim, payable on the later of the Effective Date of the Plan and the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, in each case, or as soon as reasonably practical thereafter.

2.                          Class 2: Other Secured Claims

Class 2 is Unimpaired, and the holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.  Except to the extent that a holder of an Allowed Other Secured Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each holder of an Allowed Other Secured Claim will receive, at the option of the Debtors or the Reorganized Debtors, with the reasonable consent of the Requisite Third Lien Noteholders, either (i) payment in full in Cash in full and final satisfaction of such claim, payable on the later of the Effective Date of the Plan and the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, or, in each case, as soon as reasonably practical thereafter, (ii) Reinstatement pursuant to section 1124 of the Bankruptcy Code or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

3.                          Class 3: Revolving Credit Agreement Claims

Class 3 is Unimpaired, and the holders of Revolving Credit Agreement Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  The Revolving Credit Agreement Claims will be Allowed as Secured Claims with respect to funded loans and the face amount of undrawn letters of credit as of the Effective Date in the approximate aggregate principal (or face) amount of $450,000,000 as of the Effective Date (which amount shall be reduced by any portion of the Revolving Credit Agreement Claims that are repaid or otherwise “rolled up” into a DIP Financing, plus any unpaid accrued interest, letter of credit fees, other fees, and unpaid reasonable fees and expenses as of the Effective Date, in each case as required under the terms of the Revolving Credit Agreement and to the extent not already paid pursuant to the Adequate Protection Order).  On the Effective Date of the Plan, or as soon as practicable thereafter, each holder of an Allowed Revolving Credit Agreement Claim will receive, in full and final satisfaction of such Allowed Revolving Credit Agreement Claim, its Pro Rata share of the commitments and/or loans made pursuant to the Amended Revolving Credit Agreement and will receive its benefits and be bound by the obligations therein, which will also provide for the renewal of existing letters of credit and the issuance of new letters of credit on the terms and conditions to be set forth in the Amended Revolving Credit Agreement.

The terms of the Amended Revolving Credit Agreement will be (a) in form and substance reasonably satisfactory to the Requisite Unsecured Noteholders, and (b) in form and substance satisfactory to the Debtors and the Requisite Third Lien Noteholders.

4.                          Class 4: Second Lien Note Claims

Class 4 is Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Second Lien Note Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Second Lien Note Claims.  The Second Lien Note Claims will be Allowed in the amount of $824,413,181 (including accrued and unpaid interest as of the Effective Date), plus any other amounts and obligations payable under the Second Lien Note Indenture as of the Effective Date, and will not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.  The legal, equitable, and contractual rights of the holders of Allowed Second Lien Note Claims are unaltered by the Plan.  On the Effective Date of the Plan, the holders of Allowed Second Lien Note Claims will have their Allowed Second Lien Note Claims Reinstated.

5.                          Class 5: Third Lien Note Claims

Class 5 is Impaired, and holders of Third Lien Note Claims in Class 5 are entitled to vote to accept or reject the Plan.  The Third Lien Note Claims will be Allowed in the amount of $1,045,907,621 (including accrued and unpaid interest as of the Petition Date), plus any other amounts and obligations payable under the Third Lien Note Indenture as of the Petition Date, and will not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.  On the Effective Date of the Plan, each holder of an Allowed Third Lien Note Claim will be entitled to receive, in full and final satisfaction of such Allowed Third Lien Note Claim, its Pro Rata share of: (i) the Third Lien Noteholder New Common Shares; and (ii) the Third Lien Noteholder Cash Distribution.

6.                          Class 6: Unsecured Note Claims

Class 6 is Impaired, and the holders of Unsecured Note Claims are entitled to vote to accept or reject the Plan.  The Unsecured Note Claims will be Allowed in the amount of $662,711,319 (including accrued and unpaid interest as of the Petition Date), plus any other amounts and obligations payable under the Unsecured Note Indentures as of the Petition Date, and will not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.  On the Effective Date, each holder of an Allowed Unsecured Note Claim will be entitled to receive, in full and final satisfaction of such Allowed Unsecured Note Claim, its Pro Rata share of: (i) the Unsecured Noteholder Cash Distribution; (ii) the Unsecured Noteholder New Common Shares; and (iii) the Unsecured Noteholder New Warrants; provided, however, that if the Unsecured Note Claims Class is a Rejecting Class, then: (1) the Convertible Noteholder New Warrants will not be issued under the Plan; (2) the New Common Shares that were to be distributed to the holder of Allowed Convertible Note Claims and Allowed Existing Equity Interests will be reallocated and distributed Pro Rata to the holders of Allowed Third Lien Note Claims on the Effective Date; and (3) if the Debtors elect not to terminate the Restructuring Support Agreement, then the distributions to be received by the holders of Allowed General Unsecured Claims will be modified so as to comply with section 1129(b) of the Bankruptcy Code, subject to the Consenting Third Lien Noteholders’ rights under Section 9 of the Restructuring Support Agreement.

7.                          Class 7: Convertible Note Claims

Class 7 is Impaired, and the holder of the Convertible Note Claims is entitled to vote to accept or reject the Plan.  The Convertible Note Claims will be Allowed in the amount of $297,586,588 (including accrued and unpaid interest as of the Petition Date), plus any other amounts and obligations payable under the Convertible Note Purchase Agreement as of the Petition Date, and will not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.  On the Effective Date, the holder of the Allowed Convertible Note Claims will be entitled to receive, in full and final satisfaction of such Allowed Convertible Note Claims: (i) the Convertible Noteholder Cash Distribution; (ii) the Convertible Noteholder New Common Shares; and (iii) the Convertible Noteholder New Warrants; provided, however, that if the Unsecured Note Claims Class is a Rejecting Class then: (1) the Convertible Noteholder New Warrants will not be issued under the Plan; (2) the New Common Shares that would have been distributed to the holder of Allowed Convertible Note Claims under the Plan will be reallocated and distributed Pro Rata to the holders of Allowed Third Lien Note Claims on the Effective Date; and (3) the Cash that was to be distributed to the holder of Allowed Convertible Note Claims pursuant to the Convertible Noteholder Cash Distribution will remain property of the Debtors and will vest in the Reorganized Debtors on the Effective Date; provided, further, however, that if the Unsecured Note Claims Class accepts the Plan and the Convertible Note Claims Class is a Rejecting Class, then: (x) the Convertible Noteholder New Warrants will not be issued under the Plan; (y) the New Common Shares that would have been distributed to the holder of Allowed Convertible Note Claims under the Plan will be reallocated and distributed on the Effective Date to the holders of Allowed Third Lien Note Claims and

Allowed Unsecured Note Claims pro rata based on their respective holdings of New Common Shares to be distributed to such Classes pursuant to the Plan; and (z) the Cash that was to be distributed to the holder of Allowed Convertible Note Claims pursuant to the Convertible Noteholder Cash Distribution will remain property of the Debtors and will vest in the Reorganized Debtors on the Effective Date.

8.                          Class 8: General Unsecured Claims

Class 8 is Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed General Unsecured Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed General Unsecured Claims.  Except to the extent that a holder of an Allowed General Unsecured Claim against any of the Debtors has agreed to less favorable treatment of such Claim, the legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by the Plan.  On and after the Effective Date, except to the extent that a holder of a General Unsecured Claim agrees to different treatment, the Debtors or Reorganized Debtors, as applicable, will continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced; provided, however, that if the Unsecured Note Claims Class is a Rejecting Class then the distributions to be received by the General Unsecured Claims will be modified so as to comply with section 1129(b) of the Bankruptcy Code, subject to the Consenting Third Lien Noteholders’ rights under Section 9 of the Restructuring Support Agreement.

9.                          Class 9: Intercompany Claims

Class 9 is Unimpaired.  Pursuant to sections 1126(f) and 1126(g) of the Bankruptcy Code, the holders of Intercompany Claims against the Debtors are not entitled to vote to accept or reject the Plan.  On the Effective Date of the Plan, all Intercompany Claims will be paid, adjusted, reinstated or discharged to the extent reasonably determined to be appropriate by the Debtors subject to the consent of the Requisite Third Lien Noteholders and Requisite Unsecured Noteholders, which consent shall not be unreasonably withheld.

10.                   Class 10: Intercompany Interests

Class 10 is Unimpaired, and the holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

11.                   Class 11: Preferred Stock Interests

Class 11 is Impaired, and the holders of Preferred Stock Interests are entitled to vote to accept or reject the Plan.  The Preferred Stock Interests will be Allowed in the amount of $222,454,000, and will not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.  On the Effective Date, each holder of an Allowed Preferred Stock Interest will be entitled to receive, in full and final satisfaction of such Allowed Preferred Stock Interest, its Pro Rata share of the Preferred Stock Cash Distribution; provided, however, that if any of the Unsecured Note Claims, the Convertible Note Claims or the Preferred Stock Interests Classes is a Rejecting Class, then the Preferred Holders will not receive or retain any value under the Plan and the Cash to be distributed pursuant to the Preferred Stock Cash Distribution will remain property of the Debtors and will vest in the Reorganized Debtors on the Effective Date.

12.                   Class 12: Existing Equity Interests

Class 12 is Impaired by the Plan, and holders of Allowed Existing Equity Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, holders of Allowed Existing Equity Interests are not entitled to vote to accept or reject the Plan.  On the Effective Date, (i) all Existing Equity Interests will be cancelled, and (ii) the holders of Existing Equity Interests will receive New Common Shares representing, in the aggregate, 4.0% of the total outstanding shares of Reorganized Holdings (subject to dilution by the Management Incentive Plan and, to the extent applicable, the exercise of the New Warrants); provided, however, that if: (1) the Unsecured Note Claims Class is a Rejecting Class, then Existing Equity Interests will not receive or retain any value under the Plan and the New Common Shares that would have been distributed to Existing Equity Interests under the Plan will be reallocated and distributed Pro Rata to the holders of Allowed Third Lien Note Claims on the Effective Date; (2) the Unsecured Note Claims Class accepts the Plan and the Convertible Noteholder Claims is a Rejecting Class, then Existing Equity Interests will not receive or retain any value under the Plan and the New Common Shares that would have been distributed to Existing Equity Interests under the Plan shall be reallocated and distributed on the Effective Date pro rata to the holders of Allowed Third Lien Note Claims and Allowed Unsecured Note Claims based on their respective holdings of New Common Shares to be distributed to such Classes pursuant to the Plan; and (3) the Unsecured Note Claims and the Convertible Note Claims Classes accept the Plan and the Preferred Stock Interests Class is a Rejecting Class, then Existing Equity Interests will not receive or retain any value under the Plan and the New Common Shares that would have been distributed to Existing Equity Interests under the Plan will be reallocated and distributed on the Effective Date pro rata to the holders of Allowed Third Lien Note Claims, Allowed Unsecured Note Claims and Allowed Convertible Note Claims based on their respective holdings of New Common Shares to be distributed to such Classes pursuant to the Plan.

Notwithstanding anything herein to the contrary, any restricted shares of common stock of Holdings issued pursuant to the First Amended and Restated 2012 Long-Term Incentive Plan and the Equity-Based Incentive Policy will vest immediately prior to the Effective Date and be treated as Existing Equity Interests under the Plan.

13.                   Class 13: Section 510(b) Claims

Class 13 is Impaired by the Plan, and holders of Allowed Section 510(b) Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, holders of Allowed Section 510(b) Claims are not entitled to vote to accept or reject the Plan.  The holders of Section 510(b) Claims will not receive or retain any property under the Plan on account of such Section 510(b) Claims and the obligations of the Debtors and the Reorganized Debtors on account of Section 510(b) Claims will be discharged.

D.                        Means for Implementation

1.                          Compromise and Settlement of Claims, Interests and Controversies

Pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan will constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a holder of a Claim may have with respect to any Allowed Claim or any distribution to be made on account of such Allowed Claim.  The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and holders of Claims and Interests and is fair, equitable and reasonable.  In accordance with the provisions of the Plan, pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, prior to the Effective Date, the Debtors (with the consent of the Requisite Third Lien Noteholders) and after the Effective Date, the Reorganized Debtors, may compromise and settle Claims against the Debtors or the Reorganized Debtors, as applicable, and Causes of Action against other entities.

2.                          Amended Revolving Credit Agreement

On the Effective Date, the Amended Revolving Credit Agreement will be executed and delivered, and the Reorganized Debtors will be authorized to execute, deliver and enter into the Amended Revolving Credit Agreement in connection with the distribution to holders of Class 3 Revolving Credit Agreement Claims, without the need for any further corporate action and without further action by the holders of Claims or Interests.  The form of Amended Revolving Credit Agreement will be filed as part of the Plan Supplement.

All Liens and security interests granted pursuant to the Amended Revolving Credit Agreement are intended to be (i) valid, binding, perfected, enforceable, Liens and security interests in the personal and real property described in and subject to such documents, with the priorities established in respect thereof under applicable non-bankruptcy law and (ii) not subject to avoidance, recharacterization or subordination under any applicable law.

3.                          Authorization and Issuance of Plan Securities

The Debtors or Reorganized Debtors, as applicable, will be authorized under the Plan to issue all plan-related securities and documents, including, without limitation, the New Common Shares, the New Warrants and any options or entitlements to purchase such plan-related securities, without the need for any further corporate, partnership or limited liability company action.

The Boards of Directors of the Debtors and the Reorganized Debtors and Reorganized Holdings will each use their reasonable best efforts to have the New Common Shares and New Warrants listed on a nationally recognized exchange, as soon as practicable subject to meeting applicable listing requirements following the Effective Date.

4.                          Exercise of Existing Warrants

The holders of Existing Warrants will have until the Warrant Record Date to exercise their respective rights under the Existing Warrants to purchase common stock of the Debtors and to have such common stock interests treated as Existing Equity Interests under the Plan.

To the extent a holder of Existing Warrants does not exercise its Existing Warrants prior to the Warrant Record Date, such Existing Warrants will be cancelled and the holders of such Existing Warrants will not receive or retain any value under the Plan on account of such non-exercised Existing Warrants.

5.                          Cancellation of Existing Securities and Agreements

Except as expressly provided in the Plan, on the Effective Date, all notes, instruments, certificates evidencing debt to or interests in, the Debtors, including, without limitation, the Third Lien Notes, the Third Lien Note Indenture, the Unsecured Notes, the Unsecured Note Indentures, the Convertible Note Purchase Agreement, the Preferred Stock Certificate of Designation, the Existing Warrants and all options and other entitlements to purchase and/or receive Existing Equity Interests or Existing Warrants will be cancelled and obligations of the Debtors thereunder will be discharged; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, the Third Lien Note Indenture, the Unsecured Note Indentures, and the Convertible Note Purchase Agreement will continue in effect solely for purposes of enabling holders of Allowed Claims and Interests to receive distributions under the Plan.

6.                          Reorganized Holdings

(a)                                 Board of Directors. Upon the Effective Date, the New Board will be a nine (9) member board comprised of (i) the Chief Executive Officer, (ii) three (3) directors designated by Ares (provided that one such board selection shall be subject to the written consent of Franklin, which consent shall not be unreasonably withheld), (iii) three (3) directors designated by Franklin, in the cases of clauses (ii) and (iii) for so long as Ares or Franklin, respectively, is included in the definition of “Requisite Third Lien Noteholders,” and, if Ares or Franklin is not a Requisite Third Lien Noteholder, then its three (3) directors shall be designated by Requisite Third Lien Noteholders (and if Franklin is not so included, it shall also lose its consent right to one of Ares’ board selections set forth above), (iv) one (1) director designated by the Requisite Unsecured Noteholders (the “Unsecured Director”), and (v) one (1) existing director of the Debtors designated by the Chief Executive Officer, which shall be reasonably acceptable to the Requisite Unsecured Noteholders and Requisite Third Lien Noteholders.  The New Board will have a three-tiered structure classified into staggered 3-year terms, with two directors initially serving a one-year term, four directors (including the Unsecured Director) initially serving a two-year term, and three directors initially serving a three-year term.  The members of the New Board will be identified no later than the Confirmation Hearing or otherwise in accordance with section 1129(a)(5) of the Bankruptcy Code.  On the Effective Date, the terms of the current members of the boards of directors of Holdings will expire.

(b)                                 Directors and Officers of the Reorganized Debtor Affiliates. Except as otherwise provided in the Plan Supplement, the officers of the respective Debtors immediately before the Effective Date will serve as the initial officers of each of the corresponding Reorganized Debtors upon the Effective Date and in accordance with any employment agreement with the Reorganized Debtors and applicable non-bankruptcy law, as may be amended as contemplated by the Restructuring Support Agreement.  After the Effective Date, the selection of officers of the Reorganized Debtors will be as provided by their respective organizational documents. Except as otherwise provided in the Plan Supplement, the members of the board of directors for each of the Debtor Affiliates immediately before the Effective Date will serve as the members of the board of directors of each of the corresponding Reorganized Debtor Affiliates on or after the Effective Date and thereafter will be determined as set forth in their respective organizational documents.

(c)                                  Amended Organizational Documents. The Amended Organizational Documents will be in full force and effect on the Effective Date.

7.                          Other Transactions

Prior to, or on the Effective Date, the Debtors may to the extent that such transaction would not affect the respective recoveries of the Requisite Creditors under the Plan, (a) cause any or all of the Debtor Affiliates to be liquidated or merged into one or more of the other Debtor Affiliates or any other subsidiaries of the Debtors or dissolved, (b) cause the transfer of assets between or among the Debtor Affiliates, (c) cause any or all of the Amended Organizational Documents of any Reorganized Debtor Affiliates to be implemented, effected or executed, (d) use the proceeds of the Amended Revolving Credit Agreement, plus Cash on hand, to pay all Restructuring Expenses, (e) change the name of one or more of the Reorganized Debtors to such name that may be determined in accordance with applicable law and (f) engage in any other transaction in furtherance of the Plan.  Any such transactions may be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholders, members, general or limited partners or directors of any of the Debtors or the Debtors in Possession.

8.                          Cancellation of Liens

Except as otherwise specifically provided in the Plan, upon the occurrence of the Effective Date of the Plan, any Lien securing any Secured Claim will be deemed released, and the holder of such Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors (including any Cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtors.

9.                          Management Incentive Plan

Pursuant to the Plan, 10% of the New Common Shares will be reserved for issuance as awards under a post-Restructuring management incentive plan (the “Management Incentive Plan”), as described below, and as set forth in further detail in the Plan Supplement.  All awards issued under the Management Incentive Plan will be dilutive of all other New Common Shares issued pursuant to the Plan.

•                  Participants: All employees of the Reorganized Debtors and their subsidiaries.

•                  Pool: 10% of the total share capital of Reorganized Holdings (subject to dilution by the New Warrants to the same extent other New Common Shares are diluted), with: (i) 75.0% of the pool, equivalent to 7.5% of the total share capital (“Exit Awards”) to be granted on the Effective Date with such awards to be allocated to employees as determined by the Chief Executive Officer; and (ii) 25% of the pool, equivalent to 2.5% of the total share capital of Reorganized Holdings, to be allocated in such form and with such terms and conditions as determined by the Compensation Committee of the New Board following the Effective Date.

•                  Exit Awards:  Two-thirds (2/3) of the Exit Awards, equivalent to 5% of the total share capital of Reorganized Holdings, will be in the form of stock options (“Options”) granted on the Effective Date.  The exercise price per share of the Options will be equal to the greater of (1) the per share value based on a Reorganized Debtor equity value of $650.0 million or (2) the weighted average trading price of the New Common Shares for the seven (7) trading days commencing on the first trading day immediately following the Effective Date (assuming the New Common Shares are then publicly traded).  The Options will vest over 3 years in equal annual installments provided the recipient remains employed by the Reorganized Debtors as of the respective annual vesting dates.  One-third (1/3) of the Exit Awards, equivalent to 2.5% of the total share capital of Reorganized Holdings, will be granted in the form of Restricted Stock or Restricted Stock Units (collectively, the “RSUs”) on the Effective Date.  Of the RSUs, 50% (i.e., 1.25% of the total share capital of Reorganized Holdings) will be vested in full at grant and 50% will vest on the first anniversary of the Effective Date, in each case provided the recipient remains employed by the Reorganized Debtors as of such vesting date.

•                  Accelerated Vesting:  Notwithstanding the foregoing, if, prior to the vesting dates set forth above, any one of the following shall occur, then any Options and/or RSUs (as applicable) granted to an employee as set forth above shall immediately vest in full: (i) with respect to management employees who are party to employment agreements with the Debtors as of June 1, 2016, upon (a) termination of the employee by the Debtors without Cause, (b) resignation by the employee for Good Reason, and (c) the death or disability of the employee; and (ii) with respect to all other employees, upon the death or disability of the employee.  If, prior to the vesting dates set forth above, an employee is terminated with Cause, or resigns without Good Reason, the employee will forfeit any remaining and unvested Options and/or RSUs.  For purposes of the Management Incentive Plan, (a) “Cause” will be defined in a manner that is consistent with its definition under existing management employment agreements, and (b) “Good Reason” will be defined in a manner consistent with its definition under existing management employment agreements, excluding any component of such definition relating to reductions in the budget over which the employee has authority.

10.                   Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Debtors shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim or Allowed Interest that is to receive a distribution under the Plan will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  The Debtors have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.  The Debtors may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim complete and return a Form W-8 or W-9, as applicable to each such holder.  If the Debtors make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution will irrevocably revert to the applicable Reorganized Debtor and any Claim or Interest in respect of such distribution will be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

11.                   Exemption From Certain Transfer Taxes

Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents, (b) the creation of any Lien, mortgage, deed of trust or other security interest, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated in the Plan (whether to one or more of the Reorganized Debtors or otherwise), (d) the grant of collateral under the Amended Revolving Credit Agreement and (e) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax or other similar tax or governmental assessment.  Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument under the Plan is to be recorded will, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

12.                   Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, amendments, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (d) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law, subject, in each case, to the Amended Organizational Documents and the requirements of the Plan.

13.                   Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of directors thereof, will be authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

E.                        Distributions

1.                          Distribution Record Date

Except with respect to publicly traded securities, as of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, will be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests.  The Debtors or the Reorganized Debtors will have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date.

2.                          Date of Distributions

Except as otherwise provided in the Plan, any distributions and deliveries to be made thereunder will be made on the Effective Date or as soon thereafter as is practicable.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but will be deemed to have been completed as of the required date.

3.                          Disbursing Agent

All distributions under the Plan will be made by Reorganized Holdings (or such other entity designated by Reorganized Holdings), as Disbursing Agent, on or after the Effective Date or as otherwise provided in the Plan; provided, however, that (a) the Revolving Credit Agreement Agent will be the Disbursing Agent for the Revolving Credit Agreement Claims, (b) the Third Lien Note Trustee will be the Disbursing Agent for the Third Lien Note Claims, and (c) the Unsecured Note Trustee will be the Disbursing Agent for the Unsecured Note Claims.  A Disbursing Agent will not be required to give any bond or surety or other security for the performance of its duties, and all reasonable fees and expenses incurred by such Disbursing Agents shall be reimbursed by the Reorganized Debtors.

4.                          Powers of Disbursing Agent

A Disbursing Agent will be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (b) make all distributions contemplated thereby and (c) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions thereof.

5.                          Surrender of Instruments

As a condition to receiving any distribution under the Plan, each holder of a certificated instrument or note must surrender such instrument or note held by it to the Disbursing Agent or its designee.  Any holder of such instrument or note that fails to (a) surrender such instrument or note, or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance and amount reasonably satisfactory to the Disbursing Agent on the Effective Date or as soon as reasonably practicable thereafter will be deemed to have forfeited all rights, Claims and Interests and may not participate in any distribution under the Plan.  Any distribution so forfeited will become property of the Reorganized Debtors.

6.                          Delivery of Distributions

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Allowed Interest shall be made to a Disbursing Agent, who will transmit such distribution to the applicable holders of Allowed Claims and Allowed Interests.  In the event that any distribution to any holder is returned as undeliverable, no further distributions will be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed distributions will be made to such holder as soon as reasonably practicable thereafter.  Undeliverable distributions or unclaimed distributions will remain in the possession of the Debtors until such time as a distribution becomes deliverable or holder accepts distribution, or such distribution reverts back to the Debtors or Reorganized Debtors, as applicable, and will not be supplemented with any interest, dividends or other accruals of any kind.  Such distributions will be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of three (3) months from the Effective Date.  After such date, all unclaimed property or interest in property will revert to the Reorganized Debtors, and the Claim or Interests of any other holder to such property or interest in property will be discharged and forever barred.

7.                          Manner of Payments Under Plan

At the option of the Debtors, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

8.                          Fractional Shares and Minimum Cash Distributions

If any distributions of New Common Shares or New Warrants pursuant to the Plan would result in the issuance of a fractional share of New Common Shares or New Warrants, then the number of New Common Shares or New Warrants to be issued in respect of such distribution will be calculated to one decimal place and rounded up or down to the closest whole share (with a half share rounded up).  The total number of New Common Shares or New Warrants to be distributed in connection with the Plan will be adjusted as necessary to account for the rounding provided for in this paragraph.  Neither the

Reorganized Debtors nor the Disbursing Agent will have any obligation to make a distribution that is less than one (1) New Common Share, (1) New Warrant or Fifty Dollars ($50.00) in Cash.  New Common Shares and New Warrants that are not distributed in accordance with this section will be returned to, and ownership thereof shall vest in, Reorganized Holdings.

9.                          Setoffs

Except for Claims that are expressly Allowed under the Plan, the Debtors and the Reorganized Debtors may, but will not be required to, set off against any Claim or Interest (for purposes of determining the Allowed amount of such Claim or Interest on which distribution shall be made), any claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim or Interest; provided, that neither the failure to do so nor the allowance of any Claim or Interest under the Plan will constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim the Debtors or the Reorganized Debtors may have against the holder of such Claim or Interest.

10.                   Distribution After Effective Date

Distributions made after the Effective Date to holders of Disputed Claims and Disputed Interests that are not Allowed Claims or Allowed Interests as of the Effective Date but which later become Allowed Claims and Allowed Interests will be deemed to have been made on the Effective Date.

11.                   Allocation of Distribution Between Principal and Interest

Except as otherwise provided in the Plan, to the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution will be allocated to the principal amount (as determined for federal income tax purposes) of the Claim first, and then to accrued but unpaid interest.

F.                         Procedures for Disputed Claims and Interests

1.                          Disputed Claims/Process

On and after the Effective Date, except as otherwise provided in the Plan, all Claims and Interests will be paid in the ordinary course of business of the Reorganized Debtors; provided, that the Reorganized Debtors reserve the right to establish a bar date for parties to file Claims and Interests, which bar date will be approved by an order of the Bankruptcy Court.  To the extent a proof of claim is filed, if the Debtors dispute any Claim or Interest, such dispute will be determined, resolved or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced.  Notwithstanding section 502(a) of the Bankruptcy Code, and considering the Unimpaired treatment of all holders of General Unsecured Claims under the Plan, all proofs of claim filed in these Chapter 11 Cases will be considered objected to and disputed without further action by the Debtors.  Upon the Effective Date, all proofs of claim filed against the Debtors, regardless of the time of filing, and including claims filed after the Effective Date, will be deemed withdrawn.  The deemed withdrawal of all proofs of claim is without prejudice to each claimant’s rights under Section 7.1 of the Plan to assert their claims in any forum as though the Debtors’ cases had not been commenced.

2.                          Objections to Claims and Interests

Except insofar as a Claim or Interest is Allowed under the Plan, notwithstanding Section 7.1 of the Plan, the Debtors, the Reorganized Debtors or any other party in interest will be entitled to object to Claims and Interests.  Any objections to Claims or Interests will be served and filed (a) on or before the ninetieth (90th) day following the later of (i) the Effective Date and (ii) the date that a proof of Claim or proof of Interest is filed or amended or a Claim or Interest is otherwise asserted or amended in writing by or on behalf of a holder of such Claim or Interest, or (b) such later date as ordered by the Bankruptcy Court upon motion filed by the Reorganized Debtors.

3.                          Estimation of Claims and Interests

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated or Disputed Claim or Disputed Interest pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor previously objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim or Interest at any time during litigation concerning any objection to any Claim or Interest, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim or Disputed Interest, the amount so estimated will constitute either; the Allowed amount of such Claim or Interest or a maximum limitation on such Claim or Interest, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim or Interest, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim or Interest.  All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another.  Claims and Interests may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

4.                          No Distribution Pending Allowance

If an objection to a Claim or Interest is filed as set forth in Section 7.2 of the Plan, no payment or distribution provided under the Plan will be made on account of such Claim or Interest unless and until such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest.

5.                          Distributions After Allowance

To the extent that a Disputed Claim or Disputed Interest ultimately becomes an Allowed Claim or Allowed Interest, distributions (if any) will be made to the holder of such Allowed Claim or Allowed Interest in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Disbursing Agent will provide to the holder of such Claim or Interest the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest unless required under applicable bankruptcy law.

G.                       Executory Contracts and Unexpired Leases

1.                          General Treatment

All executory contracts and unexpired leases to which any of the Debtors are parties will be assumed under the Plan, except for an executory contract or unexpired lease that (a) previously has been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts attached to the Plan as Exhibit B, as may be amended or amended and restated in the Plan Supplement, with the reasonable consent of the Requisite Third Lien Noteholders, or (c) is the subject of a separate (i) assumption motion filed by the Debtors or (ii) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Effective Date.

2.                          Payments Related to Assumption of Contracts and Leases

(a)                                 Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default will be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors upon assumption thereof.  Any objection by a counterparty to a proposed assumption of an executory contract or unexpired lease or amount of any Cure must be filed, served and actually received by the Debtors on or before thirty (30) days after the Effective Date of the Plan applicable to the Debtor that is the counterparty to the executory contract or unexpired lease.  Any counterparty to an executory contract or unexpired lease that fails to object timely to the proposed assumption and assignment of such executory contract or unexpired lease or such Cure amount will be deemed to have assented to such matters and will be forever barred, stopped and enjoined from asserting such objection against the Debtors.  If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided, that the Debtors or the Reorganized Debtors, as applicable (in the case of the Debtors, with the consent of the Requisite Third Lien Noteholders (which consent shall not be unreasonably withheld or delayed)) may settle any dispute regarding the nature or amount of Cure without any further notice to any party or any action, order or approval of the Bankruptcy Court.  If there is a dispute as referred to above, the Debtors reserve the right to reject, or nullify the assumption or assignment of any executory contract or unexpired lease no later than thirty (30) days after a Final Order determining the Cure, any request for adequate assurance of future performance required to assume and assign such executory contract or unexpired lease, and any other matter pertaining to assumption and/or assignment.

(b)                                 Assumption and assignment of any executory contract or unexpired lease pursuant to the Plan, or otherwise, will result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of assumption and/or assignment.  Any proofs of claim filed with respect to an executory contract or unexpired lease that has been assumed will be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court or any other entity

3.                          Rejection Claims

The Confirmation Order will constitute the Bankruptcy Court’s approval of the rejection of all the leases and contracts identified in the Schedule of Rejected Contracts.  In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed proof of claim, will be forever barred and will not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors no later than thirty (30) days after the later of (1) the Confirmation

Date or (2) the effective date of rejection of such executory contract or unexpired lease.  Any such Claims, to the extent Allowed, will be classified as Class 8 General Unsecured Claims under the Plan.

4.                          Survival of the Debtors’ Indemnification Obligations

(a)                                 Any obligations of the Debtors pursuant to their corporate charters, bylaws, limited liability company agreements or other organizational documents to indemnify current and former officers, directors, members, managers, partners, agents and/or employees with respect to all present and future actions, suits and proceedings against the Debtors or such officers, directors, members, managers, partners, agents and/or employees, based upon any act or omission for or on behalf of the Debtors will not be discharged or impaired by confirmation of the Plan provided that the Reorganized Debtors will not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act unless such director had no reasonable cause to believe its conduct was unlawful, or for any other acts or omissions that are excluded under the terms of the foregoing organizational documents.  All such obligations will be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and will continue as obligations of the Reorganized Debtors.  Any claim based on the Debtors’ obligations under the Plan will not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

(b)                                 In addition, after the Effective Date, the Reorganized Debtors will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of June 1, 2016, and all officer, directors, members and partners of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such officers, directors, members and/or partners remain in such positions after the Effective Date.

5.                          Compensation and Benefit Plans

All material employee compensation and Benefit Plans of the Debtors in effect as of June 1, 2016, will be deemed to be, and will be treated as if they were, executory contracts that are to be assumed under the Plan, as may be amended as provided in the Restructuring Support Agreement; provided, however, notwithstanding the foregoing, on the Effective Date, the First Amended and Restated 2012 Long-Term Incentive Plan and the Equity-Based Incentive Policy will be terminated and any restricted shares of common stock of Holdings shall be treated as Existing Equity Interests as provided in Section 4.12 of the Plan.

6.                          Insurance Policies

(a)                                 All insurance policies pursuant to which the Debtors have any obligations in effect as of the Effective Date will be deemed and treated as executory contracts pursuant to the Plan and will be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect.  All other insurance policies will revest in the Reorganized Debtors.

(b)                                 To the extent the Debtors plan to extend existing insurance coverage or purchase new insurance coverage covering its current and former officers, directors, members, managers and partners from claims and causes of action of any third party (including without limitation any holder of a claim) that remain unreleased as of the Effective Date, such extended or newly purchased insurance will be in such amounts, for such terms or periods of time, and placed with such insurers as are determined by the Debtors with the reasonable consent of Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders, and the Convertible Noteholder.

7.                          Reservation of Rights

(a)                                 Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b)                                 Nothing in the Plan will waive, excuse, limit, diminish or otherwise alter any of the defenses, Claims, Causes of Action or other rights of the Debtors and the Reorganized Debtors under any executory or non executory contract or any unexpired or expired lease.

(c)                                  Nothing in the Plan will increase, augment or add to any of the duties, obligations, responsibilities or liabilities of the Debtors or the Reorganized Debtors under any executory or non executory contract or any unexpired or expired lease.

(d)                                 If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, will have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

H.                       Conditions Precedent to the Effective Date

1.                          Conditions Precedent to the Effective Date

The Effective Date will not occur unless all of the following conditions precedent have been satisfied:

(a)                                 the Definitive Documents (except as otherwise expressly provided in subparagraph (e) below with respect to the Amended Revolving Credit Agreement) will contain terms and conditions consistent in all respects with the Plan and the Restructuring Support Agreement and will otherwise be reasonably satisfactory in all respects to the Requisite Third Lien Noteholders, Requisite Unsecured Noteholders and the Convertible Noteholder;

(b)                                 the Bankruptcy Court will have entered the Confirmation Order, such Confirmation Order will have become a Final Order;

(c)                                  the Restructuring Support Agreement will not have been terminated by the Debtors or Requisite Third Lien Noteholders, and will be in full force and effect;

(d)                                 all Restructuring Expenses will have been paid in full in Cash;

(e)                                  the Amended Revolving Credit Agreement, including all documentation related thereto, will each be in form and substance (1) reasonably satisfactory to the Requisite Unsecured Noteholders, and (2) satisfactory to the Debtors and the Requisite Third Lien Noteholders, and will have been consummated; and

(f)                                   all governmental and third party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan will have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods will have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions.

2.                          Waiver of Conditions Precedent

Each of the conditions precedent in Section 9.1 of the Plan may be waived in writing by the Debtors together with the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder.

I.                            Effect of Confirmation of the Plan

1.                          Subordinated Claims

The allowance, classification and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal or equitable subordination relating thereto.

2.                          Vesting of Assets

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ estates swill vest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges and other interests, except as provided pursuant to the Plan, the Confirmation Order, or the Amended Revolving Credit Agreement.  The Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided under the Plan.

3.                          Discharge of Claims and Termination of Interests

Except as otherwise provided in the Plan, effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests will be in exchange for and in complete satisfaction, discharge and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such claims from and after the Petition Date, against the Debtors or any of their assets, property or estates; (b) the Plan will bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests will be satisfied, discharged and released in full, and the Debtors’ liability with respect thereto will be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all entities will be precluded from asserting against the Debtors, the Debtors’ estates, the Reorganized Debtors, their successors and assigns and their assets and properties any other Claims or Interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date.

4.                          Term of Injunctions or Stays

Unless otherwise provided in the Plan, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

5.                          Injunction Against Interference with Plan

From and after the Effective Date, all entities will be permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any claim, demand, liability, obligation, debt, right, cause of action, interest or remedy released or to be released pursuant to the Plan or the Confirmation Order.

6.                          Releases by the Debtors

As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Definitive Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties will be deemed forever released and discharged, to the maximum extent permitted by law, by the Debtors, the Reorganized Debtors, and the Estates, in each case from any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, remedies, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the Restructuring Support Agreement, and the Plan and related agreements, instruments, and other documents (including the Definitive Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes fraud, gross negligence or willful misconduct.

7.                          Releases by Holders of Claims and Interests

As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Definitive Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties will be deemed forever released and discharged, to the maximum extent permitted by law, by (i) the holders of all Claims or Interests who vote to accept the Plan, (ii) the holders of Claims or Interests that are Unimpaired under the Plan, (iii) the holders of Claims or Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan, and (iv) the holders of Claims or Interests who vote to reject the Plan but do not opt out of granting the releases set forth herein, from any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, remedies, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or their Estates, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the Restructuring Support Agreement, and the Plan and related agreements, instruments, and other documents (including the Definitive Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that constitutes fraud, gross negligence or willful misconduct.

8.                          Exculpation

To the maximum extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, remedy, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Restructuring Support Agreement, the Restructuring Transactions, the Plan, or the solicitation of votes for, or confirmation of, the Plan; the funding of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of securities under or in connection with the Plan; or the transactions in furtherance of any of the foregoing; except for fraud, gross negligence or willful misconduct. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

9.                          Retention of Causes of Action/Reservation of Rights

(a)                                 Except as otherwise provided in the Plan, including Sections 10.5, 10.6, 10.7 and 10.8 of the Plan, pursuant to section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all claims, rights, causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any person or entity without the approval of the Bankruptcy Court, including, without limitation, (i) any and all Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors or representatives; and (ii) the turnover of any property of the Debtors’ estates; provided, however that the Reorganized Debtors will not retain any Claims or Causes of Action against the Released Parties (other than Claims or Causes of Action arising out of or relating to any act or omission of a Released Party that is a criminal act or constitutes fraud, gross negligence or willful misconduct which Claims or Causes of Action are hereby preserved).  The Reorganized Debtors or their successor(s) may pursue such retained claims, rights, or causes of action, suits or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

(b)                                 Except as otherwise provided in the Plan, including Sections 10.5, 10.6, 10.7 and 10.8 of the Plan, nothing contained in the Plan or in the Confirmation Order will be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff or other legal or equitable defense which the Debtors had immediately before the Petition Date, against or with respect to any Claim left Unimpaired by the Plan; provided, however that the Reorganized Debtors will not retain any Claims or Causes of Action against the Released Parties (other than Claims or Causes of Action arising out of or relating to any act or omission of a Released Party that is a criminal act or constitutes fraud, gross negligence or willful misconduct, which Claims or Causes of Action are hereby preserved).  The Reorganized Debtors will have, retain, reserve and be entitled to assert all such claims, Causes of Action, rights of setoff and other legal or equitable defenses which they had immediately before the Petition Date with respect to any Claim left Unimpaired by the Plan as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.                   Solicitation of the Plan

As of and subject to the occurrence of the Confirmation Date:  (a) the Debtors will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtors and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants and attorneys will be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

11.                   Section 1145 Exemption

(a)                                 The issuance of and the distribution under the Plan of (i) New Common Shares to the Third Lien Noteholders, the Unsecured Noteholders, the Convertible Noteholder and the Existing Equity Interests and (ii) New Warrants to the Unsecured Noteholders and the Convertible Noteholder and the New Common Shares issuable upon exercise thereof under Sections 4.5, 4.6, 4.7 and 4.12 of the Plan will be exempt from registration under the Securities Act of 1933 or applicable securities laws without further act or action by any Person pursuant to section 1145(a) of the Bankruptcy Code and/or any other applicable exemptions.

(b)                                 In addition, under section 1145 of the Bankruptcy Code, any securities issued under the Plan which are exempt from such registration pursuant to section 1145(a) of the Bankruptcy Code will be freely tradable by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act of 1933; (2) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (3) the restrictions, if any, on the transferability of such securities and instruments; and (4) applicable regulatory approval.

12.                   Plan Supplement

The Plan Supplement will be filed with the Clerk of the Bankruptcy Court by no later than five (5) Business Days before the Confirmation Hearing.  Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.  Documents to be included in the Plan Supplement will be posted at the website of the Debtors’ notice, claims and solicitation agent as they become available, but no later than five Business Days before the Confirmation Hearing.  The Plan Supplement will contain, among other things, substantially final forms of the Amended Organizational Documents, the Amended Revolving Credit Agreement, the form of Management Incentive Plan, the New Warrant Agreement, and, to the extent known, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code regarding members of the New Board.

13.                   Corporate, Limited Liability Company and Partnership Action

Upon the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved in all respects, including (a) subject to the provisions of Section 8.5 of the Plan, the assumption of all employee compensation and Benefit Plans of the Debtors, as in effect as of June 1, 2016, as may be amended as provided in the Restructuring Support Agreement (b) the selection of the directors and officers for the Reorganized Debtors, (c) the distribution of the New Common Shares, (d) the entry into the Amended Revolving Credit Agreement, (e) the issuance and distribution of the New Common Shares and New Warrants, and (f) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date), in each case in accordance with and subject to the terms hereof.  All matters provided for in the Plan involving the corporate, limited liability company or partnership structure of the Debtors or the Reorganized Debtors, and any corporate, limited liability company or partnership action required by the Debtors or the Reorganized Debtors in connection with the Plan will be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, officers, members or partners of the Debtors or the Reorganized Debtors.  On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including with limitation, the Amended Revolving Credit Agreement and any and all other agreements, documents, securities and instruments relating thereto.  The authorizations and approvals contemplated by Section 10.13 of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

14.                   Registration Rights

On the Effective Date, the Reorganized Debtors will enter into a registration rights agreement in form and substance reasonably acceptable to the Registration Rights Parties and the Debtors or Reorganized Debtors, as applicable (“Registration Rights Agreement”).  The registration rights agreement will provide the Registration Rights Parties with certain demand registration rights and with piggyback registration rights.  The Registration Rights Agreement will also provide that the Reorganized Debtors will use reasonable best efforts to file on or before the date that is ninety (90) days after the Effective Date, and will thereafter use their commercially reasonable efforts to cause to be declared effective as promptly as practicable, a registration statement on Form S-1 (or other appropriate form) for the offer and resale of the New Common Shares held by the Registration Rights Parties.  The Registration Rights Agreement will contain customary terms and conditions, including, without limitation, provisions with respect to blackout periods.

J.                          Retention of Jurisdiction

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

(a)                     to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases and the allowance, classification, priority, compromise, estimation or payment of Claims or Interests resulting therefrom;

(b)                     to determine any motion, adversary proceeding, application, contested matter and other litigated matter pending on or commenced after the Confirmation Date;

(c)                      to ensure that distributions to holders of Allowed Claims and Allowed Interests are accomplished as provided in the Plan;

(d)                     to consider Claims or Interests or the allowance, classification, priority, compromise, estimation or payment of any Claim or Interest;

(e)                      to enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

(f)                       to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(g)                      to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h)                     to hear and determine all applications under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred before the Confirmation Date;

(i)                         to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Plan Supplement, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument or other document governing or relating to any of the foregoing;

(j)                        to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute and consummate the Plan or to maintain the integrity of the Plan following consummation;

(k)                     to hear any disputes arising out of, and to enforce, the order approving alternative dispute resolution procedures to resolve personal injury, employment litigation and similar claims pursuant to section 105(a) of the Bankruptcy Code;

(l)                         to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m)                 to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(n)                     to adjudicate, decide or resolve any Causes of Actions;

(o)                     to adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(p)                     to resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid;

(q)                     to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(r)                        to resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, this Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to the amount of a Cure, in each case, for the purpose of determining whether a Claim or Interest is discharged under the Plan or for any other purpose;

(s)                       to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(t)                        to enter a final decree closing the Chapter 11 Cases;

(u)                     to recover all assets of the Debtors and property of the Debtors’ estates, wherever located; and

(v)                     to hear and determine any rights, Claims or causes of action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory.

K.                       Miscellaneous Provisions

1.                          Payment of Statutory Fees

On the Effective Date, and thereafter as may be required, the Debtors will pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

2.                          Substantial Consummation

On the Effective Date, the Plan will be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

3.                          Request for Expedited Determination of Taxes

The Reorganized Debtors will have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

4.                          Amendments

(a)                                 Plan Modifications.  The Plan may be amended, modified or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code; provided, that such amendments, modifications or supplements shall be reasonably satisfactory in all respects to the Debtors and the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder, and, to the extent any such amendment, modification or supplement reduces the Preferred Stock Cash Distribution or materially adversely affects the rights of the Preferred Holders under the Plan, the Requisite Preferred Holders; provided, further, that, except as otherwise set forth in the Restructuring Support Agreement, Requisite Creditors shall not unreasonably withhold consent to waivers, modifications, amendments and supplements to the Plan, as long as the Plan, as so altered, is consistent with the Term Sheet.

(b)                                 Other Amendments.  Before the Effective Date, the Debtors may amend, modify or supplement the Plan and the documents contained in the Plan Supplement to cure any non-substantive ambiguity, defect (including any technical defect) or inconsistency without further order or approval of the Bankruptcy Court; provided, that any such amendments, modifications or supplements do not adversely affect the rights, interests or treatment of any Consenting Creditors under such Plan and Disclosure Statement, in each case without such adversely affected Consenting Creditors’ prior written consent; provided, further, that the consent of the Consenting Preferred Holders shall not be required in respect of any amendment, modification or supplement to the Plan or Disclosure Statement that relates solely to matters following the Effective Date.

5.                          Effectuating Documents and Further Transactions

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors, member(s) or partners, to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

6.                          Revocation or Withdrawal of the Plan

The Debtors may not revoke or withdraw the Plan before the Effective Date without the consent of the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder; provided, however, that the Debtors may revoke or withdraw the Plan only if it is permitted under the Restructuring Support Agreement.  If the Debtors take such action, the Plan shall be deemed null and void.  In such event, nothing contained in the Plan will constitute or be deemed to be a waiver or release of any Claims by or against, or Interests in, the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in further proceedings involving the Debtors.

7.                          Severability of Plan Provisions upon Confirmation

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors with the reasonable consent of the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order will constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors (as the case may be) and the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder; and (3) nonseverable and mutually dependent.

8.                          Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

9.                          Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

10.                   Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement will be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the holders of Claims and Interests, the Released Parties, the Exculpated Parties and each of their respective successors and assigns, including, without limitation, the Reorganized Debtors.

11.                   Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan will be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or permitted assign, if any, of each Person.

12.                   Entire Agreement

On the Effective Date, the Plan, the Plan Supplement and the Confirmation Order will supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

13.                   Notices.

All notices, requests, and demands to or upon the Debtors or Reorganized Debtors, as applicable, will be in writing (including by email transmission) and, unless otherwise provided in the Plan, will be deemed to have been duly given or made only when actually delivered, addressed as follows:

(i)                       if to the Debtors:

Halcón Resources Corporation

1000 Louisiana Street
Suite 6700

Houston, Texas 77002

Attn:              David S. Elkouri, Esq.

Telephone: (832) 538-0300

Facsimile: (713) 589-8019

- and -

Young Conaway Stargatt & Taylor, LLP

Attn:        Robert S. Brady

Rodney Square

100 North King Street

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Facsimile:  (302) 571-1253

- and -

Weil, Gotshal & Manges LLP

767 Fifth Avenue
New York, New York 10153

Attn:              Gary T. Holtzer, Esq.

Joseph H. Smolinsky, Esq.

Telephone:  (212) 310-8000

Facsimile:  (212) 310-8007

(ii)                    if to the Consenting Third Lien Noteholders:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attn:              Richard A. Levy, Esq.

J. Michael Chambers, Esq.

Telephone:  (212) 906-1200

Facsimile:  (212) 751-4864

(iii)                 if to the Consenting Unsecured Noteholders:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attn:              Andrew N. Rosenberg, Esq.

Samuel E. Lovett, Esq.

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

(iv)                if to the Convertible Noteholder:

HALRES LLC

3811 Turtle Creek Boulevard, Suite 1000

Dallas, Texas 75219

Attn:              Mark A. Welsh IV

Telephone: (214) 599-0800

Facsimile: (214) 599-0200

- and -

Jones Day

2727 North Harwood Street

Dallas, TX 75201

Attn:           Gregory M. Gordon, Esq.

Dan Prieto, Esq.

Telephone:  (214) 969-3759

Facsimile:  (214) 969-5100

After the Effective Date, the Debtors will have authority to send a notice to entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Debtors will be authorized to limit the list of entities receiving documents pursuant to Bankruptcy Rule 2002 to those entities who have filed such renewed requests.

VII.
FINANCIAL INFORMATION AND PROJECTIONS

The prospective financial information included in this Disclosure Statement has been prepared by, and is the responsibility of, the Debtor’s management team (“Management”).  No independent auditors have examined, compiled or performed any procedures with respect to the accompanying prospective financial information.

The Debtors do not, as a matter of course, publish their business plans, budgets or strategies or disclose projections or forecasts of their anticipated financial positions, results of operations or cash flows. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans, budgets, strategies, projections or forecasts of their anticipated financial positions, results of operations or cash flows to creditors or equity interest holders prior to the Effective Date of the Plan or to include such information in documents required to be filed with the SEC or otherwise make such information publicly available.

The assumptions, projections and other financial information contained in this section contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

The Debtors believe that the Plan meets the feasibility requirements set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan.  In connection with the planning and development of a plan of reorganization and for the purposes of determining whether such plan would satisfy this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.

Management has prepared financial projections (the “Projections”) for the years 2016 through 2020 (the “Projection Period”).  The Projections were prepared by Management and are based on a number of assumptions made by Management with respect to the potential future performance of the Reorganized Debtors’ operations assuming the consummation of the Plan. The Company’s long-term debt obligations are fully and unconditionally guaranteed, jointly and severally, by all of Holdings’ existing 100% owned subsidiaries, other than HK TMS.  HK TMS, a wholly-owned subsidiary of the Debtors, holds all of the Debtors’ producing wells and undeveloped acreage in the Tuscaloosa Marine Shale formation located in Mississippi and Louisiana. The Projections are presented on a consolidated basis, including estimates of operating results for Debtor entities and HK TMS (the non-Debtor entity), combined. The Projections will also assist each holder of a claim or interest in determining whether to vote to accept or reject the Plan.

In general, as illustrated by the Projections, the reduction of debt on the Debtors’ balance sheet will substantially reduce future interest expense and improve future cash flows.  Based on the Projections, the Debtors should have sufficient cash flow to pay and service their post-restructuring debt obligations, including the Amended Revolving Credit Agreement and the Second Lien Notes, and to operate their business.  The Debtors believe that the Confirmation Date and Effective Date of the Plan are not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors.  Accordingly, the Debtors believe that the Plan satisfies the feasibility requirements of section 1129(a)(11) of the Bankruptcy Code.

THESE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION. THE PROJECTED

BALANCE SHEETS DO NOT REFLECT THE IMPACT OF FRESH START ACCOUNTING, WHICH COULD RESULT IN A MATERIAL CHANGE TO ANY OF THE PROJECTED VALUES.

ALTHOUGH MANAGEMENT HAS PREPARED THE PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, IT IS IMPORTANT TO NOTE THAT THE DEBTORS OR THE REORGANIZED DEBTORS CAN PROVIDE NO ASSURANCE THAT SUCH ASSUMPTIONS WILL BE REALIZED. AS DESCRIBED BELOW IN SECTION XI, A VARIETY OF RISK FACTORS COULD AFFECT THE REORGANIZED DEBTORS’ FINANCIAL RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, THE PROJECTIONS SHOULD BE REVIEWED IN CONJUNCTION WITH A REVIEW OF THE RISK FACTORS SET FORTH IN SECTION XI BELOW AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES AND ANY RESULTING CHANGES TO THE PROJECTIONS COULD BE MATERIAL.

1)             General Assumptions

a.              Overview

The Debtors are an independent energy company focused on the acquisition, production, exploration and development of onshore liquids-rich oil and natural gas assets in the United States.

b.              Presentation

The Debtors’ long-term debt obligations are fully and unconditionally guaranteed, jointly and severally, by all of the Holdings’ existing 100% owned subsidiaries, other than HK TMS.  HK TMS, a wholly-owned subsidiary of the Debtors, holds all of the Company’s producing wells and undeveloped acreage in the Tuscaloosa Marine Shale formation located in Mississippi and Louisiana. The Projections are presented on a consolidated basis, including estimates of operating results for the Debtor entities and HK TMS (the non-Debtor entity), combined.

c.               Accounting Policies

The Projections have been prepared using accounting policies that are materially consistent with those applied in the Debtors’ historical financial statements. The Projections may not reflect all of the adjustments necessary to implement fresh-start accounting pursuant to Accounting Standards Certification (“ASC”) 852-10, as issued by the Financial Accounting Standards Board.

d.              Methodology

Key personnel from all of the Debtors’ operating areas and across various functions provided input in the development of the Projections. In preparation of the Projections, the Debtors considered the current commodity price environment, historical operating/production performance and operating costs. The Projections were developed on a field-by-field, bottoms-up basis and incorporate multiple sources of information, including general business and economic conditions.

e.               Plan Consummation

The operating assumptions assume that the Restructuring Transaction will be consummated pursuant to the Plan and that the Plan will be confirmed and consummated by September 30, 2016, and reflect the estimated cash impact of the Plan’s treatment of each class of claims or interests. The Debtors do not believe a change in the assumed date of the consummation of the Plan by a few months would materially impact the post-confirmation capital structure, their operating performance, these Projections or the underlying economics associated with the Plan.

2)             Assumptions With Respect to the Projected Income Statement

a.              Production

Forecasted oil, natural gas and natural gas liquids (“NGL”) volumes for operated production are based on production estimates by Management and contemplate future commodity prices and anticipated operated rig activity.  Forecasted volumes for non-operated production are based on anticipated development plans of outside operators obtained through active dialogue with those operators.

FORECASTED VOLUMES MBOE/day	2016	2017	2018	2019	2020
Volumes	37.9	39.1	38.8	40.8	42.9

b.              Revenues

Revenues are derived from the sale of the consolidated Reorganized Debtors’ share of oil, natural gas and NGL production primarily from its owned working interests in the Bakken/Three Forks formations in North Dakota and the El Halcón area in East Texas.

c.               Commodity Pricing

Revenues are sensitive to changes in the prices received for oil and natural gas production. Oil and natural gas production is sold at prevailing market prices, which may be volatile and subject to numerous factors which are outside of the Reorganized Debtors’ control.

The Projections assume New York Mercantile Exchange (“NYMEX”) futures strip pricing for crude oil and natural gas as of May 31, 2016, as shown in the chart below:

FORECASTED PRICE DECK	2016	2017	2018	2019	2020
Oil ($/bbl)	$44.81	$51.52	$52.53	$53.90	$55.29
Gas ($/mmbtu)	$2.31	$3.01	$3.04	$3.06	$3.13

Assumptions regarding realized pricing (i.e., “differentials”) from NYMEX are based on input from Management and existing marketing, gathering and transportation contracts with purchasers of the Reorganized Debtors’ production.

d.              Rig Count

Contemplating the forecasted commodity pricing, we have assumed the following operated rig counts, as shown in the chart below:

FORECASTED RIGS	2016	2017	2018	2019	2020
Bakken	1.2	1.8	2.0	2.0	2.0
El Halcón	0.1	0.0	0.0	0.0	0.0
Total Rigs Running	1.3	1.8	2.0	2.0	2.0

e.               Operating Costs

Lease operating expenses (“LOE”), workover expenses, gathering expenses, and production taxes are based on historical levels and Management estimates of future expectations.  LOE includes, among other items, lifting costs, fuel, certain payroll, maintenance and repair and outside services. Forecasted LOE contemplate anticipated improvements due, in part, to operational improvements and efficiencies as well as cost decreases from our vendors in light of the current commodity price environment.

f.                Income Taxes

The Company currently expects to pay Federal Income Tax in 2016 primarily due to the anticipated ownership change resulting from the Plan under Section 382 of the IRC and the resulting net unrealized built-in loss limitation on the Company’s assets.  For the years ended December 31, 2017 through 2020, Federal Income Taxes are projected to remain at an effective rate of zero due to the impact of deductions for depletion, depreciation, intangible drilling costs, and NOLs with the exception of the rate being adjusted due to the Debtors being in an Alternative Minimum Tax position for these periods.

g.              General and Administrative

General and Administrative Costs (“G&A”) are primarily comprised of labor costs and other expenses associated with the Debtors’ corporate overhead. Projected G&A is based on historical G&A costs, adjusted for recent cost reduction efforts.

h.              Impairment Charges

To the extent capitalized costs of evaluated oil and natural gas properties, net of accumulated depletion, exceed the discounted future net revenues of proved oil and natural gas reserves, net of deferred taxes, such excess capitalized costs are charged to expense as a non-cash full cost ceiling test impairment.  The Company does not forecast ceiling test impairments due to the variability of certain inputs, such as i) commodity prices, which are inherently volatile, and ii) transfers of unevaluated properties, which are analyzed quarterly for potential impairment based upon factors in existence at the time of evaluation for impairment, including, but not limited to: the Company’s intentions with respect to drilling on such properties, remaining lease terms, geological and geophysical evaluations, drilling results, the assignment of proved reserves and the economic viability of development if proved reserves are assigned.  Changes in commodity prices, production rates, levels of reserves, future development costs, transfers of unevaluated properties, capital spending, and other factors will determine the Company’s ceiling test calculations and impairment analyses in future periods.

i.                 Depreciation, Depletion & Amortization

Depreciation, Depletion and Amortization (“DD&A”) is forecasted using the units of production method (“UOP”).  The amortization base in the UOP calculation includes the sum of proved property, net of accumulated DD&A, estimated future development costs (future costs to access and develop proved reserves), and asset retirement costs, less related salvage value.

j.                 Reorganization Expenses

Reorganization expenses consist of actual and estimated fees for professional advisors, financing fees and other costs directly attributable to the Chapter 11 Cases.  Expenses and other costs associated with the restructuring are forecasted to be approximately $42.8 million.

3)             Assumptions with Respect to the Projected Balance Sheet and Projected Statement of Cash Flows

The projected Consolidated Balance Sheets were developed using April 30, 2016 unaudited financial results as a starting point and are adjusted on a go-forward basis, incorporating projected results from operations and cash flows over the Projection Period.

a.              Capital Expenditures

Projections for capital expenditures were prepared with consideration of the Debtors’ current drilling program and future estimates in the development of the Bakken / Three Forks formations in North Dakota and the El Halcón area in East Texas.  These expenditures include capital associated with drilling new producing wells, improving operational efficiency and capitalized maintenance expenditures. Capital expenditures also include expenditures directed at maintaining lease acreage positions, building infrastructure and geological and geophysical expenditures.

b.              Working Capital

The Projections contemplate timing of forecasted receivables, payables and interest payments that are consistent with the timing experienced with the Debtors’ historical receipts and payments.

c.               Pro Forma Adjustments Related to Emergence

The Balance Sheet included in the Projections presents a pro forma view assuming the effect of certain adjustments related to the Debtors’ emergence from the Chapter 11 Cases. These adjustments primarily relate to the exchange of the Third Lien Notes for a combination of cash and equity, the exchange of the Unsecured Notes and Convertible Note for a combination of cash, equity and warrants, and the compromise of certain other obligations, as more fully described in Section VI. While the 2016 through 2020 Projections roll-forward the effect of such pro forma adjustments, fresh-start accounting pursuant to ASC 852-10 principles have not been applied.

d.              Capital Structure

The Projections assume that the Second Lien Notes remain in place and that the Debtors are able to secure financing in the form of a reserve based revolving credit facility at emergence, substantially in the form of the Amended Revolving Credit Facility described in Section VI above, which will allow the Reorganized Debtors to finance day-to-day operations and the forecasted capital plan. The Projections do not contemplate any additional equity or debt financing.

CONSOLIDATED BALANCE SHEET	Pre-Reorg	Debt	Series A	Canceling	Admin/ Priority	Post-Reorg	As of December 31,
(In Thousands)	9/30/2016	Discharge	Preferred Cancellation	Adjustments	Payments	9/30/2016	2016E	2017E	2018E	2019E	2020E
		(a)	(b)	(c)	(d)
Current Assets
Cash and Cash Equivalents	$0					$0	$0	$0	$0	$0	$0
HKTMS Cash	24,499					24,499	25,091	24,963	26,416	27,335	27,873
Accounts Receivable	126,962					126,962	144,420	118,222	123,018	124,716	130,190
Receivables from Derivative Contracts	69,371					69,371	7,542	0	0	0	0
Inventory	4,615					4,615	4,615	4,615	4,615	4,615	4,615
Prepaids and Other Current Assets	7,537					7,537	7,537	7,537	7,537	7,537	7,537
Total Current Assets	232,984	0	0	0	0	232,984	189,204	155,338	161,587	164,203	170,215
Gross Oil and Gas Properties	8,905,533					8,905,533	8,966,426	9,200,554	9,462,915	9,699,302	9,938,179
Gross Gas Gathering and Òther Operating Assets	101,354					101,354	101,964	104,464	106,964	109,464	111,964
Less: Accumulated DD&A	(6,604,946)					(6,604,946)	(6,668,438)	(6,896,665)	(7,122,974)	(7,360,997)	(7,612,175)
Net PP&E	2,401,942	0	0	0	0	2,401,942	2,399,952	2,408,353	2,446,906	2,447,770	2,437,968

Other Long Term Assets	1,653					1,653	1,653	1,653	1,653	1,653	1,653
Receivables from Derivative Contracts	1,825					1,825	0	0	0	0	0
Debt Issuance Cost	5,857					5,857	5,857	5,857	5,857	5,857	5,857
TOTAL ASSETS	2,644,261	0	0	0	0	2,644,261	2,596,665	2,571,201	2,616,002	2,619,483	2,615,692

Current Liabilities
Accounts Payable	214,209			(48,645)		165,565	184,892	182,248	191,562	192,310	191,037
Other Current Liabilities	164					164	164	164	164	164	164
Total Current Liabilities	214,373	0	0	(48,645)	0	165,729	185,056	182,412	191,726	192,474	191,201
Long-Term Liabilities
Revolving Credit Facility	106,115	86,421	11,123		42,763	246,422	188,322	144,114	166,170	154,153	134,911
Long-Term Debt	2,727,156	(1,926,000)				801,156	801,865	804,857	808,133	811,723	812,240
Asset Retirement Obligations	48,105					48,105	48,105	48,105	48,105	48,105	48,105
Deferred Tax Liability	0					0	0	0	0	0	0
Other Long-Term Liabilities	7,381					7,381	7,381	7,381	7,381	7,381	7,381
Total Long-Term Liabilities	2,888,757	(1,839,579)	11,123	0	42,763	1,103,064	1,045,673	1,004,456	1,029,790	1,021,362	1,002,637
Redeemable Noncontrolling Interest	207,651					207,651	207,651	207,651	207,651	207,651	207,651
Total Stockholders’ Equity (Deficit)	(666,521)	1,839,579	(11,123)	48,645	(42,763)	1,167,817	1,158,285	1,176,681	1,186,836	1,197,996	1,214,203

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,644,261	$0	$0	$0	$0	$2,644,261	$2,596,665	$2,571,201	$2,616,002	$2,619,483	$2,615,692

Note: Balance sheet does not assume fresh start accounting.

(a) Reflects the extinguishment of prepetition debt pursuant to the Plan including cash component of consideration.

(b) Reflects the extinguishment of prepetition preferred equity pursuant to the Plan.

(c) Reflects the extinguishment of remaining accrued interest expense associated with extinguished prepetition debt pursuant to the Plan.

(d) Reflects the payment of estimated Administrative and Priority claims due at emergence.

CONSOLIDATED INCOME STATEMENT	Year Ending December 3l,
(In Thousands)	2016E	2017E	2018E	2019E	2020E
Total Revenue	$453,581	$549,125	$555,288	$597,295	$646,241
Cost of Operations
Operating Expenses	201,388	224,308	226,477	238,407	254,447
General and Administrative (1)	97,159	51,405	52,947	54,535	54,535
Impairment Charges	524,956	0	0	0	0
Depreciation, Depletion and Amortization	218,539	228,227	226,309	238,023	251,179
Total Expenses	1,042,042	503,939	505,732	530,965	560,161

Income (Loss) from Operations	(588,461)	45,186	49,556	66,329	86,081

Other Income (Expenses)
Interest Expense / (Income)	(101,872)	(24,790)	(38,401)	(50,169)	(56,873)
Realized Gain / (Loss) on Derivatives	317,593	7,542	0	0	0
Unrealized Gain / (Loss) on Derivatives	(357,786)	(7,542)	0	0	0
Gain / (Loss) on Extinguishment of Debt	81,434	0	0	0	0
Reorganization Items	1,196,165	0	0	0	0
Other	(903)	0	0	0	0
Total Other Expenses	1,134,631	(24,790)	(38,401)	(50,169)	(56,873)
Income (Loss) Before Income Taxes	546,170	20,396	11,154	16,160	29,207
Income Tax (Expense) / Benefit - Current	(14,000)	(2,000)	(1,000)	(5,000)	(13,000)
Net Income (Loss) to Common Shareholders	$532,170	$18,396	$10,154	$11,160	$16,207

(1) Includes portion of restructuring expenses.

CONSOLIDATED STATEMENT OF CASH FLOWS	Year Ending December 31,
(In Thousands)	2016E	2017E	2018E	2019E	2020E

Cash Flow from Operating Activities
Net Income (Loss)	$532,170	$18,396	$10,154	$11,160	$16,207

Adjustments to Reconcile to Net Cash Flow from Operations:
Depreciation, Depletion and Amortization	218,539	228,227	226,309	238,023	251,179
Amortization of Loan Costs and Discount / Premium	7,077	2,992	3,277	3,589	517
Unrealized (Gain) / Loss on Derivatives	357,786	7,542	0	0	0
Impairment Charges	524,956	0	0	0	0
Share Based Compensation Expense	3,705	0	0	0	0
(Gain) / Loss on Extinguishment of Debt	(81,434)	0	0	0	0
Reorganization Items	(1,284,247)	0	0	0	0
Changes in Working Capital	(9,864)	23,553	4,517	(949)	(6,747)
Net Cash Provided by Operations	268,688	280,709	244,257	251,823	261,157

Cash Flow from Investing Activities
Capital Expenditures	(178,713)	(160,391)	(200,058)	(182,896)	(195,657)
Capitalized Interest, G&A, ARO and Other	(107,639)	(76,237)	(64,803)	(55,992)	(45,719)
Net Cash Used in Investing Activities	(286,352)	(236,628)	(264,861)	(238,887)	(241,376)

Cash Flow from Financing Activities
Net Borrowings (Pay Down) of Long-Term Debt	17,917	(44,208)	22,057	(12,017)	(19,242)
Net Cash Used in Financing Activities	17,917	(44,208)	22,057	(12,017)	(19,242)

Net Increase (Decrease) in Cash and Cash Equivalents	253	(127)	1,453	919	538

Cash and Cash Equivalents at Beginning of Period (1)	24,838	25,091	24,963	26,416	27,335

Cash and Cash Equivalents at End of Period (1)	$25,091	$24,963	$26,416	$27,335	$27,873

(1) Figures include cash at the HKTMS unrestricted subsidiary.

EBITDA RECONCILIATION	Year Ending December 31,
(In Thousands)	2016E	2017E	2018E	2019E	2020E

Net Income (Loss)	$532,170	$18,396	$10,154	$11,160	$16,207

Depreciation, Depletion and Amortization	218,539	228,227	226,309	238,023	251,179
Income Tax Expense	14,000	2,000	1,000	5,000	13,000
Unrealized (Gain) / Loss on Derivatives	357,786	7,542	0	0	0
Share-Based Compensation Expense	3,705	0	0	0	0
Interest Expense / (Income)	101,872	24,790	38,401	50,169	56,873
Restructuring Cost	4,966	0	0	0	0
(Gain) / Loss on Extinguishment of Debt	(81,434)	0	0	0	0
Reorganization Items	(1,196,165)	0	0	0	0
Other Non-recurring (1)	567,922	11,634	2,067	0	0
Adjusted EBITDA	$523,362	$292,587	$277,932	$304,352	$337,259

(1) Includes other non-recurring expenses (i.e. impairment and rig stacking costs).

VIII.
VALUATION ANALYSIS

THE VALUATION INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN.  THIS VALUATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION AS REQUIRED BY SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS OR INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS.

Solely for purposes of the Plan and this Disclosure Statement, PJT, as investment banker and financial advisor to the Debtors, has estimated the total enterprise value (the “Total Enterprise Value”) and implied equity value (the “Equity Value”) of the Reorganized Debtors on a going concern basis and pro forma for the transactions contemplated by the Plan.

In estimating the Total Enterprise Value of the Debtors, PJT met with the Debtors’ senior management team to discuss the Debtors’ operations and future prospects, reviewed the Debtors’ historical financial information, reviewed certain of the Debtors’ internal financial and operating data, including the Debtors’ internal reserve reports, reviewed the Projections, and reviewed publicly-available third-party information.

The valuation information set forth in this section represents a valuation of the Reorganized Debtors based on the application of standard valuation techniques.  The estimated values set forth in this section: (a) do not purport to constitute an appraisal of the assets of the Reorganized Debtors; (b) do not constitute an opinion on the terms and provisions or fairness from a financial point of view to any person of the consideration to be received by such person under the Plan; (c) do not constitute a recommendation to any Holder of Allowed Claims or Allowed Interests as to how such person should vote or otherwise act with respect to the Plan; and (d) do not necessarily reflect the actual market value that might be realized through a sale or liquidation of the Reorganized Debtors.

In preparing the estimates set forth below, PJT has relied upon the accuracy, completeness, and fairness of financial and other information furnished by the Debtors.  PJT did not attempt to independently audit or verify such information, nor did it perform an independent appraisal of the assets or liabilities of the Reorganized Debtors.

The Debtors’ Projections for the Reorganized Debtors are set forth above in Section VII of the Disclosure Statement.  The estimated values set forth herein assume that the Reorganized Debtors will achieve their Projections in all material respects.  PJT has relied on the Debtors’ representation and warranty that the Projections (a) have been prepared in good faith; (b) are based on fully disclosed assumptions, which, in light of the circumstances under which they were made, are reasonable in all material respects; (c) reflect the Debtors’ best currently available estimates; and (d) reflect the good faith judgments of the Debtors.  PJT does not offer an opinion as to the attainability of the Projections.  As set forth in the Disclosure Statement, the future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors and PJT, and consequently are inherently difficult to project.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF THE RANGE OF THE TOTAL ENTERPRISE VALUE OF THE REORGANIZED DEBTORS SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, PJT, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.

This report contemplates facts and conditions known and existing as of June 15, 2016.  Events and conditions subsequent to this date, including updated projections, as well as other factors, could have a substantial effect upon the Total Enterprise Value.  Among other things, failure to consummate the Plan in a timely manner may have a materially negative effect on the Total Enterprise Value.  For purposes of this valuation, PJT has assumed that no material changes that would affect value will occur between June 15, 2016 and the contemplated Effective Date of September 30, 2016.

Valuation Analysis

PJT prepared its valuation analysis to estimate the Total Enterprise Value for the Reorganized Debtors based on the application of standard valuation techniques, including:

1.              Net Asset Value Analysis

2.              Public Comparable Company Analysis

1. Net Asset Value Analysis

(a)         Reserves: The value of the Debtors’ proved, probable and possible oil and gas reserves were estimated using a net asset value (“NAV”) approach.  The NAV analysis estimates the value of the Debtors’ reserves by risk adjusting categories in the Debtors’ reserve report.  The Debtors’ reserve report calculates the estimated net cash flows directly attributable to the Debtors’ reserves.  Future production volumes attributable to the reserves are estimated and multiplied by the projected realized price, which incorporates the projected market price less an expected differential between the market price and the price at which the Debtors can sell their production.  Projected severance taxes (i.e., production taxes), ad valorem taxes, lease operating expenses, transportation expenses, and capital expenditures are then subtracted from revenue to calculate net cash flows.  The net cash flows in the reserve report are discounted at a standard discount rate of 10 percent.  PJT then risk adjusted the reserve categories by applying discounts as recommended by the Society of Petroleum Evaluation Engineers in its 34th annual survey dated June 2015.  The value of the reserves assumes that the Debtors have access to capital required to realize the value of the reserves. These values are then adjusted for other assets and liabilities of the Debtors to determine the net asset value of the Debtors.

2. Comparable Company Analysis

(a)         Comparable Company Analysis: The comparable company analysis estimates the value of a company based on a relative comparison with other publicly traded companies with similar operating and financial characteristics. Under this methodology, the enterprise value for each selected public company is determined by examining the trading prices for the equity securities of such company in the public markets and adding the aggregate amount of outstanding net debt for such company (at market value) and minority interest. Such enterprise values are commonly expressed as multiples of various measures of financial and operating statistics. The total enterprise value of the Debtors is then calculated by applying these multiples to the Debtors’ actual and projected financial and operational metrics. The selection of public comparable companies for this purpose was based upon the geographic location, scale, financial performance (operating margins, profitability), capital structure (leverage, interest expense) and other characteristics that were deemed relevant. PJT included multiples of EBITDA, production, and reserves.

Total Enterprise Value and Implied Equity Value

As a result of the analysis described herein, PJT estimated the Total Enterprise Value of the Reorganized Debtors to be approximately $1.6 billion - $1.8 billion, with a mid-point of $1.7 billion.  Based on assumed pro forma debt of approximately $1.06 billion, including any exit financing draws as of the assumed Effective Date, the Total Enterprise Value implies an Equity Value range of approximately $540 million - $740 million, with a mid-point of $640 million.

The preceding analysis estimates a valuation range that is significantly different from the accounting book value of the Debtors’ assets.  The accounting book value of the Debtors’ assets as of March 31, 2016 was approximately $2.8 billion, as disclosed in the Debtors’ filing with the Securities and Exchange Commission for the period ended on March 31, 2016 as well as the Holdings’ anticipated voluntary chapter 11 petition filed on August 1, 2016.  Such accounting book value is an accounting balance prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) and is based upon historical costs adjusted for depreciation, depletion, and amortization.  Book values of assets prepared in accordance with GAAP generally do not reflect the current performance of the assets or the impact of the commodity price environment and may be materially different from actual value and/or performance of the underlying assets.  Given the recent decline in commodity prices, the Debtors’ assets are generally carried at GAAP book values reflecting the higher commodity price environment of the past.  The Debtors have recorded asset impairment charges over the past year and may realize additional asset impairments in the future due to the higher book value of the assets relative to fair value.

IX.
TRANSFER RESTRICTIONS AND CONSEQUENCES
UNDER FEDERAL SECURITIES LAWS

The Solicitation is being made prior to the Petition Date to holders of Preferred Stock Interests, the Convertible Noteholder, Eligible Third Lien Noteholders and Eligible Unsecured Noteholders (i.e., Accredited Investors as defined in Rule 501 of the Securities Act).

The issuance of and the distribution under the Plan of the New Common Shares and, to the extent applicable, the New Warrants to holders of Allowed Third Lien Note Claims, Allowed Unsecured Note Claims, Allowed Convertible Note Claims and Existing Equity Interests shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash.  In reliance upon this exemption, the New Common Shares issued to holders of Allowed Third Lien Note Claims, Allowed Unsecured Note Claims, Allowed Convertible Note Claims and Existing Equity Interests and the New Warrants issued to holders of Allowed Unsecured Note Claims and Allowed Convertible Note Claims will be exempt from the registration requirements of the Securities Act, and state and local securities laws.  These securities may be resold without registration under the Securities Act or other federal or state securities laws pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an issuer, as used in Section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 of the Securities Act which, in effect, permit the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions.  Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisers as to the availability of the exemption provided by Rule 144.

In any case, recipients of New Common Shares or New Warrants issued under the Plan are advised to consult with their own legal advisers as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Legends.  To the extent certificated, certificates evidencing the New Common Shares held by holders of 10% or more of the outstanding New Common Shares, or who are otherwise underwriters as defined in Section 1145(b) of the Bankruptcy Code, will bear a legend substantially in the form below:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE DEBTORS RECEIVE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

X.
CERTAIN U.S. TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of certain Claims and Interests.  This discussion does not address the U.S. federal income tax consequences to holders of Claims and Interests who are unimpaired or deemed to reject the Plan.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), the Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect).  The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties.  The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the contemplated transactions.

This summary does not address foreign, state, or local tax consequences of the contemplated transactions, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., foreign pension funds, controlled foreign corporations, passive foreign investment companies, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, persons that are, or hold their Claims or Interests through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the alternative minimum tax (“AMT”) or the “Medicare” tax on unearned income, and persons whose Claims are part of a straddle, hedging, constructive sale, or conversion transaction).  In addition, this discussion does not address U.S. federal taxes other than income taxes, nor does it apply to any person that acquires any of the New Common Shares or New Warrants in the secondary market.

This discussion assumes that the Third Lien Note Claims, Unsecured Note Claims, Convertible Note Claims, Preferred Stock Interests, New Common Shares, and New Warrants are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code and that the various debt and other arrangements to which the Debtors are parties will be respected for U.S. federal income tax purposes in accordance with their form.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances.  You are urged to consult your own tax advisor for the U.S. federal, state, local and other tax consequences applicable under the Plan.

A.                        Consequences to the Debtors

1.                          Cancellation of Debt and Reduction of Tax Attributes

In general, absent an exception, a debtor will realize and recognize cancellation of debt income (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness.  The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied over (b) the sum of (i) the amount of Cash paid, (ii) the issue price of any new indebtedness of the taxpayer issued, and (iii) the fair market value of any other new consideration (including stock of the debtor) given in satisfaction, or as part of the discharge, of such indebtedness at the time of the exchange.  Because the Plan provides that holders of certain Claims and Interests will receive New Common Shares and New Warrants, the amount of COD Income will depend in part on the fair market value of the New Common Shares and the New Warrants.  Although this value, and, consequently, the amount of COD Income that will be realized by the Debtors as a result of the Plan, cannot be determined at this time, subsequent public trading in the New Common Shares, which is anticipated to take place following consummation of the Plan, may reflect the value of the New Common Shares for purposes of determining the amount of the COD Income.

Under section 108 of the Tax Code, COD Income of the debtor is excluded from gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding.  Instead, as a consequence of such exclusion, a debtor must reduce certain of its tax attributes by the amount of COD Income that it excluded from gross income as provided in sections 108 and 1017 of the Tax Code.  As noted above, the amount of COD Income, and accordingly the amount of tax attributes required to be reduced, cannot be determined at this time.  In general, tax attributes of the debtor will be reduced in the following order:  (a) net operating loss (“NOLs”) and NOL carryovers; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of the post-Effective Date indebtedness), which includes the stock of subsidiaries; (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers.  Alternatively, a debtor with excluded COD Income may elect first to reduce the basis of its depreciable assets.  The reduction of the debtor’s tax attributes occurs at the end of the tax year for which the excluded COD Income is realized, but only after the tax for the year of the debt discharge has been determined; in this way, the attribute reduction is generally effective as of the start of the year following the discharge.  If the amount of excluded COD Income exceeds available tax attributes, the excess is generally not subject to U.S. federal income tax and has no other U.S. federal income tax impact.

The Treasury Regulations provide specific rules for applying tax attribute reduction to an affiliated group of corporations.  Under these Treasury Regulations, the tax attributes of each member of an affiliated group of corporations that realizes excluded COD Income is subject to reduction to the extent of that member’s excluded COD Income.  The rules do not permit the basis of member stock held by the debtor corporation to be reduced below zero such that the reduction results in the creation of, or increase in, an “excess loss account.”  To the extent the debtor member’s tax basis in stock of a lower-tier member of the affiliated group is reduced, a “look through rule” requires that a corresponding reduction be made to the tax attributes of the lower-tier member to the extent of the lower-tier member’s deemed COD Income from this “look through rule.”  If a debtor member’s excluded COD Income, but not its deemed COD Income, exceeds its tax attributes, the excess COD Income is applied to reduce certain remaining consolidated tax attributes of the affiliated group.  Any excess COD Income after reducing the debtor group’s consolidated tax attributes has no other U.S. federal income tax consequence.

2.                          Limitation of NOL Carryforwards and Other Tax Attributes

The Debtors expect that a significant portion of the federal NOL carryovers will be eliminated as a result of the bankruptcy exception to inclusion of COD Income.  Following Confirmation, the Debtors anticipate that any remaining NOL carryovers, capital loss carryover, tax credit carryovers, and certain other tax attributes (such as losses and deductions that have accrued economically but are unrecognized as of the date of the ownership change) of the Reorganized Debtors allocable to periods before the Effective Date (collectively, the “Pre-Change Losses”) may be subject to limitation under sections 382 and 383 of the Tax Code as a result of an “ownership change” of the Reorganized Debtors by reason of the transactions pursuant to the Plan.

Under sections 382 and 383 of the Tax Code, if a corporation undergoes an “ownership change,” the amount of its Pre-Change Losses that may be utilized to offset future taxable income generally is subject to an annual limitation.  The Debtors anticipate that the distribution of the New Common Shares pursuant to the Plan will result in an “ownership change” of the Reorganized Debtors for these purposes, and that the Reorganized Debtors’ use of their Pre-Change Losses will be subject to limitation unless an exception to the general rules of section 382 of the Tax Code applies.

Generally, if a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then built-in losses (including, but not limited to, amortization or depreciation deductions attributable to such built-in losses) recognized during the sixty (60) month period following the “ownership change” (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses, the deductibility of which will be subject to the annual limitation.  In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000 or (b) 15 percent of the fair market value of its assets (with certain adjustments) before the ownership change.

3.                          General Section 382 Annual Limitation

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (a) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the “ownership change” occurs: 2.25 percent for ownership changes occurring in June 2016).  If the Reorganized Debtors have a net unrealized built-in gain in their assets (as opposed to a net unrealized built-in loss), the section 382 Limitation may be increased to the extent that the Reorganized Debtors recognize (or are deemed to recognize) certain built-in gains in their assets during the sixty (60) month period following the ownership change.  Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits.  Any unused annual limitation may be carried forward and therefore be available to be utilized in a subsequent taxable year.  As discussed below, however, special rules apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.

4.                          Special Bankruptcy Exceptions

An exception to the foregoing annual limitation rules generally applies when former shareholders and “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their equity interests or claims (as applicable), at least 50 percent of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”).  Under the 382(l)(5) Exception, a debtor’s Pre-Change Losses are not subject to the annual limitation.  However, the debtor’s NOL carryovers will be reduced by the amount of any interest deductions claimed during the three taxable years preceding the taxable year that includes the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization (the “Interest Haircut”).  If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another “ownership change” within two years after the Effective Date, then the Reorganized Debtors’ annual limitation with respect to the Pre-Change Losses, as of the date of the subsequent “ownership change,” would be zero.

Where the 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor does not qualify for the 382(l)(5) Exception or the debtor affirmatively elects to not have the 382(l)(5) Exception apply to the debtor’s “ownership change”), a second special rule will generally apply (the “382(l)(6) Exception”).  Under the 382(l)(6) Exception, the annual limitation is calculated by reference to the lesser of the value of the reorganized debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change.  This differs from the ordinary rule that requires the annual limitation to be determined based on the fair market value of the equity of a debtor corporation that undergoes an “ownership change” immediately before the events giving rise to the “ownership change.”  The 382(l)(6) Exception does not require the application of the Interest Haircut to the debtor’s NOL carryovers.  Further, a debtor that experiences a subsequent “ownership change” would be subject to the general section 382 annual limitation rules with respect to Pre-Change Losses as of the date of the subsequent “ownership change.”

The Debtors have not yet determined whether or not the 382(l)(5) Exception will apply in connection with the Plan.  It is possible that the Debtors will not qualify for the 382(l)(5) Exception, or may elect to not have the 382(l)(5) Exception apply if the Debtors do qualify for the 382(l)(5) Exception.  In either such case, the Debtors expect that their use of the Pre-Change Losses (if any) after the Effective Date will be subject to limitation based on the 382(l)(6) Exception.  Regardless of whether the Reorganized Debtors take advantage of the 382(l)(6) Exception or the 382(l)(5) Exception, the Reorganized Debtors’ use of their Pre-Change Losses after the Effective Date may be adversely affected if a subsequent “ownership change” within the meaning of section 382 of the Tax Code were to occur after the Effective Date.

5.                          Alternative Minimum Tax

In general, an AMT is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20 percent rate to the extent such tax exceeds the corporation’s regular federal income tax for the year.  AMTI is generally equal to regular taxable income with certain adjustments.  For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated.  For example, under the adjusted current earnings (“ACE”) provisions of the Tax Code, which provides for certain additional adjustments to AMTI, section 56(g)(4)(G) of the Tax Code requires a corporation that has a net unrealized built-in loss in its assets at the time it experiences an “ownership change” (as discussed above), to adjust, for purposes of the ACE adjustment to AMT, the basis of each asset of the corporation immediately after the ownership change to be equal to its proportionate share (determined on the basis of respective fair market values) of the fair market value of the assets of the corporation, as determined under section 382(h) of the Tax Code, immediately before the ownership change.  The effect of this ACE adjustment may increase the amount of AMT owed by the Reorganized Debtors for the tax years including and following the Effective Date.  This adjustment to ACE basis is effective for any corporation with a net unrealized built-in loss at the time it experiences an “ownership change” irrespective of whether the 382(l)(5) Exception or 382(l)(6) Exception applies to the “ownership change.”

B.                        Consequences to Holders of Certain Claims and Interests

This summary discusses the U.S. federal income tax consequences to holders of Third Lien Note Claims, Unsecured Note Claims, Convertible Note Claims and Preferred Stock Interests who are U.S. Holders and non-U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of Third Lien Note Claims, Unsecured Note Claims, Convertible Note Claims, Preferred Stock Interests, New Common Shares or New Warrants, that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.  A “Non-U.S. Holder” means a beneficial owner of Third Lien Note Claims, Unsecured Note Claims, Convertible Note Claims, Preferred Stock Interests, New Common Shares or New Warrants that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership or other entity or arrangement taxable as a partnership for U.S. federal income tax purposes holds Third Lien Note Claims, Unsecured Note Claims, Convertible Note Claims, Preferred Stock Interests, New Common Shares or New Warrants, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership.  If you are a partner in such a partnership holding any of such instruments, you should consult your own tax advisor.

1.                          U.S. Holders

(a)                     Holders of Third Lien Note Claims, Unsecured Note Claims and Convertible Note Claims

The discussion below generally assumes that holders of Unsecured Note Claims and Convertible Note Claims will each, as a class, vote to accept the Plan.  Pursuant to the Plan and in complete and final satisfaction of their respective Claims (i) holders of Third Lien Note Claims will receive their pro rata shares of New Common Shares and Cash and (ii) holders of Unsecured Note Claims and Convertible Note Claims will receive their pro rata shares of New Common Shares, New Warrants and Cash.

The U.S. federal income tax consequences of the Plan to a U.S. Holder of Third Lien Note Claims, Unsecured Note Claims and Convertible Note Claims depends, in part, on whether the holder’s Claim constitutes a “security” of Holdings for U.S. federal income tax purposes.  This determination is made separately for each type of Claim.  If a Third Lien Note Claim, Unsecured Note Claim or Convertible Note Claim constitute a security of Holdings, then the receipt of New Common Shares and New Warrants, if applicable, and Cash in exchange for such Claim in accordance with the Plan should be treated as part of a tax-deferred “reorganization” for U.S. federal income tax purposes, with the consequences described below in Section X.B.1(a)(ii)—“Reorganization Treatment.”  If, on the other hand, a Third Lien Note Claim, Unsecured Note Claim or Convertible Note Claim does not constitute a security of Holdings, then the receipt of New Common Shares, Warrants, if applicable, and Cash in exchange therefor will be treated as a fully taxable transaction, with the consequences described below in Section X.B.1(a)(i)—“Fully Taxable Exchange.”

The term “security” is not defined in the Tax Code or in the Treasury Regulations and has not been clearly defined by judicial decisions.  The determination of whether a particular debt obligation constitutes a security depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not.  One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term.  In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities.  Holders of Third Lien Note Claims, Unsecured Note Claims and Convertible Note Claims are urged to consult their own tax advisors regarding the appropriate status for U.S. federal income tax purposes of their Claims.  The Debtors believe that each of the Third Lien Note Claims, Unsecured Note Claims and Convertible Note Claims should constitute securities.

(i)                         Fully Taxable Exchange

In general, if the exchange of a Third Lien Note Claim, Unsecured Note Claim or Convertible Note Claim pursuant to the Plan is a fully taxable exchange, a U.S. Holder should recognize gain or loss in an amount equal to the difference, if any, between (i) the aggregate fair market value of New Common Shares, New Warrants, if applicable, and Cash received in the exchange in respect of such Claim (other than any exchange consideration received in respect of a claim for accrued but unpaid interest and possibly accrued original issue discount (“OID”)), and (ii) the holder’s adjusted tax basis in the Claim exchanged (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID).  See section X.B.1.a.iv.—“Character of Gain or Loss,” below.  In addition, a U.S. Holder of a Third Lien Note Claim, Unsecured Note Claim or Convertible Note Claim will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income.  See Section X.B.1(a)(iii)—“Distributions in Discharge of Accrued Interest,” below.

In the case of a taxable exchange, a U.S. Holder’s tax basis in the New Common Shares and New Warrants, if applicable, received in respect of its Claim on the Effective Date should equal their respective fair market values on the Effective Date.  The U.S. Holder’s holding period in any such New Common Share and New Warrant received should begin on the day following the Effective Date.

(ii)                      Reorganization Treatment

If a Third Lien Note Claim, Unsecured Note Claim or Convertible Note Claim constitutes a security of Holdings, the receipt of New Common Shares, New Warrants, if applicable, and Cash in exchange therefor should qualify for reorganization exchange treatment for U.S. federal income tax purposes.  The classification as a reorganization exchange generally serves to defer the recognition of gain or loss by the U.S. Holder.  Nonetheless, a U.S. Holder generally is still required to recognize any realized gain to the extent the holder receives consideration other than stock or securities of the exchanging company, such as Cash.  Accordingly, a U.S. Holder of a Third Lien Note Claim, Unsecured Note Claim or Convertible Note Claim (in each case, if treated as a security) generally will not recognize any loss upon the exchange, but will recognize any realized gain (computed as described in the preceding section) to the extent of the amount of the Cash received in the exchange.  In addition, even within an otherwise tax-free exchange, a U.S. Holder will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income.  See Section X.B.1(a)(iii)— “Distributions in Discharge of Accrued Interest,” below.

In a reorganization exchange, a U.S. Holder’s aggregate tax basis in the New Common Shares and New Warrants, if applicable, received will equal such holder’s aggregate adjusted tax basis in the Claims exchanged therefor, increased by any gain or interest income recognized in the exchange and decreased by any Cash received.  Such aggregate tax basis presumably should be allocated among the New Common Shares and New Warrants, if applicable, received in accordance with their relative fair market values.  In a reorganization exchange, a U.S. Holder’s holding period in the New Common Shares and New Warrants, if applicable, received will include its holding period in the Claims exchanged therefor, except to the extent of any exchange consideration received in respect of accrued but unpaid interest.

(iii)                   Distributions in Discharge of Accrued Interest

In general, to the extent that any exchange consideration received pursuant to the Plan (whether cash, stock or other property) by a U.S. Holder of a Claim is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income).  Conversely, a U.S. Holder may be entitled to recognize a deductible loss to the extent any accrued interest or amortized OID was previously included in its gross income and is not paid in full.  However, the IRS has privately ruled that a holder of a security of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID.  It is also unclear whether, by analogy, a U.S. Holder of a Claim that does not constitute a security would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

The Plan provides that consideration received in respect of a Claim is allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to any Claim for accrued but unpaid interest.  See Section 6.11 of the Plan.  There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes.  You are urged to consult your own tax advisor regarding the allocation of consideration received under the Plan, as well as the deductibility of accrued but unpaid interest (including OID) and the character of any loss claimed with respect to accrued but unpaid interest (including OID) previously included in gross income for U.S. federal income tax purposes.

(iv)                  Character of Gain or Loss

Where gain or loss is recognized by a U.S. Holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, how long the Claim has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction.

A U.S. Holder that purchased its Claims from a prior holder at a “market discount” may be subject to the market discount rules of the Tax Code.  In general, a debt instrument is considered to have been acquired with “market discount” if the holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount.  Under these rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant yield basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued.  If a U.S. Holder of Claims did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange but, if the exchange is a reorganization exchange, only up to the amount of gain that the holder recognizes in the exchange, with such remaining deferred amounts generally being deductible in accordance with the foregoing rules in connection with a disposition of the New Common Shares and New Warrants, if applicable.  See Section X.B.1(c)(iii)—“Sale, Exchange or Other Taxable Disposition of New Common Shares and New Warrants,” below.

In the case of an exchange of Third Lien Note Claims, Unsecured Note Claims or Convertible Note Claims that qualifies as a reorganization exchange, the Tax Code indicates that any accrued market discount in respect of such Claims should not be currently includible in income under Treasury Regulations to be issued.  Rather, such accrued market discount should carry over to any nonrecognition property received in exchange therefor (i.e., to the New Common Shares and New Warrants).  Any gain recognized by a U.S. Holder upon a subsequent disposition of such New Common Shares or New Warrants may have to be treated as ordinary income to the extent of any accrued market discount not previously included in income, although it is possible that the ordinary income taint that will attach to the New Common Shares and New Warrants is limited to the realized but nonrecognized gain in the reorganization exchange.  To date, specific Treasury Regulations implementing this rule have not been issued.  See Section X.B.1(c)(iii)—“Sale, Exchange or Other Taxable Disposition of New Common Shares and New Warrants,” below.

(b)                     Holders of Preferred Stock Interests

U.S. Holders of Preferred Stock Interests will generally recognize capital gain or loss on the receipt of Cash pursuant to the Plan in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the Preferred Stock and the Cash distributed pursuant to the Plan.

(c)                      Ownership and Disposition of New Common Shares and New Warrants

(i)                         Distributions

The gross amount of any distribution of cash or property made to a U.S. Holder with respect to New Common Shares generally will be includible in gross income by a U.S. Holder as dividend income to the extent such distribution is paid out of current or accumulated earnings and profits of Reorganized Holdings, as determined under U.S. federal income tax principles.  Dividends received by non-corporate U.S. Holders may qualify for reduced rates of taxation.  Subject to applicable limitations, a distribution which is treated as a dividend for U.S. federal income tax purposes may qualify for the dividends-received deduction if such amount is distributed to a U.S. Holder that is a corporation and certain holding period and other requirements are satisfied.  Any dividend received by a U.S. Holder that is a corporation may be subject to the “extraordinary dividend” provisions of the Tax Code.  A distribution in excess of current and accumulated earnings and profits of Reorganized Holdings, as determined under U.S. federal income tax principles, first will be treated as a return of capital to the extent of the U.S. Holder’s adjusted tax basis in its New Common Shares and will be applied against and reduce such basis dollar-for-dollar (thereby increasing the amount of gain or decreasing the amount of loss recognized on a subsequent taxable disposition of the New Common Shares).  To the extent that such distribution exceeds the U.S. Holder’s adjusted tax basis in its New Common Shares, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such U.S. Holder’s holding period in its New Common Shares exceeds one year as of the date of the distribution.

In certain circumstances, adjustments to the strike price or other terms of the New Warrants could give rise to a taxable distribution for U.S. federal income tax purposes.

(ii)                      Exercise and Lapse of New Warrants

A U.S. Holder generally will not recognize gain or loss when the New Warrants are exercised to acquire the underlying New Common Shares and the U.S. Holder’s aggregate tax basis in the New Common Stock acquired generally will equal the U.S. Holder’s aggregate tax basis in the exercised warrants increased by the exercise price.  A U.S. Holder’s holding period in the New Common Shares received upon exercise of a New Warrant will commence on the day following the exercise of such warrant.  Upon the lapse of a New Warrant, a U.S. Holder generally will recognize loss equal to its tax basis in the warrant.

(iii)                   Sale, Exchange or Other Taxable Disposition of New Common Shares and New Warrants

Subject to the discussion of market discount below, for U.S. federal income tax purposes, a U.S. Holder generally will recognize capital gain or loss on the sale, exchange, or other taxable disposition of any of its New Common Shares or New Warrants in an amount equal to the difference, if any, between the amount realized for the New Common Shares or New Warrants (zero in the case of the lapse of a warrant) and the U.S. Holder’s adjusted tax basis in the New Common Shares or New Warrants.  Capital gains of non-corporate U.S. Holders derived with respect to a sale, exchange, or other taxable disposition of New Common Shares and New Warrants held for more than one year may be eligible for reduced rates of taxation.  The deductibility of capital losses is subject to limitations.  Notwithstanding the foregoing, any gain recognized by a U.S. Holder upon a subsequent disposition of the New Common Shares received in exchange for a Claim will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions taken as a result of the exchange or previously as a result of the write-down of the Claim, decreased by any income (other than interest income) recognized by the U.S. Holder upon exchange of the Claim, and (ii) with respect to a cash-basis U.S. Holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the U.S. Holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

Subject to the discussion above in Section X.B.1(iv)—“Character of Gain or Loss,” any gain recognized upon the sale, exchange or other disposition of New Common Shares or New Warrants by a U.S. Holder that received such shares in exchange for a Claim with respect to which such U.S. Holder had accrued but untaxed market discount at the time of the exchange, and which shares were treated as received in a recapitalization, may have to be included in the U.S. Holder’s ordinary income to the extent of such accrued but untaxed market discount.  In addition, if such a U.S. Holder of a Claim was required under the market discount rules of the Tax Code to defer its deduction of all or a portion of the interest in indebtedness incurred or maintained to acquire or carry such Claim, continued deferral of the deduction for interest on such indebtedness may be required.  Any such deferred interest expense would be attributed to the New Common Shares or New Warrants received in exchange for the Claim, and may be treated as interest paid or accrued in the year in which the New Common Shares or New Warrants are sold, exchanged or otherwise disposed of.

2.                          Non-U.S. Holders

(a)                     Holders of Third Lien Note Claims, Unsecured Note Claims and Convertible Note Claims

A Non-U.S. Holder of Third Lien Claims and Unsecured Note Claims will not be subject to U.S. federal income or withholding tax on any gain recognized in a fully taxable exchange or reorganization exchange of a Third Lien Claim or Unsecured Note Claim unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met (in which case the Non-U.S. Holder will be subject to 30% U.S. federal income tax (or, if applicable, a lower treaty rate) on any gain recognized, net of certain U.S. source net capital losses), or (b) such gain is effectively connected with the conduct of a U.S. trade or business (in which case such gain will be taxed as described below).

Consideration received by a Non-U.S. Holder in exchange for a Third Lien Note Claim or Unsecured Note Claim, to the extent it represents accrued but unpaid interest, generally will not be subject to U.S. federal income or withholding tax, provided that such amounts are not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business and: (1) the Non-U.S. Holder is not a “10-percent shareholder,” within the meaning of the Tax Code and applicable Treasury Regulations, with respect to Holdings; (2) the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to Holdings within the meaning of Section 864(d)(4) of the Tax Code; (3) the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Tax Code; and (4) the Non-U.S. Holder provides a properly completed IRS Form W-8BEN or Form W-8BEN-E, as applicable, certifying its non-U.S. status and exemption from FATCA withholding, if applicable.

Alternatively, such accrued but unpaid interest will be exempt from, or subject to a reduced rate of, U.S. federal withholding tax if (A) such Non-U.S. Holder provides a properly completed IRS Form W-8BEN or Form W-8BEN-E, as applicable, claiming an exemption from or reduction in withholding under an applicable tax treaty or (B) such interest is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business and such Non-U.S. Holder provides a properly completed IRS Form W-8ECI.

Accrued but unpaid interest that is not exempt from withholding as described above will be subject to a 30% U.S. federal withholding tax (unless an applicable income tax treaty provides otherwise).

If any gain or income (including amounts attributable to accrued but unpaid interest) recognized by a Non-U.S. Holder upon the exchange of a Third Lien Note Claim or Unsecured Note Claim is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder, the Non-U.S. Holder, although exempt from U.S. federal withholding tax described above (provided that the certification requirements described above are satisfied), will generally be subject to tax on a net income basis as if it were a U.S. Holder (unless an applicable income tax treaty provides otherwise).  In addition, if such Non-U.S. Holder is a foreign corporation and the gain or income (including amounts attributable to accrued and unpaid interest) is effectively connected with its conduct of a U.S. trade or business, such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of its effectively connected earnings and profits subject to adjustments.

Special rules apply to Non-U.S. Holders of Convertible Note Claims if Holdings is or has been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the exchange or the Non-U.S. Holder’s holding period of the Convertible Note Claims.  Although the Debtors have not performed a formal analysis and it is therefore not free from doubt, it is likely that Holdings is a USRPHC and that Reorganized Holdings will also be a USRPHC.

Assuming Holdings meets the criteria for classification as a USRPHC, the tax treatment described above with respect to Non-U.S. Holders of Third Lien Note Claims and Unsecured Note Claims should nonetheless apply to Non-U.S. Holders of a Convertible Note Claim if (1) on the date such Claim was acquired, it had a fair market value less than or equal to the fair market value on that date of five percent (5%) of the Existing Equity Interests into which it is convertible and (2) the Existing Equity Interests are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as the New York Stock Exchange (“NYSE”).  Although as of the date of this Disclosure Statement, stock of Holdings is listed on the NYSE and is thus regularly traded on an established securities market, there can be no guarantee that this will continue to be the case.  Non-U.S. Holders of Convertible Note Claims are urged to consult their tax advisors with respect to the U.S. tax consequences applicable to the exchange of their Claims pursuant to the Plan.

(b)                     Holders of Preferred Stock Interests

A Non-U.S. Holder of Preferred Stock Interests will not be subject to U.S. federal income or withholding tax on any gain recognized on the receipt of Cash pursuant to the Plan unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met (in which case the Non-U.S. Holder will be subject to 30% U.S. federal income tax (or, if applicable, a lower treaty rate) on any gain recognized, net of certain U.S. source net capital losses), (b) such gain is effectively connected with the conduct of a U.S. trade or business (in which case such gain will be taxed as described above in Section X.B.2(a)— “Holders of Third Lien Note Claims, Unsecured Note Claims and Convertible Note Claims”) or (c) the Debtors are or have been a USRPHC during the applicable time periods described above in Section X.B.2(a)— “Holders of Third Lien Note Claims, Unsecured Note Claims and Convertible Note Claims.”  If exception (c) applies, any gain recognized by the Non-U.S. Holder would be treated as effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder and taxed accordingly (“FIRPTA tax”) and, the Non-U.S. Holder would generally be subject to U.S. federal withholding tax at a rate of fifteen percent (15%) with respect to the Cash received (“FIRPTA withholding”).  However, as discussed above in Section X.B.2(a)— “Holders of Third Lien Note Claims, Unsecured Note Claims and Convertible Note Claims,” an exception provides that a Non-U.S. Holder of Preferred Stock Interests should not be subject to FIRPTA tax or FIRPTA withholding if (1) the Preferred Stock Interests are regularly traded on an established securities market and (2) the Preferred Stock Interest held by the Non-U.S. Holder have a fair market value less than or equal to five percent (5%) of the total fair market value of the Preferred Stock Interests at all times during the shorter of the Non-U.S. Holder’s holding period or the five-year period ending on the Effective Date.  Alternatively, if the Preferred Stock Interests are not regularly traded on an established securities market, the exception from FIRPTA tax and FIRPTA withholding would still apply if (1) the Exiting Equity Interests are regularly traded on established securities market and (2) the Preferred Stock Interest held by the Non-U.S. Holder, on the date it was acquired, had a fair market value less than or equal to the fair market value on that date of five percent (5%) of the Existing Equity Interests.  It is unclear at this time whether the Preferred Stock Interests would be considered regularly traded on an established securities market.  Non-U.S. Holders of Preferred Stock Interests are urged to consult their tax advisors with respect to the U.S. tax consequences applicable to the exchange of their Interests pursuant to the Plan.

(c)                      Ownership and Disposition of New Common Shares and New Warrants

(i)                         Distributions

Subject to the application of FATCA and/or backup withholding, each discussed below, generally, any distributions of cash or property made to a Non-U.S. Holder with respect to New Common Shares that constitute dividend income, that are not effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder, will be subject to U.S. federal withholding tax at a rate of thirty percent (30%), or a lower treaty rate, if applicable.  Such dividend income will be subject to a reduced rate of U.S. federal withholding tax if (A) such Non-U.S. Holder provides a properly completed IRS Form W-8BEN or Form W-8BEN-E, as applicable, claiming a reduction in withholding under an applicable tax treaty or (B) such dividend income is effectively connected with the conduct of a U.S. trade or business of such Non-U.S. Holder, and such Non-U.S. Holder provides a properly completed IRS Form W-8ECI.

Dividend income received in respect of New Common Shares that is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder will be taxed in the same manner described above in Section X.B.2(a)— “Holders of Third Lien Note Claims, Unsecured Note Claims and Convertible Note Claims.”

(ii)                      Sale, Exchange or Other Taxable Disposition of New Common Shares and New Warrants

Subject to the application of FATCA and/or backup withholding, the U.S. federal income tax consequences to a Non-U.S. Holder who sells, exchanges or otherwise disposes of New Common Shares or New Warrants will generally be the same as those described above in Section X.B.2(b)—“Holders of Preferred Stock Interests,” except that with respect to the second prong under the exemption from FIRPTA tax and FIRPTA withholding, the New Common Shares must have a fair market value less than or equal to five percent (5%) of the total fair market value of the New Common Shares at all times during the shorter of the Non-U.S. Holder’s holding period or the five-year period ending on the date of disposition, and the New Warrants, on the date acquired, must have a fair market value less than or equal to the fair market value on that date of five percent (5%) of the New Common Shares into which the New Warrants are convertible. The Debtors believe that Reorganized Holdings will be a USRPHC and that New Common Shares will be regularly traded on an established securities market following the Effective Date.

(iii)                   FATCA

Pursuant to Sections 1471 through 1474 of the Tax Code (commonly referred to as “FATCA”), foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities who do not comply with certain information reporting rules with respect to their U.S. account holders, investors or owners may be subject to a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party).  A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.”  For this purpose, “withholdable payments” are any U.S.-source payments of fixed or determinable, annual or periodical income (including distributions, if any, on New Common Shares) and also include the entire gross proceeds from the sale or other disposition of any property of a type which can produce U.S.-source interest or dividends (which would include New Common Shares).  Under the Treasury Regulations, withholding under FATCA will generally apply to payments of U.S.-source dividends on New Common Share, although withholding will not apply to gross proceeds from dispositions of the New Common Shares occurring prior to January 1,

2019.  Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Reorganized Holdings will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld pursuant to FATCA.  Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes.  Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

3.                          Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions or payments under the Plan.  Additionally, under backup withholding rules, a holder of a Claim or Interest may be subject to backup withholding (currently at a rate of twenty-eight percent (28%)) with respect to distributions or payments made pursuant to the Plan unless that holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) timely provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income.  Backup withholding is not an additional tax, but is, instead, an advance payment that may be refunded to the extent it results in an overpayment of tax; provided that the required information is timely provided to the IRS.

The foregoing summary has been provided for informational purposes only.  All holders of Claims and Interests are urged to consult their tax advisors concerning the federal, state, local and other tax consequences applicable under the Plan.

XI.
CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, holders of Claims and Interests should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto.  The factors below should not be regarded as the only risks associated with the Plan or its implementation.  Documents filed with the SEC may contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein and are a part of this Disclosure Statement.  Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

A.                        Certain Bankruptcy Law Considerations

1.                          General

While the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to their businesses, the Debtors cannot be certain that this will be the case.  Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed.  Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Debtors’ business.  Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key customers and employees.  The proceedings will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

2.                          Risk of Non-Confirmation of the Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes.  Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan, and even if all Voting Classes voted in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan.  If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization.

The Plan provides that the Debtors will reinstate and render unimpaired all of the Allowed Second Lien Note Claims (Class 4) pursuant to section 1124 of the Bankruptcy Code.  Holders of the Allowed Second Lien Note Claims may challenge reinstatement and unimpairment by contending, among other things, that the Debtors have defaulted on their obligations under the Second Lien Notes and, therefore, reinstatement and unimpairment is not permitted under section 1124 of the Bankruptcy Code.  The Debtors maintain that no events of default have occurred that would prevent reinstatement and unimpairment.  Because the Plan is contingent on reinstatement and unimpairment, failure to reinstate the Allowed Second Lien Note Claims would require the Debtors to revise or abandon the Plan.  Moreover, if reinstatement and unimpairment does not occur, the Debtors may not be able to secure adequate new financing, and the cost of any such new financing would likely be materially higher.

3.                          Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date.  If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article IX of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

4.                          Risk of Termination of the Restructuring Support Agreement

The Restructuring Support Agreement contains certain provisions that give the Requisite Creditors the ability to terminate the Restructuring Support Agreement if various conditions are satisfied.  Should a termination event occur, all obligations of the parties to the Restructuring Support Agreement will terminate, except that any party’s termination solely with respect to itself will not result in the termination of the Restructuring Support Agreement with respect to any other party.  As noted above, termination of the Restructuring Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with vendors, suppliers, employees, and major customers.

5.                          Conversion to Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.  See Section XIII hereof, as well as the Liquidation Analysis attached hereto as

Exhibit C, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

B.                        Additional Factors Affecting the Value of the Reorganized Debtors

1.                          Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which, in turn, could cause the value of distributions to be reduced substantially.  Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results.  Therefore, the actual amount of Allowed Claims may vary from the Debtors’ Projections and feasibility analysis, and the variation may be material.

2.                          Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains (i) estimates and assumptions which might ultimately prove to be incorrect and (ii) contains projections which may be materially different from actual future experiences.  There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be Allowed.

C.                        Risks Relating to the Debtors’ Business and Financial Condition

1.                          Risks Associated with the Debtors’ Business and Industry

The risks associated with the Debtors’ business and industry are more fully described in the Debtors’ SEC filings, including:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 26, 2016, as amended by Form 10-K/A filed with the SEC on April 25, 2016;

•                  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, filed with the SEC on May 9, 2016; and

•                  Current Reports on Form 8-K filed with the SEC on March 1, 2016, March 10, 2016, March 14, 2016, March 17, 2016, May 9, 2016, June 2, 2016, and June 13, 2016.

The risks associated with the Debtors’ business and industry described in the Debtors’ SEC filings include, but are not limited to, the following:

•                  Volatility in commodity prices for oil and natural gas, including the current sustained decline in the price for oil;

•                  The Debtors’ ability to replace our oil and natural gas reserves;

•                  The Debtors’ ability to successfully develop their large inventory of undeveloped acreage in their resource plays;

•                  Access to and availability of water and other treatment materials to carry out planned fracture stimulations in the Debtors’ resource plays;

•                  Access to adequate gathering systems, processing facilities, transportation take-away capacity to move the Debtors’ production to market and marketing outlets to sell their production at market prices;

•                  The presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

•                  The potential for production decline rates for the Debtors’ wells to be greater than expected;

•                  Competition, including competition for acreage in resource play holdings;

•                  Environmental risks;

•                  Drilling and operating risks;

•                  Exploration and development risks;

•                  The possibility that the industry may be subject to future regulatory or legislative actions (including additional taxes and changes in environmental regulations);

•                  General economic conditions, whether internationally, nationally or in the regional and local market areas in which the Debtors do business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access capital;

•                  Social unrest, political instability or armed conflict in major oil and natural gas producing regions outside the United States, such as the Middle East, and armed conflict or acts of terrorism or sabotage; and

•                  The cost and availability of goods and services, such as drilling rigs, fracture stimulation services and tubulars.

2.                          Post-Effective Date Indebtedness

Following the Effective Date, the Reorganized Debtors expect to have outstanding secured indebtedness of approximately $1.26 billion, which includes amounts expected to be outstanding under the Amended Revolving Credit Agreement and the Second Lien Notes.  The Reorganized Debtors’ ability to service their debt obligations will depend on, among other things, their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control.  The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures.  In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

D.                        Factors Relating to Securities to Be Issued Under the Plan, Generally

1.                          Market for Securities

The Debtors intend to seek listing of the New Common Shares on the NYSE or NASDAQ following the consummation of the Plan.  No assurance can be given that the Debtors will be successful with such listing.

2.                          Potential Dilution

The ownership percentage represented by the New Common Shares distributed on the Effective Date under the Plan will be subject to dilution from the equity issued in connection with the Management Incentive Plan and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

In the future, similar to all companies, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the New Common Shares issuable upon such conversion.  The amount and dilutive effect of any of the foregoing could be material.

3.                          Reorganized Holdings Will be a Holding Company

Holdings is a holding company, and as such, it conducts its operations through, most of its assets are owned by, and its operating income and cash flow are generated by, its subsidiaries.  Upon the Effective Date, Reorganized Holdings will remain a holding company.  Therefore, Reorganized Holdings will be dependent upon cash flows from its subsidiaries to meet its debt service and related obligations.  Contractual provisions or laws, as well as its subsidiaries’ financial conditions and operating requirements, may limit Reorganized Holdings’ ability to obtain, from such subsidiaries, the cash required to meet such debt service or related obligations.  Applicable tax laws may also subject such payments to further taxation.  The inability to obtain cash from its subsidiaries may limit Reorganized Holdings’ ability to meet its debt service and related obligations even though there may be sufficient resources on a consolidated basis to satisfy such obligations.

4.                          Compliance with Terms of Reinstated Second Lien Notes

The Plan provides that the Debtors will cure monetary defaults and reinstate all of the Second Lien Notes.  The Debtors believe that they will have sufficient cash flow to make all required interest payments on the reinstated Second Lien Notes.  If the Debtors’ actual financial performance does not meet their cash flow projections, however, and if other sources of liquidity are not available, there is a risk that the Debtors might be unable to pay interest and principal payments on the reinstated Second Lien Notes.

5.                          Compliance with Terms of the Amended Revolving Credit Agreement

The Plan provides that each holder of Allowed Revolving Credit Agreement Claims will receive, in full and final satisfaction of such Allowed Revolving Credit Agreement Claims, its pro rata share of the commitments and/or loans made pursuant to the Amended Revolving Credit Agreement and will receive its benefits and be bound by the obligations therein.  The Debtors believe that they will have sufficient cash flow to make all required interest payments on the Amended Revolving Credit Agreement.  If the Debtors’ actual financial performance does not meet their cash flow projections, however, and if other sources of liquidity are not available, there is a risk that the Debtors might be unable to pay interest and principal payments on the Amended Revolving Credit Agreement.

E.                        Risks Related to an Investment in the New Common Shares

1.                          Equity Interests Subordinated to the Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Shares would rank below all debt claims against the Reorganized Debtors.  As a result, holders of the New Common Shares will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders have been satisfied.

2.                          Implied Valuation of New Common Shares Not Intended to Represent the Trading Value of the New Common Shares

The valuation of the Reorganized Debtors is not intended to represent the trading value of New Common Shares in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict.  Actual market prices of such securities at issuance will depend upon, among other things: (1) prevailing interest rates; (2) conditions in the financial markets; (3) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (4) other factors that generally influence the prices of securities.  The actual market price of the New Common Shares is likely to be volatile.  Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the New Common Shares to rise and fall.  Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Shares in the public or private markets.

F.                         Additional Factors

1.                          Debtors Could Withdraw Plan

Subject to the terms of, and without prejudice to, the rights of any party to the Restructuring Support Agreement, the Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

2.                          Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date.  The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.                          No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.  Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.                          No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice.  Each Creditor or Equity Interest holder should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.

This Disclosure Statement is not legal advice to you.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.                          No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

6.                          Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Plan, see Section X hereof.

XII.
VOTING PROCEDURES AND REQUIREMENTS

A.                        Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan.  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan.  If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of: (i) claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan; and (ii) interests as acceptance by interest holders in that class that hold at least two-thirds (2/3) in dollar amount of the interests that cast ballots for acceptance or rejection of the plan.

The claims and interests in the following classes are impaired under the Plan and entitled to vote to accept or reject the Plan (“Voting Classes” or “Voting Claims”):

•                  Class 5 — Third Lien Notes Claims

•                  Class 6 — Unsecured Note Claims

•                  Class 7 — Convertible Note Claims

•                  Class 11 — Preferred Stock Interests

B.                        Voting Deadline

Before voting to accept or reject the Plan, each holder of an Allowed Third Lien Note Claim, Allowed Unsecured Note Claim, Allowed Convertible Note Claim or an Allowed Preferred Stock Interest as of the Voting Record Date (an “Eligible Holder”) should carefully review the Plan attached hereto as Exhibit A.  All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan.

Ballots will be provided for holders of Voting Claims as of the Voting Record Date (June 13, 2016) to vote to accept or reject the Plan.  Because Classes 1, 2, 3, 4, 8, 9 and 10 are unimpaired and deemed to accept, and Classes 12 and 13 are conclusively deemed to reject, only Classes 5, 6, 7, and 11 are entitled to vote.

Each Ballot contains detailed voting instructions and sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Voting Record Date for voting purposes, and the applicable standards for tabulating Ballots.

The Debtors have engaged Epiq Bankruptcy Solutions, LLC as their voting agent (the “Voting Agent”) to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan.

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF 5:00 P.M., PREVAILING EASTERN TIME, ON JULY 20, 2016, UNLESS EXTENDED BY THE DEBTORS.  IF YOU HOLD YOUR THIRD LIEN NOTE CLAIMS, UNSECURED NOTE CLAIMS OR PREFERRED STOCK THROUGH A NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED BY YOUR NOMINEE FOR RETURNING YOUR VOTING INSTRUCTIONS.  UNLESS OTHERWISE INSTRUCTED, PLEASE RETURN YOUR BENEFICIAL HOLDER BALLOT TO YOUR NOMINEE OR YOUR VOTE WILL NOT BE COUNTED.

Delivery of a Ballot by facsimile, e-mail or any other electronic means will not be accepted.  Ballots must be returned by the Voting Deadline with an original signed copy to:

By First Class Mail, Overnight Courier or Personal Delivery:

EPIQ CORPORATE RESTRUCTURING

777 THIRD AVENUE, 12TH FLOOR

NEW YORK, NY 10017

ATTN: HALCÓN PROCESSING

TELEPHONE: (646) 282-2500 OR (866) 734-9393

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN JULY 20, 2016 AT 5:00 P.M. (PREVAILING EASTERN TIME).

ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED.  THE DEBTORS, IN THEIR SOLE DISCRETION, MAY REQUEST THAT THE VOTING AGENT ATTEMPT TO CONTACT SUCH VOTERS TO CURE ANY SUCH DEFECTS IN THE BALLOTS.  THE FAILURE TO VOTE DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN.  AN OBJECTION TO THE CONFIRMATION OF THE PLAN, EVEN IF TIMELY SERVED, DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN.

C.                        Voting Procedures

The Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices) and related materials and a Ballot (collectively, a “Solicitation Package”) to record holders of the Third Lien Note Claims, Unsecured Note Claims, Convertible Note Claims and Preferred Stock Interests.  Record holders of Third Lien Note Claims, Unsecured Note Claims and Preferred Stock Interests may include Nominees.  If such entities do not hold Third Lien Note Claims, Unsecured Note Claims and Preferred Stock Interests for their own account, they must provide copies of the Solicitation Package to their customers that are the Eligible Holders thereof as of the Voting Record Date.  Any Eligible Holder of Third Lien Note Claims, Unsecured Note Claims and Preferred Stock Interests who has not received a Ballot should contact his, her, or its Nominee, or the Voting Agent.  The Notes Trustee will not vote on behalf of its respective holders.  Each Eligible Holder of the Third Lien Note Claims, Unsecured Note Claims and Preferred Stock Interests must submit its own Ballot.

Holders of Third Lien Note Claims, Unsecured Note Claims, Convertible Note Claims and Preferred Stock Interests should provide all of the information requested by the Ballot.  Holders of Third Lien Note Claims, Unsecured Note Claims, Convertible Note Claims and Preferred Stock Interests should complete and return all Ballots received in the enclosed, self-addressed, postage-paid envelope provided with each such Ballot either to the Voting Agent or their Nominee, as applicable.

1.                          Beneficial Holders

An Eligible Holder who holds Third Lien Note Claims, Unsecured Note Claims or Preferred Stock Interests as a record holder in its own name should vote on the Plan by completing and signing a Ballot (a “Beneficial Holder Ballot”) and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

An Eligible Holder holding the Third Lien Note Claims, Unsecured Note Claims or Preferred Stock Interests in “street name” through a Nominee may vote on the Plan by one of the following two methods (as selected by such Eligible Holder’s Nominee):

•                  Complete and sign the enclosed Beneficial Holder Ballot.  Return the Beneficial Holder Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process your instructions and return a completed Master Ballot to the Voting Agent by the Voting Deadline.  If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

•                  Complete and sign the pre-validated Beneficial Holder Ballot (as described below) provided to you by your Nominee.  Return the pre-validated Beneficial Holder Ballot to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Any Beneficial Holder Ballot returned to a Nominee by an Eligible Holder will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the

Voting Agent that Beneficial Holder Ballot (properly validated) or a Master Ballot casting the vote of such Eligible Holder.

If any Eligible Holder owns the Third Lien Note Claims, Unsecured Note Claims or Preferred Stock Interests through more than one Nominee, such Eligible Holder may receive multiple mailings containing the Beneficial Holder Ballots.  The Eligible Holder should execute a separate Beneficial Holder Ballot for each block of the Third Lien Note Claims, Unsecured Note Claims or Preferred Stock Interests that it holds through any particular Nominee and return each Beneficial Holder Ballot to the respective Nominee in the return envelope provided therewith.  Eligible Holders who execute multiple Beneficial Holder Ballots with respect to the Third Lien Note Claims, Unsecured Note Claims or Preferred Stock Interests in a single class held through more than one Nominee must indicate on each Beneficial Holder Ballot the names of all such other Nominees and the additional amounts of such Third Lien Note Claims, Unsecured Note Claims or Preferred Stock Interests so held and voted.

2.                          Nominees

A Nominee that, on the Voting Record Date, is the record holder of the Third Lien Note Claims, Unsecured Note Claims or Preferred Stock Interests for one or more Eligible Holders can obtain the votes of the Eligible Holders of such Third Lien Note Claims, Unsecured Note Claims or Preferred Stock Interests, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

(a)                     Pre-Validated Ballots

The Nominee may “pre-validate” a Beneficial Holder Ballot by (i) signing the Beneficial Holder Ballot and indicating on the Beneficial Holder Ballot the name of the Nominee and DTC Participant Number, (ii) the amount and the account number of the Third Lien Note Claims, Unsecured Note Claims or Preferred Stock Interests held by the Nominee for the Eligible Holder, and (iii) forwarding such Beneficial Holder Ballot, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Voting Agent, and other materials requested to be forwarded, to the Eligible Holder for voting.  The Eligible Holder must then complete the information requested in Item 2, Item 3, and Item 4 of the Beneficial Holder Ballot, and return the Beneficial Holder Ballot directly to the Voting Agent in the pre-addressed, postage-paid return envelope so that it is RECEIVED by the Voting Agent on or before the Voting Deadline.  A list of the Eligible Holders to whom “pre-validated” Beneficial Holder Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

(b)                     Master Ballots

If the Nominee elects not to pre-validate Beneficial Holder Ballots, the Nominee may obtain the votes of Eligible Holders by forwarding to the Eligible Holders the unsigned Beneficial Holder Ballots, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded.  Each such Eligible Holder must then indicate his, her, or its vote on the Beneficial Holder Ballot, complete the information requested on the Beneficial Holder Ballot, review the certifications contained on the Beneficial Holder Ballot, execute the Beneficial Holder Ballot, and return the Beneficial Holder Ballot to the Nominee.  After collecting the Beneficial Holder Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Holder Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is RECEIVED by the Voting Agent on or before the Voting Deadline.  All Beneficial Holder Ballots returned by Eligible Holders should either be forwarded to the Voting Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline.  EACH NOMINEE SHOULD ADVISE ITS ELIGIBLE HOLDERS TO RETURN THEIR BENEFICIAL HOLDER BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

Tabulation of Pre-Validated Ballots and Master Ballots:

(i)             Votes cast by a Beneficial Holder on a pre-validated ballot or on a Master Ballot through a Nominee will be applied against the positions held by such entities in the applicable security as of the Voting Record Date, as evidenced by the record and depository listings.  Votes submitted by a Nominee, pursuant to the master ballots or pre-validated beneficial ballots, will not be counted in excess of the amount of such securities held by such Nominee;

(ii)          To the extent that conflicting votes or “overvotes” are submitted by a Nominee, the Voting Agent, in good faith, will attempt to reconcile discrepancies with the Nominee;

(iii)       To the extent that any overvotes are not reconcilable prior to the preparation of the vote certification, the Voting Agent will apply the votes to accept and to reject the Plan in the same proportion as the votes to accept and reject the Plan submitted on the Master Ballots or pre-validated beneficial ballots that contained the overvote, but only to the extent of the Nominee’s position in the applicable security;

(iv)      For the purposes of tabulating votes with respect to Third Lien Notes or Unsecured Notes, each Beneficial Holder will be deemed to have voted the principal amount relating to such security, although the Voting Agent may adjust such principal amount to reflect the applicable claim amount, including prepetition interest;

(v)         A single Nominee may complete and deliver to the Voting Agent multiple Master Ballots. Votes reflected on multiple Master Ballots shall be counted except to the extent that they are duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the last properly completed Master Ballot received prior to the Voting Deadline shall, to the extent of such inconsistency, supersede any prior Master Ballot.

3.                          Miscellaneous

All Ballots must be signed by the holder of record of the Third Lien Note Claims, Unsecured Note Claims, Convertible Note Claims or Preferred Stock Interests, as applicable, or any person who has obtained a properly completed Ballot proxy from the record holder of the Third Lien Note Claims, Unsecured Note Claims, Convertible Note Claims or Preferred Stock Interests, as applicable, on such date.  For purposes of voting to accept or reject the Plan, the Eligible Holders of the Third Lien Note Claims, Unsecured Note Claims or Preferred Stock Interests will be deemed to be the “holders” of the claims represented by such Third Lien Notes, Unsecured Notes or Preferred Stock Interests.  If you return more than one Ballot voting different Third Lien Note Claims, Unsecured Note Claims, Convertible Note Claims or Preferred Stock Interests, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted.  An otherwise properly executed Ballot (other than a Master Ballot) that attempts to partially accept and partially reject the Plan will likewise not be counted.  If you cast more than one Ballot voting the same Claim(s) before the Voting Deadline, the last valid Ballot received on or before the Voting Deadline will be deemed to reflect your intent, and thus, to supersede any prior Ballot.  If you cast Ballots received by the Voting Agent on the same day, but which are voted inconsistently, such Ballots will not be counted.

The Ballots provided to Eligible Holders will reflect the principal amount of such Eligible Holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Voting Record Date and the Petition Date including, without limitation, interest.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

4.                          Fiduciaries And Other Representatives

If a Beneficial Holder Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act.  Authorized signatories should submit the separate Beneficial Holder Ballot of each Eligible Holder for whom they are voting.

UNLESS THE BALLOT OR THE MASTER BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST THE BANKRUPTCY COURT TO ALLOW SUCH BALLOT TO BE COUNTED.

5.                          Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth in Sections 10.6, 10.7, and 10.8 therein.  All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Restructuring Support Agreement or Restructuring Term Sheet.

6.                          Change of Vote

Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent, properly completed Ballot for acceptance or rejection of the Plan; provided, however, that upon termination of the Restructuring Support Agreement by any Consenting Creditor, any and all consents and ballots tendered by such Consenting Creditor (or all Consenting Creditors, if the Restructuring Support Agreement is terminated by the Debtors), will be deemed, for all purposes, automatically null and void ab initio, will not be considered or otherwise used in any manner in connection with the Plan or otherwise, and such consents or ballots may be changed or resubmitted regardless of whether the Voting Deadline has passed (without the need to seek a court order or consent from the Debtors allowing such change or resubmission), and the Debtors will not oppose any such change or resubmission.

D.                        Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and/or the Debtors, as applicable, in their sole discretion, which determination will be final and binding.  The Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful.  The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors.  The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines.  Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification.  Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived.  Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

XIII.
CONFIRMATION OF THE PLAN

A.                        Confirmation Hearing

Within one (1) day of the filing of the Petition, the Debtors will seek an order of the Bankruptcy Court scheduling the Confirmation Hearing to consider (i) the adequacy of the Disclosure Statement and the Solicitation in connection therewith and (ii) confirmation of the Plan. The Debtors anticipate that notice of these hearings will be published and mailed to all known holders of Claims and Interests at least twenty-eight (28) days before the date by which objections must be filed with the Bankruptcy Court.

B.                        Requirements for Confirmation of the Plan

1.                          Requirements of Section 1129(a) of the Bankruptcy Code

(a)                     General Requirements.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

(i)                         the Plan complies with the applicable provisions of the Bankruptcy Code;

(ii)                      the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(iii)                   the Plan has been proposed in good faith and not by any means forbidden by law;

(iv)                  any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v)                     the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

(vi)                  with respect to each Class of Claims or Interests, each holder of an impaired Claim or impaired Equity Interest has either accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

(vii)               except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Plan or is not impaired under the Plan;

(viii)            except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims, other than Priority Tax Claims, will be paid in full on the Effective Date, and that Priority Tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claims;

(ix)                  at least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

(x)                     confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

(xi)                  all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

(b)                     Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code.  This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code.  To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

The Debtors believe that under the Plan all holders of impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code.  The Debtors’ belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Interests and (ii) the Liquidation Analysis attached hereto as Exhibit C.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors.  The Liquidation Analysis provided in Exhibit C is solely for the purpose of disclosing to holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.  There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

(c)                      Feasibility

Also as noted above, section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization.  For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan.  As part of this analysis, the Debtors have prepared the Projections provided in Section VII hereof.  Based upon such Projections, the Debtors believe they will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.  Moreover, Section XI hereof sets forth certain risk factors that could impact the feasibility of the Plan.

(d)                     Equitable Distribution of Voting Power

On or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the organizational documents for the Debtors will be amended as necessary to satisfy the provisions of the Bankruptcy Code and will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power.

2.                          Additional Requirements for Non-Consensual Confirmation

In the event that any impaired Class of Claims or Interests does not accept or is deemed to reject the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Classes of Claims or Interests, pursuant to section 1129(b) of the Bankruptcy Code.  Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

(a)                     Unfair Discrimination Test

The “unfair discrimination” test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan.  A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class of Claims or Interests receives more than it legally is entitled to receive for its Claims or Interests.  This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.”

The Debtors believe the Plan satisfies the “unfair discrimination” test.  Claims of equal priority are receiving comparable treatment and such treatment is fair under the circumstances.

(b)                     Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class.  As to dissenting classes, the test sets different standards depending on the type of claims in such class.  The Debtors believe that the Plan satisfies the “fair and equitable” test as further explained below.

(i)                         Secured Creditors

The Bankruptcy Code provides that each holder of an impaired secured claim either (i) retains its liens on the property to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date, of at least the allowed amount of such claim, or (ii) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale or (iii) receives the “indubitable equivalent” of its allowed secured claim.

Class 3, the Revolving Credit Agreement Claims, is Unimpaired and will be Allowed as Secured Claims with respect to funded loans and the face amount of undrawn letters of credit as of the Effective Date, in the approximate aggregate principal (or face) amount of $450,000,000 as of the Effective Date (which amount shall be reduced by any portion of the Revolving Credit Agreement Claims that are repaid or otherwise “rolled up” into a DIP Financing, plus any unpaid accrued interest, letter of credit fees, other fees, and unpaid reasonable fees and expenses as of the Effective Date, in each case as required under the terms of the Revolving Credit Agreement and to the extent not already paid pursuant to the Adequate Protection Order).  On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Revolving Credit Agreement Claim will receive, in full and final satisfaction of such Allowed Revolving Credit Agreement Claim, its Pro Rata share of the commitments and/or loans made pursuant to the Amended Revolving Credit Agreement and shall receive its benefits and be bound by the obligations therein, which shall also provide for the renewal of existing letters of credit and the issuance of new letters of credit on the terms and conditions to be set forth in the Amended Revolving Credit Agreement.

The Second Lien Note Claims in Class 4 are also Unimpaired and will be Allowed in the amount of $824,413,181 (including accrued and unpaid interest as of the Effective Date), plus any other amounts and obligations payable under the Second Lien Note Indenture as of the Petition Date, and will not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.  The legal, equitable, and contractual rights of the holders of Allowed Second Lien Note Claims are unaltered by the Plan.  On the Effective Date, the holders of Allowed Second Lien Note Claims will have their Allowed Claims Reinstated.

The Third Lien Note Claims in Class 5 will be Allowed in the amount of $1,045,907,621 (including accrued and unpaid interest as of the Petition Date), plus any other amounts and obligations payable under the Third Lien Note Indenture as of the Petition Date, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.  On the Effective Date, each holder of an Allowed Third Lien Note Claim will be entitled to receive, in full and final satisfaction of such Allowed Third Lien Note Claim, its Pro Rata share of: (i) the Third Lien Noteholder New Common Shares; and (ii) the Third Lien Noteholder Cash Distribution.

Accordingly, the Plan meets the “fair and equitable” test with respect to secured creditors.

(ii)                      Unsecured Creditors

The Bankruptcy Code provides that either (i) each holder of an impaired unsecured claim receives or retains under the plan of reorganization, property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan of reorganization.

Class 6 Unsecured Notes Claims are Allowed in the amount of $662,711,319 (including accrued and unpaid interest as of the Petition Date), plus any other amounts and obligations payable under the Unsecured Note Indentures as of the Petition Date, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.  On the Effective Date, each holder of an Allowed Unsecured Note Claim will be entitled to receive, in full and final satisfaction of such Allowed Unsecured Note Claim, its Pro Rata share (based on the total amount of Allowed Unsecured Note Claims) of: (i) the Unsecured Noteholder Cash Distribution; (ii) the Unsecured Noteholder New Common Shares; and (iii) the Unsecured Noteholder New Warrants; provided, however, that if the Unsecured Note Claims Class is a Rejecting Class, then: (1) the Convertible Noteholder New Warrants will not be issued under the Plan; (2) the New Common Shares that were to be distributed to the holder of Allowed Convertible Note Claims and Allowed Existing Equity Interests will be reallocated and distributed pro rata to the holders of Allowed Third Lien Note Claims; and (3) if the Debtors elect not to terminate the Restructuring Support Agreement, then the distributions to be received by the holders of Allowed General Unsecured Claims will be modified so as to comply with section 1129(b) of the Bankruptcy Code, subject to the Consenting Third Lien Noteholders’ rights under Section 9 of the Restructuring Support Agreement.

The Class 7 Convertible Note Claims are Allowed in the amount of $297,586,588 (including accrued and unpaid interest as of the Petition Date), plus any other amounts and obligations payable under the Convertible Note Purchase Agreement as of the Petition Date, and will not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.  On the Effective Date, the holder of the Allowed Convertible Note Claims will be entitled to receive, in full and final satisfaction of such Allowed Convertible Note Claims: (i) the Convertible Noteholder Cash Distribution; (ii) the Convertible Noteholder New Common Shares; and (iii) the Convertible Noteholder New Warrants; provided, however, that if the Unsecured Note Claims Class is a Rejecting Class then: (1) the Convertible Noteholder New Warrants will not be issued under the Plan; (2) the New Common Shares that would have been distributed on the Effective date to the holder of Allowed Convertible Note Claims under the Plan will be reallocated and distributed Pro Rata to the holders of Allowed Third Lien Note Claims; and (3) the Cash that was to be distributed to the holder of Allowed Convertible Note Claims pursuant to the Convertible Noteholder Cash Distribution will remain property of the Debtors and will vest in the Reorganized Debtors on the Effective Date; provided, further, however, that if the Unsecured Note Claims Class accepts the Plan and the Convertible Note Claims Class is a Rejecting Class, then: (x) the Convertible Noteholder New Warrants will not be issued under the Plan; (y) the New Common Shares that would have been distributed to the holder of Allowed Convertible Note Claims under the Plan will be reallocated and distributed to the holders of Allowed Third Lien Note Claims and Allowed Unsecured Note Claims pro rata based on their respective holdings of New Common Shares to be distributed to such Classes pursuant to the Plan; and (z) the Cash that was to be distributed to the holder of Allowed Convertible Note Claims pursuant to the Convertible Noteholder Cash Distribution will remain property of the Debtors and will vest in the Reorganized Debtors on the Effective Date.

The Plan also provides that the holders of General Unsecured Claims in Class 8 will receive a full recovery; provided, however, that if the Unsecured Note Claims is a Rejecting Class then the distributions to be received by the General Unsecured Claims will be modified so as to comply with section 1129(b) of the Bankruptcy Code, subject to the Consenting Third Lien Noteholders’ rights under Section 9 of the Restructuring Support Agreement.

Accordingly, the Plan meets the “fair and equitable” test with respect to unsecured creditors.

(iii)                   Equity Interests

With respect to a class of equity interests, the Bankruptcy Code requires that either (i) each holder of an equity interest will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of equity interests that are junior to any dissenting class of equity interests will not receive any property under the plan of reorganization.

Class 11 Preferred Stock Interests are Allowed in the amount of $222,454,000, and will not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.  On the Effective Date, each holder of an Allowed Preferred Stock Interest will be entitled to receive, in full and final satisfaction of such Allowed Preferred Stock Interest, its Pro Rata share (based on the total amount of Allowed Preferred Stock Interests) of the Preferred Stock Cash Distribution; provided, however, that if any of the Class 6 Unsecured Note Claims, the Class 7 Convertible Note Claims or the Class 11 Preferred Stock Interests Classes is a Rejecting Class, then the Preferred Holders will not receive or retain any value under the Plan and the Cash to be distributed pursuant to the Preferred Stock Cash Distribution will remain property of the Debtors and will vest in the Reorganized Debtors on the Effective Date.

On the Effective Date, (i) all Existing Equity Interests will be cancelled, and (ii) the holders of Existing Equity Interests will receive New Common Shares representing, in the aggregate, 4.0% of the total outstanding shares of Reorganized Holdings (subject to dilution by the Management Incentive Plan and, to the extent applicable, the exercise of the New Warrants); provided, however, that if: (i) the Unsecured Note Claims Class is a Rejecting Class, then Existing Equity Interests will not receive or retain any value under the Plan and the New Common Shares that would have been distributed to Existing Equity Interests under the Plan will be reallocated and distributed Pro Rata to the holders of Allowed Third Lien Note Claims on the Effective Date; (ii) the Unsecured Note Claims Class accepts the Plan and the Convertible Noteholder Claims is a Rejecting Class, then Existing Equity Interests will not receive or retain any value under the Plan and the New Common Shares that would have been distributed to Existing Equity Interests under the Plan will be reallocated and distributed on the Effective Date pro rata to the holders of Allowed Third Lien Note Claims and Allowed Unsecured Note Claims based on their respective holdings of New Common Shares to be distributed to such Classes pursuant to the Plan; and (iii) the Unsecured Note Claims and the Convertible Note Claims Classes accept the Plan and the Preferred Stock Interests Class is a Rejecting Class, then Existing Equity Interests will not receive or retain any value under the Plan and the New Common Shares that would have been distributed on the Effective date to Existing Equity Interests under the Plan will be reallocated and distributed pro rata to the holders of Allowed Third Lien Note Claims, Allowed Unsecured Note Claims and Allowed Convertible Note Claims based on their respective holdings of New Common Shares to be distributed to such Classes pursuant to the Plan.  Holders of Existing Warrants will have until the Warrant Record Date to exercise their respective rights under the Existing Warrants to purchase common stock of the Debtors and to have such common stock interests treated as Existing Equity Interests under the Plan.  To the extent a holder of Existing Warrants does not exercise its Existing Warrants prior to the Warrant Record Date, such Existing Warrants will be cancelled and the holders of such Existing Warrants will not receive or retain any value under the Plan on account of such non-exercised Existing Warrants.

Accordingly, the Plan meets the “fair and equitable” test with respect to the Preferred Stock Interests and Existing Equity Interests.

XIV.
ALTERNATIVES TO CONFIRMATION AND
CONSUMMATION OF THE PLAN

The Debtors have evaluated several alternatives to the Plan.  After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan.  If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) the preparation and presentation of an alternative plan of reorganization, (ii) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A.                        Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan.  Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets.  The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.                        Sale Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and a hearing, authorization to sell their assets under section 363 of the Bankruptcy Code.  Holders of Claims in Classes 3, 4 and 5 would be entitled to credit bid on any property to which their security interest is attached, and to offset their Claims against the purchase price of the property.  In addition, the security interests in the Debtors’ assets held by holders of Claims in Classes 3, 4 and 5 would attach to the proceeds of any sale of the Debtors’ assets.  After these Claims are satisfied, the remaining funds could be used to pay holders of Claims in Classes 5, 6 and 11.  Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for holders of Claims than the Plan.

C.                        Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code.  The effect a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit C.

As noted in Section XIII.C of this Disclosure Statement, the Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of the delay resulting from the conversion of the cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Debtors’ Chapter 11 Cases.

XV.
CONCLUSION AND RECOMMENDATION

The Debtors and the Consenting Creditors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims and Interests in Classes 5, 6, 7, and 11 to vote in favor thereof.

Dated:	June 20, 2016
Houston, Texas

Halcón Resources Corporation and each
of its Debtor Affiliates

		By:	/s/ Floyd C. Wilson
Name: Floyd C. Wilson
Title: Chief Executive Officer

Signature Page for Disclosure Statement for Proposed Disclosure Statement for Joint Prepackaged Plan of Reorganization of Halcón Resources Corporation, et al., Under Chapter 11 of the Bankruptcy Code

Exhibit A

Prepackaged Plan of Reorganization

Exhibit A

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
Halcón Resources Corporation, et al.,[1]	)	Case No. 16- ( )
)
Debtors.	)	Jointly Administered
)

JOINT PREPACKAGED PLAN OF REORGANIZATION OF HALCÓN RESOURCES
CORPORATION, ET AL. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP Gary T. Holtzer, Esq. Joseph H. Smolinsky, Esq. 767 Fifth Avenue New York, New York 10153 Telephone: (212) 310-8000 Facsimile: (212) 310-8007	YOUNG CONAWAY STARGATT & TAYLOR, LLP Robert S. Brady, Esq. Rodney Square 100 North King Street Wilmington, Delaware 19801 Telephone: (302) 571-6600 Facsimile: (302) 571-1253

Proposed Counsel for the Debtors and Debtors in Possession	Proposed Counsel for the Debtors and Debtors in Possession

Dated: June 20, 2016
Wilmington, Delaware

1  The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Halcón Resources Corporation (0684); Halcón Holdings, Inc. (5102); HK Resources, LLC (9194); The 7711 Corporation (4003); Halcón Gulf States, LLC (2976); Halcón Louisiana Operating, L.P. (9727); Halcón Field Services, LLC (0280); Halcón Energy Properties, Inc. (5292); Halcón Operating Co., Inc. (3588); Halcón Williston I, LLC (9550); Halcón Williston II, LLC (9676); Halcón Resources Operating, Inc. (4856); HRC Energy Louisiana, LLC (1433); HRC Energy Resources (WV), Inc. (2713); HRC Production Company (3501); Halcón Energy Holdings, LLC (0538); HRC Energy, LLC (5010); HK Energy, LLC (8956); HK Louisiana Operating, LLC (4549); HK Oil & Gas, LLC (0502); HK Energy Operating, LLC (8107); HRC Operating, LLC (5129).  The Debtors’ mailing address is 1000 Louisiana Street, Suite 6700, Houston, Texas 77002.

1.31.	Confirmation Hearing	4

1.32.	Confirmation Order	4

1.33.	Consenting Preferred Holders	4

1.34.	Consenting Third Lien Noteholders	4

1.35.	Consenting Unsecured Noteholders	4

1.36.	Consummation	4

1.37.	Convertible Note	4

1.38.	Convertible Note Claim	4

1.39.	Convertible Note Purchase Agreement	4

1.40.	Convertible Noteholder	4

1.41.	Convertible Noteholder Cash Distribution	5

1.42.	Convertible Noteholder New Common Shares	5

1.43.	Convertible Noteholder New Warrants	5

1.44.	Cure	5

1.45.	Debtor Affiliates	5

1.46.	Debtors	5

1.47.	Debtors in Possession	5

1.48.	Definitive Documents	5

1.49.	Disclosure Statement	6

1.50.	Disbursing Agent	6

1.51.	Disputed Claim	6

1.52.	Distribution Record Date	6

1.53.	Effective Date	6

1.54.	Estate or Estates	6

1.55.	Equity-Based Incentive Grant Policy	6

1.56.	Exculpated Parties	6

1.57.	Existing Equity Interests	6

1.58.	Existing Warrants	6

1.59.	Fee Claim	7

1.60.	Final Order	7

1.61.	First Amended and Restated 2012 Long-Term Incentive Plan	7

1.62.	Franklin	7

1.63.	General Unsecured Claim	7

1.64.	Holdings	7

1.65.	Holdings Certificate of Incorporation	7

1.66.	Impaired	7

1.67.	Intercompany Claim	7

1.68.	Intercompany Interest	7

1.69.	Intercreditor Agreement	8

1.70.	Interests	8

1.71.	Lien	8

1.72.	Management Incentive Plan	8

1.73.	New Board	8

1.74.	New Common Shares	8

1.75.	New Warrant Agreement	8

1.76.	New Warrants	8

1.77.	Other Priority Claim	8

1.78.	Other Secured Claim	8

1.79.	Person	8

1.80.	Petition Date	8

1.81.	Plan	8

1.82.	Plan Supplement	9

1.83.	Preferred Holder	9

1.84.	Preferred Stock	9

1.85.	Preferred Stock Cash Distribution	9

1.86.	Preferred Stock Certificate of Designation	9

1.87.	Preferred Stock Interests	9

1.88.	Priority Tax Claim	9

1.89.	Pro Rata	9

1.90.	Registration Rights Parties	9

1.91.	Reinstate, Reinstated or Reinstatement	9

1.92.	Rejecting Class	10

1.93.	Released Parties	10

1.94.	Reorganized Debtors	10

1.95.	Reorganized Debtor Affiliates	10

1.96.	Reorganized Holdings	10

1.97.	Requisite Creditors	10

1.98.	Requisite Preferred Holders	10

1.99.	Requisite Third Lien Noteholders	10

1.100.	Requisite Unsecured Noteholders	10

1.101.	Restructuring	11

1.102.	Restructuring Expenses	11

1.103.	Restructuring Support Agreement	11

1.104.	Revolving Credit Agreement or Revolving Credit Facility	11

1.105.	Revolving Credit Agreement Agent	11

1.106.	Revolving Credit Agreement Claims	11

1.107.	Revolving Credit Agreement Lenders	11

1.108.	Second Lien Note Claims	11

1.109.	Second Lien Note Indentures	11

1.110.	Second Lien Note Trustee	11

1.111.	Second Lien Notes	12

1.112.	Section 510(b) Claim	12

1.113.	Secured Claim	12

1.114.	Schedule of Rejected Contracts	12

1.115.	Subsidiary Interests	12

1.116.	Tax or Taxes	12

1.117.	Tax Return	12

1.118.	Term Sheet	12

1.119.	Third Lien Note Claims	12

1.120.	Third Lien Note Indenture	12

1.121.	Third Lien Noteholder New Common Shares	12

1.122.	Third Lien Note Collateral Agent	13

1.123.	Third Lien Note Trustee	13

1.124.	Third Lien Noteholder	13

1.125.	Third Lien Noteholder Cash Distribution	13

1.126.	Third Lien Notes	13

1.127.	Third Lien Security Agreement	13

1.128.	Unimpaired	13

1.129.	Unsecured Note Claims	13

1.130.	Unsecured Note Indentures	13

1.131.	Unsecured Note Trustee	13

1.132.	Unsecured Noteholder	13

1.133.	Unsecured Noteholder Cash Distribution	13

1.134.	Unsecured Noteholder New Common Shares	13

1.135.	Unsecured Noteholder New Warrants	14

	1.136.	Unsecured Notes	14

	1.137.	Voting Deadline	14

	1.138.	Voting Record Date	14

	1.139.	Warrant Record Date	14

B.	Interpretation; Application of Definitions and Rules of Construction		14

C.	Reference to Monetary Figures		14

D.	Controlling Document		14

Section 2.	ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS		15

	2.1.	Administrative Expense Claims	15

	2.2.	Fee Claims	15

	2.3.	Priority Tax Claims	15

Section 3.	CLASSIFICATION OF CLAIMS AND INTERESTS		16

	3.1.	Summary of Classification	16

	3.2.	Special Provision Governing Unimpaired Claims	16

	3.3.	Elimination of Vacant Classes	17

Section 4.	TREATMENT OF CLAIMS AND INTERESTS		17

	4.1.	Other Priority Claims (Class 1)	17

	4.2.	Other Secured Claims (Class 2)	17

	4.3.	Revolving Credit Agreement Claims (Class 3)	17

	4.4.	Second Lien Note Claims (Class 4)	18

	4.5.	Third Lien Note Claims (Class 5)	18

	4.6.	Unsecured Note Claims (Class 6)	19

	4.7.	Convertible Note Claims (Class 7)	19

	4.8.	General Unsecured Claims (Class 8)	20

	4.9.	Intercompany Claims (Class 9)	20

	4.10.	Intercompany Interests (Class 10)	21

	4.11.	Preferred Stock Interests (Class 11)	21

	4.12.	Existing Equity Interests (Class 12)	21

	4.13.	Section 510(b) Claims (Class 13)	22

Section 5.	MEANS FOR IMPLEMENTATION		22

	5.1.	Compromise and Settlement of Claims, Interests and Controversies	22

	5.2.	Amended Revolving Credit Agreement	22

	5.3.	Authorization and Issuance of Plan Securities	23

	5.4.	Exercise of Existing Warrants	23

	5.5.	Cancellation of Existing Securities and Agreements	23

v

	5.6.	Reorganized Holdings	23

	5.7.	Other Transactions	24

	5.8.	Cancellation of Liens	24

	5.9.	Management Incentive Plan	25

	5.10.	Withholding and Reporting Requirements	26

	5.11.	Exemption From Certain Transfer Taxes	26

	5.12.	Restructuring Transactions	26

	5.13.	Effectuating Documents; Further Transactions	27

Section 6.	DISTRIBUTIONS		27

	6.1.	Distribution Record Date	27

	6.2.	Date of Distributions	27

	6.3.	Disbursing Agent	27

	6.4.	Powers of Disbursing Agent	27

	6.5.	Surrender of Instruments	28

	6.6.	Delivery of Distributions	28

	6.7.	Manner of Payment Under Plan	28

	6.8.	Fractional Shares and Minimum Cash Distributions	28

	6.9.	Setoffs	29

	6.10.	Distributions After Effective Date	29

	6.11.	Allocation of Distributions Between Principal and Interest	29

Section 7.	PROCEDURES FOR DISPUTED CLAIMS AND INTERESTS		29

	7.1.	Disputed Claims/Process	29

	7.2.	Objections to Claims and Interests	29

	7.3.	Estimation of Claims and Interests	30

	7.4.	No Distributions Pending Allowance	30

	7.5.	Distributions After Allowance	30

Section 8.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES		30

	8.1.	General Treatment	30

	8.2.	Payments Related to Assumption of Contracts and Leases	30

	8.3.	Rejection Claims	31

	8.4.	Survival of the Debtors’ Indemnification Obligations	31

	8.5.	Compensation and Benefit Plans	32

	8.6.	Insurance Policies	32

	8.7.	Reservation of Rights	32

Section 9.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		33

	9.1.	Conditions Precedent to the Effective Date	33

	9.2.	Waiver of Conditions Precedent	33

Section 10.	EFFECT OF CONFIRMATION		34

	10.1.	Subordinated Claims	34

	10.2.	Vesting of Assets	34

	10.3.	Discharge of Claims and Termination of Interests	34

	10.4.	Term of Injunctions or Stays	34

	10.5.	Injunction Against Interference with Plan	34

	10.6.	Releases by the Debtors	35

	10.7.	Releases By Holders of Claims and Interests	35

	10.8.	Exculpation	36

	10.9.	Retention of Causes of Action/Reservation of Rights	36

	10.10.	Solicitation of the Plan	37

	10.11.	Section 1145 Exemption	37

	10.12.	Plan Supplement	37

	10.13.	Corporate and Limited Liability Company Action	38

	10.14.	Registration Rights	38

Section 11.	RETENTION OF JURISDICTION		38

Section 12.	MISCELLANEOUS PROVISIONS		40

	12.1.	Payment of Statutory Fees	40

	12.2.	Substantial Consummation	40

	12.3.	Request for Expedited Determination of Taxes	40

	12.4.	Amendments	40

	12.5.	Effectuating Documents and Further Transactions	41

	12.6.	Revocation or Withdrawal of the Plan	41

	12.7.	Severability of Plan Provisions upon Confirmation	41

	12.8.	Governing Law	42

	12.9.	Time	42

	12.10.	Immediate Binding Effect	42

	12.11.	Successor and Assigns	42

	12.12.	Entire Agreement	42

	12.13.	Notices	42

Exhibit A	Restructuring Support Agreement
Exhibit B	Schedule of Executory Contracts to be Rejected

Each of Halcón Resources Corporation; Halcón Holdings, Inc.; HK Resources, LLC; The 7711 Corporation; Halcón Gulf States, LLC; Halcón Louisiana Operating, L.P.; Halcón Field Services, LLC; Halcón Energy Properties, Inc.; Halcón Operating Co., Inc.; Halcón Williston I, LLC; Halcón Williston II, LLC; Halcón Resources Operating Inc.; HRC Energy Louisiana, LLC; HRC Energy Resources (WV), Inc.; HRC Production Company; Halcón Energy Holdings, LLC; HRC Energy, LLC; HK Energy, LLC; HK Louisiana Operating, LLC; HK Oil & Gas, LLC; HK Energy Operating, LLC; and HRC Operating, LLC propose the following joint prepackaged chapter 11 plan of reorganization for each of the Debtors pursuant to section 1121(a) of the Bankruptcy Code.  Capitalized terms used herein shall have the meanings set forth in Section 1.A.

SECTION 1.         DEFINITIONS AND INTERPRETATION.

A.                                    Definitions.

1.1.         8.625% Second Lien Note Indenture means that certain indenture, dated as of May 1, 2015, by and among Holdings, as issuer, each of the guarantors named therein, and U.S. Bank National Association, as trustee, as amended, modified, or otherwise supplemented from time to time.

1.2.         8.875% Senior Unsecured Note Claim means any Claim arising from, or related to, the 8.875% Senior Unsecured Notes.

1.3.         8.875% Senior Unsecured Note Indenture means that certain indenture, dated as of November 6, 2012, by and among Holdings, as issuer, each of the guarantors named therein, and U.S. Bank National Association, as trustee, as amended, modified, or otherwise supplemented from time to time.

1.4.         8.875% Senior Unsecured Notes means the 8.875% Senior Unsecured Notes due 2021 issued pursuant to the 8.875% Senior Unsecured Note Indenture in the aggregate outstanding principal amount of $287,193,000 plus all accrued prepetition interest, fees, and other amounts due under the 8.875% Senior Unsecured Notes.

1.5.         9.25% Senior Unsecured Note Claim means any Claim arising from, or related to, the 9.25% Senior Unsecured Notes.

1.6.         9.25% Senior Unsecured Note Indenture means that certain indenture dated as of August 13, 2013, by and among Holdings, as issuer, each of the guarantors named therein, and U.S. Bank National Association, as trustee, as amended, modified, or otherwise supplemented from time to time.

1.7.         9.25% Senior Unsecured Notes means the 9.25% Senior Unsecured Notes due 2022 issued pursuant to the 9.25% Senior Unsecured Note Indenture in the aggregate outstanding principal amount of $37,194,000 plus all accrued prepetition interest, fees, and other amounts due under the 9.25% Senior Unsecured Notes.

1.8.         9.75% Senior Unsecured Note Claim means any Claim arising from, or related to, the 9.75% Senior Unsecured Notes.

1.9.         9.75% Senior Unsecured Note Indenture means that certain indenture dated as of July 16, 2012, by and among Holdings, as issuer, each of the guarantors named therein, and U.S. Bank National Association, as trustee, as amended, modified, or otherwise supplemented from time to time.

1.10.       9.75% Senior Unsecured Notes means the 9.75% Senior Unsecured Notes due 2020 issued pursuant to the 9.75% Senior Unsecured Note Indenture in the aggregate outstanding principal amount of $315,535,500.00 plus all accrued prepetition interest, fees, and other amounts due under the 9.75% Senior Unsecured Notes.

1.11.       12.0% Second Lien Note Indenture means that certain indenture dated as of December 21, 2015, by and among Holdings, each of the guarantors named therein, and U.S. Bank National Association, as trustee, as amended, modified, or otherwise supplemented from time to time.

1.12.       Adequate Protection Order means, collectively, the interim and final orders authorizing the use of prepetition collateral and cash collateral and granting adequate protection to the Revolving Credit Agreement Lenders, the Second Lien Noteholders and the Third Lien Noteholders on terms reasonably satisfactory to the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder, provided that any adequate protection to the Third Lien Noteholders shall not be cash pay (other than current payment of expense reimbursements, including, without limitation, the reasonable fees and expenses of counsel and one financial advisor); which orders may also authorize the Debtors to enter into, and borrow under, any debtor-in-possession financing, which debtor-in-possession financing shall be (a) in form and substance reasonably satisfactory to Requisite Unsecured Noteholders and (b) in form and substance satisfactory to the Debtors and Requisite Third Lien Noteholders (“DIP Financing”).

1.13.       Administrative Expense Claim means any Claim for costs and expenses of administration during the Chapter 11 Cases pursuant to sections 328, 330, 363, 364(c)(1), 365, 503(b) or 507(a)(2) of the Bankruptcy Code, including, (a) the actual and necessary costs and expenses incurred from and after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) Fee Claims; (c) Restructuring Expenses; and (d) all fees and charges assessed against the Estates pursuant to section 1911 through 1930 of chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1-1401.

1.14.       Allowed means, with reference to any Claim or Interest, (a) any Claim or Interest arising on or before the Effective Date (i) as to which no objection to allowance has been interposed in accordance with Section 7.2 hereof, or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court or (c) any Claim or Interest expressly allowed hereunder; provided, however, that notwithstanding the foregoing, the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan.

1.15.       Amended Revolving Credit Agreement means the Revolving Credit Agreement, as amended or amended and restated with aggregate maximum revolving loan commitments of not less than $600,000,000 thereunder.  The Amended Revolving Credit Agreement shall be in form and substance (a) reasonably satisfactory to the Requisite Unsecured Noteholders, and (b) satisfactory to the Requisite Third Lien Noteholders.

1.16.       Amended Organizational Documents means the forms of certificate of formation, certification of incorporation, limited liability company agreement, and other forms of organizational documents and bylaws for the Reorganized Debtors reasonably satisfactory to the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder and consistent with section 1123(a)(6) of the Bankruptcy Code, if applicable.  To the extent such

2

Amended Organizational Documents reflect material changes to the Debtors’ existing forms of organizational documents and bylaws, substantially final forms of such Amended Organizational Documents will be included in the Plan Supplement.

1.17.       Ares means Ares Management LLC together with any funds or managed accounts affiliated with, or managed by, Ares Management LLC or an affiliate.

1.18.       Ballot means the form of ballot approved by the Bankruptcy Court and distributed to holders of Impaired Claims and Interests entitled to vote on the Plan on which such holders shall indicate the acceptance or rejection of the Plan.

1.19.       Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time, as applicable to the Chapter 11 Cases.

1.20.       Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases.

1.21.       Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

1.22.       Benefit Plans means all benefit plans, policies and programs sponsored by the Debtors, including all savings plans and health and welfare plans.

1.23.       Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in Wilmington, Delaware are required or authorized to close by law or executive order.

1.24.       Cash means legal tender of the United States of America.

1.25.       Causes of Action means any action, claim, cause of action, controversy, demand, right, lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law.  Cause of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer claim.

1.26.       Chapter 11 Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on [•], 2016, in the Bankruptcy Court and styled In re Halcón Resources Corporation, et. al., Case No. 16 - [     ].

1.27.       Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.28.       Class means any group of Claims or Interests classified by the Plan pursuant to section 1122(a)(1) of the Bankruptcy Code.

3

1.29.       Confirmation means the entry on the docket of the Chapter 11 Cases of the Confirmation Order.

1.30.       Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.31.       Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.32.       Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which shall be consistent in all respects with this Plan and otherwise in form and substance reasonably satisfactory to the Debtors and the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder.

1.33.       Consenting Creditors means the Consenting Third Lien Noteholders, the Consenting Unsecured Noteholders, the Convertible Noteholder and the Consenting Preferred Holders.

1.34.       Consenting Preferred Holders means the Preferred Holders that are party to the Restructuring Support Agreement together with their respective successors and permitted assigns and any subsequent Preferred Holder that becomes party to the Restructuring Support Agreement prior to the Voting Deadline in accordance with the terms of the Restructuring Support Agreement.

1.35.       Consenting Third Lien Noteholders means the Third Lien Noteholders that are party to the Restructuring Support Agreement together with their respective successors and permitted assigns and any subsequent Third Lien Noteholder that becomes party to the Restructuring Support Agreement prior to the Voting Deadline in accordance with the terms of the Restructuring Support Agreement.

1.36.       Consenting Unsecured Noteholders means the Unsecured Noteholders that are party to the Restructuring Support Agreement together with their respective successors and permitted assigns and any subsequent Unsecured Noteholder that becomes party to the Restructuring Support Agreement prior to the Voting Deadline in accordance with the terms of the Restructuring Support Agreement.

1.37.       Consummation means the occurrence of the Effective Date for the Plan.

1.38.       Convertible Note means the 8.0% Senior Unsecured Convertible Note due 2020 issued on February 8, 2012, pursuant to the Convertible Note Purchase Agreement.

1.39.       Convertible Note Claim means any Claim arising under or in connection with the Convertible Note.

1.40.       Convertible Note Purchase Agreement means that certain Securities Purchase Agreement, effective December 21, 2011, by and between Halcón Resources LLC (now HALRES LLC) and RAM Energy Resources, Inc. (now Holdings), as amended, modified or otherwise supplemented from time to time prior to the date hereof.

1.41.       Convertible Noteholder means the holder of the Convertible Note.

4

1.42.       Convertible Noteholder Cash Distribution means Cash in the amount of $15,000,000 to be distributed, in accordance with Section 4.7 below, to the holder of the Allowed Convertible Note Claims.

1.43.       Convertible Noteholder New Common Shares means New Common Shares, representing, after giving effect to the Restructuring, in the aggregate, 4.0% of the total outstanding shares of common stock of Reorganized Holdings (subject to dilution by the Management Incentive Plan and, to the extent applicable, the exercise of the New Warrants), to be distributed to the Convertible Noteholder in accordance with, and subject to the limitations set forth in, Section 4.7 below.

1.44.       Convertible Noteholder New Warrants means warrants to purchase 1.0% of the New Common Shares outstanding as of the Effective Date immediately upon the consummation of the Restructuring, subject to dilution by the Management Incentive Plan, exercisable for a four (4) year period commencing on the Effective Date at a per share exercise price equal to $1,330,000,000 divided by the total number of New Common Shares issued and outstanding as of the Effective Date, as more fully set forth in the New Warrant Agreement, to be distributed in accordance with, and subject to the limitations set forth in, Section 4.7 below.

1.45.       Cure means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to (a) cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

1.46.       Debtor Affiliates means the Debtors, other than Holdings.

1.47.       Debtors means Holdings, Halcón Holdings, Inc., HK Resources, LLC, The 7711 Corporation, Halcón Gulf States, LLC, Halcón Louisiana Operating, L.P., Halcón Field Services, LLC, Halcón Energy Properties, Inc., Halcón Operating Co., Inc., Halcón Williston I, LLC, Halcón Williston II, LLC, Halcón Resources Operating Inc., HRC Energy Louisiana, LLC, HRC Energy Resources (WV), Inc., HRC Production Company, Halcón Energy Holdings, LLC, HRC Energy, LLC, HK Energy, LLC, HK Louisiana Operating, LLC, HK Oil & Gas, LLC, HK Energy Operating, LLC, and HRC Operating, LLC.

1.48.       Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

1.49.       Definitive Documents means the documents prepared by or for the benefit of the Debtors (including any related orders, agreements, instruments, schedules or exhibits) that are contemplated herein and that are otherwise necessary or desirable to implement, or otherwise relate to the Restructuring, including the Plan, the Plan Supplement, the Disclosure Statement (together with any voting and solicitation related materials), any motion seeking the approval thereof, the Confirmation Order, any documents relating to the New Common Shares and the New Warrants (including the New Warrant Agreement) (as applicable), DIP Financing, any exit financing, and definitive documentation relating to the use of cash collateral, the Amended Revolving Credit Agreement, Amended Organizational Documents, advisory or management services agreements, the Management Incentive Plan, shareholder and member related agreements or other related documents, each of which shall contain terms and conditions consistent in all respects with the Plan and shall otherwise be reasonably satisfactory in form and substance to the Debtors and the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder (except for the definitive loan agreements with respect to

5

DIP Financing and Amended Revolving Credit Agreement, which also must be satisfactory to Requisite Third Lien Noteholders).

1.50.       Disclosure Statement means the disclosure statement for the Plan, in form and substance reasonably satisfactory to the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder, which is prepared and distributed in accordance with sections 1125, 1126(b) and/or 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018 and/or other applicable law.

1.51.       Disbursing Agent means any entity (including any applicable Debtor if it acts in such capacity) in its capacity as a disbursing agent under Section 6.3 hereof.

1.52.       Disputed Claim means with respect to a Claim or Interest, any such Claim or Interest (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503 or 1111 of the Bankruptcy Code, or (b) for which a proof of claim or interest for payment has been made, to the extent the Debtors or any party in interest has interposed a timely objection or request for estimation before the Confirmation Date in accordance with the Plan, which objection or request for estimation has not been withdrawn or determined by a Final Order.

1.53.       Distribution Record Date means the Effective Date of the Plan.

1.54.       Effective Date means the date on which all conditions to the effectiveness of the Plan set forth in Section 9 hereof have been satisfied or waived in accordance with the terms of the Plan and the Plan is consummated.

1.55.       Estate or Estates means individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.

1.56.       Equity-Based Incentive Grant Policy means the policy established by the compensation committee of Holdings, which sets forth the timing of equity awards to employees of Holdings and the procedures for making awards and, in the case of stock options and stock appreciation rights, for determining the exercise price or grant value, respectively, of the award.

1.57.       Exculpated Parties means collectively: (a) the Debtors; (b) the Revolving Credit Agreement Agent; (c) the Revolving Credit Agreement Lenders; (d) the other Secured Parties under and as defined in the Revolving Credit Agreement; (e) the Consenting Third Lien Noteholders; (f) the Consenting Unsecured Noteholders; (g) the Convertible Noteholder; (h) the Consenting Preferred Holders; (i) the Third Lien Note Trustee and Third Lien Note Collateral Agent; (j) the Unsecured Note Trustee; and (k) with respect to each of the foregoing entities in clauses (a) through (j), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, and all of their respective current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such Persons’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such.

1.58.       Existing Equity Interests means any Interests held in Holdings (other than the Preferred Stock Interests or Existing Warrants), including common stock or units.

1.59.       Existing Warrants means any warrants or other options to purchase or rights to acquire common stock or units or any other Interests in any of the Debtors, including, without limitation,

6

those certain five year warrants to purchase 7.3 million shares of Holdings’ common stock issued to HALRES LLC pursuant to the Securities Purchase Agreement.

1.60.       Fee Claim means a Claim for professional services rendered or costs incurred on or after the Petition Date through the Effective Date by professional Persons retained by the Debtors or any statutory committee appointed in the Chapter 11 Cases pursuant to sections 327, 328, 329, 330, 331, 503(b) or 1103 of the Bankruptcy Code in the Chapter 11 Cases.

1.61.       Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 has been or may be filed with respect to such order or judgment.

1.62.       First Amended and Restated 2012 Long-Term Incentive Plan means the First Amended and Restated 2012 Long-Term Incentive Plan of Holdings (as modified, amended or supplemented in accordance with the terms thereof).

1.63.       Franklin means Franklin Advisers, Inc. as investment manager on behalf of certain funds and accounts.

1.64.       General Unsecured Claim means any unsecured Claim against any Debtor (other than an Unsecured Note Claim, a Convertible Note Claim or an Intercompany Claim) that is not entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court.

1.65.       Holdings means Halcón Resources Corporation.

1.66.       Holdings Certificate of Incorporation means the Amended and Restated Certificate of Incorporation of Holdings dated May 6, 2015 (as amended, modified or otherwise supplemented from time to time prior to the date hereof).

1.67.       Impaired means, with respect to a Claim, Interest or Class of Claims or Interests, “impaired” within the meaning of section 1123(a)(4) and 1124 of the Bankruptcy Code.

1.68.       Intercompany Claim means any Claim against a Debtor held by another Debtor.

1.69.       Intercompany Interest means an Interest in a Debtor held by another Debtor or an Interest in a Debtor held by an affiliate of a Debtor (other than any Preferred Stock Interest or Equity Interest in Holdings).

1.70.       Intercreditor Agreement means that certain Intercreditor Agreement, dated as of May 1, 2015, between the Revolving Credit Agreement Agent and the Second Lien Note Trustee (as amended, modified or otherwise supplemented from time to time including by the Priority Confirmation

7

Joinder dated as of September 10, 2015, between and among, the Revolving Credit Agreement Agent, the Second Lien Trustee, and the Third Lien Trustee, and including by the Priority Confirmation Joinder dated as of December 21, 2015, between and among the Revolving Credit Agreement Agent and the Second Lien Trustee).

1.71.       Interests means any equity security in a Debtor as defined in section 101(16) of the Bankruptcy Code, including all common stock or units, preferred stock or units or other instruments evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interests in a Debtor that existed immediately before the Effective Date.

1.72.       Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.73.       Management Incentive Plan means a post-Restructuring management incentive plan, substantially in the form to be filed as a part of the Plan Supplement, under which 10% of the New Common Shares will be reserved for issuance as awards under the Management Incentive Plan in accordance with Section 5.9 of the Plan.

1.74.       New Board means the board of directors of Reorganized Holdings.

1.75.       New Common Shares means the shares of common stock, par value $0.0001 per share, in Reorganized Holdings that shall be issued on the Effective Date.

1.76.       New Warrant Agreement means the warrant agreement that will govern the terms of the New Warrants, the form of which shall be included in the Plan Supplement, and which will be in form and substance reasonably acceptable to the Debtors and the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder.

1.77.       New Warrants means the Unsecured Noteholder New Warrants and the Convertible Noteholder New Warrants.

1.78.       Other Priority Claim means any Claim against any of the Debtors other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

1.79.       Other Secured Claim means a Secured Claim, other than an Administrative Expense Claim, a Priority Tax Claim, a Revolving Credit Agreement Claim, a Second Lien Note Claim or a Third Lien Note Claim.

1.80.       Person means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code) or other entity.

1.81.       Petition Date means the date on which each of the respective Debtors files its voluntary petition for reorganization relief under chapter 11 of the Bankruptcy Code.

1.82.       Plan means this joint prepackaged chapter 11 plan of reorganization, including the exhibits hereto (including the Plan Supplement), which shall be consistent with the Restructuring Support Agreement and otherwise reasonably satisfactory in form and substance to the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder, as the same may

8

be amended or modified from time to time in accordance with the terms hereof and of the Restructuring Support Agreement.

1.83.       Plan Supplement means a supplemental appendix to the Plan containing, among other things, substantially final forms of the Amended Organizational Documents, the Amended Revolving Credit Agreement, the New Warrant Agreement, the Management Incentive Plan, to the extent known, with respect to the members of the New Board, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code that will be filed with the Bankruptcy Court no later than five (5) Business Days before the Confirmation Hearing; provided, that through the Effective Date, the Debtors shall have the right to amend documents contained in, and exhibits to, the Plan Supplement provided that the documents constituting the Plan Supplement (as may be amended) shall be consistent with the Restructuring Support Agreement and Plan in all respects and otherwise in form and substance reasonably satisfactory in all respects to the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders, and the Convertible Noteholder; provided, further if the Plan Supplement contains documents related to the Amended Revolving Credit Agreement or DIP Financing, such documents shall be satisfactory to Requisite Third Lien Noteholders.

1.84.       Preferred Holder means any holder of Preferred Stock Interests.

1.85.       Preferred Stock means the 5.75% Convertible Series A Perpetual Preferred Stock issued by Holdings pursuant to the Preferred Stock Certificate of Designation.

1.86.       Preferred Stock Cash Distribution means Cash in the amount of $11,100,000, to be distributed, in accordance with, and subject to the limitations set forth in, Section 4.11 below, on a Pro Rata basis to holders of Allowed Preferred Stock Interests.  For the avoidance of doubt, the foregoing monies shall be reserved by the Debtors, or the Reorganized Debtors, as the case may be, but shall not be held in a segregated account.

1.87.       Preferred Stock Certificate of Designation means that certain Certificate of Designations, Preferences, Rights and Limitations of 5.75% Series A Convertible Perpetual Preferred Stock of Holdings, dated as of June 17, 2013.

1.88.       Preferred Stock Interests means an Interest in Preferred Stock.

1.89.       Priority Tax Claim means any secured or unsecured Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.90.       Pro Rata means the proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class, or the proportion that Allowed Claims or Interests in a particular Class bear to the aggregate amount of Allowed Claims and Disputed Claims or Allowed Interests and Disputed Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Class under the Plan.

1.91.       Registration Rights Parties means each recipient of New Common Shares who, together with its affiliates and related funds, receives 10% or more of the New Common Shares.

1.92.       Reinstate, Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial

9

condition of the applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable or contractual rights to which the Claim entitles the holder thereof.

1.93.       Rejecting Class means an Impaired Class that does not vote to accept the Plan in accordance with section 1126 of the Bankruptcy Code.

1.94.       Released Parties means collectively:  (a) the Debtors; (b) the Revolving Credit Agreement Agent; (c) the Revolving Credit Agreement Lenders; (d) the other Secured Parties under and as defined in the Revolving Credit Agreement; (e) the Consenting Third Lien Noteholders; (f) the Consenting Unsecured Noteholders; (g) the Convertible Noteholder; (h) the Consenting Preferred Holders; (i) the Third Lien Note Trustee and Third Lien Note Collateral Agent; (j) the Unsecured Note Trustee; and (k) with respect to each of the foregoing entities in clauses (a) through (j), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, and all of their respective current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such Persons’ respective heirs, executors, estates, servants and nominees.

1.95.       Reorganized Debtors means the Debtors, as reorganized on the Effective Date in accordance with the Plan.

1.96.       Reorganized Debtor Affiliates means the Debtor Affiliates, as reorganized on the Effective Date in accordance with the Plan.

1.97.       Reorganized Holdings means Holdings as reorganized on the Effective Date in accordance with the Plan.

1.98.       Requisite Creditors means, as of the date of determination, each of the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders, the Convertible Noteholder and the Requisite Preferred Holders.

1.99.       Requisite Preferred Holders means as of the date of determination, Consenting Preferred Holders holding at least a majority of the aggregate number of shares of Preferred Stock Interests held by the Consenting Preferred Holders as of such date.

1.100.    Requisite Third Lien Noteholders means as of the date of determination, Consenting Third Lien Noteholders holding at least a majority in aggregate principal amount outstanding of the Third Lien Notes held by the Consenting Third Lien Noteholders as of such date; provided that Requisite Third Lien Noteholders shall include (a) Ares, for so long as it, together with its affiliated funds that are Consenting Third Lien Noteholders, holds greater than 20% in aggregate principal outstanding amount of the Third Lien Notes, and (b) Franklin, for so long as it, together with its affiliated funds that are Consenting Third Lien Noteholders, holds greater than 20% in aggregate principal outstanding amount of the Third Lien Notes.

1.101.    Requisite Unsecured Noteholders means as of the date of determination, Consenting Unsecured Noteholders holding at least a majority in aggregate principal amount outstanding of the Unsecured Notes held by the Consenting Unsecured Noteholders as of such date; provided, that any Unsecured Notes acquired by Ares and Franklin after June 9, 2016 shall not be included in either the

10

numerator or denominator of the foregoing calculation, except for any Unsecured Notes acquired by them from other Consenting Unsecured Noteholders.

1.102.    Restructuring means the proposed financial restructuring pursuant to, and in accordance with, this Plan and the Definitive Documents.

1.103.    Restructuring Expenses means the reasonable and documented fees and expenses incurred by each of the Revolving Credit Agreement Agent and each of the Consenting Creditors, and the fees, costs and expenses of their respective legal and financial advisors (but no more than one legal counsel, one local counsel in each appropriate jurisdiction and one financial advisor for each of the Revolving Credit Agreement Agent, the Consenting Third Lien Noteholders, the Consenting Unsecured Noteholders, the Convertible Noteholder, and the Consenting Preferred Holders) without the requirement for the filing of retention applications, fee applications or any other applications in the Chapter 11 Cases, which, in each case, shall be Allowed in full, payable in accordance herewith and shall not be subject to any offset, defense, counterclaim, reduction or credit of any kind whatsoever.

1.104.    Restructuring Support Agreement means that certain Restructuring Support Agreement, dated as of June 9, 2016, by and among the Debtors, the Consenting Third Lien Noteholders, the Consenting Unsecured Noteholders, the Convertible Noteholder and the Consenting Preferred Holders, as may be amended, supplemented or modified from time to time in accordance with the terms thereof, a copy of which, with individual holdings redacted from the signature pages, is annexed hereto as Exhibit A.

1.105.    Revolving Credit Agreement or Revolving Credit Facility means that certain Senior Revolving Credit Agreement, dated as of February 8, 2012, by and among Holdings, as borrower, each of the guarantors named therein, the Revolving Credit Agreement Agent, Wells Fargo Bank, N.A., as syndication agent, and the lenders party thereto, as amended, modified or otherwise supplemented from time to time.

1.106.    Revolving Credit Agreement Agent means JP Morgan Chase Bank, N.A. in its capacity as administrative agent under the Revolving Credit Agreement.

1.107.    Revolving Credit Agreement Claims means all Claims against the Debtors arising under or in connection with the Revolving Credit Agreement and all documents relating thereto, including, without limitation, any Claims against the Debtors arising under or in connection with a roll-up of the Revolving Credit Agreement into a DIP Financing.

1.108.    Revolving Credit Agreement Lenders means the lenders from time to time party to the Revolving Credit Agreement as lenders thereunder, including any applicable assignees and participants thereof.

1.109.    Second Lien Note Claims means all Claims against the Debtors arising under or in connection with the Second Lien Note Indentures.

1.110.    Second Lien Note Indentures means the 8.625% Second Lien Note Indenture and the 12.0% Second Lien Note Indenture.

1.111.    Second Lien Note Trustee means U.S. Bank National Association in its capacity as trustee agent under the Second Lien Notes Indentures, and its successors and assigns.

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1.112.    Second Lien Notes means, collectively, (a) the 8.625% Senior Secured Notes due 2020 issued pursuant to the 8.625% Second Lien Note Indenture in the aggregate principal outstanding amount of $700,000,000, and (b) the 12.0% Senior Secured Notes due 2020 issued pursuant to the 12.0% Senior Secured Note Indenture in the aggregate principal outstanding amount of $112,800,000, plus all accrued prepetition interest, fees, and other expenses due under the Second Lien Notes.

1.113.    Section 510(b) Claim means a Claim subject to subordination under section 510(b) of the Bankruptcy Code, and any Claim for or that arises from the rescission of a purchase, sale, issuance or offer of a Security of any of the Debtors, or for damages arising from the purchase of sale of such a Security, or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

1.114.    Secured Claim means a Claim to the extent (a) secured by property of the estate, the amount of which is equal to or less than the value of such property (i) as set forth in the Plan, (i) as agreed to by the holder of such Claim and the Debtors or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (b) secured by the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

1.115.    Schedule of Rejected Contracts means the schedule of contracts and leases to be rejected by the applicable Debtor(s), with the reasonable consent of the Requisite Third Lien Noteholders, to be filed as part of the Plan Supplement.

1.116.    Subsidiary Interests means the Interests in the Debtors, other than Holdings.

1.117.    Tax or Taxes means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under §59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any liability under Treasury Regulation § 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation.

1.118.    Tax Return means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.119.    Term Sheet means the term sheet attached to the Restructuring Support Agreement as Exhibit A including any schedules and exhibits attached thereto and as may be modified in accordance with Section 9 of the Restructuring Support Agreement.

1.120.    Third Lien Note Claims means all Claims against the Debtors arising under or in connection with the Third Lien Note Indenture.

1.121.    Third Lien Note Indenture means that certain indenture, dated as of September 10, 2015, by and among Holdings, as issuer, each of the guarantors named therein, and U.S. Bank, National Association, as trustee, as amended, modified, or otherwise supplemented from time to time.

1.122.    Third Lien Noteholder New Common Shares means New Common Shares representing, after giving effect to the Restructuring, in the aggregate, 76.5% of the total outstanding shares of common stock of Reorganized Holdings (subject to dilution by the Management Incentive Plan

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and, to the extent applicable, the exercise of the New Warrants), which shall be distributed on a Pro Rata basis to holders of Allowed Third Lien Note Claims in accordance with Section 4.5 below.

1.123.    Third Lien Note Collateral Agent means U.S. Bank National Association in its capacity as collateral agent under the Third Lien Security Agreement, and any successor collateral agent appointed under, and in accordance with, the Third Lien Note Indenture.

1.124.    Third Lien Note Trustee means U.S. Bank National Association in its capacity as trustee under the Third Lien Note Indenture, and its successors and assigns.

1.125.    Third Lien Noteholder means a holder of Third Lien Notes.

1.126.    Third Lien Noteholder Cash Distribution means Cash in the amount of $33,825,588 to be distributed, in accordance with Section 4.5 below, on a Pro Rata basis to the holders of Allowed Third Lien Note Claims.

1.127.    Third Lien Notes means the 13.0% Senior Secured Notes due 2022 issued pursuant to the Third Lien Note Indenture, in the aggregate outstanding principal amount of $1,017,970,000, plus all accrued prepetition interest, fees, and other expenses due under the Third Lien Notes.

1.128.    Third Lien Security Agreement means the Third Lien Security Agreement, dated as of September 10, 2015, between and among Holdings, each of the guarantors named therein, and the Third Lien Note Collateral Agent.

1.129.    Unimpaired means, with respect to a Claim, Interest or Class of Claims or Interests, not “impaired” within the meaning of section 1123(a)(4) and 1124 of the Bankruptcy Code.

1.130.    Unsecured Note Claims means any Claim arising under or in connection with the Unsecured Note Indentures.

1.131.    Unsecured Note Indentures means the 8.875% Senior Unsecured Note Indenture, the 9.25% Senior Unsecured Note Indenture, and the 9.75% Senior Unsecured Note Indenture.

1.132.    Unsecured Note Trustee means U.S. Bank National Association, as indenture trustee under each of the Unsecured Note Indentures.

1.133.    Unsecured Noteholder means a holder of Unsecured Notes.

1.134.    Unsecured Noteholder Cash Distribution means Cash in the amount of $37,595,657 to be distributed, in accordance with, and subject to the limitations set forth in, Section 4.6 below, on a Pro Rata basis to the holders of Allowed Unsecured Note Claims.

1.135.    Unsecured Noteholder New Common Shares means New Common Shares, representing, after giving effect to the Restructuring, in the aggregate, 15.5% of the total outstanding shares of common stock of Reorganized Holdings (subject to dilution by the Management Incentive Plan and, to the extent applicable, the exercise of the New Warrants), to be distributed on a Pro Rata basis to holders of Allowed Unsecured Note Claims in accordance with, and subject to the limitations set forth in, Section 4.6 below.

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1.136.    Unsecured Noteholder New Warrants means warrants to purchase 4.0% of the New Common Shares outstanding as of the Effective Date immediately upon the consummation of the Restructuring, subject to dilution by the Management Incentive Plan, exercisable for a four (4) year period commencing on the Effective Date at a per share exercise price equal to $1,330,000,000 divided by the total number of New Common Shares issued and outstanding as of the Effective Date, as more fully set forth in the New Warrant Agreement, which shall be distributed in accordance with, and subject to the limitations set forth in, Section 4.6 below.

1.137.    Unsecured Notes means the 8.875% Senior Unsecured Notes, the 9.25% Senior Unsecured Notes, and the 9.75% Senior Unsecured Notes.

1.138.    Voting Deadline means 5:00 p.m. Eastern Time on July 20, 2016

1.139.    Voting Record Date means 5:00 p.m. Eastern Time on June 13, 2016.

1.140.    Warrant Record Date means 5:00 p.m. Eastern Time on June 13, 2016.

B.                                    Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan, as the same may be amended, waived or modified from time to time.  The words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained therein.  The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.  For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or on those terms and conditions, and in each case shall include any amendment, restatement or other modification made in accordance herewith; (3) unless otherwise specified, all references herein to “Sections” are references to Sections hereof or hereto; (4) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (5) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.                                    Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

D.                                    Controlling Document.

Following the commencement of the Chapter 11 Cases, in the event of an inconsistency between the Plan and Disclosure Statement, the terms of the Plan shall control in all respects.  In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document).  The provisions of the Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, that if there is determined to be any inconsistency between any Plan provision and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern and

14

any such provision of the Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.

SECTION 2.         ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS.

2.1.         Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim and the Debtors or the Reorganized Debtors agrees to different treatment, the Debtors (or the Reorganized Debtors, as the case may be) shall pay to each holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, or liabilities arising under loans or advances to or other obligations incurred by the Debtors, as debtors in possession, whether or not incurred in the ordinary course of business, shall be paid by the Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

2.2.         Fee Claims.

All entities seeking an award by the Bankruptcy Court of Fee Claims (a) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is forty-five (45) days after the Effective Date, (b) shall be paid in full from the Debtors’ or Reorganized Debtors’ Cash on hand in such amounts as are Allowed by the Bankruptcy Court (i) upon the later of (A) the Effective Date and (B) the date upon which the order relating to any such Allowed Fee Claim is entered or (ii) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors or, on and after the Effective Date, the Reorganized Debtors.  The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

2.3.         Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Debtors or the Reorganized Debtors, with the reasonable consent of the Requisite Third Lien Noteholders, (a) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years after the date of assessment of such Allowed Priority Tax Claim; provided, that the Debtors reserve the right to prepay all or a portion of any such amounts at any time under this option.  All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business or under applicable non-bankruptcy law as such obligations become due.

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SECTION 3.         CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1.         Summary of Classification.

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code and (c) presumed to accept or deemed to reject the Plan.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in this Section 3.  The classification of Claims and Interests set forth herein shall apply separately to each of the Debtors.  All of the potential Classes for the Debtors are set forth herein.  Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section 3.3.

Class	Designation	Treatment	Entitled to Vote

1	Other Priority Claims	Unimpaired	No
(presumed to accept)

2	Other Secured Claims	Unimpaired	No
(presumed to accept)

3	Revolving Credit Agreement Claims	Unimpaired	No
(presumed to accept)

4	Second Lien Note Claims	Unimpaired	No
(presumed to accept)

5	Third Lien Note Claims	Impaired	Yes

6	Unsecured Note Claims	Impaired	Yes

7	Convertible Note Claims	Impaired	Yes

8	General Unsecured Claims	Unimpaired	No
(presumed to accept)

9	Intercompany Claims	Unimpaired	No
(presumed to accept)

10	Intercompany Interests	Unimpaired	No
(presumed to accept)

11	Preferred Stock Interests	Impaired	Yes

12	Existing Equity Interests	Impaired	No
(deemed to reject)

13	Section 510(b) Claims	Impaired	No
(deemed to reject)

3.2.         Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

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3.3.         Elimination of Vacant Classes.

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

SECTION 4.         TREATMENT OF CLAIMS AND INTERESTS.

4.1.         Other Priority Claims (Class 1).

(a)           Classification:  Class 1 consists of Other Priority Claims.

(b)           Treatment:  Except to the extent that a holder of an Allowed Other Priority Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each such holder shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, in each case, or as soon as reasonably practical thereafter.

(c)           Voting:  Class 1 is Unimpaired, and the holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Other Priority Claims are not entitled to vote to accept or reject the Plan.

4.2.         Other Secured Claims (Class 2).

(a)           Classification:  Class 2 consists of the Other Secured Claims.  To the extent that Other Secured Claims are secured by different collateral or different interests in the same collateral, such Claims shall be treated as separate subclasses of Class 2.

(b)           Treatment:  Except to the extent that a holder of an Allowed Other Secured Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors or the Reorganized Debtors with the reasonable consent of the Requisite Third Lien Noteholders, either (i) payment in full in Cash in full and final satisfaction of such claim, payable on the later of the Effective Date and the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, or, in each case, as soon as reasonably practical thereafter, (ii) Reinstatement pursuant to section 1124 of the Bankruptcy Code, or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

(c)           Voting:  Class 2 is Unimpaired, and the holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

4.3.         Revolving Credit Agreement Claims (Class 3).

(a)           Classification:  Class 3 consists of the Revolving Credit Agreement Claims.

(b)           Allowance:  The Revolving Credit Agreement Claims shall be Allowed as Secured Claims with respect to funded loans and the face amount of undrawn letters of credit as of the Effective Date in the approximate aggregate principal (or face) amount of $450,000,000 as of the

17

Effective Date (which amount shall be reduced by any portion of the Revolving Credit Agreement Claims that are repaid or otherwise “rolled up” into a DIP Financing, plus any unpaid accrued interest, letter of credit fees, other fees, and unpaid reasonable fees and expenses as of the Effective Date, in each case as required under the terms of the Revolving Credit Agreement and to the extent not already paid pursuant to the Adequate Protection Order).

(c)           Treatment:  On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Revolving Credit Agreement Claim shall receive, in full and final satisfaction of such Allowed Revolving Credit Agreement Claim, its Pro Rata share of the commitments and/or loans made pursuant to the Amended Revolving Credit Agreement and shall receive its benefits and be bound by the obligations therein, which shall also provide for the renewal of existing letters of credit and the issuance of new letters of credit on the terms and conditions set forth in the Amended Revolving Credit Agreement.  The terms of the Amended Revolving Credit Agreement shall be (a) in form and substance reasonably satisfactory to the Requisite Unsecured Noteholders, and (b) in form and substance satisfactory to the Debtors and the Requisite Third Lien Noteholders.

(d)           Voting:  Allowed Revolving Credit Agreement Claims are Unimpaired, and the holders of Revolving Credit Agreement Claims are not entitled to vote to accept or reject the Plan.

4.4.         Second Lien Note Claims (Class 4).

(a)           Classification:  Class 4 consists of Second Lien Note Claims.

(b)           Allowance:  The Second Lien Note Claims are Allowed in the amount of $824,413,181 (including accrued and unpaid interest as of the Effective Date), plus any other amounts and obligations payable under the Second Lien Note Indenture as of the Effective Date, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.

(c)           Treatment:  The legal, equitable, and contractual rights of the holders of Allowed Second Lien Note Claims are unaltered by the Plan.  On the Effective Date, the holders of Allowed Second Lien Note Claims shall have their Allowed Second Lien Note Claims Reinstated.

(d)           Voting:  Class 4 is Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Second Lien Note Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Secured Lien Note Claims.

4.5.         Third Lien Note Claims (Class 5).

(a)           Classification:  Class 5 consists of Third Lien Note Claims.

(b)           Allowance:  The Third Lien Note Claims are Allowed in the amount of $1,045,907,621 (including accrued and unpaid interest as of the Petition Date), plus any other amounts and obligations payable under the Third Lien Note Indenture as of the Petition Date, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.

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(c)           Treatment:  On the Effective Date, each holder of an Allowed Third Lien Note Claim shall be entitled to receive, in full and final satisfaction of such Allowed Third Lien Note Claim, its Pro Rata share of: (i) the Third Lien Noteholder New Common Shares; and (ii) the Third Lien Noteholder Cash Distribution.

(d)           Voting:  Class 5 is Impaired, and holders of Third Lien Note Claims in Class 5 are entitled to vote to accept or reject the Plan.

4.6.         Unsecured Note Claims (Class 6).

(a)           Classification:  Class 6 consists of Unsecured Note Claims.

(b)           Allowance:  The Unsecured Note Claims are Allowed in the amount of $662,711,319 (including accrued and unpaid interest as of the Petition Date), plus any other amounts and obligations payable under the Unsecured Note Indentures as of the Petition Date, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.

(c)           Treatment:  On the Effective Date, each holder of an Allowed Unsecured Note Claim shall be entitled to receive, in full and final satisfaction of such Allowed Unsecured Note Claim, its Pro Rata share  of: (i) the Unsecured Noteholder Cash Distribution; (ii) the Unsecured Noteholder New Common Shares; and (iii) the Unsecured Noteholder New Warrants; provided, however, that if the Unsecured Note Claims Class is a Rejecting Class, then: (1) the Convertible Noteholder New Warrants shall not be issued under the Plan; (2) the New Common Shares that were to be distributed to the holder of Allowed Convertible Note Claims and Allowed Existing Equity Interests shall be reallocated and distributed Pro Rata to the holders of Allowed Third Lien Note Claims on the Effective Date; and (3) if the Debtors elect not to terminate the Restructuring Support Agreement, then the distributions to be received by the holders of Allowed General Unsecured Claims shall be modified so as to comply with section 1129(b) of the Bankruptcy Code, subject to the Consenting Third Lien Noteholders’ rights under Section 9 of the Restructuring Support Agreement.

(d)           Voting:  Class 6 is Impaired, and the holders of Unsecured Note Claims are entitled to vote to accept or reject the Plan.

4.7.         Convertible Note Claims (Class 7).

(a)           Classification:  Class 7 consists of Convertible Note Claims.

(b)           Allowance:  The Convertible Note Claims are Allowed in the amount of $297,586,588 (including accrued and unpaid interest as of the Petition Date), plus any other amounts and obligations payable under the Convertible Note Purchase Agreement as of the Petition Date, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.

(c)           Treatment:  On the Effective Date, the holder of the Allowed Convertible Note Claims shall be entitled to receive, in full and final satisfaction of such Allowed Convertible Note Claims: (i) the Convertible Noteholder Cash Distribution; (ii) the Convertible Noteholder New Common Shares; and (iii) the Convertible Noteholder New Warrants; provided, however, that if the Unsecured Note Claims Class is a Rejecting Class then: (1) the Convertible Noteholder New Warrants shall not be

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issued under the Plan; (2) the New Common Shares that would have been distributed to the holder of Allowed Convertible Note Claims under the Plan shall be reallocated and distributed Pro Rata to the holders of Allowed Third Lien Note Claims on the Effective Date; and (3) the Cash that was to be distributed to the holder of Allowed Convertible Note Claims pursuant to the Convertible Noteholder Cash Distribution shall remain property of the Debtors and vest in the Reorganized Debtors on the Effective Date; provided, further, however, that if the Unsecured Note Claims Class accepts the Plan and the Convertible Note Claims Class is a Rejecting Class, then: (x) the Convertible Noteholder New Warrants shall not be issued under the Plan; (y) the New Common Shares that would have been distributed to the holder of Allowed Convertible Note Claims under the Plan shall be reallocated and distributed on the Effective Date to the holders of Allowed Third Lien Note Claims and Allowed Unsecured Note Claims pro rata based on their respective holdings of New Common Shares to be distributed to such Classes pursuant to the Plan; and (z) the Cash that was to be distributed to the holder of Allowed Convertible Note Claims pursuant to the Convertible Noteholder Cash Distribution shall remain property of the Debtors and vest in the Reorganized Debtors on the Effective Date.

(d)           Voting:  Class 7 is Impaired, and the holder of the Convertible Note Claims is entitled to vote to accept or reject the Plan.

4.8.         General Unsecured Claims (Class 8).

(a)           Classification:  Class 8 consists of General Unsecured Claims.

(b)           Treatment:  Except to the extent that a holder of an Allowed General Unsecured Claim against any of the Debtors has agreed to less favorable treatment of such Claim, the legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by the Plan.  On and after the Effective Date, except to the extent that a holder of a General Unsecured Claim agrees to different treatment, the Debtors or Reorganized Debtors, as applicable, shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced; provided, however, that if the Unsecured Note Claims Class is a Rejecting Class then the distributions to be received by the General Unsecured Claims shall be modified so as to comply with section 1129(b) of the Bankruptcy Code, subject to the Consenting Third Lien Noteholders’ rights under Section 9 of the Restructuring Support Agreement.

(c)           Voting: Allowed General Unsecured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed General Unsecured Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed General Unsecured Claims.

4.9.         Intercompany Claims (Class 9).

(a)           Classification:  Class 9 consists of Intercompany Claims.

(b)           Treatment: On the Effective Date, all Intercompany Claims shall be paid, adjusted, reinstated or discharged to the extent reasonably determined to be appropriate by the Debtors subject to the consent of the Requisite Third Lien Noteholders and Requisite Unsecured Noteholders, which consent shall not be unreasonably withheld.

(c)           Voting:  Pursuant to sections 1126(f) and 1126(g) of the Bankruptcy Code, the holders of Intercompany Claims against the Debtors are not entitled to vote to accept or reject the Plan.

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4.10.       Intercompany Interests (Class 10).

(a)           Classification:  Class 10 consists of Intercompany Interests.

(b)           Treatment:  The Intercompany Interests will be Unimpaired under the Plan.

(c)           Voting:  Class 10 is Unimpaired, and the holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

4.11.       Preferred Stock Interests (Class 11).

(a)           Classification:  Class 10 consists of Preferred Stock Interests.

(b)           Allowance:  The Preferred Stock Interests are Allowed in the amount of $222,454,000, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.

(c)           Treatment:  On the Effective Date, each holder of an Allowed Preferred Stock Interest shall be entitled to receive, in full and final satisfaction of such Allowed Preferred Stock Interest, its Pro Rata share of the Preferred Stock Cash Distribution; provided, however, that if any of the Unsecured Note Claims, the Convertible Note Claims or the Preferred Stock Interests Classes is a Rejecting Class, then the Preferred Holders shall not receive or retain any value under the Plan and the Cash to be distributed pursuant to the Preferred Stock Cash Distribution shall remain property of the Debtors and shall vest in the Reorganized Debtors on the Effective Date.

(d)           Voting:  Class 11 is Impaired, and the holders of Preferred Stock Interests are entitled to vote to accept or reject the Plan.

4.12.       Existing Equity Interests (Class 12).

(a)           Classification:  Class 12 consists of Existing Equity Interests.

(b)           Treatment:  On the Effective Date, (i) all Existing Equity Interests shall be cancelled, and (ii) the holders of Existing Equity Interests will receive New Common Shares representing, in the aggregate, 4.0% of the total outstanding shares of Reorganized Holdings (subject to dilution by the Management Incentive Plan and, to the extent applicable, the exercise of the New Warrants); provided, however, that if: (i) the Unsecured Note Claims Class is a Rejecting Class, then Existing Equity Interests shall not receive or retain any value under the Plan and the New Common Shares that would have been distributed to Existing Equity Interests under the Plan shall be reallocated and distributed Pro Rata to the holders of Allowed Third Lien Note Claims on the Effective Date; (ii) the Unsecured Note Claims Class accepts the Plan and the Convertible Noteholder Claims is a Rejecting Class, then Existing Equity Interests will not receive or retain any value under the Plan and the New Common Shares that would have been distributed to Existing Equity Interests under the Plan shall be reallocated and distributed on the Effective Date pro rata to the holders of Allowed Third Lien Note Claims and Allowed Unsecured Note Claims based on their respective holdings of New Common Shares to be distributed to such Classes pursuant to the Plan; and (iii) the Unsecured Note Claims and the

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Convertible Note Claims Classes accept the Plan and the Preferred Stock Interests Class is a Rejecting Class, then Existing Equity Interests shall not receive or retain any value under the Plan and the New Common Shares that would have been distributed to Existing Equity Interests under the Plan will be reallocated and distributed on the Effective Date pro rata to the holders of Allowed Third Lien Note Claims, Allowed Unsecured Note Claims and Allowed Convertible Note Claims based on their respective holdings of New Common Shares to be distributed to such Classes pursuant to the Plan.  Notwithstanding anything herein to the contrary, any restricted shares of common stock of Holdings issued pursuant to the First Amended and Restated 2012 Long-Term Incentive Plan and the Equity-Based Incentive Policy shall vest immediately prior to the Effective Date and be treated as Existing Equity Interests hereunder.

(c)           Voting:  Class 12 is Impaired by the Plan, and holders of Allowed Existing Equity Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, holders of Allowed Existing Equity Interests are not entitled to vote to accept or reject the Plan.

4.13.       Section 510(b) Claims (Class 13).

(a)           Classification:  Class 13 consists of Section 510(b) Claims.

(b)           Treatment:  The holders of Section 510(b) Claims shall not receive or retain any property under the Plan on account of such Section 510(b) Claims and the obligations of the Debtors and the Reorganized Debtors on account of Section 510(b) Claims shall be discharged.

(c)           Voting:  Class 13 is Impaired by the Plan, and holders of Allowed Section 510(b) Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, holders of Allowed Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

SECTION 5.         MEANS FOR IMPLEMENTATION.

5.1.         Compromise and Settlement of Claims, Interests and Controversies.

Pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a holder of a Claim may have with respect to any Allowed Claim or any distribution to be made on account of such Allowed Claim.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and holders of Claims and Interests and is fair, equitable and reasonable.  In accordance with the provisions of the Plan, pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, prior to the Effective Date, the Debtors (with the consent of the Requisite Third Lien Noteholders) and after the Effective Date, the Reorganized Debtors, may compromise and settle Claims against the Debtors or the Reorganized Debtors, as applicable, and Causes of Action against other entities.

5.2.         Amended Revolving Credit Agreement.

On the Effective Date, the Amended Revolving Credit Agreement shall be executed and delivered, and the Reorganized Debtors shall be authorized to execute, deliver and enter into the

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Amended Revolving Credit Agreement in connection with the distribution to holders of Class 3 Revolving Credit Agreement Claims, without the need for any further corporate action and without further action by the holders of Claims or Interests.  The form of Amended Revolving Credit Agreement will be filed as part of the Plan Supplement.

All Liens and security interests granted pursuant to the Amended Revolving Credit Agreement are intended to be (a) valid, binding, perfected, enforceable, Liens and security interests in the personal and real property described in and subject to such documents, with the priorities established in respect thereof under applicable non-bankruptcy law and (b) not subject to avoidance, recharacterization or subordination under any applicable law.

5.3.         Authorization and Issuance of Plan Securities.

The Debtors or Reorganized Debtors, as applicable, are authorized to issue all plan-related securities and documents, including, without limitation, the New Common Shares and New Warrants and any options or entitlements to purchase such plan-related securities, without the need for any further corporate, partnership or limited liability company action.

The Boards of Directors of the Debtors and the Reorganized Debtors and Reorganized Holdings shall each use their reasonable best efforts to have the New Common Shares and New Warrants listed on a nationally recognized exchange, as soon as practicable subject to meeting applicable listing requirements following the Effective Date.

5.4.         Exercise of Existing Warrants.

The holders of Existing Warrants shall have until the Warrant Record Date to exercise their respective rights under the Existing Warrants to purchase common stock of the Debtors and to have such common stock interests treated as Existing Equity Interests under the Plan.

To the extent a holder of Existing Warrants does not exercise its Existing Warrants prior to the Warrant Record Date, such Existing Warrants shall be cancelled and the holders of such Existing Warrants shall not receive or retain any value under the Plan on account of such non-exercised Existing Warrants.

5.5.         Cancellation of Existing Securities and Agreements.

Except as expressly provided herein, on the Effective Date, all notes, instruments, certificates evidencing debt to or interests in, the Debtors, including, without limitation, the Third Lien Notes, the Third Lien Note Indenture, the Unsecured Notes, the Unsecured Note Indentures, the Convertible Note Purchase Agreement, the Preferred Stock Certificate of Designation, the Existing Equity Interests, the Existing Warrants and all options and other entitlements to purchase and/or receive Existing Equity Interests or Existing Warrants, shall be cancelled and obligations of the Debtors thereunder shall be discharged; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, the Third Lien Note Indenture, the Unsecured Note Indentures, and the Convertible Note Purchase Agreement shall continue in effect solely for purposes of enabling holders of Allowed Claims and Interests to receive distributions under the Plan.

5.6.         Reorganized Holdings.

(a)           Board of Directors. Upon the Effective Date, the New Board shall be a nine (9) member board comprised of (i) the Chief Executive Officer, (ii) three (3) directors designated by

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Ares (provided that one such board selection shall be subject to the written consent of Franklin, which consent shall not be unreasonably withheld), (iii) three (3) directors designated by Franklin, in the cases of clauses (ii) and (iii) for so long as Ares or Franklin, respectively, is included in the definition of “Requisite Third Lien Noteholders,” and, if Ares or Franklin is not a Requisite Third Lien Noteholder, then its three (3) directors shall be designated by Requisite Third Lien Noteholders (and if Franklin is not so included, it shall also lose its consent right to one of Ares’ board selections set forth above), (iv) one (1) director designated by the Requisite Unsecured Noteholders (the “Unsecured Director”), and (v) one (1) existing director of the Debtors designated by the Chief Executive Officer, which shall be reasonably acceptable to the Requisite Unsecured Noteholders and Requisite Third Lien Noteholders.  The New Board shall have a three-tiered structure classified into staggered 3-year terms, with two directors initially serving a one-year term, four directors (including the Unsecured Director) initially serving a two-year term, and three directors initially serving a three-year term.  The members of the New Board shall be identified no later than the Confirmation Hearing or otherwise in accordance with section 1129(a)(5) of the Bankruptcy Code.  On the Effective Date, the terms of the current members of the boards of directors of Holdings shall expire.

(b)           Directors and Officers of the Reorganized Debtor Affiliates. Except as otherwise provided in the Plan Supplement, the officers of the respective Debtors immediately before the Effective Date shall serve as the initial officers of each of the corresponding Reorganized Debtors upon the Effective Date and in accordance with any employment agreement with the Reorganized Debtors and applicable non-bankruptcy law, as may be amended as contemplated by the Restructuring Support Agreement. After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective organizational documents. Except as otherwise provided in the Plan Supplement, the members of the board of directors for each of the Debtor Affiliates immediately before the Effective Date shall serve as the members of the board of directors of each of the corresponding Reorganized Debtor Affiliates on or after the Effective Date and thereafter shall be determined as set forth in their respective organizational documents.

(c)           Amended Organizational Documents.  The Amended Organizational Documents shall be in full force and effect on the Effective Date.

5.7.         Other Transactions.

Prior to, or on the Effective Date, the Debtors may to the extent that such transaction would not affect the respective recoveries of the Requisite Creditors under the Plan, (a) cause any or all of the Debtor Affiliates to be liquidated or merged into one or more of the other Debtor Affiliates or any other subsidiaries of the Debtors or dissolved, (b) cause the transfer of assets between or among the Debtor Affiliates, (c) cause any or all of the Amended Organizational Documents of any Reorganized Debtor Affiliates to be implemented, effected or executed, (d) use the proceeds of the Amended Revolving Credit Agreement, plus Cash on hand, to pay all Restructuring Expenses, (e) change the name of one or more of the Reorganized Debtors to such name that may be determined in accordance with applicable law and (f) engage in any other transaction in furtherance of the Plan.  Any such transactions may be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholders, members, general or limited partners or directors of any of the Debtors or the Debtors in Possession.

5.8.         Cancellation of Liens.

Except as otherwise specifically provided herein, upon the occurrence of the Effective Date, any Lien securing any Secured Claim shall be deemed released, and the holder of such Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors (including

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any Cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtors.

5.9.         Management Incentive Plan.

Pursuant to the Plan, 10% of the New Common Shares will be reserved for issuance as awards under a post-Restructuring Management Incentive Plan, as described below, and as set forth in further detail in the Plan Supplement.  All awards issued under the Management Incentive Plan will be dilutive of all other New Common Shares issued pursuant to the Plan.

•                  Participants: All employees of the Reorganized Debtors and their subsidiaries.

•                  Pool: 10% of the total share capital of Reorganized Holdings (subject to dilution by the New Warrants to the same extent other New Common Shares are diluted), with: (i) 75.0% of the pool, equivalent to 7.5% of the total share capital (“Exit Awards”) to be granted on the Effective Date with such awards to be allocated to employees as determined by the Chief Executive Officer; and (ii) 25% of the pool, equivalent to 2.5% of the total share capital of Reorganized Holdings, to be allocated in such form and with such terms and conditions as determined by the Compensation Committee of the New Board following the Effective Date.

•                  Exit Awards:  Two-thirds (2/3) of the Exit Awards, equivalent to 5% of the total share capital of Reorganized Holdings, will be in the form of stock options (“Options”) granted on the Effective Date.  The exercise price per share of the Options will be equal to the greater of (1) the per share value based on a Reorganized Debtor equity value of $650.0 million or (2) the weighted average trading price of the New Common Shares for the seven (7) trading days commencing on the first trading day immediately following the Effective Date (assuming the New Common Shares are then publicly traded).  The Options will vest over 3 years in equal annual installments provided the recipient remains employed by the Reorganized Debtors as of the respective annual vesting dates.  One-third (1/3) of the Exit Awards, equivalent to 2.5% of the total share capital of Reorganized Holdings, will be granted in the form of Restricted Stock or Restricted Stock Units (collectively, the “RSUs”) on the Effective Date.  Of the RSUs, 50% (i.e., 1.25% of the total share capital of Reorganized Holdings) will be vested in full at grant and 50% will vest on the first anniversary of the Effective Date, in each case provided the recipient remains employed by the Reorganized Debtors as of such vesting date.

•                  Accelerated Vesting:  Notwithstanding the foregoing, if, prior to the vesting dates set forth above, any one of the following shall occur, then any Options and/or RSUs (as applicable) granted to an employee as set forth above shall immediately vest in full: (i) with respect to management employees who are party to employment agreements with the Debtors as of June 1, 2016, upon (a) termination of the employee by the Debtors without Cause, (b) resignation by the employee for Good Reason, and (c) the death or disability of the employee; and (ii) with respect to all other employees, upon the death or disability of the employee.  If, prior to the vesting dates set forth above, an employee is terminated with Cause, or resigns without Good Reason, the employee will forfeit any remaining and unvested Options and/or RSUs.  For purposes of the Management Incentive Plan, (a) “Cause” will be defined in a manner that is consistent with its definition under existing management employment agreements, and (b) “Good Reason” will be defined in a manner consistent with its definition under existing management employment agreements, excluding any component of such definition relating to reductions in the budget over which the employee has authority.

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5.10.       Withholding and Reporting Requirements.

In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Debtors shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim or Allowed Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  The Debtors have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.  The Debtors may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim complete and return a Form W-8 or W-9, as applicable to each such holder.  If the Debtors make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim or Interest in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

5.11.       Exemption From Certain Transfer Taxes.

Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents, (b) the creation of any Lien, mortgage, deed of trust or other security interest, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated in the Plan (whether to one or more of the Reorganized Debtors or otherwise), (d) the grant of collateral under the Amended Revolving Credit Agreement and (e) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax or other similar tax or governmental assessment.  Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

5.12.       Restructuring Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, amendments, merger,

26

consolidation, conversion or dissolution pursuant to applicable state law; and (d) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law, subject, in each case, to the Amended Organizational Documents and the requirements hereof.

5.13.       Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

SECTION 6.         DISTRIBUTIONS.

6.1.         Distribution Record Date.

Except with respect to publicly traded securities, as of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests.  The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date.

6.2.         Date of Distributions.

Except as otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon thereafter as is practicable.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.3.         Disbursing Agent.

All distributions hereunder shall be made by Reorganized Holdings (or such other entity designated by Reorganized Holdings), as Disbursing Agent, on or after the Effective Date or as otherwise provided herein; provided, however, that (a) the Revolving Credit Agreement Agent shall be the Disbursing Agent for the Revolving Credit Agreement Claims, (b) the Third Lien Note Trustee shall be the Disbursing Agent for the Third Lien Note Claims, and (c) the Unsecured Note Trustee shall be the Disbursing Agent for the Unsecured Note Claims.  A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties, and all reasonable fees and expenses incurred by such Disbursing Agents shall be reimbursed by the Reorganized Debtors.

6.4.         Powers of Disbursing Agent.

A Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties hereunder, (b) make all distributions contemplated hereby and (c) exercise such other powers as may be vested in the Disbursing

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Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

6.5.         Surrender of Instruments.

As a condition to receiving any distribution under the Plan, each holder of a certificated instrument or note must surrender such instrument or note held by it to the Disbursing Agent or its designee.  Any holder of such instrument or note that fails to (a) surrender such instrument or note, or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance and amount reasonably satisfactory to the Disbursing Agent on the Effective Date or as soon as reasonably practicable thereafter shall be deemed to have forfeited all rights, Claims and Interests and may not participate in any distribution hereunder.  Any distribution so forfeited shall become property of the Reorganized Debtors.

6.6.         Delivery of Distributions.

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Allowed Interest shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders of Allowed Claims and Allowed Interests.  In the event that any distribution to any holder is returned as undeliverable, no further distributions shall be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter.  Undeliverable distributions or unclaimed distributions shall remain in the possession of the Debtors until such time as a distribution becomes deliverable or holder accepts distribution, or such distribution reverts back to the Debtors or Reorganized Debtors, as applicable, and shall not be supplemented with any interest, dividends or other accruals of any kind.  Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of three (3) months from the Effective Date.  After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim or Interests of any other holder to such property or interest in property shall be discharged and forever barred.

6.7.         Manner of Payment Under Plan.

At the option of the Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

6.8.         Fractional Shares and Minimum Cash Distributions.

If any distributions of New Common Shares or New Warrants pursuant to the Plan would result in the issuance of a fractional share of New Common Shares, then the number of shares of New Common Shares or New Warrants to be issued in respect of such distribution will be calculated to one decimal place and rounded up or down to the closest whole share (with a half share rounded up).  The total number of New Common Shares or New Warrants to be distributed in connection with the Plan shall be adjusted as necessary to account for the rounding provided for in this paragraph.  Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) New Common Share, (1) New Warrant or Fifty Dollars ($50.00) in Cash.  New Common Shares and New Warrants that are not distributed in accordance with this section shall be returned to, and ownership thereof shall vest in, Reorganized Holdings.

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6.9.         Setoffs.

Except for Claims that are expressly Allowed hereunder, the Debtors and the Reorganized Debtors may, but shall not be required to, set off against any Claim or Interest (for purposes of determining the Allowed amount of such Claim or Interest on which distribution shall be made), any claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim or Interest; provided, that neither the failure to do so nor the allowance of any Claim or Interest hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim the Debtors or the Reorganized Debtors may have against the holder of such Claim or Interest.

6.10.       Distributions After Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims and Disputed Interests that are not Allowed Claims or Allowed Interests as of the Effective Date but which later become Allowed Claims and Allowed Interests shall be deemed to have been made on the Effective Date.

6.11.       Allocation of Distributions Between Principal and Interest.

Except as otherwise provided in the Plan, to the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated to the principal amount (as determined for federal income tax purposes) of the Claim first, and then to accrued but unpaid interest.

SECTION 7.         PROCEDURES FOR DISPUTED CLAIMS AND INTERESTS.

7.1.       Disputed Claims/Process.

On and after the Effective Date, except as otherwise provided herein, all Claims and Interests will be paid in the ordinary course of business of the Reorganized Debtors; provided that the Reorganized Debtors reserve the right to establish a bar date for parties to file Claims and Interests, which bar date will be approved by an order of the Bankruptcy Court.  To the extent a proof of claim is filed, if the Debtors dispute any Claim or Interest, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced.  Notwithstanding section 502(a) of the Bankruptcy Code, and considering the Unimpaired treatment of all holders of General Unsecured Claims under the Plan, all proofs of claim filed in these Chapter 11 Cases shall be considered objected to and disputed without further action by the Debtors.  Upon the Effective Date, all proofs of claim filed against the Debtors, regardless of the time of filing, and including claims filed after the Effective Date, shall be deemed withdrawn.  The deemed withdrawal of all proofs of claim is without prejudice to each claimant’s rights under this Section 7.1 of the Plan to assert their claims in any forum as though the Debtors’ cases had not been commenced.

7.2.         Objections to Claims and Interests.

Except insofar as a Claim or Interest is Allowed under the Plan, notwithstanding Section 7.1 above, the Debtors, the Reorganized Debtors or any other party in interest shall be entitled to object to Claims and Interests.  Any objections to Claims or Interests shall be served and filed (a) on or before the ninetieth (90th) day following the later of (i) the Effective Date and (ii) the date that a proof of Claim or proof of Interest is filed or amended or a Claim or Interest is otherwise asserted or amended in writing by or on behalf of a holder of such Claim or Interest, or (b) such later date as ordered by the Bankruptcy Court upon motion filed by the Reorganized Debtors.

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7.3.         Estimation of Claims and Interests.

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated or Disputed Claim or Disputed Interest pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor previously objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim or Interest at any time during litigation concerning any objection to any Claim or Interest, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim or Disputed Interest, the amount so estimated shall constitute either the Allowed amount of such Claim or Interest or a maximum limitation on such Claim or Interest, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim or Interest, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim or Interest.  All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another.  Claims and Interests may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

7.4.         No Distributions Pending Allowance.

If an objection to a Claim or Interest is filed as set forth in Section 7.2, no payment or distribution provided under the Plan shall be made on account of such Claim or Interest unless and until such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest.

7.5.         Distributions After Allowance.

To the extent that a Disputed Claim or Disputed Interest ultimately becomes an Allowed Claim or Allowed Interest, distributions (if any) shall be made to the holder of such Allowed Claim or Allowed Interest in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Interest the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest unless required under applicable bankruptcy law.

SECTION 8.         EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1.         General Treatment.

All executory contracts and unexpired leases to which any of the Debtors are parties are hereby assumed, except for an executory contract or unexpired lease that (a) previously has been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts attached hereto as Exhibit B, as may be amended or amended and restated in the Plan Supplement, with the reasonable consent of the Requisite Third Lien Noteholders, or (c) is the subject of a separate (i) assumption motion filed by the Debtors or (ii) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Effective Date.

8.2.         Payments Related to Assumption of Contracts and Leases.

Any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the

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Debtors upon assumption thereof.  Any objection by a counterparty to a proposed assumption of an executory contract or unexpired lease or amount of any Cure must be filed, served and actually received by the Debtors on or before thirty (30) days after the Effective Date of the Plan applicable to the Debtor that is the counterparty to the executory contract or unexpired lease.  Any counterparty to an executory contract or unexpired lease that fails to object timely to the proposed assumption and assignment of such executory contract or unexpired lease or to the amount of such Cure will be deemed to have assented to such matters and shall be forever barred, stopped and enjoined from asserting such objection against the Debtors.  If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, resolution of the Cure amount shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided, that the Debtors or the Reorganized Debtors, as applicable (in the case of the Debtors, with the consent of the Requisite Third Lien Noteholders (which consent shall not be unreasonably withheld or delayed)) may settle any dispute regarding the nature or amount of Cure without any further notice to any party or any action, order or approval of the Bankruptcy Court.  If there is a dispute as referred to above, the Debtors reserve the right to reject, or nullify the assumption or assignment of any executory contract or unexpired lease no later than 30 days after a Final Order determining the Cure, any request for adequate assurance of future performance required to assume and assign such executory contract or unexpired lease, and any other matter pertaining to assumption and/or assignment.

Assumption and assignment of any executory contract or unexpired lease pursuant to the Plan, or otherwise, shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of assumption and/or assignment.  Any proofs of claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court or any other entity.

8.3.         Rejection Claims.

The Confirmation Order shall constitute the Bankruptcy Court’s approval of the rejection of all the leases and contracts identified in the Schedule of Rejected Contracts.  In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors no later than thirty (30) days after the later of (1) the Confirmation Date or (2) the effective date of rejection of such executory contract or unexpired lease.  Any such Claims, to the extent Allowed, shall be classified as Class 8 General Unsecured Claims.

8.4.         Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their corporate charters, bylaws, limited liability company agreements or other organizational documents to indemnify current and former officers, directors, members, managers, partners, agents and/or employees with respect to all present and future actions, suits and proceedings against the Debtors or such officers, directors, members, managers, partners, agents and/or employees, based upon any act or omission for or on behalf of the Debtors shall

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not be discharged or impaired by confirmation of the Plan provided that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act unless such director had no reasonable cause to believe its conduct was unlawful, or for any other acts or omissions that are excluded under the terms of the foregoing organizational documents.  All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors.  Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of June 1, 2016, and all officers, directors, members and partners of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such officer, directors, members and/or partners remain in such positions after the Effective Date.

8.5.         Compensation and Benefit Plans.

All material employee compensation and Benefit Plans of the Debtors in effect as of June 1, 2016, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed under the Plan, as may be amended as provided in the Restructuring Support Agreement; provided, however, notwithstanding the foregoing, on the Effective Date, the First Amended and Restated 2012 Long-Term Incentive Plan and the Equity-Based Incentive Policy shall be terminated and any restricted shares of common stock of Holdings issued thereunder shall be treated as Existing Equity Interests as provided in Section 4.12 above.

8.6.         Insurance Policies.

All insurance policies pursuant to which the Debtors have any obligations in effect as of the Effective Date shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect.  All other insurance policies shall revest in the Reorganized Debtors.

To the extent the Debtors plan to extend existing insurance coverage or purchase new insurance coverage covering its current and former officers, directors, members, managers and partners from claims and causes of action of any third party (including without limitation any holder of a claim) that remain unreleased as of the Effective Date, such extended or newly purchased insurance shall be in such amounts, for such terms or periods of time, and placed with such insurers as are determined by the Debtors with the reasonable consent of Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders, and the Convertible Noteholder.

8.7.         Reservation of Rights.

Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

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Nothing in the Plan will waive, excuse, limit, diminish or otherwise alter any of the defenses, Claims, Causes of Action or other rights of the Debtors and the Reorganized Debtors under any executory or non executory contract or any unexpired or expired lease.

Nothing in the Plan will increase, augment or add to any of the duties, obligations, responsibilities or liabilities of the Debtors or the Reorganized Debtors under any executory or non executory contract or any unexpired or expired lease.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

SECTION 9.         CONDITIONS PRECEDENT TO THE EFFECTIVE DATE.

9.1.         Conditions Precedent to the Effective Date.

The occurrence of the Effective Date of the Plan is subject to the following conditions precedent:

(a)           the Definitive Documents (except as otherwise expressly provided in subparagraph (e) below with respect to the Amended Revolving Credit Agreement) shall contain terms and conditions consistent in all respects with the Plan and the Restructuring Support Agreement and shall otherwise be reasonably satisfactory in all respects to the Requisite Third Lien Noteholder, Requisite Unsecured Noteholders and the Convertible Noteholder;

(b)           the Bankruptcy Court shall have entered the Confirmation Order, such Confirmation Order shall have become a Final Order;

(c)           the Restructuring Support Agreement shall not have been terminated by the Debtors or Requisite Third Lien Noteholders, and shall be in full force and effect;

(d)           all Restructuring Expenses shall have been paid in full in Cash;

(e)           the Amended Revolving Credit Agreement, including all documentation related thereto, shall each be in form and substance (1) reasonably satisfactory to the Requisite Unsecured Noteholders, and (2) satisfactory to the Debtors and the Requisite Third Lien Noteholders, and shall have been consummated; and

(f)            all governmental and third party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions.

9.2.         Waiver of Conditions Precedent.

Each of the conditions precedent in Section 9.1 may be waived in writing by the Debtors together with the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder.

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SECTION 10.       EFFECT OF CONFIRMATION.

10.1.       Subordinated Claims.

The allowance, classification and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal or equitable subordination relating thereto.

10.2.       Vesting of Assets.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ estates shall vest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges and other interests, except as provided pursuant to the Plan, the Confirmation Order, or the Amended Revolving Credit Agreement.  The Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.

10.3.       Discharge of Claims and Termination of Interests.

Except as otherwise provided in the Plan, effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge and release of all claims and interests of any nature whatsoever, including any interest accrued on such claims from and after the Petition Date, against the Debtors or any of their assets, property or estates; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all entities shall be precluded from asserting against the Debtors, the Debtors’ estates, the Reorganized Debtors, their successors and assigns and their assets and properties any other Claims or Interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date.

10.4.       Term of Injunctions or Stays.

Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5.       Injunction Against Interference with Plan.

From and after the Effective Date, all entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any claim, demand, liability, obligation, debt, right, cause of action, interest or remedy released or to be released pursuant to the Plan or the Confirmation Order.

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10.6.       Releases by the Debtors.

As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Definitive Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties will be deemed forever released and discharged, to the maximum extent permitted by law, by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, remedies, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the Restructuring Support Agreement, and the Plan and related agreements, instruments, and other documents (including the Definitive Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes fraud, gross negligence or willful misconduct.

10.7.       Releases By Holders of Claims and Interests.

As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Definitive Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties will be deemed forever released and discharged, to the maximum extent permitted by law, by (i) the holders of all Claims or Interests who vote to accept the Plan, (ii) the holders of Claims or Interests that are Unimpaired under the Plan, (iii) the holders of Claims or Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan, and (iv) the holders of Claims or Interests who vote to reject the Plan but do not opt out of granting the releases set forth herein, in each case from any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, remedies, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or their Estates, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim

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or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the Restructuring Support Agreement, and the Plan and related agreements, instruments, and other documents (including the Definitive Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that constitutes fraud, gross negligence or willful misconduct.

10.8.       Exculpation.

To the maximum extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, remedy, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Restructuring Support Agreement, the Restructuring Transactions, the Plan, or the solicitation of votes for, or confirmation of, the Plan; the funding of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of securities under or in connection with the Plan; or the transactions in furtherance of any of the foregoing; except for fraud, gross negligence or willful misconduct. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

10.9.       Retention of Causes of Action/Reservation of Rights.

(a)           Except as otherwise provided herein, including Sections 10.5, 10.6, 10.7 and 10.8, pursuant to section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all claims, rights, causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any Person without the approval of the Bankruptcy Court, including, without limitation, (i) any and all Claims against any Person, to the extent such Person asserts a crossclaim, counterclaim and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors or representatives; and (ii) the turnover of any property of the Debtors’ estates; provided, however that the Reorganized Debtors shall not retain any Claims or Causes of Action against the Released Parties (other than Claims or Causes of Action arising out of or relating to any act or omission of a Released Party that is a criminal act or constitutes fraud, gross negligence and willful misconduct, which Claims or Causes of Action are hereby preserved).  The Reorganized Debtors or their successor(s) may pursue such retained claims, rights, or causes of action, suits or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

(b)           Except as otherwise provided herein, including Sections 10.5, 10.6, 10.7 and 10.8, nothing contained herein or in the Confirmation Order shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff or other legal or equitable defense which the Debtors had immediately before the Petition Date, against or with respect to any Claim left Unimpaired by the Plan; provided, however that the Reorganized Debtors shall not retain any Claims or Causes of Action against the Released Parties (other than Claims or Causes of Action arising out of or relating to any act or omission of a Released Party that is a criminal act or constitutes fraud, gross negligence or willful misconduct, which Claims or Causes of Action are hereby preserved).  The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such claims, Causes of Action, rights of setoff and

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other legal or equitable defenses which they had immediately before the Petition Date with respect to any Claim left Unimpaired by the Plan as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.10.    Solicitation of the Plan.

As of and subject to the occurrence of the Confirmation Date:  (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtors and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

10.11.    Section 1145 Exemption.

The issuance of and the distribution under the Plan of (i) New Common Shares to the Third Lien Noteholders, the Unsecured Noteholders, the Convertible Noteholder and the Existing Equity Interests and (ii) New Warrants to the Unsecured Noteholders and the Convertible Noteholder and the New Common Shares issuable upon exercise thereof under Sections 4.5, 4.6, 4.7 and 4.12 of the Plan shall be exempt from registration under the Securities Act of 1933 or applicable securities laws without further act or action by any Person pursuant to section 1145(a) of the Bankruptcy Code and/or any other applicable exemptions.

In addition, under section 1145 of the Bankruptcy Code, any securities issued under the Plan which are exempt from such registration pursuant to section 1145(a) of the Bankruptcy Code will be freely tradable by the recipients thereof, subject to (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act of 1933; (b) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (c) the restrictions, if any, on the transferability of such securities and instruments; and (d) applicable regulatory approval.

10.12.    Plan Supplement.

The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court by no later than five (5) Business Days before the Confirmation Hearing.  Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.  Documents to be included in the Plan Supplement will be posted at the website of the Debtors’ notice, claims and solicitation agent as they become available, but no later than five Business Days before the Confirmation Hearing.  The Plan Supplement shall contain, among other things, substantially final forms of the Amended Organizational Documents, the Amended Revolving Credit Agreement, the form of Management Incentive Plan, the New Warrant Agreement, and, to the extent known, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code regarding members of the New Board.

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10.13.    Corporate and Limited Liability Company Action.

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (a) subject to the provisions of Section 8.5 above, the assumption of all employee compensation and Benefit Plans of the Debtors as in effect as of June 1, 2016, as may be amended as provided in the Restructuring Support Agreement, (b) the selection of the directors and officers for the Reorganized Debtors, (c) the distribution of the New Common Shares, (d) the entry into the Amended Revolving Credit Agreement, (e) the issuance and distribution of the New Common Shares and New Warrants, and (f) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date), in each case in accordance with and subject to the terms hereof.  All matters provided for in the Plan involving the corporate, limited liability company or partnership structure of the Debtors or the Reorganized Debtors, and any corporate, limited liability company or partnership action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, officers, members or partners of the Debtors or the Reorganized Debtors.  On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including with limitation, the Amended Revolving Credit Agreement and any and all other agreements, documents, securities and instruments relating thereto.  The authorizations and approvals contemplated by this Section 10.13 shall be effective notwithstanding any requirements under non-bankruptcy law.

10.14.    Registration Rights

On the Effective Date, the Reorganized Debtors shall enter into a registration rights agreement in form and substance reasonably acceptable to the Registration Rights Parties and the Debtors or Reorganized Debtors, as applicable (“Registration Rights Agreement”).  The Registration Rights Agreement shall provide the Registration Rights Parties with certain demand registration rights and with piggyback registration rights.  The Registration Rights Agreement shall also provide that the Reorganized Debtors shall use reasonable best efforts to file on or before the date that is ninety (90) days after the Effective Date, and shall thereafter use their commercially reasonable efforts to cause to be declared effective as promptly as practicable, a registration statement on Form S-1 (or other appropriate form) for the offer and resale of the New Common Shares held by the Registration Rights Parties.  The Registration Rights Agreement shall contain customary terms and conditions, including, without limitation, provisions with respect to blackout periods.

SECTION 11.       RETENTION OF JURISDICTION.

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Cases for, among other things, the following purposes:

(a)           to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases and the allowance, classification, priority, compromise, estimation or payment of Claims or Interests resulting therefrom;

(b)           to determine any motion, adversary proceeding, application, contested matter and other litigated matter pending on or commenced after the Confirmation Date;

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(c)           to ensure that distributions to holders of Allowed Claims and Allowed Interests are accomplished as provided herein;

(d)           to consider Claims or Interests or the allowance, classification, priority, compromise, estimation or payment of any Claim or Interest;

(e)           to enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

(f)            to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(g)           to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, the Plan Supplement or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h)           to hear and determine all applications under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred before the Confirmation Date;

(i)            to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Plan Supplement, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument or other document governing or relating to any of the foregoing;

(j)            to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute and consummate the Plan or to maintain the integrity of the Plan following consummation;

(k)           to hear any disputes arising out of, and to enforce, the order approving alternative dispute resolution procedures to resolve personal injury, employment litigation and similar claims pursuant to section 105(a) of the Bankruptcy Code;

(l)            to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m)          to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(n)           to adjudicate, decide or resolve any Causes of Actions;

(o)           to adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

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(p)           to resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid;

(q)           to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(r)            to resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to the amount of a Cure, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(s)            to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(t)            to enter a final decree closing the Chapter 11 Cases;

(u)           to recover all assets of the Debtors and property of the Debtors’ estates, wherever located; and

(v)           to hear and determine any rights, Claims or causes of action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory.

SECTION 12.       MISCELLANEOUS PROVISIONS.

12.1.       Payment of Statutory Fees.

On the Effective Date, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

12.2.       Substantial Consummation.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.3.       Request for Expedited Determination of Taxes.

The Reorganized Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

12.4.       Amendments.

(a)           Plan Modifications.  The Plan may be amended, modified or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code; provided, that such amendments, modifications or supplements shall be reasonably satisfactory in all respects to the Debtors and the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder, and, to the extent any such amendment, modification or supplement reduces the Preferred Stock Cash Distribution or materially adversely affects the rights of the Preferred Holders under

40

the Plan, the Requisite Preferred Holders; provided, further, that, except as otherwise set forth in the Restructuring Support Agreement, Requisite Creditors shall not unreasonably withhold consent to waivers, modifications, amendments and supplements to the Plan, as long as the Plan, as so altered, is consistent with the Term Sheet.

(b)           Other Amendments.  Before the Effective Date, the Debtors may amend, modify or supplement the Plan and the documents contained in the Plan Supplement to cure any non-substantive ambiguity, defect (including any technical defect) or inconsistency without further order or approval of the Bankruptcy Court; provided, that any such amendments, modifications or supplements do not adversely affect the rights, interests or treatment of any Consenting Creditors under such Plan and Disclosure Statement, in each case without such adversely affected Consenting Creditors’ prior written consent; provided, further, that the consent of the Consenting Preferred Holders shall not be required in respect of any amendment, modification or supplement to the Plan or Disclosure Statement that relates solely to matters following the Effective Date.

12.5.       Effectuating Documents and Further Transactions.

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors, members(s) or partners, to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

12.6.       Revocation or Withdrawal of the Plan.

The Debtors may not revoke or withdraw the Plan before the Effective Date without the consent of the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder; provided, however, that the Debtors may revoke or withdraw the Plan only if it is permitted under the Restructuring Support Agreement.  If the Debtors take such action, the Plan shall be deemed null and void.  In such event, nothing contained herein shall constitute or be deemed to be a waiver or release of any Claims by or against, or Interests in, the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in further proceedings involving the Debtors.

12.7.       Severability of Plan Provisions upon Confirmation.

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors with the reasonable consent of the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors (as the case may be) and the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder; and (c) nonseverable and mutually dependent.

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12.8.       Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.9.       Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.10.    Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the holders of Claims and Interests, the Released Parties, the Exculpated Parties and each of their respective successors and assigns, including, without limitation, the Reorganized Debtors.

12.11.    Successor and Assigns.

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or permitted assign, if any, of each Person.

12.12.    Entire Agreement.

On the Effective Date, the Plan, the Plan Supplement and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

12.13.    Notices.

All notices, requests and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a) if to the Debtors:

Halcón Resources Corporation

1000 Louisiana Street
Suite 6700

Houston, Texas 77002

Attn:    David S. Elkouri, Esq.

Telephone: (832) 538-0300

Facsimile:  (713) 589-8019

- and -

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Young Conaway Stargatt & Taylor, LLP

Robert S. Brady, Esq.

Rodney Square

100 North King Street

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Facsimile:  (302) 571-1253

- and -

Weil, Gotshal & Manges LLP

767 Fifth Avenue
New York, New York 10153

Attn:  Gary T. Holtzer, Esq.

Joseph H. Smolinsky, Esq.

Telephone:  (212) 310-8000

Facsimile:  (212) 310-8007

(b) if to the Consenting Third Lien Noteholders:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attn: Richard A. Levy, Esq.

J. Michael Chambers, Esq.

Telephone:  (212) 906-1200

Facsimile:  (212) 751-4864

(c) if to the Consenting Unsecured Noteholders:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attn: Andrew N. Rosenberg, Esq.

Samuel E. Lovett, Esq.

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

(f) If to the Convertible Noteholder:

HALRES LLC

3811 Turtle Creek Boulevard, Suite 1000

Dallas, Texas 75219

Attn: Mark A. Welsh IV

Telephone: (214) 599-0800
Facsimile: (214) 599-0200

- and -

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Jones Day

2727 North Harwood Street

Dallas, TX  75201

Attn:    Gregory M. Gordon, Esq.

Dan Prieto, Esq.

Telephone:  (214) 969-3759

Facsimile:  (214) 969-5100

After the Effective Date, the Debtors have authority to send a notice to entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Debtors are authorized to limit the list of entities receiving documents pursuant to Bankruptcy Rule 2002 to those entities who have filed such renewed requests.

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Dated:    June 20, 2016

Respectfully submitted,

Halcón Resources Corporation and each of the Debtors

By:	/s/ Floyd C. Wilson

	Name:	Floyd C. Wilson
	Title:	Chief Executive Office

SIGNATURE PAGE TO JOINT PREPACKAGED PLAN OF REORGANIZATION OF HALCÓN RESOURCES

 CORPORATION, ET AL. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Exhibit A

Restructuring Support Agreement

Exhibit A

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of June 9, 2016, is entered into by and among (i) Halcón Resources Corporation (“Holdings” and, together with certain of its subsidiaries that are parties hereto and listed on Schedule 1 hereto, the “Company”), (ii) the undersigned beneficial holders, or investment advisors or managers for the account of beneficial holders (the “Third Lien Noteholders” and, together with their respective successors and permitted assigns and any subsequent Third Lien Noteholder that becomes party hereto in accordance with the terms hereof, the “Consenting Third Lien Noteholders”), of the 13.0% Senior Secured Third Lien Notes due 2022 (the “Third Lien Notes”) issued under that certain Indenture, dated as of September 10, 2015, by and among Holdings, as issuer, each of the guarantors named therein, and U.S. Bank National Association, as indenture trustee, as amended, modified, or otherwise supplemented from time to time (the “Third Lien Indenture”), (iii) the undersigned beneficial holders, or investment advisors or managers for the account of beneficial holders (the “Unsecured Noteholders” and, together with their respective successors and permitted assigns and any subsequent Unsecured Noteholder that becomes party hereto in accordance with the terms hereof, the “Consenting Unsecured Noteholders”), of the Unsecured Notes (as defined below) issued under the Unsecured Indentures (as defined below), (iv) the undersigned beneficial holder, or investment advisor or manager for the account of the beneficial holder (together with its successors and permitted assigns and any subsequent holder of the Convertible Note (as defined below) that becomes party hereto in accordance with the terms hereof, the “Convertible Noteholder”), of the 8.0% Senior Unsecured Convertible Note due 2020 (the “Convertible Note”) and (v) the undersigned beneficial holders (the “Preferred Holders” and, together with their respective successors and permitted assigns and any subsequent Preferred Holder that becomes party hereto in accordance with the terms hereof, the “Consenting Preferred Holders,” and together with the Consenting Third Lien Noteholders, the Consenting Unsecured Noteholders and the Convertible Noteholder, the “Consenting Creditors”)) of the 5.75% Series A Convertible Perpetual Preferred Stock (the “Preferred Stock”) issued by Holdings.  The Company, each Consenting Creditor, and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred herein as the “Parties” and individually as a “Party.”  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the term sheet attached hereto as Exhibit A (the “Term Sheet,” including any schedules and exhibits attached thereto, which is expressly incorporated herein and made part of this Agreement, and as may be modified in accordance with Section 9 hereof);

WHEREAS, the Parties have agreed to a restructuring of the Company in accordance with the Definitive Documents (the “Restructuring”), which is anticipated to be effected through the Plan (as defined below) through a solicitation of votes for the Plan (the “Solicitation”) pursuant to the Bankruptcy Code (as defined below) (and to the extent required, applicable non-bankruptcy law) and the commencement by the Company of voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, as of the date hereof, the Consenting Third Lien Noteholders hold, in the aggregate, 80.2% of the aggregate outstanding principal amount of the Third Lien Notes;

WHEREAS, as of the date hereof, the Consenting Unsecured Noteholders hold, in the aggregate, 56.6% of the aggregate outstanding principal amount of the Unsecured Notes;

WHEREAS, as of the date hereof, the Convertible Noteholder holds 100% of the aggregate outstanding principal amount of the Convertible Note;

WHEREAS, as of the date hereof, the Consenting Preferred Holders hold, in the aggregate, approximately 63.3% of the outstanding Preferred Stock; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in the Term Sheet and hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.                                      Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

(a)                                       “8.875% Senior Unsecured Notes” means the 8.875% Senior Unsecured Notes due 2021 issued pursuant to that certain Indenture (as amended, supplemented or otherwise modified from time to time, the “8.875% Senior Unsecured Note Indenture”) dated as of November 6, 2012, by and among Holdings, as issuer, each of the guarantors named therein, and U.S. Bank National Association, as indenture trustee, as amended, modified, or otherwise supplemented from time to time.

(b)                                       “9.25% Senior Unsecured Notes” means the 9.25% Senior Unsecured Notes due 2022 issued pursuant to the Indenture (as amended, supplemented or otherwise modified from time to time, the “9.25% Senior Unsecured Note Indenture”) dated as of August 13, 2013, by and among Holdings, as issuer, each of the guarantors named therein, and U.S. Bank National Association, as indenture trustee, as amended, modified, or otherwise supplemented from time to time.

(c)                                        “9.75% Senior Unsecured Notes” means the 9.75% Senior Unsecured Notes due 2020 issued pursuant to the Indenture (as amended, supplemented or otherwise modified from time to time, the “9.75% Senior Unsecured Note Indenture”) dated as of July 16, 2012, by and among Holdings, as issuer, each of the guarantors named therein, and U.S. Bank National Association, as indenture trustee, as amended, modified, or otherwise supplemented from time to time.

(d)                                       “Bankruptcy Rules” means The Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the

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United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

(e)                                        “Closing” means the consummation of the Plan.

(f)                                         “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan in the Chapter 11 Cases, which order will be in form and substance reasonably satisfactory to the Company and the Requisite Creditors.

(g)                                        “Consenting Class” means the Third Lien Noteholders, the Unsecured Noteholders, the Convertible Noteholder or the Preferred Holders, as applicable.

(h)                                       “Convertible Noteholder New Warrants” means warrants to be issued by Reorganized Holdings and distributed to the Convertible Noteholder on the Effective Date under the Plan.

(i)                                           “Definitive Documents” means the documents (including any related orders, agreements, instruments, schedules or exhibits) that are contemplated by the Term Sheet and/or that are otherwise necessary or desirable to implement, the Restructuring in accordance with the Term Sheet, including the Plan, the agreements and other documents to be filed in the supplement to the Plan (collectively, the “Plan Supplement”), the Disclosure Statement and this Agreement (together with any voting and solicitation related materials), and any motion seeking the approval thereof, the Confirmation Order, any documents relating to the New Common Shares and the New Warrants (as applicable), the DIP Financing, any exit financing, use of cash collateral, organizational documents, shareholder related agreements or other related documents, all of which definitive documents shall contain terms and conditions consistent in all respects with this Agreement and shall otherwise be reasonably satisfactory in form and substance to the Company and the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder (except (i) for the loan agreements with respect to DIP Financing and exit financing, which also must be satisfactory to Requisite Third Lien Noteholders and (ii) as otherwise provided in Section 5(b)(iii)).

(j)                                          “DIP Financing” means funding for the Chapter 11 Cases that the Company may elect to seek, by means of debtor-in-possession financing pursuant to section 364 of the Bankruptcy Code.

(k)                                       “Disclosure Statement” means the disclosure statement in respect of the Plan, in form and substance reasonably satisfactory to the Requisite Creditors, which is prepared and distributed in accordance with sections 1125, 1126(b) and/or 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018 and/or other applicable law including, without limitation, all exhibits and schedules thereto, as approved or ratified by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.  References to “Disclosure Statement” hereunder shall include all amendments, restatements and other modifications made thereto following the Commencement Date in accordance with this Agreement.

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(l)                                           “Effective Date” means the date on which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with its terms and the Plan shall have become effective.

(m)                                   “Local Counsel” means Delaware counsel retained by the Third Lien Noteholders, Unsecured Noteholders and Convertible Noteholder.

(n)                                       “New Common Shares” means the common shares, par value $0.0001 per share, of Reorganized Holdings to be issued under the Plan.

(o)                                       “New Warrants” means the Unsecured Noteholder New Warrants and the Convertible Noteholder New Warrants.

(p)                                       “Note Claims” means all claims arising under the Notes.

(q)                                       “Notes” means the Third Lien Notes, the Unsecured Notes and the Convertible Note.

(r)                                          “Noteholder Counsel” means Latham & Watkins LLP, as counsel to the Third Lien Noteholders, Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Unsecured Noteholders and Jones Day, as counsel to the Convertible Noteholder.

(s)                                         “Noteholders Financial Advisors” means Houlihan Lokey Capital, Inc., as financial advisor to the Third Lien Noteholders.

(t)                                          “Plan” means the plan of reorganization for the Company pursuant to sections 1125, 1126 and 1145 of the Bankruptcy Code (as applicable), to be implemented in the Chapter 11 Cases, which Plan will be: (i) consistent in all respects with the Term Sheet and this Agreement; (ii) included in the solicitation package sent with the Disclosure Statement; (iii) filed with the Bankruptcy Court on the Commencement Date; and (iv) otherwise reasonably satisfactory in form and substance to the Requisite Creditors.  References to “Plan” hereunder shall include all amendments, restatements and other modifications made thereto following the Commencement Date in accordance with its terms and this Agreement.

(u)                                       “Reorganized Holdings” means Holdings after giving effect to consummation of the Restructuring under the Plan.

(v)                                       “Requisite Creditors” means, as of the date of determination, each of (i) the Requisite Third Lien Noteholders, (ii) the Requisite Unsecured Noteholders, (iii) the Convertible Noteholder and (iv) the Requisite Preferred Holders.

(w)                                     “Requisite Preferred Holders” means, as of the date of determination, Consenting Preferred Holders holding at least a majority in aggregate liquidation preference value or number of shares of the outstanding Preferred Stock held by the Consenting Preferred Holders as of such date.

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(x)                                       “Requisite Third Lien Noteholders” means, as of the date of determination, Consenting Third Lien Noteholders holding at least a majority in aggregate principal amount outstanding of the Third Lien Notes held by the Consenting Third Lien Noteholders as of such date; provided that Requisite Third Lien Noteholders shall include (i) Ares, for so long as it, together with its affiliated funds that are Consenting Third Lien Noteholders, holds greater than 20% in aggregate principal outstanding amount of the Third Lien Notes, and (ii) Franklin, for so long as it, together with its affiliated funds that are Consenting Third Lien Noteholders, holds greater than 20% in aggregate principal outstanding amount of the Third Lien Notes.

(y)                                       “Requisite Unsecured Noteholders” means, as of the date of determination, Consenting Unsecured Noteholders holding at least a majority in aggregate principal amount outstanding of the Unsecured Notes held by the Consenting Unsecured Noteholders as of such date; provided, that any Unsecured Notes acquired by Ares and Franklin after the date of this Agreement shall not be included in either the numerator or denominator of the foregoing calculation except for any Unsecured Notes acquired by them from other Consenting Unsecured Noteholders.

(z)                                        “Securities Act” means the Securities Act of 1933, as amended.

(aa)                                “Support Effective Date” means the date on which (A) counterpart signature pages to this Agreement shall have been executed and delivered by (i) the Company, (ii) Consenting Third Lien Noteholders holding at least 66 2/3% in aggregate principal amount outstanding of the Third Lien Notes, (iii) Consenting Unsecured Noteholders holding at least 50% in aggregate principal amount outstanding of the Unsecured Notes, (iv) Convertible Noteholder and (v) Consenting Preferred Holders holding at least 50% of the outstanding Preferred Stock and (B) all accrued fees, costs and expenses pursuant to outstanding invoices of each of (i) Noteholder Counsel, (ii) Local Counsel, if applicable, and (iii) Houlihan Lokey Capital, Inc. as financial advisor to the Third Lien Noteholders, under their respective engagement letters or other contractual arrangements have been paid in full in immediately available funds by the Company.

(bb)                                “Support Period” means the period commencing on the Support Effective Date and ending on the earlier of the (i) date on which this Agreement is terminated in accordance with Section 5 hereof and (ii) the Effective Date.

(cc)                                  “Unsecured Indentures” means the 8.875% Senior Unsecured Note Indenture, the 9.25% Senior Unsecured Note Indenture, and the 9.75% Senior Unsecured Note Indenture.

(dd)                                “Unsecured Noteholder New Warrants” means warrants to be issued by Reorganized Holdings and distributed to the Unsecured Noteholders on the Effective Date under the Plan.

(ee)                                  “Unsecured Notes” means the 8.875% Senior Unsecured Notes, the 9.25% Senior Unsecured Notes, and the 9.75% Senior Unsecured Notes.

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2.                                      Bankruptcy Process; Plan of Reorganization

(a)                                 Term Sheet. The Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein.  The Term Sheet sets forth certain of the material terms and conditions of the Restructuring transactions contemplated by the Plan (the “Restructuring Transactions”), as supplemented by the terms and conditions of this Agreement. In the event of any inconsistency between the Term Sheet and this Agreement, this Agreement shall control, subject however to the provisions of footnote 5 of the Term Sheet relating to certain Creditor Termination Event dates.

(b)                                 Commencement of the Chapter 11 Cases.  Provided the Support Effective Date has occurred and, unless waived by the Company, (i) the holders of at least 66 2/3% of the outstanding principal amount and greater than one half in number of each of the Third Lien Notes, Unsecured Notes and Convertible Note and (ii) holders of at least 66 2/3% of the outstanding shares of Preferred Stock, that have submitted ballots vote to support the Plan, the Company hereby agrees that, as soon as reasonably practicable, but in no event later than 11:59 p.m. prevailing Eastern Time on August 2, 2016 (the “Outside Petition Date”), the Company shall file with the Bankruptcy Court voluntary petitions for relief under chapter 11 of the Bankruptcy Code and any and all other documents necessary to commence the Chapter 11 Cases (the date on which such filing occurs, the “Commencement Date”).

(c)                                  Filing of the Plan.  On the Commencement Date, the Company shall file the Plan along with the Disclosure Statement, each in form and substance reasonably satisfactory to the Requisite Creditors.

(d)                                 Confirmation of the Plan.  The Company shall use reasonable best efforts to obtain confirmation of the Plan as soon as reasonably practicable following the Commencement Date in accordance with the Bankruptcy Code and this Agreement, and each Consenting Creditor shall use its reasonable best efforts to cooperate fully in connection therewith as provided herein.

(e)                                  Amendments and Modifications of the Plan and Disclosure Statement.  The Plan and Disclosure Statement may be amended from time to time following the Commencement Date in accordance with Section 9.  Each of the Parties agrees to negotiate in good faith all amendments and modifications to the Plan and Disclosure Statement as are reasonably necessary to obtain Bankruptcy Court confirmation of the Plan pursuant to a final order of the Bankruptcy Court; provided that the Consenting Creditors shall have no obligation to agree to, or negotiate in good faith with respect to, any modification that (i) is inconsistent with the Plan or the Term Sheet, (ii) creates any new material obligation on any Party that was not reflected in the Plan filed on the Commencement Date, or (iii)  modifies, impairs or otherwise adversely affects the treatment or rights of such Party under the Plan and other Definitive Documents (it being agreed that, for the avoidance of doubt, any change to the Plan that results in actual or potential diminution of the value of the property to be received by a Consenting Class under the Plan shall be deemed to adversely affect such Consenting Class) whether such change is made directly to the treatment of a Consenting Class or to the treatment of another Consenting Class or otherwise; provided, further, that the consent of the Consenting Preferred Holders shall not be required in respect of any amendment, modification or supplement

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to the Plan or Disclosure Statement that relates solely to matters following the Effective Date.  Notwithstanding the foregoing, the Company may amend, modify or supplement the Plan and Disclosure Statement, from time to time, without the consent of any Consenting Creditor, to cure any non-substantive ambiguity, defect (including any technical defect) or inconsistency, provided that any such amendments, modifications or supplements do not adversely affect the rights, interests or treatment of such Consenting Creditors under such Plan and Disclosure Statement.

3.                                      Agreements of the Consenting Creditors.

(a)                                 Treatment.  Subject to the terms and conditions hereof, each Consenting Creditor irrevocably agrees to the treatment of its Note Claims and/or Preferred Stock contemplated in the Term Sheet under the Plan in the Chapter 11 Cases.

(b)                                 Voting, Support.  Subject to the terms and conditions hereof, each Consenting Creditor agrees that, for so long as the Support Period is in effect for such Consenting Creditor, such Consenting Creditor shall:

(i)                                     (A) timely vote or cause to be voted its Note Claims and/or Preferred Stock to accept the Plan by delivering its duly executed and completed ballot or ballots, as applicable, accepting the Plan on a timely basis following commencement of the Solicitation, (B) not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn); provided, however, that such vote may, upon written notice to the Company and the other Parties, be revoked (and, upon such revocation, deemed void ab initio) by any Consenting Creditor at any time following the expiration of the Support Period with respect to such Consenting Creditor, including, without limitation, if the Support Period expires following the Plan voting deadline, and (C) timely vote (or cause to be voted) its Note Claims and/or Preferred Stock against any plan, plan proposal, restructuring proposal, offer of dissolution, winding up, liquidation, sale or disposition, reorganization, merger or restructuring of the Company other than the Plan (each, a “Alternative Restructuring”), (D) not directly or indirectly, through any person or entity, (x) seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing or prosecution of any Alternative Restructuring or take any other action that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay or impede the Solicitation, approval of the Disclosure Statement, and the confirmation and consummation of the Plan and the Restructuring, without prejudice to the termination rights set out under Section 5 hereof, (y) object to or otherwise contest the amount, priority, secured status, or allowance of the Third Lien Note Claim, Unsecured Note Claim, or Convertible Note Claim;

(ii)                                  in their capacities as holders of Notes and/or Preferred Stock, support and take such commercially reasonable actions necessary or reasonably requested by the Company to obtain the approval of the Disclosure Statement, and confirmation and consummation of the Plan and the Restructuring; and

(iii)                               to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate in good faith

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appropriate additional or alternative provisions to address any such impediment; provided that there shall be no obligation to negotiate in good faith with respect to any additional or alternative provisions of the types described in Section 2(e)(i)-(iii).

(c)                                  Transfers.

(i)                                     Each Consenting Creditor agrees that, for so long as the Support Period is in effect for such Consenting Creditor, such Consenting Creditor shall not sell, transfer, loan, issue, pledge, hypothecate, assign or otherwise dispose of (other than ordinary course pledges and/or swaps) (each, a “Transfer”), directly or indirectly, in whole or in part, any of its Note Claims and Preferred Stock, as applicable, or any option thereon or any right or interest therein (including grant any proxies, deposit any Notes or Preferred Stock into a voting trust or entry into a voting agreement with respect to any such Notes or Preferred Stock), unless the transferee thereof either (i) is a Consenting Creditor or its affiliate, provided that such affiliate shall agree in writing to be bound by this Agreement as if an original Party hereto, or (ii) prior to such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Creditor and to be bound by all of the terms of this Agreement applicable to Consenting Creditors (including with respect to any and all claims or interests it already may hold against or in the Company prior to such Transfer) by executing a joinder agreement, a form of which is attached hereto as Exhibit B (a “Joinder Agreement”), and delivering an executed copy thereof within two (2) business days of such execution, to Noteholder Counsel and Weil, Gotshal & Manges LLP (“Weil”), as counsel to the Company, in which event (a) the transferee (including the Consenting Creditor transferee, if applicable) shall be deemed to be a Consenting Creditor hereunder to the extent of such transferred rights and obligations and (b) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations.  Each Consenting Creditor agrees that any Transfer of any Note Claim and/or Preferred Stock that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company and each other Consenting Creditor shall have the right to enforce the voiding of such Transfer.  Notwithstanding anything contained herein to the contrary, for so long as the Support Period is in effect for a Consenting Creditor, such Consenting Creditor may offer, sell or otherwise Transfer any or all of its Note Claims, Preferred Stock and/or any other interests to any entity that, as of the date of Transfer, controls, is controlled by or is under common control with such Consenting Creditor; provided, however, that such entity shall automatically be subject to the terms of this Agreement and deemed a Party hereto and shall have executed a joinder hereto.

(ii)                                  Notwithstanding Section 3(c)(i): (A) a Consenting Creditor may Transfer its Notes or Preferred Stock to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker become a Party to, and bound by, this Agreement; provided that (1) such Qualified Marketmaker must Transfer such right, title or interest within five (5) business days following its receipt thereof, (2) any subsequent Transfer by such Qualified Marketmaker of the right, title or interest in such Notes or Preferred Stock is to a transferee that is or becomes a Consenting Creditor effective as of the time of such transfer and (3) such transferor Consenting Creditor shall be solely responsible for the transferee Qualified

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Marketmaker’s failure to comply with the requirements of this Section 3; and (B) to the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title or interest in Notes or Preferred Stock that such Consenting Creditor, in its capacity as a Qualified Marketmaker, acquires from a holder of the Notes or Preferred Stock who is not a Consenting Creditor without the requirement that the transferee be or become a Consenting Creditor.  For these purposes, a “Qualified Marketmaker” means an entity that (x) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Company (including debt securities or other debt) or enter with customers into long and short positions in claims against the Company (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against the Company, and (y) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(d)                                 Additional Claims or Equity Interests.  To the extent any Consenting Creditor (i) acquires additional Note Claims or (ii)  acquires any Preferred Stock entitled to vote on the Plan, then, in each case, each such Consenting Creditor shall promptly notify Weil and Noteholder Counsel and each such Consenting Creditor agrees that such Note Claims or Preferred Stock shall be subject to this Agreement, and that, for so long as the Support Period is in effect for such Consenting Creditor, it shall vote (or cause to be voted) any such additional Note Claims or Preferred Stock entitled to vote on the Plan (to the extent still held by it or on its behalf at the time of such vote), in a manner consistent with Section 3(b) hereof.

4.                                      Agreements of the Company.

(a)                                 Covenants.  The Company agrees that, for the duration of the Support Period, the Company shall, and shall cause each of its subsidiaries included in the definition of Company, to:

(i)                                     (A) act in good faith and use reasonable best efforts to support and complete successfully the Solicitation in accordance with the terms of this Agreement, including all milestones, and applicable law; (B) use reasonable best efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring embodied in the Plan, if any; (C) not take any action that is inconsistent with, or is intended or is reasonably likely to interfere with, this Agreement, the Plan, and any other Definitive Documents executed by the Company or consummation of the Restructuring; (D) not directly or indirectly seek or solicit any discussions relating to, or enter into any agreements relating to, any alternative proposal other than the Restructuring, nor shall the Company solicit or direct any person or entity, including, without limitation, any member of the Company’s board of directors or any holder of equity in the Company, to undertake any of the foregoing; and (E) support and take all reasonable actions necessary and appropriate to facilitate approval of the Disclosure Statement, confirmation and consummation of the Plan and the Restructuring in accordance with, and within the time frames contemplated by, this Agreement and the Definitive Documents;  provided that the Company shall not be obligated to agree to any modification of any document that is inconsistent with the Plan.

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(ii)                                  provide draft copies of all material motions or applications and other documents (including all “first day” and “second day” motions and orders, the Plan, the Disclosure Statement, ballots and other Solicitation materials in respect of the Plan and any proposed amended version of the Plan or the Disclosure Statement, and a proposed Confirmation Order) the Company intends to file with the Bankruptcy Court to the Noteholder Counsel, if reasonably practical, at least three (3) business days prior to the date when the Company intends to file any such pleading or other document (provided that if delivery of such motions, orders or materials (other than the Plan, the Disclosure Statement, a proposed Confirmation Order or cash collateral and/or adequate protection order) at least three (3) business days in advance is not reasonably practicable, such motion, order or material shall be delivered as soon as reasonably practicable prior to filing) and, without limiting any of the other terms of this Agreement, shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court.

(iii)                               to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate in good faith appropriate additional or alternative provisions to address any such impediment.

(iv)                              (A) unless otherwise agreed by the Company and the applicable firm, on the date that is at least one (1) calendar day prior to the Commencement Date, pay to (i) Noteholder Counsel, (ii) Local Counsel, and (iii) Noteholder Financial Advisors, in each case, all then accrued unpaid reasonable and documented fees and expenses, outstanding and payable in connection with this matter and (B)  continue to pay all outstanding reasonable and documented fees and expenses incurred after the Commencement Date on a current basis by (i) Noteholder Counsel, (ii) Local Counsel, and (iii) Noteholder Financial Advisors, under their respective engagement letters or other contractual arrangements, in connection with the Restructuring without the need to file any interim or final fee applications with the Bankruptcy Court subject to the Company obtaining Bankruptcy Court approval of any such payments.

(b)                                 Automatic Stay.  The Company acknowledges and agrees and shall not dispute that after the commencement of the Chapter 11 Cases, the termination of this Agreement and the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company hereby waives, to fullest extent permitted by law, the applicability of the automatic stay to the giving of such notice); provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

5.                                      Termination of Agreement.

(a)                                 This Agreement shall terminate upon the receipt of written notice to the other Parties, delivered in accordance with Section 19 hereof, from (i) the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders, the Convertible Noteholder or the Requisite Preferred Holders, as applicable at any time after and during the continuance of any Creditor Termination Event or Convertible/Preferred Termination Event (as defined below), as applicable; provided that termination by the Requisite Third Lien Noteholders, the Requisite

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Unsecured Noteholders, the Convertible Noteholder, or the Requisite Preferred Holders shall only be effective as to the applicable Consenting Class.  In addition, this Agreement shall terminate as to all Consenting Creditors upon the receipt of written notice, delivered in accordance with Section 19 hereof, from the Company to the Consenting Creditors at any time after the occurrence and during the continuance of any Company Termination Event (defined below). Notwithstanding the foregoing, this Agreement shall be automatically terminated upon the occurrence of a Creditor Termination Event set forth in Sections 5(b)(x) or (xiv), unless written notice of waiver of such Creditor Termination Event is delivered in accordance with Section 19 hereof by the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders, the Convertible Noteholder and the Requisite Preferred Holders; provided that automatic termination of this Agreement shall only be effective as to the applicable Consenting Class that does not deliver written notice of waiver of such Creditor Termination Event. No Party may exercise any of its respective termination rights as set herein, if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of the Creditor Termination Event or Company Termination Event specified herein.

(b)                                 A “Creditor Termination Event” shall mean any of the following:

(i)                                     the breach by the Company of (a) any covenant contained in this Agreement or (b) any other obligations of the Company set forth in this Agreement, in each case, in any material respect and, in either respect, such breach remains uncured five (5) days following the Company’s receipt of written notice pursuant to Sections 5(a) and 19 hereto (as applicable);

(ii)                                  any representation or warranty in this Agreement made by the Company shall have been untrue in any material respect when made or shall have become untrue in any material respect, and such breach remains uncured five (5) days following the Company’s receipt of notice pursuant to Sections 5(a) and 19 hereto (as applicable);

(iii)                               any term or condition of any of the Definitive Documents and any amendments, modifications, or supplements thereto, whether filed with the Bankruptcy Court or otherwise finalized, shall be (whether due to an order of the Bankruptcy Court or otherwise) inconsistent in any respect with the Term Sheet or, if not addressed by the Term Sheet, shall not be in form and substance (A) reasonably satisfactory to the Requisite Third Lien Noteholders, Requisite Unsecured Noteholders and other than with respect to the documents referenced in clause (B) hereof, the Convertible Noteholder, and (B) in the case of the loan agreements with respect to the DIP Financing and exit financing (including, any amendment or amendment and restatement of the Company’s Senior Revolving Credit Facility), satisfactory to Requisite Third Lien Noteholders, and such event remains unremedied five (5) days following the Company’s receipt of notice pursuant to Sections 5(a) and 19 hereto (as applicable);

(iv)                              the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Plan or the Restructuring or any

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material portion hereof, and either (A) such ruling, judgment or order has been issued at the request of or with the acquiescence of the Company, or (B) in all other circumstances, such ruling, judgment or order has not been not stayed, reversed or vacated within ten (10) calendar days after such issuance;

(v)                                 the Company shall not have commenced the Solicitation in accordance with section 1126(b) of the Bankruptcy Code on or before June 20, 2016;

(vi)                              [reserved];

(vii)                           the Company shall not have (A) kept the Requisite Third Lien Noteholders and Requisite Unsecured Noteholders reasonably informed of the progress of, and all material developments in, the negotiation of the covenants, conditions and other material terms of the proposed exit financing, or (B) obtained a firm commitment for exit financing on terms acceptable to the Requisite Third Lien Noteholders and reasonably acceptable to the Requisite Unsecured Noteholders prior to the Effective Date;

(viii)                        the Chapter 11 Cases shall not have been filed as of 11:59 p.m. Eastern Time on the Outside Petition Date, as such date may be extended with the consent of the Requisite Creditors;

(ix)                              the Company shall not have filed the Plan and Disclosure Statement with the Bankruptcy Court within one (1) business day of the Commencement Date;

(x)                                 the Company shall not have filed a motion with the Bankruptcy Court seeking authorization to assume this Agreement (the “RSA Assumption Motion”) within one (1) business day of the Commencement Date;

(xi)                              an order approving the use of cash collateral and/or DIP Financing on an interim basis in form and substance consistent with this Agreement and otherwise in form and substance reasonably satisfactory to the Requisite Creditors (the “Interim Cash Collateral Order”) shall not have been entered by the Bankruptcy Court on or before four (4) business days after the Commencement Date;

(xii)                           an order approving the use of cash collateral and/or DIP Financing on a final basis in form and substance substantially identical to the Interim Cash Collateral Order (or as otherwise modified in a manner reasonably acceptable to the Requisite Creditors) shall not have been entered by the Bankruptcy Court on or before 35 days after the Commencement Date;

(xiii)                        the Company files any motion or pleading with the Bankruptcy Court that is not consistent with this Agreement and such motion or pleading has not been withdrawn with prejudice within five (5) days following the Company’s receipt of written notice pursuant to Sections 5(a) and 19 hereto (as applicable);

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(xiv)                       the Company shall not have obtained an order of the Bankruptcy Court approving the RSA Assumption Motion on or before the first business day after thirty-five (35) calendar days after the Commencement Date or the assumption of this Agreement shall not have become effective on or before the first business day after thirty-five (35) calendar days after the Commencement Date;

(xv)                          the orders approving Disclosure Statement and confirming the Plan shall not have been entered by the Bankruptcy Court on or before the first business day after forty-five (45) calendar days after the Commencement Date;

(xvi)                       the Effective Date shall not have occurred on or before the first business day after sixty (60) calendar days after the Commencement Date;

(xvii)                    the Company loses the exclusive right to file and/or solicit acceptance of a chapter 11 plan;

(xviii)                 upon the filing by the Company of any motion or other request for relief seeking, or the Bankruptcy Court entering an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, or (D) the effect of which would render the Plan incapable of consummation on the terms set forth herein;

(xix)                       except pursuant to a termination under Section 5(c), at the option of any non-terminating Consenting Class, if this Agreement is terminated as to Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders, the Convertible Noteholder, or the Requisite Preferred Holders;

(xx)                          if any necessary consents and waivers, as applicable, under the Company’s Senior Revolving Credit Facility have not been obtained by the Commencement Date in form and substance reasonably satisfactory to the Requisite Third Lien Noteholders and Requisite Unsecured Noteholders;

(xxi)                       if the Company (x) seeks to sell any material assets, (y) enters into any material contractual obligations, or (z) enters into any material settlements, in each case, outside the ordinary course of business unless the Company obtains the prior written consent of Requisite Third Lien Noteholders;

(xxii)                    if any of the orders approving the use of cash collateral and the granting of adequate protection, the Plan, or the Disclosure Statement are reversed, stayed, dismissed, vacated, reconsidered, modified, or amended without the prior written consent of the Requisite Creditors;

(xxiii)                 if the Company files any motion, application, or adversary proceeding challenging the amount, scope, extent, validity, enforceability, perfection, priority of, or seeking avoidance of, the Note Claims, or (with respect to the Third Lien Notes) the liens securing such Note Claims, or any other cause of action against and/or seeking to restrict the rights of the Consenting Creditors, either directly or through the

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respective agents or indenture trustees (or if the Company supports any such motion, application, or adversary proceeding commenced by any third party or consents to the standing of any such third party); or

(xxiv)                if giving effect to the Restructuring Transactions would breach or otherwise violate the Second Lien Note Indentures, unless waived by the requisite holders of Second Lien Notes.

(c)                                  A “Convertible/Preferred Termination Event” means that the Company shall not have obtained votes accepting the Plan from holders of Unsecured Notes sufficient to satisfy the conditions for acceptance set forth in section 1126(c) of the Bankruptcy Code, and as a result (i) the Convertible Noteholder would receive no distribution under the Plan, in which case the Convertible Noteholder shall be entitled to terminate this Agreement as to itself, and (ii) the Preferred Holders would receive no distribution under the Plan, in which case each Consenting Preferred Holder shall be entitled to terminate this Agreement as to itself.

(d)                                 A “Company Termination Event” shall mean any of the following:

(i)                                     the breach in any material respect by one or more of the Consenting Creditors in any Class, of any of the undertakings, representations, warranties or covenants of the Consenting Creditors set forth herein in any material respect which remains uncured five (5) days after the receipt of written notice of such breach pursuant to Section 5(a) and 19 hereof (as applicable), but only if the non-breaching Consenting Creditors in such Class hold less than 66 2/3% of the aggregate principal amount of claims in such Class, and only with respect to such breaching Class;

(ii)                                  the board of directors, managers, members or partners, as applicable, of a Company reasonably determines in good faith based upon the advice of outside counsel that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law; provided, that the Company provides notice of such determination to the Consenting Creditors within five (5) days after the date thereof;

(iii)                               the Company shall not have obtained votes accepting the Plan from holders of Third Lien Notes, Unsecured Notes, Convertible Note and the Preferred Stock sufficient to satisfy the conditions for acceptance set forth in section 1126(c) of the Bankruptcy Code on or before July 29, 2016;

(iv)                              any Consenting Third Lien Noteholder or Consenting Unsecured Noteholder files any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement and such motion or pleading has not been withdrawn for a period of five (5) days following such Party’s receipt of written notice pursuant to Sections 5(a) and 19 hereof (as applicable) that such motion or pleading is materially inconsistent with this Agreement, unless such motion or pleading (A) does not seek, and could not result in, relief that would have any adverse impact on the Restructuring or (B) is supported by less than half of Third Lien Noteholders and less than half of Unsecured Noteholders, in each case holding 33 1/3% or less of the

14

aggregate principal amount of the Third Lien Notes and Unsecured Notes, respectively, that have voted on the Plan;

(v)                                 the Effective Date shall not have occurred on or before the first business day after sixty (60) calendar days after the Commencement Date;

(vi)                              the issuance (other than at the request or with the acquiescence of the Company) by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Plan or the Restructuring, and such ruling, judgment or order has not been stayed, reversed or vacated within fifteen (15) calendar days after such issuance;

(vii)                           except pursuant to a termination under Section 5(c), if the Consenting Third Lien Noteholders, Consenting Unsecured Noteholders, Convertible Noteholder or Consenting Preferred Holders give a notice of termination of this Agreement;

(viii)                        (A) if any necessary consents and waivers, as applicable, under the Company’s Senior Revolving Credit Facility have not been obtained by the Commencement Date in form and substance satisfactory to the Company or (B) if applicable, the Company shall not have obtained a firm commitment for DIP Financing and exit financing in form and substance satisfactory to the Company prior to the Commencement Date;

(ix)                              if the Company shall not have obtained a firm commitment for exit financing in form and substance satisfactory to the Company prior to the Effective Date; or

(x)                                 if the Company shall have obtained an acceptable proposal for DIP Financing or exit financing, and within three (3) business days of notification to the Consenting Third Lien Noteholders and the Consenting Unsecured Noteholders (A) such Consenting Third Lien Noteholders or Consenting Unsecured Noteholders do not consent to such DIP Financing or exit financing in accordance with the terms hereof (in the case of the Consenting Unsecured Noteholders, on the basis that the proposed DIP Financing or exit financing is not reasonably satisfactory in form and substance to the Consenting Unsecured Noteholders), and the Company and the Consenting Third Lien Holders and/or Consenting Unsecured Noteholders, as applicable, are unable to resolve such objection within three (3) business days following receipt of the objection or (B) the Company does not receive a consent or notice of objection from the Consenting Third Lien Noteholders or the Consenting Unsecured Noteholders.

(e)                                  Mutual Termination.  This Agreement may be terminated by mutual agreement of the Company and the Requisite Creditors upon the receipt of written notice delivered in accordance with Section 19 hereof.

(f)                                   Effect of Termination.  Upon the termination of this Agreement in accordance with this Section 5, and except as provided in Section 13 hereof, this Agreement shall forthwith

15

become void and of no further force or effect and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the Third Lien Indenture, the Unsecured Notes, the Convertible Note or the Certificate of Designations, Preferences, Rights and Limitations pursuant to which the Preferred Stock was created (as applicable) and any ancillary documents or agreements thereto; provided, however, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.  Upon any such termination of this Agreement, any and all consents and ballots tendered by the Consenting Creditors prior to such termination shall be deemed, for all purposes, automatically null and void ab initio, shall not be considered or otherwise used in any manner by the Parties in connection with the Plan and this Agreement or otherwise, and such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Company allowing such change or resubmission), and the Company shall not oppose any such change or resubmission.  The Consenting Creditors shall have no liability to the Company or to each other in respect of any termination of this Agreement in accordance with the terms of this Section 5 and Section 19 hereof.

(g)                                  If the Restructuring Transactions are not consummated pursuant to the Plan concurrently with the date of termination of this Agreement, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

6.                                      Definitive Documents; Good Faith Cooperation; Further Assurances.

Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise reasonable best efforts with respect to the pursuit, approval, implementation and consummation of the Plan and the Restructuring, as well as the negotiation, drafting, execution and delivery of the Definitive Documents.  Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings and voting any claims against or securities of the Company in favor of the Plan, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement. Any Third Lien Noteholder who, after giving effect to the Restructuring Transactions, would otherwise own a majority of the New Common Shares, agrees to cooperate in good faith with the Company to modify the treatment of its Third Lien Notes so that it would receive less than a majority of the New Common Shares but would receive additional cash consideration / Plan consideration of a different form that had, as of the Effective Date, equivalent value to the New Common Shares that such Third Lien Noteholder would otherwise be entitled to receive under the Plan.

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7.                                      Representations and Warranties.

(a)                                 Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or as of the date a Consenting Creditor becomes a party hereto):

(i)                                     such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(ii)                                  the execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(iii)                               the execution, delivery and performance by such Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required by the SEC or other securities regulatory authorities under applicable securities laws; and

(iv)                              this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(b)                                 Each Consenting Creditor severally (and not jointly), represents and warrants to the Company that, as of the date hereof (or as of the date such Consenting Creditor becomes a party hereto), such Consenting Creditor (i) is the beneficial owner of the aggregate principal amount of Notes or number of shares of Preferred Stock set forth below its name on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Consenting Creditor that becomes a party hereto after the date hereof), or is the nominee, investment manager, or advisor for one or more beneficial holders thereof, and does not beneficially own any other Notes or Preferred Stock, and/or (ii) has, with respect to the beneficial owners of such Notes or Preferred Stock, (A) sole investment or voting discretion with respect to such Notes or Preferred Stock, (B) full power and authority to vote on and consent to matters concerning such Notes or Preferred Stock or to exchange, assign and transfer such Notes or Preferred Stock, and (C) full power and authority to bind or act on the behalf of, such beneficial owners.

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(c)                                  Each Consenting Creditor severally (and not jointly) makes the representations and warranties set forth in Section 22(c) hereof, in each case, to the other Parties.

(d)                                 The Company hereby represents and warrants to each Consenting Creditor that will receive New Common Shares or New Warrants, as applicable, in connection with the Restructuring, that such shares, upon issuance, shall be duly authorized, validly issued, fully paid and non-assessable and such warrants shall be duly authorized and validly issued.

(e)                                  The Company hereby represents and warrants to each Consenting Creditor that as of the date hereof there are recorded mortgages in respect of at least 94% of the PV 10 of the Company’s proved reserves as of December 31, 2015 as estimated by the Company’s independent reserve engineers using March 31, 2016 strip pricing.

8.                                      Disclosure; Publicity.

(a)                                 Within one business day following the Support Effective Date, subject to the provisions set forth in Section 8(b) hereof, the Company shall disseminate a Current Report on Form 8-K or a press release disclosing the existence of this Agreement and the terms hereof, with such redactions as may be reasonably requested by any Consenting Creditor’s counsel to maintain the confidentiality of the items identified in Section 8(b) hereof, except as otherwise required by law.  In the event that the Company fails to make the foregoing disclosures in compliance with the terms specified herein, any such Consenting Creditor may publicly disclose the foregoing, including, without limitation, this Agreement and all of its exhibits and schedules (subject to the redactions called for by Section 8 hereof), and the Company hereby irrevocably waives and releases any claims against the Consenting Creditors arising as a result of such disclosure by a Consenting Creditor in compliance with this Agreement.

(b)                                 The Company shall submit drafts to Noteholder Counsel of any press releases, public documents and any and all filings with the SEC that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) business days prior to making any such disclosure.  Except as required by applicable law, and notwithstanding any provision of any other agreement between the Company and such Consenting Creditor to the contrary, no Party or its advisors shall disclose to any person (including, for the avoidance of doubt, any other Consenting Creditor), other than advisors to the Company, the principal amount or percentage of any Notes, any other securities of the Company or any other claims against the Company held by any Consenting Creditor, in each case, without such Consenting Creditor’s prior written consent; provided, however, that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Creditor a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant Consenting Creditor) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Notes held by all the Consenting Creditors collectively.  Notwithstanding the provisions in this Section 8, any Consenting Creditor may disclose such Consenting Creditor’s individual holdings to any Person.  Any public filing of this Agreement, with the Bankruptcy Court or otherwise, which includes executed signature pages to this Agreement shall include such signature pages only in redacted form with respect to the holdings of each Consenting Creditor (provided that the

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holdings disclosed in such signature pages may be filed in unredacted form with the Bankruptcy Court under seal).

9.                                      Amendments and Waivers.

(a)                                 Other than as set forth in Section 9(b), this Agreement and the Definitive Documents, including any exhibits or schedules hereto or thereto (including the Term Sheet), may not be waived, modified, amended or supplemented except with the written consent of the Company and Requisite Creditors; provided that (i) Requisite Creditors shall not unreasonably withhold consent to waivers, modifications, amendments and supplements to any of the Definitive Documents (other than this Agreement), as long as such Definitive Documents (other than this Agreement), as so altered, are consistent with the Term Sheet, and (ii) any waivers, modifications, amendments and supplements to the loan agreements with respect to DIP Financing and exit financing shall be satisfactory to the Requisite Third Lien Noteholders.

(b)                                 Notwithstanding Section 9(a):

(i)                                     any waiver, modification, amendment or supplement to this Agreement that would have the effect of changing this Section 9 shall require the written consent of all of the Parties;

(ii)                                  any waiver, modification, amendment or supplement to this Agreement that would have the effect of changing the definition of Requisite Creditors, Requisite Third Lien Noteholders, Requisite Unsecured Noteholders, Convertible Noteholder, or Requisite Preferred Holders shall require the written consent of each Consenting Creditor included in such definition;

(iii)                               any waiver, modification, amendment or supplement to this Agreement or the Definitive Documents that has the effect of treating or affecting any Consenting Creditor in a manner that is disproportionately adverse, on an economic or non-economic basis, to the manner in which any of the other Consenting Creditors are treated (after taking into account each of the Consenting Creditors’ respective holdings and interests in the Company and the recoveries contemplated by the Term Sheet (as in effect on the date hereof)) shall require the written consent of such Consenting Creditor and the Company; and

(iv)                              any waiver, modification, amendment or supplement to this Agreement or the Definitive Documents that materially, adversely affect the rights of a Consenting Class shall require the consent of each Consenting Creditor in such Consenting Class, and the Company (it being agreed that, for the avoidance of doubt, (A) any change to this Agreement or the Plan that results in a diminution of the value of the property to be received by a Consenting Class under the Plan shall be deemed to materially, adversely affect such Consenting Class, whether such change is made directly to the treatment of a Consenting Class or to the treatment of another Consenting Class or otherwise, and (B) any change to this Agreement or the Plan that (x) reduces the Unsecured Noteholder Cash Distribution or the percentage of Unsecured Noteholder New Common Shares, (y) changes the duration, strike price or equity percentage of the

19

Unsecured Noteholder New Warrants, or (z) modifies the Requisite Unsecured Creditors’ consent rights with respect to the board of directors set forth in the Term Sheet, in each case, shall be deemed to materially, adversely affect the Consenting Class of Unsecured Noteholders).

(c)                                        In the event that a Consenting Creditor does not consent to a waiver, modification, amendment or supplement to this Agreement (“Non-Consenting Creditor”) requiring the consent of such Consenting Creditor, but such waiver, change, modification or amendment receives the consent of Consenting Creditors owning at least 66 2/3% of the principal outstanding amount of Notes or Preferred Stock of the affected Class of which such Non-Consenting Creditor is a member, this Agreement shall be deemed to have been terminated only as to such Non-Consenting Creditors, but this Agreement shall continue in full force and effect in respect to the Company and all other Consenting Creditors of the Consenting Class who have so consented.

10.                               Effectiveness.

This Agreement shall become effective and binding upon each Party upon the execution and delivery by such Party of an executed signature page hereto and shall become effective and binding on all Parties on the Support Effective Date, provided that the Support Effective Date occurs within five (5) business days of the date hereof; provided, however, that signature pages executed by Consenting Creditors shall be delivered to (a) other Consenting Creditors in a redacted form that removes such Consenting Creditors’ holdings of the Notes and (b) the Company, Weil and Noteholder Counsel in an unredacted form (to be held by Weil and Noteholder Counsel on a professionals’ eyes only basis).

11.                               GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a)                                 This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflict of laws principles thereof.

(b)                                 Each of the Parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in any federal or state court in the State of New York, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring Transactions.  Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above in New York, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein.  Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.  Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described

20

herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 11(b) shall be brought in the Bankruptcy Court.

(c)           EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.                               Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.

13.                               Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties in this Section 13, and Sections 5(f), 8, 10, 11, 12, 14, 15(b), 16, 17, 18, 19, 21, and 22 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination; provided, further, that the representations and warranties contained in this Agreement shall not survive the expiration of the Support Period.

14.                               Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

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15.                               Successors and Assigns; Severability; Several Obligations.

(a)           This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 15 shall be deemed to permit Transfers of the Notes or claims arising under the Notes other than in accordance with the express terms of this Agreement.

(b)           If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably satisfactory manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

16.                               No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

17.                               Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto (including the Term Sheet) constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Consenting Creditor shall continue in full force and effect for the duration of such confidentiality agreement.

18.                               Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.  Execution copies of this Agreement may be delivered by facsimile, electronic mail or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

19.                               Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers:

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(1) If to the Company, to:

Halcón Resources Corporation 1000 Louisiana Street Suite 6700 Houston, Texas 77002 Fax: (832) 538-0220 Attn: David S. Elkouri Email: delkouri@halconresources.com

With a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Fax: (212) 310-8007
Attention:	Gary T. Holtzer, Esq (gary.holtzer@weil.com) - and - Joseph H. Smolinsky, Esq (joseph.smolinsky@weil.com) - and - Ted S. Waksman, Esq. (ted.waksman@weil.com)

(2)           If to a Consenting Creditor, or a transferee thereof, to the addresses or facsimile numbers set forth below following the Consenting Creditor’s signature (or as directed by any transferee thereof), as the case may be, with copies to:

With respect to any Consenting Unsecured Noteholder:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Fax: (212) 492-0158
Attention:	Andrew N. Rosenberg (arosenberg@paulweiss.com) - and - Samuel E. Lovett (slovett@paulweiss.com)

With respect to any Consenting Third Lien Noteholder:

Latham & Watkins LLP

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330 North Wabash Ave. Suite 2800 Fax: (312) 993-9767
Attention:	Richard Levy (Richard.levy@lw.com) - and - Peter Knight (peter.knight@lw.com) -and- James Ktsanes (james.ktsanes@lw.com)

Any notice given by delivery, mail or courier shall be effective when received.  Any notice given by facsimile or electronic mail shall be effective upon oral, machine or electronic mail (as applicable) confirmation of transmission.

20.                               Creditors’ Committee.

Notwithstanding anything herein to the contrary, if any Consenting Creditor is appointed to and serves on an official committee of unsecured creditors in the Chapter 11 Cases, the terms of this Agreement shall not be construed so as to limit such Consenting Creditor’s exercise of its fiduciary duties to any person arising from its service on such committee, and any such exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement. All Parties agree they shall not oppose the participation of any of the Consenting Creditors or any trustee under the Third Lien Indenture or the Unsecured Indentures on any official committee of unsecured creditors formed in the Chapter 11 Cases.

21.                               Qualification on Consenting Noteholders Representations.

The Parties acknowledge that all representations, warranties, covenants, and other agreements made by any Consenting Creditor that is a separately managed account of an investment manager are being made only with respect to the Claims managed by such investment manager (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by such Consenting Creditor that are not held through accounts managed by such investment manager.

22.                               No Solicitation; Representation by Counsel; Adequate Information.

(a)           This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in the Chapter 11 Cases from the Noteholders or the Preferred Holders.  The acceptances of the Consenting Creditors with respect to the Plan will not be solicited until such Consenting Creditor has received the Disclosure Statement and related ballots and solicitation materials, each as approved or ratified by the Bankruptcy Court.

(b)           Each Party acknowledges that it has had an opportunity to receive information from the Company and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal

24

decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

(c)           Each Consenting Creditor acknowledges, agrees and represents to the other Parties that it (i) is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act, (ii) understands that the securities to be acquired by it (if any) pursuant to the Restructuring Transactions have not been registered under the Securities Act and that such securities are, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Creditor’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available and (iii) has such knowledge and experience in financial and business matters that such Consenting Creditor is capable of evaluating the merits and risks of the securities to be acquired by it (if any) pursuant to the Restructuring Transactions and understands and is able to bear any economic risks with such investment.

(d)           The Company (i) is a sophisticated party with respect to the subject matter of this Agreement, (ii) has been represented and advised by legal counsel in connection with this Agreement, (iii) has adequate information concerning the matters that are the subject of this Agreement, and (iv) has independently and without reliance upon any other party and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that it has relied upon the Consenting Creditors’ express representations, warranties, and covenants in this Agreement, and has entered into this Agreement voluntarily and of its own choice and not under coercion or duress.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

HALĆON PARTIES

HALĆON RESOURCES CORPORATION

By:
Name:
Title:

EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE 1 HERETO

By:
Name:
Title:

SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

CONSENTING CREDITOR

[•]

By: [•]

Name: [•]

Title: [•]

Principal Amount of Third Lien Notes: $

Principal Amount of Unsecured Notes: $

Principal Amount of Convertible Note: $

Number of Shares of Preferred Stock:

Notice Address:
[•]

Fax: [•]
Attention: [•]
Email: [•]

SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

SCHEDULE 1

Restructuring Subsidiaries

Halcón Holdings, Inc.
HK Resources, LLC
The 7711 Corporation
Halcón Gulf States, LLC
Halcón Louisiana Operating, L.P.
Halcón Field Services, LLC
Halcón Energy Properties, Inc.
Halcón Operating Co., Inc.
Halcón Williston I, LLC
Halcón Williston II, LLC
Halcón Operating Inc.
HRC Energy Louisiana, LLC
HRC Energy Resources (WV), Inc.
HRC Production Company
Halcón Energy Holdings, LLC
HRC Energy, LLC
HK Energy, LLC
HK Louisiana Operating, LLC
HK Oil & Gas, LLC
HK Energy Operating, LLC
HRC Operating, LLC

EXHIBIT A

TERM SHEET

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[CONSENTING CREDITOR]

By:
Name:
Title:

Principal Amount of the Third Lien Notes: $

Principal Amount of the Unsecured Notes: $

Principal Amount of the Convertible Note: $

Number of Shares of Preferred Stock:

Notice Address:

Fax:

Attention:

Email:

Acknowledged:

HALĆON RESOURCES CORPORATION

By:
Name:
Title:

SIGNATURE PAGE TO JOINDER

Exhibit A

EXECUTION VERSION

HALCÓN RESOURCES CORPORATION

TERM SHEET

JUNE 9, 2016

This Term Sheet1 sets forth the principal terms of the Restructuring of the Company to be implemented pursuant to a joint prepackaged plan of reorganization, consistent with the terms set forth herein, to be filed in cases commenced by the Company under chapter 11 of the Bankruptcy Code.  As reflected in the restructuring support agreement dated June 9, 2016, by and among the Company and the Consenting Creditors (the “Restructuring Support Agreement”), to which this Term Sheet is an exhibit, the Restructuring is supported by the Company, the Consenting Third Lien Noteholders, the Consenting Unsecured Noteholders, the Convertible Noteholder, and the Consenting Preferred Holders.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS. THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND SHALL NOT BE SHARED WITH ANY OTHER PARTY ABSENT THE PRIOR WRITTEN CONSENT OF THE COMPANY AND THE REQUISITE CREDITORS, EXCEPT AS REQUIRED BY LAW AND AS CONTEMPLATED BY THE RESTRUCTURING SUPPORT AGREEMENT.

Transaction Overview

The Company:

Holdings, together with certain of its subsidiaries that are parties to the Restructuring Support Agreement, namely: Halcón Holdings, Inc., HK Resources, LLC, The 7711 Corporation, Halcón Gulf States, LLC, Halcón Louisiana Operating, L.P., Halcón Field Services, LLC, Halcón Energy Properties, Inc., Halcón Operating Co., Inc., Halcón Williston I, LLC, Halcón Williston II, LLC, Halcón Resources Operating Inc., HRC Energy Louisiana, LLC, HRC Energy Resources (WV), Inc., HRC Production Company, Halcón Energy Holdings, LLC, HRC Energy, LLC, HK Energy, LLC, HK Louisiana Operating, LLC, HK Oil & Gas, LLC, HK Energy Operating, LLC, and HRC Operating, LLC. For purposes of this Term Sheet and the Restructuring, the Company does not include HK TMS, LLC (“TMS”) and SBE Partners, LP (“SBE”) and any of the Company’s and Consenting Creditors’ respective claims against, and/or interests in, TMS and SBE will not be affected, impaired or otherwise impacted in any way or manner by the Restructuring.

Claims and Interests to be Restructured:

Revolving Credit Agreement Claims: consisting of, as of the date hereof, approximately $120.0 million in aggregate unpaid principal amount, which includes undrawn letters of credit, plus interest, fees and other expenses, arising under or in connection with that certain Senior Revolving Credit Agreement, dated as of February 8, 2012, by and among Holdings, as borrower, each of the guarantors named therein, JP Morgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, N.A., as syndication agent, and the lenders party thereto (as rolled into a debtor-in-possession financing facility or amended, modified or otherwise supplemented from time to time, the “Revolving Credit Facility” or the “Revolving Credit Agreement”)

1  Capitalized terms used but not otherwise herein defined have the meanings ascribed to them in either Annex A attached hereto or the Restructuring Support Agreement (as defined below).  To the extent of any direct conflict between this Term Sheet and the Restructuring Support Agreement, the Restructuring Support Agreement will govern and control.

(the “Revolving Credit Agreement Claims”).

Second Lien Note Claims: consisting of approximately $812.8 million in aggregate unpaid principal, plus interest, fees and other expenses, of (a) the 8.625% Senior Secured Notes (the “8.625% Second Lien Notes”) under that certain indenture, dated as of May 1, 2015, by and among Holdings, as issuer, each of the guarantors named therein, and U.S. Bank National Association, as trustee (as amended, modified, or otherwise supplemented from time to time, the “8.625% Second Lien Note Indenture”) and (b) the 12.0% Senior Secured Notes (the “12.0% Second Lien Notes” and, together with the 8.625% Second Lien Notes, the “Second Lien Notes”) under that certain indenture, dated as of December 21, 2015, by and among Holdings, as issuer, each of the guarantors named therein, and U.S. Bank National Association, as trustee (as amended, modified or otherwise supplemented from time to time, the “12.0% Second Lien Note Indenture” and, together with the 8.625% Second Lien Note Indenture, the “Second Lien Note Indentures”) (the “Second Lien Note Claims”).

Third Lien Note Claims: consisting of approximately $1.02 billion in aggregate unpaid principal, plus interest, fees and other expenses, of the Third Lien Notes under the Third Lien Note Indenture (the “Third Lien Note Claims”).

Unsecured Note Claims: consisting of approximately $650.0 million in aggregate unpaid principal, plus interest, fees and other expenses, of: (a) the 8.875% Senior Unsecured Notes under the 8.875% Senior Unsecured Note Indenture; (b) the 9.25% Senior Unsecured Notes under the 9.25% Senior Unsecured Note Indenture; and (c) the 9.75% Senior Unsecured Notes under the 9.75% Senior Unsecured Note Indenture (the “Unsecured Note Claims”).

Convertible Note Claims: consisting of approximately $290.0 million in aggregate unpaid principal, plus interest, fees and other expenses of the Convertible Note issued on February 8, 2012, pursuant to that certain Securities Purchase Agreement, effective December 21, 2011, by and between HALRES LLC (formerly Halcón Resources LLC) and RAM Energy Resources, Inc. (“Securities Purchase Agreement”) (the “Convertible Note Claims”).

General Unsecured Claims: consisting of any Claim against the Company (other than the Unsecured Note Claims, the Convertible Note Claims or any Intercompany Claims) that is neither secured nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court (the “General Unsecured Claims”).

Preferred Stock Interests: consisting of $222.5 million, including undeclared dividends, in the Preferred Stock issued by Holdings pursuant to that certain Certificate of Designations, Preferences, Rights and Limitations of 5.75% Series A Convertible Perpetual Preferred Stock, dated June 17, 2013 (the “Preferred Stock Interests”).

Existing Equity Interests: consisting of any Interests in Holdings (other than the Preferred Stock), including common stock, and any options, warrants or rights to acquire any Interests in Holdings issued pursuant to the Holdings Certificate of Incorporation (the “Existing Equity Interests”).

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Transaction Overview

Restructuring Summary:	Creditors and interests holders will receive the following treatments under the Plan:

i.                  The Revolving Credit Agreement Claims: On the Effective Date, the Company will obtain a credit facility pursuant to an amendment or an amendment and restatement of the Revolving Credit Agreement (or any replacement financing) in the aggregate principal amount of approximately $700,000,000, or such lower amount as determined by the Company based on prevailing market conditions, but in no event less than $600,000,000 (the “Amended Revolving Credit Agreement”). The Amended Revolving Credit Agreement shall be in form and substance (a) reasonably satisfactory to the Requisite Unsecured Noteholders, and (b) satisfactory to the Requisite Third Lien Noteholders. The proceeds from the Amended Revolving Credit Agreement, plus cash on hand, will be used by the Company to (1) provide additional liquidity for working capital and general corporate purposes; (2) pay all reasonable and documented Restructuring Expenses; (3) fund Plan distributions; and (4) fund the administration of the Chapter 11 Cases.

ii.               Second Lien Note Claims. The legal, equitable, and contractual rights of the Second Lien Notes will be unaltered by the Restructuring or the Plan. On the Effective Date, the Second Lien Notes will be reinstated and unimpaired.

iii.            Third Lien Note Claims.  On the Effective Date, Third Lien Noteholders will receive their pro rata share (based on the total amount of Allowed Third Lien Note Claims) of: (a) New Common Shares, which New Common Shares will represent, after giving effect to the Restructuring, in the aggregate, 76.5% of the total outstanding shares of Reorganized Holdings (subject to dilution by the Management Incentive Plan and, to the extent applicable, the exercise of the New Warrants) (the “Third Lien New Common Shares”) and (b) Cash in the amount of $33.8 million (the “Third Lien Cash Distribution”).

iv.           Unsecured Note Claims. On the Effective Date, Unsecured Noteholders will receive their pro rata share (based on the total amount of Allowed Unsecured Note Claims) of: (a) New Common Shares, representing, after giving effect to the Restructuring, in the aggregate, 15.5% of the total outstanding shares of Reorganized Holdings (subject to dilution by the Management Incentive Plan and, to the extent applicable, the exercise of the New Warrants) (the “Unsecured Noteholder New Common Shares”); (b) Cash in the amount of $37.6 million (the “Unsecured Noteholder Cash Distribution”); and (c) the Unsecured Noteholder New Warrants to purchase, after giving effect to the Restructuring, 4.0% of the total outstanding shares of Reorganized Holdings as of the Effective Date, subject to dilution by the Management Incentive Plan, exercisable for a four (4) year period commencing on the Effective Date at an exercise price based on a $1.33 billion equity value.

v.              Convertible Note Claims. Subject to the limitations sets forth below, on the Effective Date, the Convertible Noteholder will receive: (a) New Common Shares, representing, after giving effect to the Restructuring, in the aggregate, 4.0% of the total outstanding shares of Reorganized Holdings (subject to dilution by the Management Incentive Plan and, to the extent applicable, the exercise of the New Warrants) (the “Convertible Noteholder New Common Shares”); (b) Cash in the amount of $15.0 million (the “Convertible Noteholder Cash Distribution”); and (c) the Convertible Noteholder New

3

Warrants to purchase 1.0% of the total outstanding shares of Reorganized Holdings as of the Effective Date, subject to dilution by the Management Incentive Plan, exercisable for a four (4) year period commencing on the Effective Date at an exercise price based on a $1.33 billion equity value.

vi.           General Unsecured Claims. Subject to the limitations set forth below, as a part of the Restructuring, except to the extent that a holder of a General Unsecured Claim agrees to different treatment, the Company or Reorganized Company, as applicable, will continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

vii.        Preferred Stock Interests. Subject to the limitations set forth below, on the Effective Date, Preferred Holders will receive their pro rata share (based on the total amount of Allowed Preferred Stock Interests) of Cash in the amount of $11.1 million representing a recovery of 5.0% of the liquidation preference per share of the Preferred Stock (the “Preferred Stock Cash Distribution”).

viii.     Existing Equity Interests. Subject to the limitations set forth below, on the Effective Date, Existing Equity Interests will be cancelled and the holders of Existing Equity Interests will receive their pro rata share of New Common Shares representing in the aggregate 4.0% of the total outstanding shares of Reorganized Holdings (subject to dilution by the Management Incentive Plan and, to the extent applicable, the exercise of the New Warrants).

The Plan will provide that, in the event the classes of Unsecured Note Claims, Convertible Note Claims or Preferred Stock Interests vote to reject the Plan (any such class, a “Rejecting Class”) then: (i) any class of claims or interests junior in priority to such Rejecting Class will not receive or retain any value under the Plan; (ii) any New Warrants that were to be distributed to such junior classes of creditors will be cancelled and will not be issued under the Plan; (iii) the New Common Shares that were to be distributed to such junior classes of creditors or interest holders will be reallocated and distributed as set forth in this Term Sheet, and (iv) the Cash that was to be distributed to such junior classes of creditor or interest holders will remain property of the Company and will vest in the Reorganized Company on the Effective Date. In the event the Unsecured Note Claims is a Rejecting Class: (a) no Convertible Noteholder New Warrants will be issued under the Plan; (b) the New Common Shares that were to be distributed to the Convertible Noteholder and Existing Equity Interests shall be reallocated and distributed pro rata to the Third Lien Noteholders; and (c) if the Company elects not to terminate the Restructuring Support Agreement, then the distributions to be received by the General Unsecured Claims shall be modified so as to comply with section 1129(b) of the Bankruptcy Code, subject to the Consenting Third Lien Noteholders’ rights under Section 9 of the Restructuring Support Agreement.[2] In the event the Preferred Stock Interests is a Rejecting Class, the Preferred Holders will not receive or retain any distributions on account of their Preferred Stock Interests.

The solicitation of votes on the Plan from Third Lien Noteholders, Unsecured Noteholders and the Convertible Noteholder will be made pursuant to Section 4(a)(2)

2  In the event the Unsecured Note Claims is a Rejecting Class, and it is determined by the Company in consultation with the Requisite Third Lien Noteholders that the votes of the holders of General Unsecured Claims must be solicited to comply with the requirements of section 1125 of the Bankruptcy Code, then the relevant milestones set forth in the Restructuring Support Agreement with respect to the approval of the Disclosure Statement, confirmation of the Plan and the Effective Date shall be extended by 60 calendar days.

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and Regulation D of the Securities Act and, with respect to Third Lien Note Claims and Unsecured Note Claims, the Company will only solicit votes on the Plan from Eligible Third Lien Noteholders or Eligible Unsecured Noteholders.

At least five (5) business days prior to the Commencement Date, and on the same date, the Company will pay cash interest with respect to the (i) Third Lien Noteholders through the later of May 15, 2016 and the date on which interest and/or dividends are paid on the Unsecured Notes, the Convertible Note or the Preferred Stock and (ii) Unsecured Noteholders through the later of May 15, 2016 and the date on which interest and/or dividends are paid on the Third Lien Notes, the Convertible Note or the Preferred Stock. The Unsecured Noteholder Cash Distribution (i) accounts for the cash interest paid to holders of the 8.875% Senior Unsecured Notes on May 16, 2016, and (ii) assumes that additional cash interest shall be paid to the holders of the 9.25% Senior Unsecured Notes and 9.75% Senior Unsecured Notes prior to the Commencement Date in the amount of $11.1 million, of which $4.2 million is attributable to the period from and after April 1, 2016 through May 15, 2016 (the “Unsecured Interest Payment”). The Third Lien Noteholder Cash Distribution assumes that additional cash interest shall be paid to the Third Lien Noteholders prior to the Commencement Date in the amount of $33.1 million, of which $16.2 million is attributable to the period from and after April 1, 2016 through May 15, 2016 (the “Third Lien Interest Payment”). From and after the Support Effective Date, the Company shall not make any interest or dividend payments on account of the Convertible Note, Preferred Stock or otherwise, except as provided above. The Convertible Noteholder agrees that, from and after the Support Effective Date, so long as the Restructuring Support Agreement remains in effect as to it (i) no further interest payments shall be made on the Convertible Note and (ii) the Convertible Noteholder waives any default that may arise under the Convertible Note on account of the Company failing to pay interest on any other debt or obligation. The Company shall accrue interest through the Commencement Date on the Third Lien Notes, Unsecured Notes, Convertible Note and Preferred Stock in accordance with the terms thereof, and all such interest, to the extent not paid as set forth above, shall be deemed part of the Third Lien Note Claims, Unsecured Note Claims, Convertible Note Claims, and Preferred Stock Interests, as applicable.

Implementation:	The Company will commence the Chapter 11 Cases and implement the Restructuring pursuant to the Plan as provided in the Restructuring Support Agreement.

Use of Cash Collateral/ DIP Financing:

The Company will seek authority promptly upon commencement of the Chapter 11 Cases to use cash collateral to fund the administration of the Chapter 11 Cases.  In connection with the Company’s use of cash collateral and DIP Financing (if applicable), subject to Bankruptcy Court approval, the Company will provide “adequate protection” (as such term is defined in sections 361 and 363 of the Bankruptcy Code) to the Revolving Credit Agreement Lenders, the Second Lien Noteholders and the Third Lien Noteholders on the terms reasonably satisfactory to the Company and the Requisite Creditors, including, without limitation, customary stipulations as to amount, validity and priority of claims, adequate protection liens, superpriority claims, postpetition reimbursement of fees, 506(c), 552(b) “equities of the case” and marshaling waivers, and reimbursement of reasonable fees and expenses of counsel in accordance with existing fee letters; provided that any adequate protection to the Third Lien Noteholders shall not be cash pay (other than

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ordinary course expense reimbursements, including, without limitation, the reasonable fees and expenses of counsel).[3]

Any order approving the use of cash collateral and/or DIP Financing will be reasonably satisfactory to the Company and the Requisite Creditors.

Classification and Treatment of Claims and Interests

Administrative, Priority Tax, and Other Priority Claims:

On or as soon as practicable after the Effective Date, each holder of an administrative, priority tax or other priority claim will be paid in full in Cash or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Unimpaired — Presumed to Accept

Other Secured Claims:

On the Effective Date, to the extent any Other Secured Claims exist, all such Other Secured Claims of the Company allowed as of the Effective Date will be satisfied by either (a) payment in full in Cash, (b) reinstatement pursuant to section 1124 of the Bankruptcy Code or (c) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

Unimpaired — Presumed to Accept

Revolving Credit Agreement Claims:

On the Effective Date, each holder of Allowed Revolving Credit Agreement Claims will receive, in full and final satisfaction of such Allowed Revolving Credit Agreement Claims, its pro rata share of the commitments and/or loans made pursuant to the Amended Revolving Credit Agreement and will receive its benefits and be bound by the obligations therein.

Unimpaired — Presumed to Accept

Second Lien Note Claims:

The legal, equitable, and contractual rights of the holders of Allowed Second Lien Notes Claims are unaltered by the Plan. On the Effective Date, or as soon as practicable thereafter, the holders of Allowed Second Lien Notes Claims will have their Allowed Claims reinstated.

Unimpaired — Presumed to Accept

Third Lien Note Claims:

On the Effective Date, each holder of an Allowed Third Lien Note Claim will be entitled to receive, in full and final satisfaction of such Allowed Third Lien Note Claim, its pro rata share (based on the total amount of Allowed Third Lien Note Claims) of: (i) the Third Lien Note New Common Shares and (ii) the Third Lien Cash Distribution.

Impaired — Entitled to Vote

3  The Company may elect to seek funding for the Chapter 11 Cases by means of DIP Financing, which DIP Financing may include a “roll-up” of some or all of the Revolving Lender Credit Facility, but, for the avoidance of doubt, no “roll-up” of any Second Lien Note Claims or Third Lien Note Claims.  The terms of any DIP Financing shall be (a) in form and substance reasonably satisfactory to the Requisite Unsecured Noteholders, and (b) in form and substance satisfactory to the Company and the Requisite Third Lien Noteholders.

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Unsecured Note Claims:

On the Effective Date, each holder of an Allowed Unsecured Note Claim will be entitled to receive, in full and final satisfaction of such Allowed Unsecured Note Claim, its pro rata share (based on the total amount of Allowed Unsecured Note Claims) of: (i) the Unsecured Noteholder Cash Distribution; (ii) the Unsecured Noteholder New Common Shares; and (iii) the Unsecured Noteholder New Warrants; provided, however, that if the Unsecured Note Claims is a Rejecting Class, then: (a) no Convertible Noteholder New Warrants will be issued under the Plan; (b) the New Common Shares that were to be distributed to the Convertible Noteholder and Existing Equity Interests shall be reallocated and distributed pro rata to the Third Lien Noteholders; and (c) if the Company elects not to terminate the Restructuring Support Agreement, then the distributions to be received by the General Unsecured Claims shall be modified so as to comply with section 1129(b) of the Bankruptcy Code, subject to the Consenting Third Lien Noteholders’ rights under Section 9 of the Restructuring Support Agreement.

Impaired — Entitled to Vote

Convertible Note Claims:

On the Effective Date, the Convertible Noteholder will be entitled to receive, in full and final satisfaction of such Allowed Convertible Note Claims: (i) the Convertible Noteholder Cash Distribution; (ii) the Convertible Noteholder New Common Shares; and (iii) the Convertible Noteholder New Warrants; provided, however, that if the Unsecured Note Claims is a Rejecting Class then: (a) the Convertible Noteholder New Warrants will not be issued under the Plan; (b) the New Common Shares that would have been distributed to the Convertible Noteholder under the Plan will be reallocated and distributed to the Third Lien Noteholders; and (c) the Cash that was to be distributed to the Convertible Noteholder pursuant to the Convertible Noteholder Cash Distribution will remain property of the Company and will vest in the Reorganized Company on the Effective Date; provided, further, however, that if the Unsecured Note Claims is not a Rejecting Class and the Convertible Noteholder Claims is a Rejecting Class, then: (x) the Convertible Noteholder Warrants will not be issued under the Plan; (y) the New Common Shares that would have been distributed to the Convertible Noteholder under the Plan will be reallocated and distributed to the Third Lien Noteholders and the Unsecured Noteholders pro rata based on their respective holdings of New Common Shares; and (z) the Cash that was to be distributed to the Convertible Noteholder pursuant to the Convertible Noteholder Cash Distribution will remain property of the Company and will vest in the Reorganized Company on the Effective Date.

Impaired — Entitled to Vote

General Unsecured Claims:

On the Effective Date, except to the extent that a holder of a General Unsecured Claim agrees to different treatment, the Company or Reorganized Company, as applicable, will continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced; provided, however, that if the Unsecured Note Claims is a Rejecting Class then the distributions to be received by the General Unsecured Claims shall be modified so as to comply with section 1129(b) of the Bankruptcy Code, subject to the Consenting Third Lien Noteholders’ rights under Section 9 of the Restructuring Support Agreement.

Unimpaired — Presumed to Accept (subject to the proviso above and in Footnote 2 relating to the Unsecured Note Claims being a Rejected Class)

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Intercompany Claims:

All Intercompany Claims will be paid, adjusted, reinstated or discharged as determined by the Company, subject to the consent of the Requisite Third Lien Noteholders and Requisite Unsecured Noteholders, which consent shall not be unreasonably withheld.

Unimpaired — Presumed to Accept

Intercompany Interests:	On the Effective Date, or as soon as practicable thereafter, all Intercompany Interests will be reinstated.

Unimpaired — Presumed to Accept

Preferred Interests:

On the Effective Date, each holder of an Allowed Preferred Stock Interest will be entitled to receive, in full and final satisfaction of such Allowed Preferred Stock Interest, its pro rata share (based on the total amount of Allowed Preferred Stock Interests) of the Preferred Stock Cash Distribution; provided, however, that if the Unsecured Note Claims, the Convertible Note Claims or the Preferred Stock Interests is a Rejecting Class, then the Preferred Holders will not receive or retain any value under the Plan and the Cash to be distributed pursuant to the Preferred Stock Cash Distribution will remain property of the Company and will vest in the Reorganized Company on the Effective Date.

Impaired — Entitled to Vote

Existing Equity Interests:

On the Effective Date, (a) all Existing Equity Interests will be cancelled, and (b) the holders of Existing Equity Interests will receive New Common Shares representing, in the aggregate, 4.0% of the total outstanding shares of Reorganized Holdings (subject to dilution by the Management Incentive Plan and, to the extent applicable, the exercise of the New Warrants); provided, however, that if: (i) the Unsecured Note Claims is a Rejecting Class, then Existing Equity Interests will not receive or retain any value under the Plan and the New Common Shares that would have been distributed to Existing Equity Interests under the Plan will be reallocated and distributed pro rata to the Third Lien Noteholders; (ii) the Unsecured Note Claims is not a Rejecting Class and the Convertible Noteholder Claims is a Rejecting Class, then Existing Equity Interests will not receive or retain any value under the Plan and the New Common Shares that would have been distributed to Existing Equity Interests under the Plan will be reallocated and distributed pro rata to the Third Lien Noteholders and the Unsecured Noteholders based on their respective holdings of New Common Shares; and (iii) the Unsecured Note Claims and the Convertible Note Claims are not Rejecting Classes and the Preferred Stock Interests is a Rejecting Class, then Existing Equity Interests will not receive or retain any value under the Plan and the New Common Shares that would have been distributed to Existing Equity Interests under the Plan will be reallocated and distributed pro rata to the Third Lien Noteholders, the Unsecured Noteholders and the Convertible Noteholder based on their respective holdings of New Common Shares.

The Plan will provide that the holders of Existing Warrants will have until the Warrant Record Date to exercise their respective rights under the Existing Warrants to purchase common stock of the Company and to have such common stock interests treated as Existing Equity Interests under the Plan. To the extent a holder of Existing Warrants does not exercise its Existing Warrants prior to the Warrant Record Date, such Existing Warrants will be cancelled and the holders of such Existing Warrants will not receive or retain any value under the Plan on account of such no-exercised

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Existing Warrants.

Impaired — Deemed to Reject

Section 510(b) Claims:	Any holder of a claim against the Company that is described in section 510(b) of the Bankruptcy Code will not receive a distribution under the Plan and such section 510(b) claims will be extinguished.

Impaired — Deemed to Reject

General Provisions

New Common Shares and New Warrants

The Boards of Directors of the Company and the Reorganized Company and Reorganized Holdings shall each use their reasonable best efforts to have the New Common Shares and New Warrants listed on a nationally recognized exchange, as soon as practicable subject to meeting applicable listing requirements following the Effective Date.

Executory Contracts and Unexpired Leases:

The Company reserves the right to reject certain executory contracts and unexpired leases subject to the reasonable consent of the Requisite Third Lien Noteholders. All executory contracts and unexpired leases not expressly rejected will be deemed assumed pursuant to the Plan.

Management Incentive Plan:

A post-Restructuring management incentive plan (“Management Incentive Plan”) under which 10% of the New Common Shares will be reserved for issuance as awards under the Management Incentive Plan, as described below. All awards issued under the Management Incentive Plan will be dilutive of all other New Common Shares issued pursuant to the Plan.

• Participants: All employees of the Company and its subsidiaries.

•                  Pool: 10% of the total share capital of the Company (subject to dilution by the New Warrants to the same extent other New Common Shares are diluted):

•                  7.5% of the pool (“Exit Awards”) to be granted on the Effective Date with such awards to be allocated to employees as determined by the Chief Executive Officer.

•                  2.5% of the pool to be allocated, in such form and with such terms and conditions as determined by the Compensation Committee of the New Board following the Effective Date.

•                  Exit Awards:

•                  Options

•                  5% of the pool will be in the form of stock options (“Options”) granted on the Effective Date.

•                  The exercise price per share of the Options will be equal to the greater of (1) the per share value based on a Reorganized Company equity value of $650 million or (2) the weighted average trading prices of the New Common Shares for the seven (7) trading dates commencing on the first trading day immediately following the Effective Date (assuming the shares are then publicly traded).

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•                  The Options will vest subject to continued employment over 3 years in equal annual installments.

•                  Restricted Stock and Restricted Stock Units

•                  2.5% of the pool will be granted in the form of Restricted Stock or Restricted Stock Units (collectively, the “RSUs”) on the Effective Date.

•                  50% of the RSUs (i.e., 1.25% of the pool) will be vested in full at grant.

•                  50% of the RSUs (i.e., 1.25% of the pool) will vest on the first anniversary of the Effective Date, subject to continued employment.

•                  Accelerated Vesting:

•                  Notwithstanding the foregoing, if, prior to the vesting dates set forth above, any one of the following shall occur then any Options and/or RSUs (as applicable) granted to an employee as set forth above shall immediately vest in full: (i) with respect to management employees who are party to employment agreements with the Company as of June 1, 2016, upon (a) termination of the employee by the Company without Cause, (b) resignation by the employee for Good Reason, and (c) the death or disability of the employee; and (ii) with respect to all other employees, upon the death or disability of the employee. If, prior to the vesting dates set forth above, an employee is terminated with Cause, or resigns without Good Reason, the employee will forfeit any remaining and unvested Options and/or RSUs.

•                  For purposes hereof, (a) “Cause” shall be defined in a manner that is consistent with its definition under existing management employment agreements, and (b) “Good Reason” shall be defined in a manner consistent with its definition under existing management employment agreements, excluding any component of such definition relating to reductions in the budget over which the employee has authority.

Board of Directors:

The initial Board of Directors of Reorganized Holdings (the “New Board”) will be a 9 member board comprised of (i) the Chief Executive Officer, (ii) 3 directors designated by Ares (provided that one such board selection shall be subject to the written consent of Franklin, which consent shall not be unreasonably withheld), (iii) 3 directors designated by Franklin, in the cases of clauses (ii) and (iii) for so long as Ares and Franklin, respectively, is included in the definition of “Requisite Third Lien Noteholders,” and, if Ares or Franklin is not so included, then its three (3) directors shall be designated by Requisite Third Lien Noteholders (and if Franklin is not so included, it shall also lose its consent right to one of Ares’ board selections set forth above), (iv) 1 director designated by the Requisite Unsecured Noteholders (the “Unsecured Director”), and (v) 1 existing director designated by the Chief Executive Officer, which shall be reasonably acceptable to the Requisite Unsecured Noteholders and Requisite Third Lien Noteholders. The New Board will have a three-tiered structure classified into staggered 3-year terms, with two directors initially serving a one-year term, four directors (including the Unsecured Director) initially serving a two-year term, and three directors initially serving a three-year term. The members of the New Board will be identified no later than at the Confirmation Hearing or otherwise in accordance with section 1129(a)(5) of the Bankruptcy Code. On the Effective Date, the terms of the current members of the boards of directors of

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Holdings will expire.

Charter; Bylaws:

The charter, bylaws, limited liability company agreements and other organizational documents of each Reorganized Company’s corporate entity will be amended or amended and restated by the Reorganized Company in a manner reasonably satisfactory to the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder and consistent with section 1123(a)(6) of the Bankruptcy Code, if applicable.

Cancellation of Notes, Interests, Instruments, Certificates and other Documents:

Except as provided herein and in connection with the Amended Revolving Credit Agreement and the Second Lien Notes, on the Effective Date, all notes, instruments, certificates evidencing debt to, or equity interests in, the Company, including, without limitation, the Third Lien Notes, the Unsecured Notes, the Convertible Note, the Preferred Stock, the Existing Equity Interests and the Existing Warrants, will be cancelled and obligations of the Company thereunder will be discharged. In addition, on the Effective Date, any registration rights or similar agreements with respect to Existing Equity Interests will also be cancelled and any obligations of the Company thereunder will be discharged.

Vesting of Assets:

On the Effective Date, and if applicable, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all assets of the Company’s Estates will vest in the Reorganized Company free and clear of all claims, liens, encumbrances, charges and other interests, except as otherwise provided in the Plan.

Compromise and Settlement:

The Plan will contain customary provisions for the compromise and settlement of claims stating that, notwithstanding anything in the Plan to the contrary, the allowance, classification and treatment of allowed claims and equity interests and their respective distributions take into account and conform to the relative priority and rights of such claims and interests in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise.

Compensation and Benefit Plans:	All material employee compensation and benefit plans of the Company in effect as of June 1, 2016, will be deemed to be assumed under the Plan.[4]

Survival of Indemnification Obligations and D&O Insurance:

Any obligations of the Company pursuant to its corporate charters, bylaws, limited liability company agreements or other organizational documents to indemnify current and former officers, directors, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Company or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Company will not be discharged or impaired by confirmation of the Plan. All such

4  All senior management employment agreements to be modified, if necessary, to provide for one time waiver to ensure that restructuring transactions under the Plan do not trigger a change of control thereunder. There will be no material changes to the terms of the Company’s benefit plans prior to the Effective Date not otherwise contemplated by this Term Sheet.

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obligations will be deemed and treated as executory contracts to be assumed by the Company under the Plan and will continue as obligations of the Reorganized Company. In addition, after the Effective Date, the Reorganized Company will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of June 1, 2016, and all members, managers, directors and officers of the Company who served in such capacity at any time prior to the Effective Date will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date.

Director and Officer Liability Policy:

To the extent the Company plans to extend existing insurance coverage or purchase new insurance coverage covering its current and former officers and directors from claims and causes of action of any third party (including without limitation any holder of a claim) that remain unreleased as of the Effective Date, such extended or newly purchased insurance will be in such amounts, for such terms or periods of time, and placed with such insurers as are determined by the Company with the reasonable consent of the Requisite Creditors.

Conditions to Effectiveness:

The Plan will be subject to usual and customary conditions to confirmation and effectiveness (as applicable), as well as such other conditions that are reasonably satisfactory to the Company and the Requisite Creditors, including the following:

1.              the Definitive Documents (except as provided in number 5 below) will contain terms and conditions consistent in all respects with this Term Sheet and the Restructuring Support Agreement and will otherwise be reasonably satisfactory in form and substance to the Requisite Creditors;

2. the Bankruptcy Court will have entered the Confirmation Order, and such Confirmation Order will not have been reversed, stayed or modified;

3. the Restructuring Support Agreement will not have been terminated, and will be in full force and effect;

4. all Restructuring Expenses will have been paid in full in Cash;

5.              the Amended Revolving Credit Agreement, including all documentation related thereto, will each be in form and substance (a) reasonably satisfactory to the Requisite Unsecured Noteholders, and (b) satisfactory to the Company and the Requisite Third Lien Noteholders, and will have been consummated; and

6.              all governmental and third party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by this Term Sheet will have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods will have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions.

The conditions to effectiveness may be waived in writing by the Company together with the Requisite Creditors.

Releases:	The Plan will provide for standard releases (including from the holders of Claims, Interests and from the Company) with language substantially to the effect of the following:

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Releases by the Company. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Definitive Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Company and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged, to the maximum extent permitted by law, by the Company, the Reorganized Company, and the Estates from any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, remedies, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Company, the Reorganized Company, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Company, the Reorganized Company, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other person, based on or relating to, or in any manner arising from, in whole or in part, the Company, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Company or the Reorganized Company, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Company and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the Restructuring Support Agreement, and the Plan and related agreements, instruments, and other documents (including the Definitive Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes fraud, gross negligence or willful misconduct.

Releases by Holders of Claims and Interests. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Definitive Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Company and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged, to the maximum extent permitted by law, by (i) the holders of all Claims or Interests who vote to accept the Plan, (ii) the holders of Claims or Interests that are unimpaired under the Plan, (iii) the holders of Claims or Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan, and (iv) the holders of Claims or Interests who vote to reject the Plan but do not opt out of granting the releases set forth herein, from any and all Claims, obligations, rights, suits, judgments, damages, demands, debts, rights, Causes of Action, remedies, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Company, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other person, based on or relating to, or in any manner arising from, in whole or in part, the Company, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any

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security of the Company or the Reorganized Company, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Company and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the Restructuring Support Agreement, and the Plan and related agreements, instruments, and other documents (including the Definitive Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that constitutes fraud, gross negligence or willful misconduct.

Exculpation:	The Plan will contain standard exculpation provisions with language substantially to the effect of the following:

Exculpation. To the maximum extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Restructuring Support Agreement, the Restructuring Transactions, this Plan, or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the issuance of securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except for fraud, gross negligence or willful misconduct. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

Discharge of the Company:	The Plan will contain standard discharge provisions with language substantially to the effect of the following:

Effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all claims and interests will be in exchange for and in complete satisfaction, discharge, and release of all claims and interests of any nature whatsoever, including any interest accrued on such claims from and after the Commencement Date, against the Company or any of its assets, property, or Estates; (b) the Plan will bind all holders of claims and interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all claims and interests will be satisfied, discharged, and released in full, and the Company’s liability with respect thereto will be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all entities will be precluded from asserting against the Company, the Company’s Estates, the Reorganized Company, its successors and assigns, and its assets and properties any other claims or interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

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Injunction:	The Plan will contain standard injunction provisions with language substantially to the effect of the following:

From and after the Effective Date, all entities are permanently enjoined from commencing or continuing in any manner, any suit, action, or other proceeding, on account of or respecting any claim, demand, liability, obligation, debt, right, cause of action, interest, or remedy released or to be released pursuant to the Plan or the Confirmation Order.

Definitive Documents and Due Diligence:

This Term Sheet is indicative, and any final agreement will be subject to the Definitive Documents. The Definitive Documents will contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein consistent with the terms of this Term Sheet.

Securities Exemptions:

Notwithstanding the foregoing, the issuance and distribution under the Plan of (i) the New Common Shares to the Third Lien Noteholders, Unsecured Noteholders, the Convertible Noteholder and holders of Existing Equity Interests, and (ii) the New Warrants to the Unsecured Noteholders and the Convertible Noteholder and the New Common Shares issuable upon exercise thereof will be exempt from registration under the Securities Act or applicable securities laws without further act or action by any Person pursuant to section 1145(a) of the Bankruptcy Code and/or any other applicable exemptions.

Tax Structure:

To the extent possible, the Restructuring contemplated by this Term Sheet will be structured so as to obtain the most beneficial structure for the Company and their equity holders post-transaction as determined by the Company with the written consent of the Requisite Third Lien Noteholders (with such consent not to be unreasonably withheld).

Avoidance Actions:

The Reorganized Company will retain all rights to commence and pursue any causes of action that are expressly preserved and not released under the Plan, it being understood that the Reorganized Company will not retain any claims or causes of action against the Released Parties, subject to the carveout for any act or omission of a Released Party that is a criminal act or constitutes fraud, gross negligence or willful misconduct.

Restructuring Expenses:

The Company agrees to pay the reasonable out-of-pocket fees, costs and expenses incurred by each of the Revolving Credit Agreement Agent and each of the Consenting Creditors, and expenses of their respective legal and financial advisors (but no more than one legal counsel, one local counsel in each appropriate jurisdiction and one financial advisor for each of the Revolving Credit Agreement Agent and the Consenting Third Lien Noteholders, and the Consenting Unsecured Noteholders, the Convertible Noteholder, and the Consenting Preferred Holders) (collectively, the “Restructuring Expenses”). All such Restructuring Expenses incurred and invoiced up to the Commencement Date shall be paid in full in cash prior to the Commencement Date.

Retention of Jurisdiction:

The Plan will provide for a broad retention of jurisdiction by the Bankruptcy Court for (a) resolution of claims, (b) allowance of compensation and expenses for pre-Effective Date services, (c) resolution of motions, adversary proceedings or other

15

contested matters, (d) entering such orders as necessary to implement or consummate the Plan and any related documents or agreements and (e) other purposes.

Resolution of Disputed Claims:

The Plan will provide customary procedures for the resolution of disputed Claims, including the ability (but not requirement) to establish a claims bar date pursuant to an order of the Bankruptcy Court. Once resolved, the claimants will receive distributions, if any, in accordance with the provisions of the Plan and the classification of their Allowed Claim.

16

ANNEX A

Certain Defined Terms

Defined Terms

“Accredited Investor”	An Accredited Investor as defined in Rule 501 of Regulation D under the Securities Act.

“Administrative Expense Claim”

A Claim for costs and expenses of administration during the Chapter 11 Cases pursuant to sections 328, 330, 363, 364(c)(1), 365, 503(b) or 507(a)(2) of the Bankruptcy Code, including, (a) the actual and necessary costs and expenses incurred from and after the Commencement Date and through the Effective Date of preserving the Estates and operating the businesses of the Company (such as wages, salaries or commissions for services, and payments for goods and other services and leased premises); (b) Fee Claims; (c) the Restructuring Expenses; and (d) all fees and charges assessed against the Estates pursuant to sections 1911 through 1930 of chapter 123 of the title 28 of the United States Code, 28 U.S.C. §§1-1401.

“Allowed”

With reference to any Claim or Interest, (a) any Claim or Interest arising on or before the Effective Date (i) as to which no objection to allowance has been interposed within the time period set forth in the Plan, or (ii) as to which any objection has been determined by a final order of the Bankruptcy Court to the extent such objection is determined in favor of the respective holder, (b) any Claim or Interest as to which the liability of the Company and the amount thereof are determined by a final order of a court of competent jurisdiction other than the Bankruptcy Court, or (c) any Claim or Interest expressly allowed under the Plan; provided, however, that notwithstanding the foregoing, the Reorganized Company will retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise unimpaired pursuant to the Plan.

“Ares”	Ares Management LLC together with any funds or managed accounts affiliated with, or managed by, Ares Management LLC or an affiliate.

“Cash”	Legal tender of the United States of America.

“Cause of Action”

Any action, claim, cause of action, controversy, demand, right, lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Commencement Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Cause of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer claim.

“Claim”	A “claim,” as defined in section 101(5) of the Bankruptcy Code.

“Class”	Any group of Claims or Interests classified by the Plan pursuant to section 1122(a)(1) of the Bankruptcy Code.

“Confirmation Hearing”	A hearing at which the Bankruptcy Court will confirm the Plan, as applicable.

“Disputed or Disallowed	Any Claim or Interest that is not yet Allowed.

Defined Terms

Claim or Interest”

“Eligible Third Lien Noteholder”

A Third Lien Noteholder that, as of a certain date set forth in the Disclosure Statement, is an Accredited Investor and certifies to that effect, or the Company reasonably believes is an Accredited Investor.

“Eligible Unsecured Noteholder”

An Unsecured Noteholder that, as of a certain date set forth in the Disclosure Statement, is an Accredited Investor and certifies to that effect, or the Company reasonably believes is an Accredited Investor.

“Estate(s)”	Individually or collectively, the estate or estates of the Company created under section 541 of the Bankruptcy Code.

“Exculpated Parties”

Collectively: (a) the Company; (b) the Revolving Credit Agreement Agent; (c) the Revolving Credit Agreement Lenders; (d) the other Secured Parties under and as defined in the Revolving Credit Agreement; (e) the Consenting Third Lien Noteholders; (f) the Consenting Unsecured Noteholders; (g) the Convertible Noteholder; (h) the Consenting Preferred Holders; (i) the Third Lien Note Trustee; (j) the Unsecured Note Trustee; and (k) with respect to each of the foregoing entities in clauses (a) through (j), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such persons’ respective heirs, executors, estates, servants and nominees.

“Existing Warrants”

Any warrants or other options to purchase common stock or units or any other Interests in any of the Company, including, without limitation, those certain five year warrants to purchase 7.3 million shares of Holdings’ common stock issued pursuant to HALRES LLC pursuant to the Securities Purchase Agreement.

“Fee Claim”

A Claim for professional services rendered or costs incurred on or after the Commencement Date and on or prior to the Effective Date by professional persons retained by the Company or any statutory committee appointed in the Chapter 11 Cases pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code in the Chapter 11 Cases.

“Franklin”	Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts.

“Holdings Certificate of Incorporation”	The Amended and Restated Certificate of Incorporation of Holdings dated May 6, 2015, as amended, modified or otherwise supplemented from time to time.

“Interest”

Any ownership interest in the Company, including all common stock or units, preferred stock or units or other instruments evidencing an ownership interest in the Company, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interests in any of the Company’s corporate entities that existed immediately before the Effective Date.

“Intercompany Claim”	Any Claim against any of the Company’s entities held by another of the Company’s entities.

2

Defined Terms

“Intercompany Interest”

An Interest in any of the Company’s entities held by another of the Company’s entities or an Interest in the Company held by an affiliate of the Company (other than any Preferred Stock or Existing Equity Interest in Holdings).

“Other Secured Claim”	A secured Claim, other than an Administrative Expense Claim, a Priority Tax Claim, a Revolving Credit Agreement Claim, a Second Lien Note Claim or a Third Lien Note Claim.

“Priority Non-Tax Claim”	Any Claim other than an Administrative Expense Claim or a Priority Tax Claim that is entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

“Priority Tax Claim”	Any secured or unsecured Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

“Released Parties”

Collectively: (a) the Company; (b) the Revolving Credit Agreement Agent; (c) the Revolving Credit Agreement Lenders; (d) the other Secured Parties under and as defined in the Revolving Credit Agreement; (e) the Consenting Third Lien Noteholders; (f) the Consenting Unsecured Noteholders; (g) the Convertible Noteholder; (h) the Consenting Preferred Holders; (i) the Third Lien Note Trustee; (j) the Unsecured Note Trustee; and (k) with respect to each of the foregoing entities in clauses (a) through (j), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such persons’ respective heirs, executors, estates, servants and nominees.

“Reorganized Company”	The Company as reorganized under the Plan, if applicable.

“Revolving Credit Agreement Agent”	JP Morgan Chase Bank, N.A., in its capacity as administrative agent under the Revolving Credit Agreement.

“Revolving Credit Agreement Lenders”	The lenders from time to time party to the Revolving Credit Agreement as lenders thereunder, including former lenders and any applicable assignees and participants thereof.

“Third Lien Note Trustee”	U.S. Bank National Association in its capacity as trustee under the Third Lien Indenture, and its successors and assigns, and collateral trustee under the Third Lien Security Agreement.

“Third Lien Security Agreement”	The Third Lien Security Agreement, dated as of September 10, 2015, between and among Holdings, each of the guarantors named therein, and U.S. Bank, National Association, as collateral trustee.

“Unsecured Note Trustee”	U.S. Bank, National Association, as indenture trustee under each of the Unsecured Indentures, and its successors and assigns.

“Warrant Record Date”

The deadline under the Plan for holders of Existing Warrants to exercise their respective rights to purchase common stock in Holdings and receive the treatment afforded to Existing Equity Interests under the Plan, which shall be set by the Company.

3

EXHIBIT B

FORM OF JOINDER AGREEMENT FOR CONSENTING CREDITORS

This Joinder Agreement to the Restructuring Support Agreement, dated as of [•], 2016 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Halcón Resources Corporation and its subsidiaries party thereto, and the holders of the principal amounts outstanding under the [Third Lien Notes / Unsecured Notes / Convertible Note / Preferred Stock] (together with their respective successors and permitted assigns, the “Consenting Creditors” and each, a “Consenting Creditor”) is executed and delivered by                                  (the “Joining Party”) as of               , 2016.  Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1.     Agreement to be Bound.  The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof).  The Joining Party shall hereafter be deemed to be a “Consenting Creditor” and a “Party” for all purposes under the Agreement and with respect to any and all Note Claims and/or Preferred Stock held by such Joining Party.

2.     Representations and Warranties.  With respect to [the aggregate principal amount of Third Lien Notes / Unsecured Notes / Convertible Note] [the number of shares of Preferred Stock], in each case, set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Creditors set forth in Section 7 of the Agreement to each other Party to the Agreement.

3.     Governing Law.  This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

[Signature Page Follows]

Exhibit B

Schedule of Executory Contracts to be Rejected

Exhibit B

Schedule of Executory Contracts to be Rejected

Property	Non-Debtor Counterparty	Debtor Counterparty	Lease of Sublease	Lease Commencement Date	Description
Wells Fargo Plaza, Suites 6200, 6300, 6400 & 6700	1000 Louisiana LP, WFP Office Tower	Halcόn Resources Corp.	Lease	January 23, 2012	Office space
Wells Fargo Plaza, Suite 6600	Cathexis Holdings DE, LLC	Halcόn Resources Corp.	Lease	November 1, 2012	Office space
600 Cranberry Woods Dr., Suite 300, Cranberry, PA	McKnight Property Management, LLC Contact: Denise R. Novak Tel: 724.778.4125 dnovak@mcknightproperty.com	Halcόn Resources Corp.	Lease	August 1, 2013	Office Space
600 Cranberry Woods Dr., Suite 300, Cranberry, PA	Prodigo Solutions, Inc. Contact: Joe Mayernik joemayernik@yahoo.com	Halcόn Resources Corp.	Sublease	August 1, 2015	Office space
5100 E Skelly Drive, Suite 600, Tulsa, OK	KBS Meridian Tower, LLC Contact: Giovanni Cordoves, Senior Vice President Tel: 949.797.0324 Contact: Kristy Whitman, Real Estate Manager Tel: 918.582.3254 kristy.whitman@cbreok.com	Halcόn Resources Corp.	Lease	November 1, 2013	Office space
5100 E Skelly Drive, Suite 600, Tulsa, OK	Ram Energy, LLC Contact: Paul Homan Tel: 918.936.4600 phoman@ramenergy.net	Halcόn Resources Corp.	Sublease	June 16, 2014	Office space
1801 California Street, Suite 3400 & 3500, Denver, CO	BOP 1801 California Street LLC	Halcόn Resources Corp.	Lease	April 1, 2013	Office space
1801 California Street, Suite 3400, Denver, CO	Lewis, Bess, Williams & Weese Contact: Charles W. Bess Tel: 303.228.2519 cbess@lewisbess.com	Halcόn Resources Corp.	Sublease	October 1, 2015	Office space

1

Exhibit B

Organizational Chart

Exhibit B

ORGANIZATIONAL CHART

(AS OF JANUARY 30, 2015)

DOMESTIC JURISDICTION:
- DELAWARE
- COLORADO
- TEXAS
- OKLAHOMA

HALCÓN RESOURCES CORPORATION
HALCÓN HOLDINGS, INC.
HALCÓN RESOURCES OPERATING, INC.
HALCÓN ENERGY HOLDINGS, LLC
HK RESOURCES, LLC
HALCÓN GULF STATES, LLC
HALCÓN FIELD SERVICES, LLC
HALCÓN ENERGY PROPERTIES, INC.
HRC ENERGY LOUISIANA, LLC
HRC ENERGY RESOURCES (WV), INC.
HRC PRODUCTION COMPANY
HRC ENERGY, LLC
HK ENERGY, LLC
HRC OPERATING, LLC
THE 7711 CORPORATION
70% Common
30% Common
HK TMS, LLC*
HALCÓN OPERATING CO., INC.
HALCÓN WILLISTON I, LLC
HALCÓN WILLISTON II, LLC
HK LOUISIANA OPERATING, LLC
HK OIL & GAS, LLC
HK ENERGY OPERATING, LLC
GP 1%
HALCÓN LOUISIANA OPERATING, L.P.
LP 99%
GP 30%
SBE PARTNERS, LP†

* Preferred Membership Interest in HK TMS, LLC is owned by third-party, unaffiliated Investors

Exhibit C

Liquidation Analysis

Exhibit C

Liquidation Analysis

1)             Introduction

Halcón Resources Corporation (“Holdings”) and certain of its affiliates and subsidiaries (collectively, the “Debtors”) are soliciting votes with respect to the Joint Prepackaged Plan of Reorganization of Halcón Resources Corporation, et al., Under Chapter 11 of the Bankruptcy Code (as may be amended from time to time, the “Plan”) as set forth in the disclosure statement for the Plan (as may be amended from time to time, the “Disclosure Statement1”).  In connection with a successful solicitation, each of the Debtors intends to file a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that the Bankruptcy Court find, as a condition to confirmation of the Plan, that each holder of a Claim or Interest in each Impaired Class: (i) has accepted the Plan; or (ii) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such Person would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.  In order to make these findings, the Bankruptcy Court must: (1) estimate the cash proceeds (the “Liquidation Proceeds”) that a chapter 7 trustee (the “Trustee”) would generate if each Debtor’s chapter 11 case were converted to a chapter 7 case on the Effective Date and the assets of such Debtor’s estate were liquidated; (2) determine the distribution (the “Liquidation Distribution”) that each holder of a Claim or Interest would receive from the Liquidation Proceeds under the priority scheme dictated in chapter 7; and (3) compare each holder’s Liquidation Distribution to the distribution under the Plan (“Plan Distribution”) that such holder would receive if the Plan were confirmed and consummated.  Accordingly, asset values discussed herein may be different than amounts referred to in the Plan.  The analysis (the “Liquidation Analysis”) is based upon certain assumptions discussed herein and in the Disclosure Statement.

THE DEBTORS MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OF THE ESTIMATES AND ASSUMPTIONS CONTAINED HEREIN, OR A TRUSTEE’S ABILITY TO ACHIEVE FORECASTED RESULTS. IN THE EVENT THAT THESE CHAPTER 11 CASES ARE CONVERTED TO A CHAPTER 7 LIQUIDATION, ACTUAL RESULTS COULD VARY MATERIALLY FROM THE ESTIMATES AND PROJECTIONS SET FORTH IN THIS LIQUIDATION ANALYSIS.

2)             Basis of Presentation

The Liquidation Analysis has been prepared assuming that the Debtors’ chapter 7 liquidation would commence on or about September 30, 2016 (the “Liquidation Date”).  The pro forma values referenced herein are projected as of September 30, 2016 and include a roll-forward amount representative of activity between March 31, 2016 and September 30, 2016, which the Debtors assume to be a reasonable proxy for the anticipated Effective Date.  The Liquidation Analysis was prepared on a legal entity basis, and summarized into a consolidated report.

The Liquidation Analysis represents an estimate of recovery values and percentages based upon a hypothetical liquidation if a Trustee were appointed by the Bankruptcy Court to convert assets into cash.

1  All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Disclosure Statement, to which this exhibit is attached as Exhibit C.

The determination of the hypothetical proceeds from the liquidation of assets is a highly uncertain process involving the extensive use of estimates and assumptions which, although considered reasonable by management and their advisors, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management.  The Liquidation Analysis should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement and the Plan in their entirety as well as the notes and assumptions set forth below.

The Liquidation Analysis assumes operations continue for 6-months following a conversion to chapter 7 and that certain Debtor assets would be sold as a going concern where possible, but will likely be sold on a piecemeal basis.  This assumption is made because of the Debtors’ management’s assessment that, in the wake of chapter 7 conversions and consequent disruption and attrition, the likelihood that the Debtors or substantial business units of the Debtors can continue operations and do so in a manner that yields material positive incremental cash flow is low.  Further, this assumption considers that the Debtors’ businesses are managed and run by business units across legal entities and localities, and certain business functions, such as exploration, engineering, finance and accounting, legal, and human resources are shared across business units.  These factors increase the complexity of selling business units as going concerns, as well as the difficulty of obtaining additional financing for such a sale process.

The cessation of business in a liquidation is likely to trigger certain claims that otherwise would not exist under a Plan absent a liquidation.  Examples of these kinds of claims include various potential employee claims (for such items as severance), unpaid chapter 11 administrative claims and, and unexpired lease rejection damages. Some of these claims could be significant and will be entitled to priority in payment over general unsecured claims. Those priority claims would be paid before the balance would be made available to pay general unsecured claims.

The Liquidation Analysis also does not include estimates for the tax consequences, both federal and state, that may be triggered upon the liquidation and sale events of assets in the manner described above.  Such tax consequences may be material.

The Liquidation Analysis does not include recoveries resulting from any potential preference, fraudulent transfer, or other litigation or avoidance actions.

For purposes of this analysis, assets considered to be unencumbered consist of non-mortgaged reserves (as of the Liquidation Date), midstream assets and other PP&E.

3)             Liquidation Process

For purposes of this analysis, the Debtors’ hypothetical liquidation would be conducted in a chapter 7 environment with the Trustee managing the bankruptcy estate of each Debtor (the “Estate”) to maximize recovery in an expedited process.  The Trustee’s initial step would be to develop a liquidation plan to generate proceeds from the sale of entity specific assets for distribution to creditors.  The three major components of the liquidation are as follows:

•                  generation of cash proceeds from asset sales, largely sold on a piecemeal basis;

•                  costs related to the liquidation process, such as post-conversion operating cash flow through asset dispositions, personnel retention costs, Estate wind-down costs and Trustee, professional and other administrative fees; and

2

•                  distribution of net proceeds generated from asset sales to the holders of Claims and Interests in accordance with the priority scheme under chapter 7 of the Bankruptcy Code.2

4)             Distribution of Net Proceeds to Claimants

Any available net proceeds would be allocated to the applicable holders of Claims and Interests in strict priority in accordance with section 726 of the Bankruptcy Code:

•                  Secured Claims: Claims that are paid with the proceeds of collateral to the extent secured by property of the Estate, including Claims arising under the Debtors’ secured credit facilities;

•                  Administrative & Priority Claims: includes Claims for postpetition accounts payable, accrued expenses, accrued and unpaid professional fees, claims arising under section 503(b)(9) of the Bankruptcy Code, and certain unsecured claims entitled to priority under section 507 of the Bankruptcy Code;

•                  Unsecured Claims: includes non-secured, non-priority debt, including trade payables, and various other unsecured liabilities; and

•                  Equity: to the extent any available net proceeds remain available for distribution after satisfaction in full of the foregoing classes of Claims, any equity security in a Debtor as defined in section 101(16) of the Bankruptcy Code, including all common stock or units, preferred stock or units or other instruments evidencing an ownership interest in any of the Debtors.

5)             Conclusion

•                  The Debtors have determined, as summarized in the following analysis, upon the Effective Date, the Plan will provide all holders of Claims and Interests with a recovery (if any) that is not less than what they would otherwise receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code, and as such believe that the Plan satisfies the requirement of 1129(a)(7) of the Bankruptcy Code.

2   The liquidation process includes a reconciliation of claims asserted against the Estates to determine the allowed claim amount per class.

3

Summary of Net Proceeds Available for Distribution

	Total Halcon Debtors(1)
$ in Millions	Low	Midpoint	High

Gross Liquidation Proceeds	$1,138	$1,317	$1,465
Less: Liquidation Costs	(90)	(99)	(107)

Net Liquidation Proceeds	$1,049	$1,218	$1,358

Summary of Recovery (%)

	Claim
Administrative Claims	$86.1	29.5%	34.7%	39.0%
Priority Tax Claims	15.5	1.3%	1.8%	2.3%
Class 1 - Other Priority Claims	—	0.0%	0.0%	0.0%
Class 2 - Other Secured Claims	—	0.0%	0.0%	0.0%
Class 3 - Revolving Credit Agreement Claims	253.0	100.0%	100.0%	100.0%
Class 4 - Second Lien Note Claims(2)	824.4	90.4%	100.0%	100.0%
Class 5 - Third Lien Note Claims(2)	1,045.9	1.5%	9.4%	22.0%
Class 6 - Unsecured Note Claims	662.7	1.5%	1.9%	2.5%
Class 7 - Convertible Note Claims	297.6	0.0%	0.0%	0.0%
Class 8 - General Unsecured Claims	96.0	0.0%	0.0%	0.0%
Class 9 - Intercompany Claims	14,684.2	0.0%	0.0%	0.0%
Class 10 - Intercompany Interests	—	0.0%	0.0%	0.0%
Class 11 - Preferred Stock Interests	—	0.0%	0.0%	0.0%
Class 12 - Existing Equity Interests	—	0.0%	0.0%	0.0%
Class 13 - Section 510(b) Claims	—	0.0%	0.0%	0.0%

1 Rollup of deconsolidated liquidation analysis for Halcon Resources Corporation

2 Includes recovery on account of deficiency claim

4

The following Liquidation Analysis should be reviewed with the accompanying notes.  The following tables reflect the rollup of the deconsolidated liquidation analysis for the Debtors.

Rollup of Deconsolidated Liquidation Analysis for Halcon Resources Corporation

					Potential Recovery
($ in millions)		3/31/2016		Pro Forma	Recovery Estimate %
Assets	Notes	Net Book Value	Adjustments	Value at 9/30/16	Low	Midpoint	High	Midpoint

Gross Liquidation Proceeds:
Cash	[A]	0.2	125.0	125.2	100%	100%	100%	125.2
Accounts Receivable	[B]	133.2	(32.3)	100.8	75%	88%	100%	88.2
Inventory	[C]	4.7	—	4.7	20%	25%	30%	1.2
Property, Plant & Equipment
Oil & natural gas properties	[D]	2,292.9	(51.3)	2,241.5	42%	49%	55%	1,094.9
Midstream	[E]	60.3	0.0	60.3	3%	4%	6%	2.6
Building	[F]	9.9	—	9.9	19%	37%	56%	3.7
Other property & equipment	[G]	8.1	0.0	8.1	10%	20%	30%	1.6
Commodity and Derivative Assets	[H]	276.3	(276.3)	—	0%	0%	0%	—
Prepaid / Other	[I]	15.5	—	15.5	0%	0%	0%	—
Intercompany Receivables	[J]	402.3	15,962.9	16,365.2	0%	0%	0%	—
Investments in Affiliates	[K]	0.1	—	0.1	0%	0%	0%	—
Total Assets		3,203.4	15,727.9	18,931.3	6%	7%	8%	1,317.4

		Rates
		Low	Midpoint	High
Less: Liquidation Costs
Post-Conversion Cash Flow	[L]				(35.6)
Retention Costs	[L]				(4.8)
Estate Wind-Down Costs	[L]				(5.9)
Professional Fees	[L]	1%	1%	1%	(13.2)
Ch. 7 Trustee Fees	[L]	3%	3%	3%	(39.5)
Total Liquidation Adjustments					(99.0)

Net Liquidation Proceeds Available for Distribution to Creditors					1,218.5

5

Rollup of Deconsolidated Liquidation Analysis for Halcon Resources Corporation

					Potential Recovery
($ in millions)		3/31/2016		Pro Forma	Recovery Estimate %
Net Liquidation Proceeds Available for Distribution to Creditors								1,218.5

		Claims			% Recovery			$ Recovery
		Low	Midpoint	High	Low	Midpoint	High	Midpoint
Proceeds Encumbered by 1st Lien / 2nd Lien / 3rd Lien								1,156.9
Proceeds Unencumbered by 1st Lien / 2nd Lien / 3rd Lien								61.6

Less: Class 2 - Other Secured Claims	[M]	—	—	—	0%	0%	0%	—
Proceeds Available for Revolving Credit Agreement Claims								1,156.9

Less: Class 3 - Revolving Credit Agreement Claims	[M]	253.0	253.0	253.0	100%	100%	100%	253.0
Proceeds Available for Second Lien Claims								903.9

Less: Class 4 - Second Lien Claims	[M]	824.4	824.4	824.4	90%	100%	100%	824.4
Proceeds Available for Third Lien Claims								79.5

Less: Class 5 - Third Lien Claims	[M]	1,045.9	1,045.9	1,045.9	0%	8%	20%	79.5
Proceeds Available for Admin / Priority								61.6

Less: Admin / Priority Claims
Administrative Claims	[M]	86.1	86.1	86.1	30%	35%	39%	29.8
Priority Tax Claims	[M]	15.5	15.5	15.5	1%	2%	2%	0.3
Class 1 - Other Priority Claims	[M]	—	—	—	0%	0%	0%	—
Total Admin / Priority Claims		101.5	101.5	101.5	25%	30%	33%	30.1
Proceeds Available for Unsecured Claims								31.5

Less: Unsecured Claims
Class 4 - Second Lien (Deficiency Claim)	[M]	80.7	—	—	1%	0%	0%	—
Class 5 - Third Lien (Deficiency Claim)	[M]	1,045.9	966.4	836.4	1%	2%	2%	18.6
Class 6 - Unsecured Note Claims	[M]	662.7	662.7	662.7	1%	2%	2%	12.8
Class 7 - Convertible Note Claims	[M]	297.6	297.6	297.6	0%	0%	0%	—
Class 8 - General Unsecured Claims	[M]	96.0	96.0	96.0	0%	0%	0%	0.0
Total Unsecured Claims		2,182.9	2,022.8	1,892.7	1%	2%	2%	31.5
Remaining Amount Available for Distribution								—

Less: Class 9 - Intercompany Claims	[M]	14,684.2	14,684.2	14,684.2	0%	0%	0%	—
Remaining Amount Available for Distribution								—

Less: Class 10 - Intercompany Interests	[M]	—	—	—	0%	0%	0%	—
Remaining Amount Available for Distribution								—

Less: Class 11 - Preferred Stock Interests	[M]	—	—	—	0%	0%	0%	—
Remaining Amount Available for Distribution								—

Less: Class 12 - Existing Equity Interests	[M]	—	—	—	0%	0%	0%	—
Remaining Amount Available for Distribution								—

Less: Class 13 - Section 510(b) Claims	[M]	—	—	—	0%	0%	0%	—
Remaining Amount Available for Distribution								—

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Specific Notes to the Liquidation Analysis

Gross Liquidation Proceeds

A.                                    Cash

•                  Cash consists of cash in banks.

•                  The Liquidation Analysis assumes that the Debtors’ operations during the Liquidation Period would not generate additional cash available for distribution.

•                  The pro forma balance as of September 30, 2016 is based on the latest business plan projections prepared by the Company and its advisors.  The September 30, 2016 projected ending cash is reduced by the projected minority interest royalties which are assumed to be cash held in trust.

•                  The liquidation proceeds of cash for all entities holding cash is estimated to be 100% of the pro forma balance.

B.                                    Accounts Receivable

•                  The analysis of accounts receivable assumes that the Trustee would retain certain existing staff to handle a collection effort for outstanding trade accounts receivable for the entities undergoing liquidation.

•                  Collectible accounts receivable includes all third-party trade accounts receivable due under normal trade terms.

•                  For purposes of the Liquidation Analysis, the liquidation proceeds of accounts receivable were estimated to range from 75% to 100% in the low to high case, respectively, of the pro forma balance.

C.                                    Inventory

•                  Inventory consists of new pipe held in storage.

•                  For purposes of the Liquidation Analysis, the liquidation proceeds for inventory was estimated to range from 20% to 30% in the low to high case, respectively, of the pro forma balance.

D.                                    Property, Plant & Equipment (Oil and Natural Gas Properties)

•                  The net book value of oil and natural gas properties consists of the capitalized costs to acquire mineral interests in oil and gas properties and to drill and equip new development wells and related asset retirement costs, net of accumulated depreciation, depletion and amortization.

•                  The pro forma value of oil & natural gas properties includes the estimated PV-10 value of reserves taken from Halcon’s preliminary 2Q16 internally estimated reserve report and the estimated value of unproved undrilled acreage.

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•                  The liquidation value of reserves is stratified based on probability of recovery and consists of (in descending order), proved developed producing, proved not producing and proved undeveloped reserves.  This Liquidation Analysis assumes that the discount factors to classes of reserves would be greater in a chapter 7 liquidation, auction process versus an out of court, non-auction sale process, therefore, lowering the value of reserves.  For example, proved developed producing reserves are valued between PV-15 and PV-25, proved not producing between PV-20 and PV-25, proved undeveloped reserves between PV-25 and PV-30, and undeveloped acreage value has been estimated based on Management’s estimates and trends in the industry for comparable acreage.

•                  Due to the methodology explained above, the accelerated time frame of a chapter 7 auction process and current market conditions, the Liquidation Analysis results in a blended recovery range from 42% to 55% in the low to high case, respectively, of the pro forma balance.

E.                                     Property, Plant & Equipment (Midstream)

•                  Midstream Property, Plant & Equipment consists of gas gathering systems and equipment, field operating equipment and uninstalled pipe.

•                  Due to the accelerated time frame of a proposed asset sale, the Liquidation Analysis assumes a recovery range from 3% to 6% in the low to high case, respectively, of the pro forma balance.

F.                                      Property, Plant & Equipment (Building)

•                  Property, Plant & Equipment in this group consists of office buildings and leasehold improvements for locations in Colorado, North Dakota, Pennsylvania and Texas.

•                  Due to the accelerated time frame of a proposed asset sale and the asset locations, the Liquidation Analysis assumes a recovery range from 19% to 56% in the low to high case, respectively, of the pro forma balance.

G.                                    Property, Plant & Equipment (Other)

•                  Other Property, Plant & Equipment consists of vehicles and office furniture, fixtures and software.

•                  Due to the accelerated time frame of a proposed asset sale, the Liquidation Analysis assumes a recovery range from 10% to 30% in the low to high case, respectively, of the pro forma balance.

H.                                   Commodity and Derivative Assets

•                  Current and non-current commodity and derivative assets include derivative contracts related to oil, gas, and natural gas liquids production.

•                  The contracts are assumed to be canceled upon the Liquidation Date resulting in a reduction of the pro-forma commodity and derivative asset value to $0.  The proceeds from the contact cancellation are reflected in the pro-forma cash balance.

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I.                                        Prepaid and Other

•                  Prepaid and Other Assets include prepaid insurance and taxes, deferred financing costs, deposits, escrow funds and other prepaid expenses.

•                  Due to the nature of these assets, the Liquidation Analysis assumes no recovery of the pro forma value.

J.                                        Intercompany Receivables

•                  The pro forma intercompany receivables include amounts payable to one Debtor by another Debtor affiliate.

•                  For purposes of the Liquidation Analysis, the intercompany receivables between debtors are assumed to eliminate and generate no proceeds.

K.                                    Investments in Affiliates

•                  Investments in Affiliates include the Debtors’ interest in HK TMS, LLC (Non-Debtor) whose proceeds would become available for distribution in the event of a liquidation.

•                  The Liquidation Analysis assumes HK TMS, LLC is liquidated and that the proceeds first go to satisfy the preferred equity held by a third party.

•                  For purposes of the Liquidation Analysis, the recovery to the Debtors is assumed to be $0.

Liquidation Adjustments

L.                                     Post-Conversion Cash Flow

•                  Post-Conversion Cash Flow represents the Debtors’ anticipated cash flow in a chapter 7 environment for a 6-month asset monetization period post-Liquidation Date, and assumes minimal capital expenditures for the completion or drilling of new wells.

L.1.   Retention Costs

•                  To maximize recoveries on remaining assets, minimize the amount of Claims, and generally ensure an orderly liquidation, the Trustee will need to continue to employ a substantial number of the Debtors’ employees for a limited amount of time during the chapter 7 liquidation process.

•                  These individuals will primarily be responsible for overseeing and maintaining the Debtors’ operations, providing historical knowledge and insight to the Trustee regarding the Debtors’ businesses, and concluding the administrative liquidation of the businesses after the sale of all of the Debtors’ assets.

•                  The Liquidation Analyses assume that the Trustee would reduce employee headcount to a minimal staff from the current levels over an estimated 12-month period, although the

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majority of any such employee-related reductions are assumed to be incurred following the initial 120-day period while the Trustee continues to operate the Debtors’ businesses.

•                  Retention costs are estimated as 10-25% of projected 2016 base labor expenses and payroll taxes, excluding overtime, benefits, and bonuses.

L.2.   Estate Wind-Down Costs

•                  Estate wind-down costs consist primarily of the regularly occurring general and administrative costs which will be required to operate the Debtors’ businesses for a 12-month period following the 6-month asset monetization period.

•                  All functions are assumed to continue at heavily reduced proportions to normal operating environments.  These functions are assumed to continue to be scaled back over the 12-month wind-down period.  Certain key employees may be required to be retained by the Estates, or via a transition services agreement with the buyer(s) of the assets.

L.3.                           Professional Fees

•                  Professional fees include estimates for certain professionals required during the wind-down period.

•                  Fees are estimated at a rate of 1% of gross liquidation proceeds

L.4.                           Chapter 7 Trustee Fees

•                  Section 326 of the Bankruptcy Code provides for Trustee fees of 3% for liquidation proceeds in excess of $1 million. The Liquidation Analysis, therefore, assumes Trustee fees are 3% of Liquidation Proceeds.

Claims

M.1.                       Other Secured Claims

•                  Class 2 claims consists of any Other Secured Claims against any Debtor.  The Debtors estimate that there will no Class 2 Claims on the Liquidation Date.  If there were Class 2 Claims on the Liquidation Date, they would likely receive 100% recovery.

M.2.                       Revolving Credit Facility Claims

•                  Class 3 consists of the Revolving Credit Agreement Claims.  The Debtors estimate that there will be approximately $253.0 million in Class 3 Claims on the Liquidation Date. The Liquidation Analysis projects that the Liquidation Proceeds shall cause the Class 3 Claims to be paid in full.

M.3.                       Second Lien Note Claims

•                  The Debtors estimate that there will be approximately $824.4 million in Class 4 Second Lien Note Claims on the Liquidation Date. The Liquidation Analysis projects that the Liquidation

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Proceeds shall cause the Class 4 Claims to be paid, on a pro rata basis, between 90.4% and 100% of Class 4 Claims.

•                  Solely for purposes of this liquidation analysis, the Debtors have assumed (the “Second Lien Note Liquidation Assumption”) $824.4 million in Second Lien Note Claim and have assumed that the liens purportedly securing the Second Lien Notes are valid, perfected, and Allowed in the full amount of such Claims.  For the avoidance of doubt, however, this Second Lien Note Liquidation Assumption is not a concession in any respect to the validity, perfection, priority, amount or otherwise of the Second Lien Note Claims, and may not be used for any purpose whatsoever other than as an assumption upon which this Liquidation Analysis is based.  Nothing in this Liquidation Analysis is intended to, shall be construed as, or shall have the effect of, modifying, changing, or otherwise affecting the Plan or the Restructuring Support Agreement, or the settlements contained therein or contemplated thereby.

M.4.                       Third Lien Note Claims

•                  The Debtors estimate that there will be approximately $1,045.9 million in Class 5 Third Lien Note Claims on the Liquidation Date. The Liquidation Analysis projects that the Liquidation Proceeds shall cause the Class 5 Claims to be paid, on a pro rata basis, between 1.5% and 22.0% of Class 5 Claims.

Solely for purposes of this liquidation analysis, the Debtors have assumed (the “Third Lien Note Liquidation Assumption”) $1,045.9 million in Third Lien Note Claims and have assumed that the liens purportedly securing the Third Lien Notes are valid, perfected, and Allowed in the full amount of such claim.  For the avoidance of doubt, however, this Third Lien Note Liquidation Assumption is not a concession in any respect to the validity, perfection, priority, amount or otherwise of the Third Lien Note Claims, and may not be used for any purpose whatsoever other than as an assumption upon which this Liquidation Analysis is based.  Nothing in this Liquidation Analysis is intended to, shall be construed as, or shall have the effect of, modifying, changing, or otherwise affecting the Plan or the Restructuring Support Agreement, or the settlements contained therein or contemplated thereby.

M.5.                       Administrative Claims, Priority Tax Claims, Other Priority Claims

•                  Class 1 consists of any Other Priority Claims against any Debtor. The Debtors estimate that there will be no Class 1 Claims on the Liquidation Date.

•                  With respect to certain unclassified claims, the Debtors estimate that there will be approximately $86.1 in Administrative Claims and $15.5 million in Priority Tax Claims on the Liquidation Date. The Liquidation Analysis projects that the Administrative and Priority Tax Claims were estimated to be recoverable at 29.5% to 39.0% and 1.3% to 2.3%, respectively, of the pro forma value.

M.6.                       General Unsecured Claims

•                  General Unsecured Claims consists of Class 4 and 5 (deficiency), 6, 7 and 8 Claims:

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•                  Class 4 consists of the Second Lien Notes deficiency claim.  The Debtors estimate that there will be approximately $0 to $80.7 million in Class 4 deficiency claims on the Liquidation Date.

•                  Class 5 consists of the Third Lien Notes deficiency claims.  The Debtors estimate that there will be approximately $836.4 to $1,045.9 million in Class 5 deficiency claims on the Liquidation Date.

•                  Class 6 consists of the Unsecured Note Claims.  The Debtors estimate that there will be approximately $662.7 million Class 6 Claims on the Liquidation Date.

•                  Class 7 consists of the Convertible Note Claims.  The Debtors estimate that there will be approximately $297.6 million Class 7 Claims on the Liquidation Date.

•                  Class 8 consists of any General Unsecured Claims against any Debtor.  The Debtors estimate that there will be approximately $96.0 million in Class 8 Claims on the Liquidation Date. The Class 8 Claims estimate does not include any estimates for the settlement of litigation or contract rejection Claims.  If Claims arose from these types of actions, the recovery of Class 8 Claims would be further diluted.

•                  The Debtors estimate that there will be approximately $1,892.7 to $2,182.9 million in Class 4 and 5 (deficiency), 6, 7 and 8 Claims on the Liquidation Date. The Liquidation Analysis projects that Class 4 and 5 (deficiency), 6, 7 and 8 Claims were estimated to be recoverable at 1.2% to 2.0% in the low to high case, respectively, of the pro forma value.

M.7.                       Intercompany Claims

•                  Class 9 consists of Intercompany Claims. The Debtors have historically treated Intercompany Claims as debt for tax purposes, however for purposes of the Liquidation Analysis, Intercompany Claims are treated as equity.  The Debtors estimate that there will be approximately $14,684.2 million Class 9 Claims on the Liquidation Date. The Liquidation Analysis assumes there will be no recovery for potential Class 9 Claims on the Liquidation Date.

M.8.                       Intercompany Interests

•                  Class 10 consists of Intercompany Interests. The Debtors have historically treated Intercompany Interests as debt for tax purposes, however for purposes of the Liquidation Analysis, Intercompany Interests are treated as equity.  The Liquidation Analysis assumes there will be no recovery for potential Class 10 Interests on the Liquidation Date.

M.9.                       Preferred Stock Interests

•                  Class 11 consists of Preferred Stock Interests. The Liquidation Analysis assumes there will be no recovery for potential Class 11 Interests on the Liquidation Date.

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M.10.                Other Interests

•                  Class 12 consists of Existing Equity Interests and Class 13 consists of any Section 510(b) Claims against any Debtor.  The Liquidation Analysis assumes there will be no recovery for potential Class 12 and 13 Interests on the Liquidation Date.

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